Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of November 6, 2014

among

DSS Group, Inc.,

Cott Corporation,

and

Delivery Acquisition, Inc.,

and

Crestview DSW Investors, L.P.,

as the Sellers’ Representative

TABLE OF CONTENTS

Article I	DEFINITIONS	1
1.1	Definitions	1
1.2	Additional Defined Terms	14
1.3	Interpretation	17
Article II	THE MERGER; CONVERSION OF SECURITIES	17
2.1	Merger Consideration	17
2.2	Closing	19
2.3	Escrow	21
2.4	Effective Time of the Merger	21
2.5	Effect of the Merger	21
2.6	Conversion of Capital Stock	22
2.7	Payment of Merger Consideration; Exchange of Certificates	24
Article III	CLOSING AND POST-CLOSING ADJUSTMENTS	25
3.1	Closing and Post-Closing Adjustments	25
Article IV	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	29
4.1	Organization of Company	29
4.2	Capitalization; Subsidiaries	30
4.3	Authority; No Conflict; Required Filings and Consents	32
4.4	Company Financial Statements	33
4.5	SEC Documents	34
4.6	Tax Matters	35
4.7	Absence of Certain Changes or Events	37
4.8	Property	38
4.9	Intellectual Property	40
4.10	Employee Benefit Plans	42
4.11	Significant Contracts	45
4.12	Compliance with Law; Necessary Authorizations	47
4.13	Labor Matters	48
4.14	Insurance	49
4.15	Litigation	49
4.16	Compliance with Environmental Requirements	49
4.17	Customers and Suppliers	50
4.18	Products Liability and Warranties	50
4.19	Related Party Transactions	50
4.20	Unlawful Practices	51
4.21	Prior Acquisition Agreement	51
4.22	No Brokers	51
4.23	Books and Records	52
4.24	No Other Representations or Warranties	52
Article V	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	53
5.1	Organization of Parent and Merger Sub	53
5.2	Authority; No Conflict; Required Filings and Consents	53
5.3	Capital Structure	54
5.4	Litigation	55

ii

5.5	Parent SEC Documents; Financial Statements	56
5.6	Financing	57
5.7	Solvency	58
5.8	Merger Sub	58
5.9	Ownership of Company Common Stock	58
5.10	No Vote of Parent Shareholders	59
5.11	No Brokers	59
5.12	Investigation	59
5.13	Absence of Certain Changes or Events	59
5.14	Compliance with Law	60
5.15	Tax Matters	60
5.16	Benefits	61
5.17	Compliance with Environmental Requirements	61
5.18	Products Liability and Warranties	62
5.19	Unlawful Practices	62
5.20	Compliance with NYSE and TSX Continued Listing Requirements	62
5.21	Contracts	62
5.22	Property	63
5.23	Customers and Suppliers	63
5.24	No Other Representations or Warranties	63
Article VI	PRE-CLOSING COVENANTS OF THE COMPANY	64
6.1	Satisfaction of Conditions Precedent	64
6.2	Conduct of Business Prior to the Closing	64
6.3	Access to Information	67
6.4	Funded Indebtedness	67
6.5	FIRPTA Certificate	67
6.6	Assistance with Financing	68
6.7	Company Stockholder Approval	70
6.8	Exclusivity	70
6.9	Termination of Affiliate Transactions	71
6.10	Tax Matters	71
6.11	Sale-Leaseback	71
Article VII	PRE-CLOSING AND OTHER COVENANTS OF PARENT	72
7.1	Satisfaction of Conditions Precedent	72
7.2	Employees; Employee Benefit Plans	72
7.3	Operating Covenants	74
7.4	Books and Records	74
7.5	Contact with Customers, Distributors and Suppliers, Etc	75
7.6	Consent Solicitation	75
7.7	Financing	77
Article VIII	OTHER AGREEMENTS	79
8.1	Confidentiality	79
8.2	Press Releases; No Public Announcement	79
8.3	Regulatory Filings	80
8.4	Further Assurances	81
8.5	Director and Officer Liability	81

Article IX	CONDITIONS TO THE CLOSING	82
9.1	Conditions of Each Party	82
9.2	Additional Conditions of Parent	82
9.3	Additional Conditions of the Company	84
Article X	TERMINATION	85
10.1	Termination	85
10.2	Effect of Termination	86
10.3	Fees and Expenses	87
Article XI	INDEMNIFICATION	87
11.1	Indemnification	87
11.2	Limitations on Indemnification	89
11.3	Exclusive Remedies	91
11.4	Terms and Conditions of Indemnification; Resolution of Conflicts	91
11.5	Treatment of Indemnity Payments	93
Article XII	TAX MATTERS	93
12.1	Tax Indemnification	93
12.2	Tax Indemnification Procedures	94
12.3	Tax Audits and Contests; Cooperation	95
12.4	Preparation of Tax Returns and Payment of Taxes	96
12.5	Straddle Periods	97
12.6	Refunds	97
12.7	Amended Tax Returns	98
12.8	Transfer Taxes	98
Article XIII	MISCELLANEOUS	98
13.1	Notices	98
13.2	Specific Performance	100
13.3	Release	101
13.4	Acknowledgement	101
13.5	Disclosure Letter	101
13.6	Dollar and Other Thresholds	102
13.7	Neutral Construction	102
13.8	Counterparts	102
13.9	Entire Agreement; Third-Party Beneficiaries	102
13.10	Assignment	103
13.11	Amendment	103
13.12	Extension; Waiver	103
13.13	Severability	103
13.14	Time is of the Essence	103
13.15	Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial; Legal Fees	103
13.16	Non-Recourse	104
13.17	Sellers’ Representative	105

EXHIBITS
Exhibit A	-	R&W Policy
Exhibit B	-	Written Consent
Exhibit C	-	Escrow Agreement
Exhibit D	-	Certificate of Merger
Exhibit E	-	Letter of Transmittal
Exhibit F-1	-	Terms of Series A Convertible First Preferred Shares
Exhibit F-2	-	Terms of Series B Non-Convertible First Preferred Shares
Exhibit G	-	Parent Press Release
Exhibit H	-	Forms of Registration Rights Agreements
Exhibit I	-	Form of Director Designation Agreement

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 6, 2014 (this “Agreement”), is entered into by and among DSS Group, Inc., a Delaware corporation (“Company”), Cott Corporation, a corporation organized under the laws of Canada (“Parent”) and Delivery Acquisition, Inc., a Delaware corporation (“Merger Sub”), and Crestview DSW Investors, L.P., a Delaware limited partnership, as the Sellers’ representative (“Sellers’ Representative”). Parent, Merger Sub and the Company are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms which are used but not otherwise defined herein are defined in Sections 1.1 and 1.2.

RECITALS

WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have unanimously approved and declared advisable this Agreement and the transactions contemplated hereby, including the merger of Merger Sub with and into the Company (the “Merger”), with the Company being the surviving corporation of the Merger, on the terms and conditions set forth in this Agreement;

WHEREAS, as a result of the Merger, (a) the Company will become a wholly-owned indirect subsidiary of Parent, and (b) each issued and outstanding share of capital stock of the Company not owned by Parent, Merger Sub, the Company or any of their respective Subsidiaries, shall be converted into the right to receive a portion of the Merger Consideration on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, immediately prior to the execution of this Agreement, Parent has obtained a representation and warranty insurance policy in the form attached as Exhibit A hereto (the “R&W Policy”); and

WHEREAS, immediately following the execution and delivery of this Agreement, the written consent in the form attached hereto as Exhibit B, approving and adopting this Agreement (the “Written Consent”), will be executed and delivered, which Written Consent, when executed and delivered, will be sufficient to obtain the Company Stockholder Approval.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I, whenever used herein (including the Exhibits hereto), shall have the following meanings:

“Accounting Methodology” means GAAP applied in accordance with the accounting policies, principles, methods and practices utilized in preparing the Company’s Audited Financial Statements and the financial statements included in the Registration Statement, applied on a consistent basis using consistent estimation methodologies and judgments and with consistent classifications throughout all periods referred to herein.

“Action” means any claim, action, cause of action, demand, suit, audit, assessment, examination, hearing, arbitration, inquiry or investigation (formal or informal), or any proceeding, by or before any Governmental Entity.

“Additional Consideration Side Letter” means that certain letter agreement to be entered into at Closing by and between the Sellers’ Representative and Parent substantially in the form agreed by the parties as of the date hereof.

“Affiliate” of a Person means any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such first Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding the foregoing, when used in relation to the Company prior to the Closing, the term “Affiliate” shall not include any portfolio company of any stockholder of the Company or any of such stockholder’s Affiliates other than for purposes of Section 4.19.

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act, as amended, the Clayton Antitrust Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Balance Sheet Rules” means, collectively, the Accounting Methodology as supplemented by the rules included in Section 1.1(a) of the Company Disclosure Letter (which also sets forth, for illustration purposes only, a computation of Net Working Capital and of Net Indebtedness as of the close of business on September 26, 2014); provided, that in the event of any conflict between the Accounting Methodology and such rules, the rules set forth on Section 1.1(a) of the Company Disclosure Letter shall apply.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized by Law to be closed.

“Cash Exercise Price Amount” means an amount equal to the product of (a) the aggregate exercise price of all Stock Options outstanding immediately prior to the Effective Time and (b) the Closing Cash Percentage.

“Cash and Equivalents” means, as of any date, the aggregate amount of unrestricted cash and cash equivalents and marketable securities of the Company and its Subsidiaries as of such date determined in accordance with the Accounting Methodology. For the avoidance of doubt, Cash and Equivalents will be calculated (i) net of issued but uncleared checks and drafts and (ii) including checks, other wire transfers and drafts deposited or available for deposit for the account of the Company or any of its Subsidiaries. Cash and Equivalents as of 11:59 p.m. (New York time) on the Closing Date (without giving effect to the Merger or the other transactions contemplated hereby) shall be deemed to be increased by the amount of any reasonable and documented out-of-pocket expenses paid by the Company or any of its Subsidiaries in connection with the performance of its obligations under Section 6.6(a) to the extent such amounts have not been reimbursed by or on behalf of Parent to the Company prior to the Closing.

“Closing Cash Percentage” means the quotient (expressed as a percentage) obtained by dividing (a) the Aggregate Closing Cash Consideration by (b) (i) the Estimated Merger Consideration minus (ii) the Sellers’ Representative Reserve Amount minus (iii) the product of (A) the Escrow Shares, if any, multiplied by (B) the Face Value minus (iv) the Escrow Cash, if any, subject to adjustment in accordance with Section 2.6(f).

“Closing Stock Percentage” means one hundred percent (100%) minus the Closing Cash Percentage.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Common Stockholders” means the holders of Company Common Stock.

“Company Disclosure Letter” means the disclosure letter delivered by the Company to Parent on the date hereof. Unless otherwise specified, schedule references herein shall refer to the Company Disclosure Letter.

“Company Notes” means the 10.000% Second-Priority Senior Secured Notes due 2021 issued by the DS Services of America, Inc.

“Company Notes Indenture” means the Indenture governing the Company Notes, dated as of August 30, 2013, among the predecessor in interest to the DS Services of America, Inc., the guarantors party thereto, and Wilmington Trust, National Association, as trustee and collateral agent.

“Compliant” means, with respect to the Required Information, that (a) such Required Information (other than projections and other forward-looking information, and information of a general economic or industry-specific nature) does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not materially misleading under the circumstances, (b) such Required Information complies with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering on Form S-3 and (c) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of debt securities under Rule 144A of the Securities Act. Notwithstanding anything to the contrary set forth herein, the definition of “Compliant” shall only be relevant as it relates to the Required Information and only for purposes of determining the commencement and completion of the Marketing Period and no liability or indemnification obligations by any Person shall arise in any respect as a result of the Required Information not being Compliant.

“Contract” means any contract, agreement, indenture, note, bond, loan, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, obligation, promise, undertaking, commitment or other arrangement of any kind (in each case, whether written or oral).

“Convertible Preferred Shares” means the Series A Convertible First Preferred Shares of Parent having the terms set forth on Exhibit F-1 to be issued pursuant to the Preferred Share Issuance.

“Director Designation Agreement” means that certain Director Designation Agreement to be entered into at Closing by and between the Sellers’ Representative and Parent substantially in the form agreed by the parties as of the date hereof.

“Environmental Law” means any Law applicable to the Company or any of its Subsidiaries and relating to pollution or protection of the environment, including Laws relating to emissions, discharges or releases of pollutants, contaminants, or hazardous or toxic materials, substances, or wastes into air, surface water, groundwater, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of or exposure to pollutants, contaminants or hazardous or toxic materials, substances, or wastes.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Face Value” means, with respect to Convertible Preferred Shares or Non-Convertible Preferred Shares, as applicable, the stated or face value per share.

“Former Company Optionholders” means the holders of Stock Options as of immediately prior to the Effective Time.

“Former Company Securityholders” means the Former Company Stockholders and the Former Company Optionholders.

“Former Company Stockholders” means the Company Common Stockholders as of immediately prior to the Effective Time.

“Fully-Diluted Shares” means the sum, without duplication, of (a) the aggregate number of shares of Company Common Stock plus (b) the aggregate number of shares of Company Common Stock issuable upon the exercise of all Stock Options, in each case of clauses (a) and (b), issued and outstanding immediately prior to the Effective Time.

“GAAP” means generally accepted accounting principles in effect in the United States.

“Governmental Entity” means federal, state, provincial, local or foreign government or any court, administrative regulatory, self-regulatory or other governmental agency, tribunal, arbitrator, commission, authority, department or instrumentality, and the local, county, city, state and foreign equivalents thereof.

“Hazardous Materials” means pollutants, contaminants and hazardous or toxic materials, substances or wastes, in each case that are regulated under Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Acts of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Indebtedness” means, with respect to the Company and its Subsidiaries and without duplication: (a) indebtedness for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (b) indebtedness evidenced by any note, bond, debenture or other security or similar instrument; (c) the net liability in respect of any interest rate, currency or commodity swaps, collars, caps and other hedging obligations; (d) all obligations under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for under GAAP as capital leases; (e) all obligations under any performance bond or letter of credit (other than any undrawn amount in respect of such letters of credit or similar credit transactions) or any bank overdrafts and similar charges; (f) all accrued obligations for “earn-out” and similar contingent purchase price obligations for previous acquisitions by the Company and its Subsidiaries in the amount set forth on Section 1.1(f) of the Company Disclosure Letter; (g) all obligations in respect of any accrued interest, premiums, penalties and other obligations relating to any of the foregoing; (h) all obligations that are classified and accounted for by the Company as deferred compensation in accordance with the Accounting Methodology; (i) all obligations that are classified and accounted for the Company as accrued severance costs in accordance with the Accounting Methodology; (j) all obligations that are classified and accounted for by Company as unclaimed property in accordance with the Accounting Methodology; (k) all accrued liabilities under any of the Company’s and any of its Subsidiaries’ post-retirement medical plans; (l) amounts payable in respect of the judgments and settlements specified on Section 1.1(l) of the Company Disclosure Letter; (m) any underfunding liabilities under any of the Company’s or any of its Subsidiaries’ pension plans as determined by an actuarial valuation to be performed on behalf of the Company by Principal Financial Group prior to the Closing consistent with past practice; and (n) all obligations referred to in clauses (a) through (m) above that are either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Lien upon any property or asset owned by, the Company or any of its Subsidiaries. Indebtedness shall include accrued interest and any pre-payment penalties, “breakage costs,” redemption fees, costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing Indebtedness, but only to the extent that such Indebtedness is actually repaid on the Closing Date. For the avoidance of doubt, Indebtedness shall not include: (i) any amounts available under any credit facility (including any letters of credit or surety bonds) to the extent undrawn or uncalled; (ii) any obligations in respect of customer deposits; (iii) any obligations in respect of the Industrial Bonds; (iv) any obligations in respect of Taxes; (v) other than underfunding liabilities specified under clause (m) above, any accrued liabilities under any of the Company’s or any of its Subsidiaries’ pension plans; (vi) other than the “earn-out” accrual listed in clause (f) above, any obligations for the deferred purchase price of property or other assets (including other “earn-out” or similar payments); (vii) any intercompany accounts payable or intercompany loans solely between the Company and any of its wholly owned Subsidiaries of any kind or nature to the extent such amounts eliminate fully in consolidation; (viii) any component of Net Working Capital, including trade liabilities and accrued expenses incurred and payable in the ordinary course of business; (ix) any obligations that are classified and accounted for by the Company as insurance reserves; (x) any component of Transaction Expenses; and (xi) any pre-payment penalties, “breakage costs,” redemption fees, costs and expenses or premiums owing pursuant to the Company Notes or any consent fee or other amounts payable in connection with the Consent Solicitation.

“Industrial Bonds” means The Variable Rate Demand Industrial Development Revenue Bonds (McKesson Water Products Project) Series 1996 issued November 1, 1996 by the Waller County Industrial Corporation, which are held by and owed to the Company and/or its wholly owned Subsidiaries.

“Intellectual Property” means, as they exist anywhere in the world, all (a) patents and patent applications, including all reissues, divisions, continuations, continuations-in-part, reexaminations, interferences and extensions thereof, (b) trademarks, service marks, trade dress, trade names, taglines, brand names, logos and corporate names, together with any registrations and applications in connection therewith and all goodwill associated therewith, (c) copyrights and any registrations and applications in connection therewith, (d) trade secrets, know-how, inventions, processes, procedures, designs, databases, confidential business information and other proprietary information and rights, (e) domain names, Internet addresses and other computer identifiers and (f) computer software, and all source code, object code, specifications, documentation and program architecture associated therewith.

“IPO” means an initial public offering of equity securities of the Company or any of its Subsidiaries.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means (a) with respect to the Company, the actual (but not constructive) knowledge, after reasonable inquiry, of Thomas J. Harrington, Ron Z. Frieman, Robert C. Bramski, Steve Erdman, Ryan K. Owens, Randy Lindquist, Katherine Chung and Jeff Marcus; and (b) with respect to Parent and Merger Sub, the actual (but not constructive) knowledge, after reasonable inquiry, of Jerry Fowden, Jay Wells, Marni Poe and Steven Kitching.

“Labor Laws” means all Laws relating to employment and employment practices, including the Occupational Safety and Health Act, those Laws relating to wages, equal employment opportunity (including Laws prohibiting discrimination and/or harassment on the basis of race, national origin, religion, gender, disability, age, workers’ compensation, or any other protected classification), affirmative action and other hiring practices, immigration, workers’ compensation, unemployment, the payment of social security and other employment-related taxes, employment standards, employment of minors, health and safety, labor relations, plant or facility closings, layoffs, whistleblowing, unions, withholding, payment of wages and overtime of any kind, workplace safety, insurance, pay equity, employee classification, family and medical leave, the Immigration Reform and Control Act and any similar applicable Laws.

“Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Entity.

“Leased Property” means any Real Property that is subject to a Property Lease.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated,

accrued or not accrued, asserted or not asserted, determined, determinable or otherwise, whenever or however arising, whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Marketing Period” means either (a) a period of 15 consecutive Business Days beginning on a date specified in writing by Parent to the Company and ending prior to December 19, 2014 (which period shall not count November 28, 2014 as a Business Day) or (b) a period of 15 consecutive Business Days beginning on a date on or between January 5, 2015 and January 9, 2015 specified in writing by Parent to the Company and ending not later than January 30, 2015, throughout and at the end of which Parent shall have (and the Debt Providers shall have access to) the Required Information and such Required Information is Compliant and at the end of which the conditions set forth in Sections 9.1(a), 9.1(b), 9.1(c) and 9.1(d) and Sections 9.2(a), 9.2(b) and 9.2(c) shall be satisfied and nothing shall have occurred and no circumstance shall exist that would cause any of the conditions set forth in Sections 9.1(a), 9.1(b), 9.1(c) and 9.1(d) and Sections 9.2(a), 9.2(b) and 9.2(c) to fail to be satisfied at the end of such period or on the Closing Date, assuming the Closing were to be scheduled on the date of completion of the Marketing Period. The Marketing Period shall be used by Parent to market an aggregate $615 million of senior notes to fund part of the Merger Consideration (the “New Note Offering”), it being acknowledged and agreed that the successful marketing of such New Note Offering is preferred by Parent but is not the exclusive Financing alternative provided for under the Commitment Letter and shall not be a condition to Parent’s obligations hereunder. Notwithstanding anything in this definition to the contrary, (x) the Marketing Period shall end on any earlier date prior to the expiration of the applicable 15 consecutive Business Day period described above if the New Note Offering is consummated on such earlier date and (y) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such applicable 15 consecutive Business Day period: (A) the Company or any of its Subsidiaries has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in the Required Information or any such restatement is under consideration, in which case the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended and updated, (B) the applicable independent accountants of the Company and its Subsidiaries shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements of the Company and its Subsidiaries for the applicable periods by the applicable independent accountants or (C) any Required Information would not be Compliant at any time during such applicable 15 consecutive Business Day period (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such period, then the Marketing Period shall be deemed not to have occurred); provided, in the event that the Marketing Period shall terminate after its commencement due to (x) the Required Information not being Compliant, (y) any of the conditions set forth in Sections 9.1(a), 9.1(b), 9.1(c) and 9.1(d) and Sections 9.2(a), 9.2(b) and 9.2(c) not being satisfied or the occurrence or existence of any circumstance that would cause any of the conditions set forth in Sections 9.1(a), 9.1(b), 9.1(c) and 9.1(d) and Sections 9.2(a), 9.2(b) and 9.2(c) not to be satisfied or (z) for any other reason, Parent shall deliver prompt (and, in any event, within two days after becoming aware of such termination) written notice to the Company describing in reasonable detail the reasons for such termination.

“Material Adverse Effect” means any change, effect, event, occurrence, condition, state of facts or development that is or would reasonably be expected to be materially adverse to (a) the business, results of operation or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate timely the Merger and the other transactions contemplated by this Agreement; provided, however, that, for purposes of the foregoing clause (a) only, Material Adverse Effect shall not include, alone or in any combination, any adverse change, effect, event, occurrence, condition, state of facts or development relating to or resulting from (i) the economy in general, the industry in which the Company or any of its Subsidiaries operates, or any worldwide, national or local conditions or general circumstances (political, economic, financial, regulatory or otherwise), (ii) natural disasters, force majeure, an outbreak or escalation of hostilities or the declaration of a state of emergency or war, or the occurrence of any other similar calamity or crisis (including any act of terrorism), (iii) changes in Laws after the date hereof, (iv) changes in GAAP or its authoritative application after the date hereof, (v) the announcement or existence of this Agreement or the Merger or the other transactions contemplated hereby (provided, that the exception in this clause (v) shall not be deemed to apply to the representations and warranties set forth in Section 4.3(d), and, to the extent related thereto, the condition set forth in Section 9.2(b)), or (vi) actions or omissions of the Company or any of its Subsidiaries taken with the prior written consent of Parent or Merger Sub, except to the extent, with respect to clauses (i), (ii), (iii) and (iv) above, that any such change, effect, event, occurrence, condition, state of facts or development disproportionately affects the Company and/or its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries participate.

“Net Aggregate Closing Stock Consideration” means the Aggregate Closing Stock Consideration minus the Escrow Shares.

“Net Indebtedness” means the Indebtedness outstanding as of 11:59 p.m. (New York time) on the Closing Date (without giving effect to the Merger or the other transactions contemplated hereby) less the Cash and Equivalents as of 11:59 p.m. (New York time) on the Closing Date (without giving effect to the Merger or the other transactions contemplated hereby).

“Net Working Capital” means, as of 11:59 p.m. (New York time) on the Closing Date (without giving effect to the Merger or the other transactions contemplated hereby), the Company and its Subsidiaries’ consolidated current assets as of such time set forth on Annex 1 to Section 1.1(a) of the Company Disclosure Letter less the Company and its Subsidiaries’ consolidated current liabilities as of such time set forth on Annex 1 to Section 1.1(a) of the Company Disclosure Letter. Net Working Capital will not reflect Cash and Equivalents, Indebtedness, Transaction Expenses, any Tax assets or liabilities, any expense payable by the Company in accordance with the performance of its obligations under Section 6.6(a), or any other items specifically excluded on Annex 1 to Section 1.1(a) of the Company Disclosure Letter. Net Working Capital (and each component thereof) shall be determined in accordance with the Balance Sheet Rules.

“New Note Offering” has the meaning set forth in the definition of Marketing Period.

“Non-Accredited Optionholder” means any Former Company Optionholder that is not an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

“Non-Convertible Preferred Shares” means the Series B Non-Convertible First Preferred Shares of Parent having the terms set forth on Exhibit F-2 to be issued pursuant to the Preferred Share Issuance.

“Order” means any order, decision, judgment, writ, injunction, decree, award or other determination of any Governmental Entity.

“Parent Disclosure Letter” means the disclosure letter delivered by Parent to the Company on the date hereof.

“Parent Equity Plan” means the Amended and Restated Cott Equity Incentive Plan.

“Parent Material Adverse Effect” means any change, effect, event, occurrence, condition, state of facts or development that is or would reasonably be expected to be materially adverse to (a) the business, results of operation or condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, or (b) the ability of Parent and Merger Sub to consummate timely the Merger and the other transactions contemplated by this Agreement; provided, however, that, for purposes of the foregoing clause (a) only, Parent Material Adverse Effect shall not include, alone or in any combination, any adverse change, effect, event, occurrence, condition, state of facts or development relating to or resulting from (i) the economy in general, the industry in which Parent or any of its Subsidiaries operates, or any worldwide, national or local conditions or general circumstances (political, economic, financial, regulatory or otherwise), (ii) natural disasters, force majeure, an outbreak or escalation of hostilities or the declaration of a state of emergency or war, or the occurrence of any other similar calamity or crisis (including any act of terrorism), (iii) changes in Laws after the date hereof, (iv) changes in GAAP or its authoritative application after the date hereof, (v) the announcement or existence of this Agreement or the Merger or the other transactions contemplated hereby (provided, that the exception in this clause (v) shall not be deemed to apply to the representations and warranties set forth in Section 5.2(b) and, to the extent related thereto, the condition set forth in Section 9.3(b)), or (vi) actions or omissions of Parent or any of its Subsidiaries taken with the prior written consent of the Company, except to the extent, with respect to clauses (i), (ii), (iii) and (iv) above, that any such change, effect, event, occurrence, condition, state of facts or development disproportionately affects Parent and/or its Subsidiaries relative to other participants in the industries in which Parent and its Subsidiaries participate.

“Parent Share Value” means $6.28 per share, which price per share shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, cash or other dividends (other than regular quarterly dividends in an amount not to exceed $0.06 per share), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change occurring from and after the Adjustment Determination Date and prior to the Closing.

“Per Share Cash Exercise Price Amount” means, with respect to any Stock Option outstanding immediately prior to the Effective Time, the product of (a) the aggregate exercise price of such Stock Option and (b) the Closing Cash Percentage, subject to adjustment in accordance with Section 2.6(f).

“Per Share Closing Cash Consideration” means an amount equal to the quotient obtained by dividing (a) (i) the Aggregate Closing Cash Consideration plus (ii) the Cash Exercise Price Amount minus (iii) the Escrow Cash, if any, by (b) the Fully-Diluted Shares, subject to adjustment in accordance with Section 2.6(f).

“Per Share Closing Stock Consideration” means a number of shares equal to the quotient obtained by dividing (a) (i) the Aggregate Closing Stock Consideration plus (ii) the Stock Exercise Price Amount minus (iii) the Escrow Shares, if any, by (b) the Fully-Diluted Shares, subject to adjustment in accordance with Section 2.6(f).

“Per Share Stock Exercise Price Amount” means, with respect to any Stock Option outstanding immediately prior to the Effective Time, a number of shares equal to the quotient obtained by dividing (a) the product of (i) the aggregate exercise price of such Stock Option and (ii) the Closing Stock Percentage, by (b) the Face Value, subject to adjustment in accordance with Section 2.6(f).

“Permits” means all licenses, permits, consents, approvals, registrations, qualifications and filings required under applicable Law.

“Permitted Liens” means (a) Liens set forth on Section 4.8(a) of the Company Disclosure Letter; (b) Liens for Taxes which are not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP; (c) statutory Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen and other like persons for labor, materials, or supplies, if any, arising in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established to the extent required by GAAP; (d) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business; (e) easements, rights of way, restrictions, defects of title, covenants, encroachments, zoning ordinances and other non-monetary encumbrances that are of record affecting Real Property which do not or would not reasonably be expected to, individually or in the aggregate, impair in any material respect the value, use, occupancy or operation of the Real Property to which they relate and which are not violated by the current use, occupancy or operation of such Real Property; (f) Liens resulting from deposits made in connection with workers’ compensation, unemployment taxes or insurance, social security and like Laws; (g) Liens of banks and financial institutions with respect to funds on deposit therewith or other property in possession thereof solely to the extent that such Liens will be released in full and terminated at or prior to the Closing in accordance with this Agreement; and (h) Liens that encumber a landlord’s interest in Real Property that is leased to the Company or any of its Subsidiaries or encumber any interest superior to such landlord’s interest.

“Person” means an individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or any Governmental Entity or quasi-governmental body or regulatory authority.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers or any other piece of information that, alone or in combination with other information held by the Company or any of its Subsidiaries, allows the identification of or contact with a natural person or can be used to identify a natural person.

“Preferred Share Issuance” means the issuance of Convertible Preferred Shares and Non-Convertible Preferred Shares to the Former Company Securityholders at Closing.

“Pro Rata Portion” means (a) with respect to each Former Company Stockholder, the quotient (expressed as a percentage) obtained by dividing (i) the number of shares of Company Common Stock held by such Former Company Stockholder as of immediately prior to the Effective Time by (ii) the number of Fully-Diluted Shares and (b) with respect to each Former Company Optionholder, the quotient (expressed as a percentage) obtained by dividing (i) the number of shares of Company Common Stock issuable upon the exercise of all Stock Options held by such Former Company Optionholder and outstanding as of immediately prior to the Effective Time divided by (ii) the number of Fully-Diluted Shares.

“Real Property” means any real property or space in any building located thereon owned in fee or used or occupied pursuant to any lease, sublease, license, or other use or occupancy agreement by the Company or any of its Subsidiaries.

“Representatives” means, with respect to any Person, the directors, officers, employees, managers, members, partners, equity holders, agents, consultants, advisors (including legal counsel, accountants and financial and insurance advisors) and representatives of such Person.

“Required Information” means all financial statements, financial data, projections, audit reports and other information regarding the Company and its Subsidiaries of the type required for a registered public offering and of the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offering(s) of debt securities contemplated by the Commitment Letter (assuming that such offering(s) were consummated at the same time during the Company’s and its Subsidiaries’ fiscal year as such offering(s) of debt securities will be made) or as otherwise reasonably required in connection with the Applicable Financing and the transactions contemplated by this Agreement or as otherwise necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” comfort and change period) from the Company’s and its Subsidiaries’ independent accountants in connection with the offering(s) of debt securities contemplated by the Commitment Letter and which the Company shall have no reason to believe that its and its Subsidiaries’ accountants are not prepared to issue.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sellers’ Representative Reserve Amount” means an amount in cash equal to $2,000,000.

“Stock Exercise Price Amount” means a number of shares equal to the quotient obtained by dividing (a) the product of (i) the aggregate exercise price of all Stock Options outstanding immediately prior to the Effective Time and (ii) the Closing Stock Percentage, by (b) the Face Value.

“Straddle Period” means any tax period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, where the context requires, any corporation, partnership, limited liability company or other entity in which such Person, directly or indirectly, owns or controls more than fifty percent (50%) of the voting power or other ownership interests.

“Target Net Working Capital” means $34,437,017.

“Tax” or “Taxes” means (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (i) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (ii) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, and escheat obligations and (b) any and all liability for the payment of any items described in clause (a) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group).

“Tax Reduction” means any Tax refund (including related interest received from the applicable Governmental Authority) or any Tax credit or deduction that (in each case) results in an actual reduction in cash Taxes actually paid by Parent, the Company or any of their Affiliates.

“Tax Returns” means all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or similar statements (and all statements, schedules and attachments thereto and amendments thereof) that are required to be filed in connection with any Taxes or are otherwise required to be filed with the IRS or another Governmental Entity charged with the imposition or collection of Taxes.

“Tax Sharing Agreement” means any Contract primarily relating to the sharing, allocation or indemnification of Taxes, or any similar Contract.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Letter of Transmittal, the Additional Consideration Side Letter, the Consent Solicitation Side Letter, the Director Designation Agreement, the Registration Rights Agreement and the other agreements, certificates and instruments executed (or to be executed) by a Party and delivered (or to be delivered) pursuant to this Agreement in connection with the Closing.

“Transaction Expenses” means any and all out-of-pocket fees, costs and expenses incurred or subject to reimbursement by the Company or any of its Subsidiaries, in each case arising out of the preparation and/or execution of this Agreement and/or the consummation of the Merger or the other transactions contemplated by this Agreement (whether incurred prior to, on or after the date hereof) and not paid prior to the Closing, including, without duplication: (a) any fees, costs and expenses of counsel, accountants or other advisors or service providers; (b) any brokerage, finders’ or other advisory fees, costs, expenses, commissions or similar payments; (c) any fees, costs and expenses or payments related to any transaction or sale bonus, discretionary bonus, change-of-control payment, success fee, retention payment, phantom equity payout, “stay put” or other compensatory payments made or payable to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, whether provided pursuant to an employment agreement or otherwise, in each case as a result of the execution of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, including any withholding and employment Taxes associated therewith, and including any such payments that are due after the Closing; (d) any and all other fees, expenses or payments resulting from the change of control or otherwise payable by the Company in connection with the receipt of any consent or approval required in connection with the transactions contemplated by this Agreement or any of the other Transaction Documents (other than any fees or other payments payable in connection with the receipt of any consent or approval under any Contract that has been approved in advance by Parent); (e) all employer payroll and employment Taxes in connection with the settlement in full of all Stock Options; (f) any and all unpaid monitoring or similar management fees to any direct or indirect affiliate, including any amounts due upon termination of the Monitoring Agreement dated August 30, 2013 between Crestview Advisors, L.L.C. and DS Waters of America, Inc.; (g) the costs of D&O Insurance pursuant to Section 8.5; (h) fifty percent (50%) of any filing fees under the HSR Act; (i) fifty percent (50%) of any applicable Transfer Taxes; (j) fifty percent (50%) (which amount shall not exceed $1,000,000) of the premium for the first $37,500,000 of coverage under the R&W Policy; (k) fifty percent (50%) of the fees and costs of the actuarial valuation contemplated by clause (m) of the definition of Indebtedness; and (l) the out-of-pocket costs and expenses incurred in connection with the preparation, execution and closing of the Sale-Leaseback. For the avoidance of doubt, Transaction Expenses shall not include (i) any of the foregoing expenses to the extent that they have been paid in full prior to the Closing, (ii) any component of Net Working Capital or Indebtedness and (iii) any payment becoming due as a result of facts or circumstances arising after the Closing (other than the passage of time), including any “double-trigger” severance payments payable as a result of a termination of employment after the Closing. For the avoidance of doubt, Transaction Expenses shall not include the amount of any reasonable and documented out-of-pocket expenses incurred or otherwise payable by the Company or any of its Subsidiaries in connection with the performance of the Company’s obligations under Section 6.6(a) or Section 7.5.

“Treasury Regulations” means the final and temporary U.S. Treasury regulations issued under the Code.

1.2 Additional Defined Terms.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adjustment Band	3.1(a)(ii)
Affiliate Transactions	4.19
Aggregate Closing Cash Consideration	0
Aggregate Closing Stock Consideration	2.1(b)(iii)
Agreement	Preamble
Alternate Financing	7.7(d)
Applicable Financing	6.6
AssumptionSub	7.6(a)
Audited Financial Statements	4.4(a)
Balance Sheet	4.4(a)
Bankruptcy and Equity Exceptions	4.3(a)
Basket Amount	11.2(b)
Cap	11.2(d)
Certificate	2.6(e)
Certificate of Merger	2.4(a)
Certificates	2.6(e)
Closing	2.2(a)
Closing Date	2.2(a)
Closing Transaction Expenses	3.1(a)(i)
Commitment Letter	5.6
Company	Preamble
Company Board Approval	4.3(b)
Company Common Stock	2.6
Company Fundamental Representations	11.2(a)
Company Intellectual Property	4.9(a)
Company Multiemployer Plan	4.10(a)
Company Permits	4.12(b)
Company Preferred Stock	4.2(a)
Parent Press Release	8.2(a)
Company Stock Plan	2.6(d)
Company Stockholder Approval	4.3(a)
Confidentiality Agreement
Consent Solicitation	7.6(a)
Consent Solicitation Documents	7.6(e)
Contest	12.3(a)
D&O Insurance	8.5
Damages	11.1(a)
De Minimis Amount	11.2(c)
Debt Providers	5.6
DGCL	2.4(a)
Effective Time	2.4(b)
Employee Plan	4.10(a)
Employees	7.2(a)
Equityholder Party	13.4
ERISA	4.10(a)

Term	Section
ERISA Affiliate	4.10(a)
Escrow	2.2(b)(v)
Escrow Agent	2.2(b)(v)
Escrow Agreement	2.3
Escrow Cash	2.2(b)(v)
Escrow Shares	2.2(b)(v)
Estimated Closing Amounts	3.1(a)(ii)
Estimated Merger Consideration	2.1(a)
Estimated Net Indebtedness	3.1(a)(i)
Estimated Net Working Capital	3.1(a)(i)
Estimated Transaction Expenses	3.1(a)(i)
Financial Statements	4.4(a)
Financing	5.6
Financing Agreements	7.7(a)
Financing Notice Event	7.7(d)
Funded Indebtedness	6.4
General Survival Date	11.2(a)
Holdings	4.5(b)
Holdings Registration Statement	4.5(a)
Holdings SEC Documents	4.5(b)
Indemnified Party	11.2(b)
Indemnifying Party	11.4(a)
Independent Auditor	3.1(b)(ii)
Interim Balance Sheet	4.4(a)
Interim Financial Statements	4.4(a)
Letter of Transmittal	2.7(b)
Licensed Intellectual Property	4.9(a)
Liens	4.8(a)(i)
Merger	Recitals
Merger Consideration	3.1(b)(vi)
Merger Sub	Preamble
Multiemployer Plan	4.10(a)
New Commitment Letter	7.7(d)
Notice of Claim	11.4(a)
NYSE	5.20
Objection Notice	11.4(a)
Outside Date	10.1(c)
Owned Intellectual Property	4.9(a)
Owned Real Property	4.8(b)(i)
Parent	Preamble
Parent 401(k) Plan	5.3
Parent Board Approval	5.2(b)
Parent Common Shares	5.3
Parent Fundamental Representations	11.2(a)
Parent Indemnified Parties	11.1(a)

Term	Section
Parent Interim Balance Sheet	5.5(c)
Parent Material Contracts	5.21(a)
Parent Plans	7.2(b)
Parent Preferred Shares	5.3
Parent Press Release	8.2(a)
Parent Restricted Shares	5.3
Parent SEC Documents	5.5(a)
Parent Share Options	5.3
Parent Significant Customers	5.23
Parent Significant Suppliers	5.23
Parties	Preamble
Party	Preamble
Pay-Off Lender	6.4
Pay-Off Letters	6.4
Personal Property	4.8(a)(i)
Post-Closing Tax Period	12.6(a)
Post-Signing Tax Returns	12.4(a)
Pre-Closing Statement	3.1(a)(i)
Pre-Closing Tax Return Amendment	12.7
Pre-Closing Taxable Periods	12.4(b)
Pre-Closing Taxes	12.1(a)(i)
Prior Acquisition Agreement	4.21
Privacy Policy	4.9(f)
Product Liability	4.18
Property Leases	4.8(b)(ii)
R&W Policy	Recitals
Registration Statement	4.5(a)
Released Person	13.3
Releasing Person	13.3
Sale-Leaseback	6.11
Securityholder	13.17(a)
Seller Indemnified Parties	11.1(b)
Seller Objection	3.1(b)(ii)
Sellers’ Representative	Preamble
Significant Contract	4.11(a)
Significant Customers	4.17
Significant Suppliers	4.17
Stock Option	2.6(d)
Subsidiary Securities	4.2(e)
Surviving Corporation	2.5(a)
Third-Party Notice	11.4(c)
Transfer Taxes	12.8
TSX	5.20
Voting Parent Debt	5.3
WARN Act	4.13(c)
Written Consent	Recitals

1.3 Interpretation. When a reference is made in this Agreement to an Article, a Section or an Exhibit, such reference shall be to an article, section or exhibit of this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof (a) the words “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or paragraph hereof, (b) the word “including” (or any derivation thereof) means “including, without limitation,” (c) words importing the singular will also include the plural, and vice versa, (d) words denoting any gender shall include all genders, (e) the word “or” is not exclusive, (f) any reference to any federal, state, local, or foreign statute or law will be deemed also to refer to all rules and regulations promulgated thereunder as from time to time amended, modified or supplemented, (g) references to a Person are also to its permitted successors and assigns, (h) references to a Section of a Disclosure Letter shall mean one of the sections of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, (i) references to any Contract (other than the Commitment Letter) shall mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any Section of a Disclosure Letter, all such amendments, supplements or modifications must also be listed on such Section of such Disclosure Letter and (j) any accounting terms used in this Agreement shall, unless otherwise defined in this Agreement, have the meaning ascribed thereto by GAAP. References to “$” or “dollars” will be references to United States Dollars, and with respect to any contract, obligation, liability, claim or document that is contemplated by this Agreement but denominated in currency other than United States Dollars, the amounts described in such contract, obligation, liability, claim or document will be deemed to be converted into United States Dollars for purposes of this Agreement as of the applicable date of determination.

ARTICLE II

THE MERGER; CONVERSION OF SECURITIES

2.1 Merger Consideration.

(a) Subject to adjustment as set forth in Section 3.1, the aggregate merger consideration to be paid by Parent at the Closing shall be an amount equal to $1,246,500,000 adjusted on a dollar-for-dollar basis as follows (such consideration, as adjusted, the “Estimated Merger Consideration”):

(i) it shall be increased by the amount, if any, by which Estimated Net Indebtedness is less than zero dollars ($0) or decreased by the amount, if any, by which Estimated Net Indebtedness is greater than zero dollars ($0);

(ii) it shall be increased by the amount, if any, by which Estimated Net Working Capital exceeds the Target Net Working Capital or decreased by the amount, if any, by which the Target Net Working Capital exceeds Estimated Net Working Capital;

(iii) it shall be decreased by the amount of Estimated Transaction Expenses; and

(iv) it shall be increased by the amount, if any, required pursuant to Section 6.11.

(b) The Estimated Merger Consideration shall be payable by Parent as follows:

(i) an aggregate amount specified by Parent in writing to the Sellers’ Representative no fewer than five Business Days prior to the Closing Date, which amount shall not be less than an amount equal to the greater of:

(1) the product of (x) the Estimated Merger Consideration multiplied by (y) 67.5%; and

(2) the sum of the aggregate proceeds of the Applicable Financings plus the aggregate cash-on-hand of the Company and its Subsidiaries as of the Closing Date plus all cash on hand of Parent and its Subsidiaries as of the last day of the month immediately prior to the Closing Date in excess of $55,000,000;

(such greater amount pursuant to (1) or (2) above, as such greater amount may be further increased as determined by Parent at its election, the “Aggregate Closing Cash Consideration”), shall be payable in cash by wire transfer of immediately available funds;

and the remainder of the Estimated Merger Consideration, if any, shall be payable by Parent as follows:

(ii) first by the issuance of a number of validly issued, fully paid and non-assessable Convertible Preferred Shares equal to the lesser of:

(1) a number equal to (1) the Estimated Merger Consideration minus the Aggregate Closing Cash Consideration divided by (2) the Parent Share Value divided by (3) the Face Value; and

(2) a number convertible into that number of Parent Common Shares most nearly equal to (but in no event greater than) 19.90% of the number of Parent Common Shares outstanding as of the close of business on the trading day immediately prior to the Closing Date; and

(iii) second by the issuance of a number of validly issued, fully paid and non-assessable Non-Convertible Preferred Shares equal to (1) the Estimated Merger Consideration minus the Aggregate Closing Cash Consideration minus the product of (x) the number of Convertible Preferred Shares issued pursuant to Section 2.1(b)(ii) multiplied by (y) the Face Value divided by (2) the Face Value (the aggregate number of Convertible Preferred Shares and Non-Convertible Preferred Shares, the “Aggregate Closing Stock Consideration”).

The Aggregate Closing Cash Consideration and the Aggregate Closing Stock Consideration together shall equal the Estimated Merger Consideration.

2.2 Closing.

(a) Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the Company and Parent (but in no event later than three Business Days after the satisfaction or waiver of all the conditions set forth in Article IX, other than those conditions which, by their nature, are to be satisfied at the Closing, it being agreed, for the avoidance of doubt, that the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), at the offices of Drinker Biddle & Reath LLP, One Logan Square, Suite 2000, Philadelphia, Pennsylvania 19103-6996, or at such other time, date and place as they shall agree; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in Article IX (other than those conditions which, by their nature, are to be satisfied at the Closing, it being agreed, for the avoidance of doubt, that the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing), then notwithstanding the satisfaction or waiver of such conditions, Parent and Merger Sub shall not be required to effect the Closing until the earlier of (i) a date during the Marketing Period specified by Parent on not less than two Business Days’ notice to the Company and the Sellers’ Representative and (ii) the third Business Day immediately following the final day of the Marketing Period (subject, in each case, to the satisfaction or waiver of all of the conditions set forth in Article IX as of the date determined pursuant to this proviso other than those conditions which, by their nature, are to be satisfied at the Closing, it being agreed, for the avoidance of doubt, that the Closing shall remain subject to the satisfaction or waiver of such conditions at the Closing).

(b) Subject to the terms and conditions of this Agreement, the Parties shall consummate the Merger on the Closing Date by taking the following actions:

(i) The Parties shall cause the Certificate of Merger to be executed and delivered to the Secretary of State of the State of Delaware for filing;

(ii) Parent shall deliver the Aggregate Closing Cash Consideration less the Sellers’ Representative Reserve Amount and less the Escrow Cash, if any, by wire transfer of immediately available funds to one or more accounts as the Sellers’ Representative shall designate at least two Business Days prior to the Closing (for the benefit of the Former Company Securityholders), for payment to the Former Company Securityholders in accordance with this Agreement, and none of Parent, the Company or any of their respective Affiliates shall have any Liability with respect to the allocation of such amount to the Former Company Securityholders or the disbursement thereof as directed by the Sellers’ Representative or for any errors or omissions by the Sellers’ Representative in connection therewith; provided, that upon the written request of the Sellers’ Representative, Parent shall cause a portion of the aggregate amount payable pursuant to this Section 2.2(b)(ii) which is to be paid to the Former Company Optionholders, which amount and the Former Company Optionholders shall be specified in such written request, to be distributed to the Surviving Corporation and the Surviving Corporation shall pay, and Parent shall cause the Surviving Corporation to pay, such amounts to the applicable recipients thereof through the Surviving Corporation’s normal payroll procedures (and reduced by applicable withholdings);

(iii) Parent shall issue, or cause to be issued, to the Former Company Securityholders specified in writing by the Sellers’ Representative the Aggregate Closing Stock Consideration less the Escrow Shares, which issuance of shares shall be allocated among the Former Company Securityholders as the Sellers’ Representative shall designate in writing to Parent at least two Business Days prior to the Closing, and none of Parent, the Company or any of their respective Affiliates shall have any Liability with respect to the allocation by the Sellers’ Representative of such shares to the Former Company Securityholders or for any errors or omissions by the Sellers’ Representative in connection therewith;

(iv) Parent shall deliver to the Sellers’ Representative, the Sellers’ Representative Reserve Amount, by wire transfer of immediately available funds to an account specified by the Sellers’ Representative at least two Business Days prior to the Closing, and none of Parent, the Company or any of their respective Affiliates shall have any Liability with respect to the use of such amount by the Sellers’ Representative in accordance with Section 13.17 or disbursement of such amount to the Former Company Securityholders by or as directed by the Sellers’ Representative or for any errors or omissions by the Sellers’ Representative in connection therewith;

(v) Subject to Section 2.6(f), Parent shall deposit with Citibank, N.A., as escrow agent (the “Escrow Agent”), a number of Non-Convertible Preferred Shares with an aggregate Face Value of $10,000,000 (the “Escrow Shares”), unless less than $10,000,000 of aggregate Face Value of Non-Convertible Preferred Shares are issued pursuant to Section 2.1(b)(iii), in which case Parent shall deposit Convertible Preferred Shares with an aggregate Face Value equal to the balance (up to $10,000,000 of aggregate Face Value of Non-Convertible Preferred Share and Convertible Preferred Shares) with the Escrow Agent, unless no Non-Convertible Preferred Shares and less than $10,000,000 of aggregate Face Value of Convertible Preferred Shares are issued pursuant to Section 2.1(b)(iii) and 2.1(b)(ii), respectively, in which case, Parent shall deposit cash with the Escrow Agent in an aggregate amount equal to the balance (up to $10,000,000 of aggregate Face Value of Convertible Preferred Shares and cash) (such cash deposit, the “Escrow Cash”), in each case, solely for the purpose of satisfying indemnification obligations under Sections 11.1(a) and 12.1(a) and, if applicable, the Former Company Securityholders’ payment obligations pursuant to the final proviso of Section 3.1(b)(vi) (the “Escrow”).

(vi) Parent shall deliver or cause to be delivered to the Pay-Off Lenders on behalf of the Company the amounts set forth on the applicable Pay-Off Letters by wire transfer of immediately available funds to the account or accounts set forth in such Pay-Off Letters;

(vii) Parent shall pay, or cause to be paid, on behalf of the Company, the Closing Transaction Expenses by wire transfer of immediately available funds in accordance with the final invoices or other documentation therefor that are delivered to Parent pursuant to Section 3.1(a)(i), except that, in the case of any Closing Transaction Expenses payable to employees of the Company or of any Subsidiary, such Closing Transaction Expenses shall be paid, or caused to be paid, to the Surviving Corporation and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, disburse such amounts through the Surviving Corporation’s normal payroll procedures (and reduced by applicable withholdings) to such employees promptly after the Closing;

(viii) The Company shall deliver or cause to be delivered to Parent: (A) a FIRPTA certificate pursuant to Section 6.5 and (B) evidence of termination of the Affiliate Transactions to be terminated pursuant to Section 6.9; and

(ix) The Company and Parent shall take such further actions and make such other deliveries as are set forth in Sections 9.2(d) and 9.3(d) and as otherwise required by the terms of this Agreement.

2.3 Escrow. The Escrow shall be held and disbursed pursuant to the terms and conditions of the Escrow Agreement substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”).

2.4 Effective Time of the Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, a certificate of merger (the “Certificate of Merger”) meeting the requirements of Section 251 of the Delaware General Corporation Law (the “DGCL”) and substantially in the form attached hereto as Exhibit D shall be duly executed by the Company and thereafter delivered to the Secretary of State of the State of Delaware for filing on the Closing Date.

(b) The Merger shall become effective at the time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as the Parties shall have agreed upon and as provided in the Certificate of Merger (the “Effective Time”).

2.5 Effect of the Merger.

(a) Upon the terms and subject to the conditions of this Agreement, at the Effective Time (i) Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease (the Company following consummation of the Merger is sometimes referred to herein as the “Surviving Corporation”), and (ii) the certificate of incorporation of the Company shall be amended and restated as set forth in the Certificate of Merger, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable Law, and (iii) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation or as provided by applicable Law.

(b) The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving

Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

(c) Directors and Officers. The directors and officers of the Surviving Corporation shall, from and after the Effective Time, be the individuals listed on Section 2.5(c) of the Parent Disclosure Letter until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.6 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) or holders of any shares of capital stock of Merger Sub, the foregoing shares shall be converted as follows:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of the capital stock of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation, so that after the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation.

(b) Cancellation of Company-Owned Stock. Any shares of Company Common Stock that are owned by Parent, Merger Sub, the Company or any of their respective Subsidiaries shall be canceled and retired and shall cease to exist without any consideration payable therefor.

(c) Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding shares to be canceled in accordance with Section 2.6(b)) shall be converted into the right to receive, subject to adjustment in accordance with Section 2.6(f): (i) the Per Share Closing Cash Consideration; (ii) the Per Share Closing Stock Consideration; and (iii) a Pro Rata Portion of (A) any additional consideration, without interest, as may be payable to the Former Company Securityholders from time to time after the Closing pursuant to Section 3.1, Article XI, Article XII and/or the Escrow Agreement, (B) the unused portion (if any) of the Sellers’ Representative Reserve Amount distributed to the Former Company Securityholders by the Sellers’ Representative and (C) any additional consideration received by the Sellers’ Representative pursuant to the Additional Consideration Side Letter.

(d) Stock Options. Immediately prior to Closing, each option to acquire shares of Company Common Stock (“Stock Option”) granted under the DSS Group, Inc. 2014 Equity Incentive Plan (the “Company Stock Plan”) that is outstanding and unexercised immediately prior to the Closing, whether or not then vested or exercisable, shall be, by virtue of the consummation of the Merger and without any action on the part of the Company, the holder of that Stock Option or any other Person, cancelled and converted into the right to receive, subject to adjustment in accordance with Section 2.6(f): (i) an amount in cash equal to the Per Share Closing Cash Consideration minus the Per Share Cash Exercise Price Amount; (ii) a number of Convertible Preferred Shares and/or Non-Convertible Preferred Shares (as applicable)

equal to the Per Share Closing Stock Consideration minus the Per Share Stock Exercise Price Amount; and (iii) a Pro Rata Portion of (A) any additional consideration, without interest, as may be payable to the Former Company Securityholders from time to time after the Closing pursuant to Section 3.1, Article XI, Article XII and/or the Escrow Agreement, (B) the unused portion (if any) of the Sellers’ Representative Reserve Amount distributed to the Former Company Securityholders by the Sellers’ Representative and (C) any additional consideration received by the Sellers’ Representative pursuant to the Additional Consideration Side Letter, in each case, less any Taxes required to be withheld in accordance with applicable Law. In the event that a Stock Option does not entitle the holder thereof to receive any payment amount under the Company Stock Plan as determined immediately prior to the Closing, such Stock Option will be cancelled effective as of immediately prior to the Closing without consideration and such Stock Option shall have no further force or effect. At or prior to the Closing, the Company shall adopt any resolutions that may be necessary to effectuate the provisions of this Section 2.6(d) and to terminate the Company Stock Plan.

(e) Cancellation of Certificates. All shares of Company Common Stock, when converted pursuant to Section 2.6(c), shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of an outstanding certificate or certificates (each a “Certificate”, and collectively the “Certificates”) representing any such shares of Company Common Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the consideration set forth in Section 2.6(c), in consideration therefor upon the surrender of such Certificate in accordance with Section 2.7, all as set forth in this Agreement.

(f) Adjustment of Mix of Merger Consideration Payable to Former Company Securityholders. Notwithstanding anything in this Agreement to the contrary, with respect to any Non-Accredited Optionholder, if the Sellers’ Representative shall so elect in its sole discretion, then the Sellers’ Representative may adjust the mix of cash and stock consideration payable pursuant to Section 2.6(d) to such Non-Accredited Optionholder so that such Non-Accredited Optionholder shall not be entitled to receive any portion of the Aggregate Closing Stock Consideration (including the Escrow Shares) and, in lieu thereof, the portion of the Aggregate Closing Cash Consideration payable to such Non-Accredited Optionholder pursuant to Section 2.6(d) shall be increased by an equivalent amount; provided, that, if elected by the Sellers’ Representative in its sole discretion, such Non-Accredited Optionholder shall be required to fund such Non-Accredited Optionholder’s Pro Rata Portion of the Escrow in cash out of a portion of the Aggregate Closing Cash Consideration otherwise payable to such Non-Accredited Optionholder in accordance with the foregoing. If the Sellers’ Representative elects to make such an adjustment with respect to one or more Non-Accredited Optionholders, the Sellers’ Representative shall also make pro rata adjustments to the mix of cash and stock consideration payable to the other Former Company Securityholders pursuant to Section 2.6(c) and Section 2.6(d) and to the mix of cash and stock comprising the Escrow and the calculations of Closing Cash Percentage, Per Share Cash Exercise Price Amount, Per Share Closing Cash Consideration, Per Share Closing Stock Consideration and Per Share Stock Exercise Price Amount (and any related definitions) shall be appropriately adjusted by the Sellers’ Representative in good faith to reflect the foregoing. Notwithstanding anything in this Agreement to the contrary, in no event shall (i) the aggregate cash consideration payable at Closing exceed the Aggregate Closing Cash Consideration, (ii) the aggregate stock consideration issuable at Closing exceed the Aggregate Closing Stock Consideration or (iii) the value of the cash and/or stock (based on Face Value) deposited in the Escrow at Closing be less than or greater than $10,000,000. Any adjustments by the Sellers’ Representative in accordance with this Section 2.6(f) shall be made upon written notice to Parent prior to the Closing. Parent agrees to reasonably cooperate with the Company and the Sellers’ Representative to implement any such adjustments, including agreeing to modify this Agreement as may be reasonably necessary to give effect to the foregoing; provided, that none of Parent, the Company or any of their respective Affiliates shall have any Liability with respect to any such adjustments by the Sellers’ Representative or for any errors or omissions by the Sellers’ Representative in connection therewith.

2.7 Payment of Merger Consideration; Exchange of Certificates.

(a) The Sellers’ Representative shall act as paying agent for the payment from time to time of the Merger Consideration upon surrender of Certificates and in connection with the distribution of any additional amounts as may be payable to the Former Company Securityholders from time to time after the Closing pursuant to Section 3.1, Article XI, Article XII or the Escrow Agreement. The Sellers’ Representative shall be solely responsible for determining the consideration payable to the Former Company Securityholders pursuant to this Agreement in respect of their ownership of equity interests in the Company, and none of Parent, the Company or any of their respective Affiliates shall have any Liability with respect to the allocation by the Sellers’ Representative of any such consideration to the Former Company Securityholders or any disbursement thereof as directed by the Sellers’ Representative or for any errors or omissions by the Sellers’ Representative in connection therewith.

(b) From and after the Effective Time, each holder of a Certificate or Certificates immediately prior to the Effective Time shall surrender each Certificate to the Sellers’ Representative, and receive promptly upon receipt thereof by the Sellers’ Representative the amounts payable under this Agreement in respect of the shares represented by such Certificate. The surrender of Certificates shall be accompanied by duly completed and executed letters of transmittal in the form attached hereto as Exhibit E (each, a “Letter of Transmittal”). The Sellers’ Representative shall promptly provide to Parent copies of any Letters of Transmittal received by the Sellers’ Representative, and Parent shall promptly determine whether such Letters of Transmittal have been properly completed and executed. Until so surrendered, each outstanding Certificate shall be deemed for all purposes from and after the Effective Time to evidence the right to receive the applicable amounts set forth in this Agreement but shall, subject to applicable appraisal rights under the DGCL, have no other rights. From and after the Effective Time, there shall be no further registration of transfers on the records of the Company of shares of Company Common Stock, outstanding immediately prior to the Effective Time. Upon the request of Parent, the Sellers’ Representative shall promptly deliver to Parent all original Certificates and Letters of Transmittal in the Sellers’ Representative’s possession.

(c) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit in form satisfactory to the Sellers’ Representative and Parent (but without the posting of a bond) of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Sellers’ Representative shall pay the amounts set forth in this Agreement in exchange therefor pursuant to the provisions of Section 2.6(c).

(d) Upon the written request of the Sellers’ Representative prior to the date a payment is to be made by Parent to the Former Company Securityholders (or to the Sellers’ Representative, for the benefit of the Former Company Securityholders) hereunder, Parent shall cause a portion of such payment which is payable to Former Company Optionholders, which amounts and the Former Company Optionholders shall be specified in such written request, to be distributed to the Surviving Corporation. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay such amounts to the applicable recipients thereof in accordance with the Sellers’ Representative’s written instructions through the Surviving Corporation’s normal payroll procedures (and reduced by applicable withholdings).

(e) Notwithstanding any other provision of this Agreement, Parent, the Surviving Corporation, the Sellers’ Representative and the Escrow Agent shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, to any Person such amounts that Parent, the Surviving Corporation, the Sellers’ Representative or the Escrow Agent (as applicable) are required to deduct and withhold with respect to any such deliveries and payments under the Code or any other applicable Law. To the extent that amounts are so rightfully withheld by Parent, the Surviving Corporation, the Sellers’ Representative or the Escrow Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and Parent, the Surviving Corporation, the Sellers’ Representative or the Escrow Agent, as applicable, shall disburse such withheld amounts to the applicable Governmental Entity.

ARTICLE III

CLOSING AND POST-CLOSING ADJUSTMENTS

3.1 Closing and Post-Closing Adjustments.

(a) Closing.

(i) Estimates. No fewer than five Business Days prior to the Closing Date, the Company shall deliver to Parent (A) a certificate signed by an executive officer of the Company setting forth the Company’s good faith estimates and calculations of Net Working Capital (“Estimated Net Working Capital”), Net Indebtedness (“Estimated Net Indebtedness”), Transaction Expenses (“Estimated Transaction Expenses”) and the Estimated Merger Consideration (such certificate, the “Pre-Closing Statement”), in each case determined in accordance with the Balance Sheet Rules, together with supporting documentation for such estimates and any additional information reasonably requested by Parent, and (B) final invoices and other documentation with respect to all Transaction Expenses to be paid by the Company or any of its Subsidiaries to third parties at the Closing (the “Closing Transaction Expenses”). The Pre-Closing Statement shall be prepared in consultation with Parent. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 3.1(a) shall limit, modify, abrogate or otherwise constitute a waiver of any of Parent’s or the Sellers’ Representative’s rights to determine Net Working Capital, Net Indebtedness, Transaction Expenses and the Merger Consideration pursuant to Section 3.1(b).

(ii) The Company shall provide Parent and its Representatives reasonable and timely access to the working papers, personnel and other information regarding such calculations of Estimated Net Working Capital, Estimated Net Indebtedness and Estimated Transaction Expenses (collectively, the “Estimated Closing Amounts”) and the Estimated Merger Consideration as Parent may reasonably request; provided, however, that any such access to the work papers of the Company’s outside accountants shall be conditioned upon Parent’s execution of customary indemnification and confidentiality agreements. If Parent does not object to the Company’s good faith estimates of the Estimated Closing Amounts and the Estimated Merger Consideration within three Business Days after its receipt of the Pre-Closing Statement, the Estimated Closing Amounts and the Estimated Merger Consideration for purposes of this Agreement shall be equal to the Company’s good faith estimate of the Estimated Closing Amounts and the Estimated Merger Consideration, without otherwise affecting the rights of Parent and Former Company Securityholders to any adjustments or payments pursuant to this Article III. If Parent shall advise the Company within three Business Days after its receipt of the Pre-Closing Statement of its own good faith estimate of the Estimated Closing Amounts and such estimate in the aggregate differs from the Company’s good faith estimate of Estimated Closing Amounts in the aggregate by an amount that is less than the product of (x) twenty percent (20%) and (y) the Company’s good faith estimate of Estimated Closing Amounts in the aggregate (the resulting amount of the product of (x) and (y), the “Adjustment Band”), then the Company’s good faith estimate of Estimated Closing Amounts shall be the Estimated Closing Amounts for purposes of this Agreement, without otherwise affecting the rights of Parent and Former Company Securityholders to any adjustments or payments pursuant to this Article III. If Parent shall advise the Company prior to the Closing of its own good faith estimate of the Estimated Closing Adjustments and such estimate in the aggregate differs from the Company’s estimate of the Estimated Closing Amounts by more than the Adjustment Band, then Parties shall for a period of two Business Days endeavor in good faith to reach a mutually acceptable computation of the Estimated Closing Amounts for purposes of proceeding to the Closing, without otherwise affecting the rights of Parent and the Former Company Securityholders to any adjustments or payments pursuant to this Article III; provided that any such mutual agreement shall be deemed to be the Estimated Closing Amounts for purposes of this Agreement, without otherwise affecting the rights of Parent and the Former Company Securityholders to any adjustments or payments pursuant to this Article III. If the Parties shall fail to mutually agree pursuant to the immediately preceding sentence, the Estimated Closing Amounts for purposes of this Agreement shall be equal to the Company’s good faith estimate of the Estimated Closing Amounts minus the Adjustment Band, and the Parties shall proceed to the Closing, without otherwise affecting the rights of Parent and the Former Company Securityholders to any adjustments or payments pursuant to this Article III; provided further, however, that such difference shall be allocated among the various components of the Estimated Closing Amounts on a pro rata basis (and such amounts shall be deemed to be the Estimated Closing Amounts for the purposes of this Agreement).

(iii) Adjustment. At the Closing, the amount of the Estimated Merger Consideration shall be determined in accordance with Section 2.1.

(b) Post-Closing Adjustments.

(i) Parent’s Calculations. Within 90 days after the Closing Date, Parent shall prepare or cause to be prepared a calculation of Net Working Capital, Net Indebtedness and Transaction Expenses, in each case determined in accordance with the Balance Sheet Rules, and deliver to the Sellers’ Representative such calculations and the adjustments, if any, required to be made to the Estimated Merger Consideration pursuant to Sections 3.1(b)(iii), 3.1(b)(iv) and 3.1(b)(v). Parent shall provide the Sellers’ Representative and its Representatives reasonable and timely access to the working papers, personnel and other information regarding such calculations of Net Working Capital, Net Indebtedness and Transaction Expenses as the Sellers’ Representative may reasonably request; provided, however, that any such access to the work papers of the Company’s outside accountants shall be conditioned upon the Sellers’ Representative’s execution of customary indemnification and confidentiality agreements.

(ii) Determination. The Sellers’ Representative will have a period of up to 45 days following the delivery of Parent’s calculations of Net Working Capital, Net Indebtedness, Transaction Expenses and the Merger Consideration to notify Parent of any disagreements in reasonable detail with such calculations in writing (such notice being a “Seller Objection”). If the Sellers’ Representative fails to deliver a Seller Objection before the end of such 45-day period, Parent’s calculation of Net Working Capital, Net Indebtedness and Transaction Expenses and the adjustments, if any, required to be made to the Estimated Merger Consideration pursuant to Sections 3.1(b)(iii), 3.1(b)(iv) and 3.1(b)(v) shall become final and binding on the Parties. In the event the Sellers’ Representative delivers to Parent a Seller Objection before the end of such 45-day period, Parent and the Sellers’ Representative shall attempt in good faith to resolve any disagreements that they may have with respect to any matter specified in the Seller Objection during the 30-day period following the delivery to Parent of a Seller Objection. If the Parties are unable to resolve the Seller Objection within such 30-day period, either the Sellers’ Representative, on the one hand, or Parent, on the other hand, shall have the right to submit the determination of the matters to KPMG LLP or, if KPMG LLP is not available for such assignment, then an independent accountant of national standing reasonably acceptable to Parent and the Sellers’ Representative (the “Independent Auditor”), whose decision shall be final and binding on the Parties. The Sellers’ Representative and Parent shall each submit to the Independent Auditor, with a copy to the other, a written statement setting forth their respective positions as to any and all matters that remain in dispute within 15 days after the appointment of the Independent Auditor. There will be no ex parte communications between the Sellers’ Representative or Parent and the Independent Auditor, other than written answers by the Sellers’ Representative or Parent to written questions of the Independent Auditor (copies of which shall be provided simultaneously to such other Party), but each of Parent and the Sellers’ Representative shall have the right to reply in writing to the written submission of the other within 10 days after its receipt of the other’s written submission. The Independent Auditor shall be instructed to resolve all disputed items within 30 days of the submission to it of such items. In resolving any disputed item, the Independent Auditor (A) shall be bound by the provisions of this Section 3.1(b)(ii), (B) may not resolve any disputed matter of law, (C) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value for such item claimed by either Parent or the Sellers’ Representative, (D) shall restrict its decision to such items included in the Seller Objection which are then in dispute, (E) may review only the written presentations of the Sellers’ Representative and Parent in resolving any matter which is in dispute, (F) shall render its decision in writing setting forth in reasonable detail the basis upon which its decision was made, and (G) shall base that decision on the Balance Sheet Rules and GAAP. The fees, costs and expenses of the Independent Auditor shall be paid by the Party whose aggregate estimate of the disputed amount differs most greatly from the determination of the Independent Auditor. Notwithstanding anything herein to the contrary, the dispute resolution mechanism contained in this Section 3.1(b)(ii) shall be the exclusive mechanism for resolving disputes regarding the adjustments relating to Net Working Capital, Net Indebtedness and Transaction Expenses. Notwithstanding the preceding, however, the fact that Net Working Capital, Net Indebtedness, Transaction Expenses, or any adjustment required to be made to the Estimated Merger Consideration shall have become final and binding on the Parties, shall not preclude any party from making any claim for any breach of any representation and warranty of another party or any failure by any other party to perform its covenants and agreements hereunder not known at the time such amounts shall have become final and binding on the Parties, or preclude any party from recovering as Damages any amount by which Net Working Capital, Net Indebtedness, Transaction Expenses, or the Merger Consideration was overstated or understated due to such breach, or nonperformance, as applicable, except to the extent actually taken into account in the purchase price adjustment pursuant to this Section 3.1.

(iii) Net Working Capital Adjustment. If Net Working Capital, as finally determined pursuant to Section 3.1(b)(ii), is less than Estimated Net Working Capital, then the Estimated Merger Consideration shall be reduced dollar-for-dollar by the amount of such shortfall. If Net Working Capital, as finally determined pursuant to Section 3.1(b)(ii), is greater than Estimated Net Working Capital, then the Estimated Merger Consideration shall be increased dollar-for-dollar by the amount of such difference.

(iv) Net Indebtedness Adjustment. If Net Indebtedness, as finally determined pursuant to Section 3.1(b)(ii), is less than Estimated Net Indebtedness, then the Estimated Merger Consideration shall be increased dollar-for-dollar by the amount of such shortfall. If Net Indebtedness, as finally determined pursuant to Section 3.1(b)(ii), is greater than Estimated Net Indebtedness, then the Estimated Merger Consideration shall be reduced dollar-for-dollar by the amount of such difference.

(v) Transaction Expenses Adjustment. If Transaction Expenses, as finally determined pursuant to Section 3.1(b)(ii), are less than Estimated Transaction Expenses, then the Estimated Merger Consideration shall be increased dollar-for-dollar by the amount of such shortfall. If Transaction Expenses, as finally determined pursuant to Section 3.1(b)(ii), are greater than Estimated Transaction Expenses, then the Estimated Merger Consideration shall be reduced dollar-for-dollar by the amount of such difference.

(vi) Merger Consideration; Payment of Adjustments. The Estimated Merger Consideration as adjusted pursuant to this Section 3.1(b) shall constitute the “Merger Consideration.” If it is determined pursuant to this Section 3.1(b) that the Estimated Merger Consideration paid at the Closing is less than the Merger Consideration, subject to Section 3.1(a), Parent shall pay such difference in cash to one or more accounts as the Sellers’ Representative shall designate in writing (for the benefit of the Former Company Securityholders). None of Parent, the Company or any of their respective Affiliates shall have any Liability with respect to the allocation thereof by the Sellers’ Representative to the Former Company Securityholders or for any errors or omissions by the Sellers’ Representative in connection therewith. If it is determined pursuant to this Section 3.1(b) that the Estimated Merger Consideration paid at the Closing is greater than the Merger Consideration, the Sellers’ Representative shall pay such difference in cash to Parent out of the Sellers’ Representative Reserve Amount; provided, that if the then remaining balance of the Sellers’ Representative Reserve Amount is less than such difference, then the Former Company Securityholders shall each be obligated pay to Parent their respective Pro Rata Portion of the remainder of such difference in cash in accordance with the terms of their respective Letters of Transmittal, provided further, at the election of Parent, Parent may access the Escrow to satisfy any amounts due to Parent from a Former Company Securityholder and unpaid for 30 days after notice is delivered to the Sellers’ Representative hereunder, at which time the obligation of such Former Company Securityholder to pay Parent hereunder shall become an obligation of such Former Company Securityholder to replenish the Escrow in cash by such amount.

(vii) Timing and Method of Adjustment Payment. Any cash payment to be made as a result of adjustments made in accordance with this Section 3.1(b) shall be paid within five Business Days of the final determination of such adjustments in accordance with Section 3.1(b)(ii) by wire transfer of immediately available funds to one or more accounts as shall be designated by Parent or the Sellers’ Representative (for the benefit of the Former Company Securityholders), as the case may be, at least two Business Days prior to the date that such payment is to be made. Upon the written request of the Sellers’ Representative at least two Business Days prior to the date payment is to be made, Parent shall cause a portion of any payment pursuant to this Section 3.1(b) which is payable to Former Company Optionholders, which amounts and the Former Company Optionholders shall be specified in such written request, to be distributed to the Surviving Corporation. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay such amounts to the applicable recipients thereof in accordance with the Sellers’ Representative’s written instructions through the Surviving Corporation’s normal payroll procedures (and reduced by applicable withholdings).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Parent and Merger Sub to enter into this Agreement and to consummate the Merger, except (i) as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC since April 1, 2014 by the Company or Holdings and publicly available prior to the date of this Agreement (excluding any risk factor disclosures and other forward looking statements, in each case that are not statements of historical fact) or (ii) as set forth in the Company Disclosure Letter (subject to Section 13.5), the Company hereby represents and warrants to Parent and Merger Sub as follows:

4.1 Organization of Company.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted.

(b) The Company is duly qualified and/or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) The Company has provided to Parent true and complete copies of the certificate of incorporation and bylaws of the Company, each as in effect on the date hereof.

4.2 Capitalization; Subsidiaries.

(a) The authorized capital stock of the Company consists of 4,000,000 shares of Company Common Stock, par value $0.01 per share and 1,000,000 shares of Preferred Stock, par value $0.01 per share (the “Company Preferred Stock”). On the date hereof and, except to the extent Stock Options are exercised prior to the Closing, as of the Closing, 2,606,980 shares of Company Common Stock are issued and outstanding, all of which shares are owned beneficially and of record by the Company Common Stockholders as set forth on Section 4.2(a) of the Company Disclosure Letter hereto, and no shares of Company Preferred Stock are issued or outstanding. All of the issued and outstanding shares of Company Common Stock have been duly authorized, validly issued and are fully paid and non-assessable and free of any preemptive rights in respect thereto. As of the date hereof and, except to the extent Stock Options are exercised prior to the Closing, as of the Closing, there are no issued or outstanding shares of capital stock of the Company other than 2,606,980 shares of Company Common Stock, and (i) there are no shares of capital stock of the Company held in treasury and (ii) there are no subscriptions, options, “phantom” stock rights, stock appreciation rights, warrants or other rights entitling any Person to acquire or otherwise receive from the Company any shares of capital stock or securities of the Company convertible into or exchangeable for capital stock of the Company. Except as described on Section 4.2(a) of the Company Disclosure Letter, there are no Contracts relating to the grant, issuance, repurchase, redemption or other acquisition by the Company of any Company Common Stock or Company Preferred Stock. Except as described on Section 4.2(a) of the Company Disclosure Letter, there are no voting trusts, shareholder agreements, proxies or other restrictions that restrict or limit the voting, sale or other disposition of any shares of Company Common Stock or Preferred Stock. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of capital stock of the Company. The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the stockholders of the Company on any matter. Section 4.2(a) of the Company Disclosure Letter sets forth a true and correct list as of the date hereof of all outstanding Stock Options issued under the Company Stock Plan, including the holder to whom the Stock Option was issued, date of grant, number of shares of Company Common Stock underlying such Stock Option and the exercise price per share of Company Common Stock.

(b) Section 4.2(b) of the Company Disclosure Letter sets forth the names of each Subsidiary of the Company and shows for each such Subsidiary: (i) its jurisdiction of organization; (ii) the authorized and outstanding capital stock or other equity securities of each such Subsidiary; and (iii) the identity of and number of shares of such capital stock or other equity securities owned of record by each holder thereof. Except as set forth on Section 4.2(b) of the Company Disclosure Letter, (x) the Company has no Subsidiaries and (y) the Company does not own any capital stock or other equity securities of any other Person.

(c) Each Subsidiary of the Company is duly organized, validly existing and in good standing in its jurisdiction of organization, with all requisite corporate or other similar power to own, lease and operate its property and to carry on its business as now being conducted.

(d) Each such Subsidiary is duly qualified and/or licensed to do business and is in good standing as a foreign corporation or limited liability company in each jurisdiction in which the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e) All of the issued and outstanding shares of capital stock or other equity securities of each Subsidiary of the Company are duly authorized, validly issued, fully paid and non-assessable (to the extent that such concepts are applicable) and free of any preemptive rights with respect thereto. Except as described on Section 4.2(e) of the Company Disclosure Letter, there are no (i) issued or outstanding shares of capital stock or other equity securities of any Subsidiary of the Company or (ii) subscriptions, options, “phantom” stock rights, stock appreciation rights, warrants or other rights entitling any Person to acquire or otherwise receive from any Subsidiary of the Company any shares of capital stock or other equity securities of such Subsidiary convertible into or exchangeable for capital stock or other equity securities of such Subsidiary (collectively, the “Subsidiary Securities”). Except as described on Section 4.2(e) of the Company Disclosure Letter, no Subsidiary Securities are held in treasury. Except as described on Section 4.2(e) of the Company Disclosure Letter, there are no Contracts relating to the grant, issuance, repurchase, redemption or other acquisition by any Subsidiary of the Company of any Subsidiary Securities. Except as described on Section 4.2(e) of the Company Disclosure Letter, there are no voting trusts, shareholder agreements, proxies or other restrictions that restrict or limit the voting, sale or other disposition of any Subsidiary Securities. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of any Subsidiary Securities. No Subsidiary of the Company has any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the holders of any Subsidiary Securities on any matter.

(f) None of the Company and its Subsidiaries is obligated to make any investment in or capital contribution to any Person.

(g) The Company has provided to Parent true and complete copies of the certificate of incorporation, bylaws or other applicable organizational documents of each Subsidiary of the Company, each as in effect on the date hereof.

4.3 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party, and to perform its obligations under, and to consummate the Merger and the other transactions contemplated by, this Agreement and such other Transaction Documents. The execution and delivery by the Company of, the performance of its obligations under, and the consummation of the Merger and the other transactions contemplated by, this Agreement and such other Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly authorized by all necessary corporate action on the part of the Company, subject only to the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, by the Company’s stockholders holding in the aggregate at least a majority of the issued and outstanding shares of Company Common Stock (the “Company Stockholder Approval”). This Agreement has been and such other Transaction Documents have been or, when executed and delivered, will be duly executed and delivered by the Company. This Agreement and each of the other Transaction Documents to which the Company is a party constitutes, and each of the other Transaction Documents to which the Company will become a party, when executed and delivered by the Company, will constitute, a valid and binding obligation of the Company enforceable by Parent against the Company in accordance with their respective terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exceptions”).

(b) The board of directors of the Company has, by unanimous written consent, (i) determined that the Merger is fair to, and in the best interests of, the Company and the holders of Company Common Stock, (ii) adopted and approved this Agreement, the Merger and the other transactions contemplated hereby, and (iii) recommended that the holders of Company Common Stock adopt and approve this Agreement, the Merger and the other transactions contemplated hereby (collectively, the “Company Board Approval”), and no other corporate actions on the part of the Company (other than the Company Stockholder Approval) are necessary in connection with the authorization, execution and delivery of this Agreement and the other Transaction Documents by the Company and the performance by the Company of the Merger and the other transactions contemplated hereby. The Company has delivered to Parent a certified copy of the Company Board Approval which as of the date hereof has not been revoked, rescinded or amended.

(c) The Company Stockholder Approval constitutes all of the votes, consents and approvals required of the holders of capital stock of the Company for the authorization, execution and delivery of this Agreement by the Company and the performance by the Company of the Merger and the other transactions contemplated hereby. The execution and delivery of the Written Consent will constitute the valid and effective Company Stockholder Approval.

(d) The execution and delivery by the Company of this Agreement and the other Transaction Documents to which it is or will become a party do not, and the performance of its obligations under, and the consummation of the Merger and the other transactions contemplated by this Agreement and such other Transaction Documents to which it is or will become a party, will not, (i) conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other applicable organizational documents of the Company or any of its Subsidiaries, (ii) violate any Law applicable to the Company or any of its Subsidiaries, (iii) except as set forth on Section 4.3(d) of the Company Disclosure Letter, conflict with, result in a breach of or default under, give rise to a right of termination of or accelerate the performance required by, or constitute an event that, after notice or lapse of time or both, would conflict with, result in a breach of or default under, give rise to a right of termination of or accelerate the performance required by, the terms of any Order involving or binding upon the Company or any of its Subsidiaries, or any Contract to which the Company or any of its Subsidiaries is a party or by which any of their respective assets are bound, (iv) require any consent, approval, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any third party on the part of the Company or any of its Subsidiaries, other than (x) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable securities Laws, (y) such filings as may be required under the HSR Act or (z) such other consents, authorizations, filings, approvals and registrations which are listed on Section 4.3(d) of the Company Disclosure Letter, or (v) result in the creation or imposition of any Lien (other than a Permitted Lien), with or without notice or lapse of time or both, on any assets of the Company or any of its Subsidiaries, except, in the case of the preceding clauses (ii), (iii), (iv) and (v), as would not, individually or in the aggregate with any other item described in such clauses, result in a Material Adverse Effect.

4.4 Company Financial Statements.

(a) Complete copies of the Company’s audited financial statements consisting of the balance sheet of the Company as of December 27, 2013 and December 28, 2012 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the fiscal years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at September 26, 2014 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Parent. The balance sheet of the Company as of December 27, 2013 is referred to herein as the “Balance Sheet” and the balance sheet of the Company as of September 26, 2014 is referred to herein as the “Interim Balance Sheet.”

(b) The Financial Statements are derived from the books and records of the Company, and present fairly, in all material respects, the consolidated financial position and results of operation of the Company and its Subsidiaries as of their historical dates and for the periods indicated. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis, subject, in the case of the Interim Financial Statements, to all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of results of operations for the interim period and of the financial condition as of the date of the Interim Balance Sheet but excluding, such other, if any, normal year-end adjustments (the effect of which will not be material) and the absence of notes (that, if presented, would not differ materially from those presented in the audited financial statements).

(c) Except as set forth on Section 4.4(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any debt, liability or other obligation that would be required to be disclosed in audited financial statements or the notes thereto prepared in accordance with GAAP, except those liabilities (i) reflected in the Financial Statements, (ii) disclosed in the Company Disclosure Letter, (iii) incurred in the ordinary course of business consistent with past practice (and not involving any violation of Law or breach under any contract by the Company or any Subsidiary) since the date of the Interim Balance Sheet that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, and (iv) for performance obligations arising out of or under Contracts to which the Company or any of its Subsidiaries is a party (but excluding any Liability for breach thereof).

(d) All of the outstanding accounts receivable shown on the Financial Statements have been valued in accordance with GAAP applied on a consistent basis and represent, as of the respective dates thereof, valid Liabilities of a third party to the Company arising from sales actually made or services actually performed, in each case, in the ordinary course of business consistent with past practice. All of the outstanding accounts receivable deemed uncollectible have been reserved against on the Financial Statements in accordance with GAAP applied on a consistent basis.

(e) All inventory reflected on the Financial Statements consists of a quality and quantity usable in the business of the Company and its Subsidiaries consistent with past practices and have been valued in accordance with GAAP at the lower of cost or market applied on a first in, first out basis. All of the inventory deemed obsolete or below-standard quality have been reserved against, written off or written down to net realizable value on the Financial Statements and valued in accordance with GAAP applied on a consistent basis.

(f) The Company’s system of internal controls over financial reporting is sufficient to provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP applied on a consistent basis.

(g) Section 4.4(g) of the Company Disclosure Letter sets forth a true and complete list of all indebtedness for borrowed money of the Company and its Subsidiaries, in each case as of October 24, 2014, including, as applicable, the aggregate principal amount outstanding thereunder.

4.5 SEC Documents.

(a) The Company confidentially submitted a draft registration statement on Form S-1 to the SEC on August 29, 2014 and confidentially submitted an amendment to such draft registration statement to the SEC on October 10, 2014 (as so amended, the “Registration Statement”). Holdings filed a registration statement with the SEC on April 1, 2014 on Form S-4 and filed amendments to such registration statement with the SEC on May 23, 2014 and June 18, 2014 (as so amended, “Holdings Registration Statement”). The Holdings Registration Statement was declared effective on June 27, 2014.

(b) DS Services Holdings, Inc. (“Holdings”) has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by Holdings pursuant to the Securities Act and the Exchange Act since January 1, 2013 (the “Holdings SEC Documents”). As of their respective dates of filing or, in the case of the Holdings Registration Statement, as of its date of effectiveness, the Holdings Registration Statement and each of the Holdings SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC applicable thereto, and none of the Registration Statement (as of the date of the most recent amendment thereto), the Holdings Registration Statement or the Holdings SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except if validly amended or superseded by a subsequent filing with the SEC prior to the date hereof. The Company has made available to Parent all correspondence with the SEC since January 1, 2013 and prior to the date hereof, and, as of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Holdings SEC Documents, and, to the Knowledge of the Company, as of the date of this Agreement, none of the Holdings SEC Documents is the subject of any ongoing review by the SEC.

(c) (A) Each of the Company and Holdings (individually or in the aggregate) maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and (B) Holdings has disclosed since January 1, 2013 and prior to the date hereof, to Holdings’ auditors and the audit committee of Holdings’ board of directors (1) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that, to the Knowledge of the Company, are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, of which the Company has Knowledge, whether or not material, that involves management or other employees who have a significant role in Holdings’ internal control over financial reporting. The Company has made available to Parent all such disclosures made by management to Holdings’ auditors and audit committee from January 1, 2013 to the date of this Agreement. The Company’s principal executive officer and principal financial officer have made, with respect to the Holdings SEC Documents, all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC. Except as disclosed in the Registration Statement and the Holdings Registration Statement, since January 1, 2013 and prior to the date of this Agreement, the Company has not identified any material weaknesses in the design or operation of the internal controls over financial reporting. Neither the Company nor any of the Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act.

4.6 Tax Matters. Except as set forth on Section 4.6 of the Company Disclosure Letter:

(a) All material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been timely filed (taking into account any applicable extension of time within which to file) and are true, correct, and complete in all material respects;

(b) All Taxes shown to be payable on the Tax Returns described in Section 4.6(a) and all other material Taxes of the Company and its Subsidiaries have been paid in full, and the Financial Statements reflect adequate reserves (excluding any reserve for deferred Taxes) in accordance with GAAP applied on a consistent basis for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such Financial Statements, and, since June 27, 2014, neither the Company nor any of its Subsidiaries has engaged in any action, other than in the ordinary course of business consistent with past practice, that would affect such reserves for Taxes;

(c) There are no material Liens on any of the assets of the Company or any of its Subsidiaries with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP applied on a consistent basis;

(d) Parent has been furnished by the Company with true and complete copies of all federal income Tax Returns filed by or with respect to the Company and its Subsidiaries for all periods during the three years prior to the date of this Agreement;

(e) Since January 1, 2009, neither the Company nor any of its Subsidiaries has received written notice that it has not filed a material Tax Return or paid material Taxes required to be filed or paid;

(f) No Action is pending or, to the Knowledge of the Company, threatened with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries; no Governmental Entity has given notice in writing of any intention to assert any deficiency or claim for additional Taxes against the Company or any of its Subsidiaries; no claim in writing has been made by any Governmental Entity in a jurisdiction where the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; and all deficiencies for material Taxes asserted or assessed against the Company or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the Financial Statements;

(g) No material waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Company or any of its Subsidiaries, and no request for any such waiver or extension is currently pending;

(h) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any Tax Sharing Agreement (other than one exclusively between or among the Company and its wholly owned Subsidiaries) or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income Tax Returns of which the Company is the common parent) under Treasury Regulations Sections 1.1502-6 or 1.1502-78 or similar provision of state, local or foreign Tax Law, as a transferee or successor, by contract or otherwise;

(i) Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” other than a “loss transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Tax Law);

(j) The Company and its Subsidiaries have each withheld from their respective employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Entity proper and accurate amounts in all material respects for all periods ending on or before the Closing Date in compliance with all Tax withholding and remitting provisions of applicable Laws and have each complied in all material respects with all Tax information reporting provisions of all applicable Laws;

(k) Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition;

(l) Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Closing Date taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Sections 481 or 108(i) of the Code or comparable provisions of state, local or foreign Tax Law, or for any other reason;

(m) Any material adjustment of Taxes of the Company or any of its Subsidiaries made by the IRS, which adjustment is required to be reported by the Company or any of its Subsidiaries to the appropriate state, local or foreign Governmental Entities, has been so reported by the Company or such Subsidiary;

(n) Neither the Company nor any of its Subsidiaries has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax Law that could affect the Company’s or any of its Subsidiaries’ liability for Taxes after the Closing Date, and neither the Company nor any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable ruling of any other Governmental Entity; and

(o) Notwithstanding the generality of any other representations and warranties contained in this Agreement, this Section 4.6 contains the sole and exclusive representations and warranties of the Company with respect to Tax matters (other than representations and warranties contained in Sections 4.1, 4.2, 4.4 or 4.10).

4.7 Absence of Certain Changes or Events. (a) Since December 27, 2013, there has not been any change, effect, event, occurrence, condition, state of facts or development that, individually or in the aggregate with any other such changes, effects, events, occurrences, conditions, state of facts or developments, has resulted in or would result in a Material Adverse Effect and (b) since the date of the Interim Balance Sheet and through the date hereof, except as set forth on Section 4.7 of the Company Disclosure Letter, (i) the Company and its Subsidiaries have operated in the ordinary course of business consistent with past practice, (ii) the Company and its Subsidiaries have not suffered any damage, destruction or loss not covered by insurance in an amount in excess of $500,000 individually or $3,000,000 in the aggregate and (iii) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof, would require the consent of Parent pursuant to clauses (i), (ii), (iii), (viii), (ix), (x), (xi), (xv), (xvi), (xvii) or (xx) (to the extent relating to any of the foregoing) of Section 6.2(b) or that would be prohibited pursuant to Section 6.10.

4.8 Property.

(a) Personal Property.

(i) The Company and its Subsidiaries have good and valid title to, or a valid leasehold interest in, all its material personal properties and assets, whether tangible or intangible, reflected on the Interim Balance Sheet or acquired by it since the date of the Interim Balance Sheet (collectively, the “Personal Property”), free and clear of all liens, mortgages, deeds of trust, pledges, charges, security interests, rights of first refusal or offer, easements, restrictions, leases, defects of title, covenants, encroachments, options or other encumbrances (“Liens”), other than Permitted Liens. The Personal Property, together with the Real Property owned or leased by the Company and its Subsidiaries, is sufficient for the conduct of the business of the Company and its Subsidiaries in all material respects as presently conducted by the Company and its Subsidiaries.

(ii) Except as set forth on Section 4.8(a) of the Company Disclosure Letter, the material machinery, equipment and other material tangible assets included within the Personal Property that the Company and its Subsidiaries own or lease have been maintained in accordance with customary industry practice, and, subject to ordinary wear and tear, are in good operating condition and repair.

(b) Real Property.

(i) Section 4.8(b)(i)(A) of the Company Disclosure Letter contains a complete and correct list of the addresses and types of all Real Property owned by the Company and its Subsidiaries (together with all the buildings, improvements, structures and fixtures now located thereon, and all easements and other rights and interests appurtenant thereto, the “Owned Real Property”), as well as a list of any Contracts or options to acquire any Real Property as of the date hereof. Except as set forth on Section 4.8(b)(i)(B) of the Company Disclosure Letter, the Company or a Subsidiary of the Company is the owner of good and valid fee simple title to all Owned Real Property, free and clear of all Liens except for Permitted Liens. Except as set forth on Section 4.8(b)(i)(C) of the Company Disclosure Letter, neither the Company nor its applicable Subsidiary has leased or licensed or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof. Except as set forth on Section 4.8(b)(i)(D) of the Company Disclosure Letter, other than the rights of Parent and Merger Sub pursuant to this Agreement, there are no outstanding options, rights of first offer, rights of first refusal or other rights in favor of any Person to purchase any Owned Real Property or any portion thereof or interest of the Company or any of its Subsidiaries therein. The Company has heretofore made available to Parent all policies of title insurance in favor and in possession of the Company or a Subsidiary with respect to any Owned Real Property and all surveys with respect to any material Owned Real Property in its possession showing the locations of all buildings and improvements on such Owned Real Property as of the date hereof.

(ii) Section 4.8(b)(ii)(A) of the Company Disclosure Letter sets forth a complete and correct list of all Real Property that is subject to a Contract as of the date hereof pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses, or otherwise uses or occupies (in each case, as tenant, subtenant, licensee or occupant) any Real Property or any interest in Real Property (the “Property Leases”). Each material Property Lease is in full force and effect, and all rent and other sums and charges due and payable by the Company or any of its Subsidiaries under any material Property Lease have been paid. Except as set forth on Section 4.8(b)(ii)(B) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received written notice of default or termination under any material Property Lease which remains outstanding, and no event has occurred and no condition exists which, with the giving of notice, the lapse of time, or both, would constitute a material default under any material Property Lease on the part of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no event has occurred and no condition exists which, with the giving of notice, the lapse of time, or both, would constitute a material default under any material Property Lease on the part of the other party or parties thereto. The Company has made available to Parent complete and correct copies of each of the material Property Leases, including any guarantees, subordination, nondisturbance and attornment agreements, and/or landlord lien waivers related thereto. The Company or its Subsidiary, as applicable, has a good and valid leasehold interest in and to each material Property Lease, free and clear of all Liens, except for Permitted Liens, and each material Property Lease is enforceable against the Company or its Subsidiary, as applicable, and, to the Knowledge of the Company, the other party or parties thereto, except to the extent that enforceability may be limited by the Bankruptcy and Equity Exceptions. Neither the Company nor any of its Subsidiaries has leased, subleased or licensed or otherwise granted to any Person the right to use or occupy any material Leased Property or any portion thereof.

(iii) Except as set forth on Section 4.8(b)(iii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened appropriation, condemnation or like Action materially affecting any Real Property or any part thereof or of any sale or other disposition of any Real Property or any part thereof in lieu of condemnation or other matters materially affecting and impairing the current use, occupancy or value thereof. Neither the Company nor any of its Subsidiaries has received written notice that the use of any material Real Property and the improvements erected thereon, in any material respect, breaches, violates or conflicts with the terms and provisions of any Law, any Permit, or any material Contract relating thereto.

(iv) Except as set forth on Section 4.8(b)(iv) of the Company Disclosure Letter, the Owned Real Property and the Leased Property together constitute all of the real property used by the Company and its Subsidiaries in the operation of their business. The buildings, structures, fixtures and other improvements on or within any material Owned Real Property and material Leased Property are in all material respects suitable for the purposes for which they are currently being used by the Company or any of its Subsidiaries.

4.9 Intellectual Property.

(a) The Company or a Subsidiary of the Company owns, has the right to use pursuant to a valid and binding Contract or otherwise has the right to use all of the material Intellectual Property that is used in the conduct of the business by the Company or any of its Subsidiaries (the “Company Intellectual Property”), free and clear of all Liens other than Permitted Liens. As used herein, that portion of the Company Intellectual Property which is owned by the Company or one or more of its Subsidiaries shall be referred to as the “Owned Intellectual Property” and that portion of the Company Intellectual Property which is licensed to the Company or one or more of its Subsidiaries pursuant to a valid and binding Contract shall be referred to as the “Licensed Intellectual Property.” Together, the Owned Intellectual Property and the Licensed Intellectual Property is sufficient for the conduct of the business of the Company and its Subsidiaries in all material respects as presently conducted by the Company and its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable actions to maintain and protect each item of Owned Intellectual Property.

(b) Section 4.9(b) of the Company Disclosure Letter contains a true and complete list of (i) Owned Intellectual Property that is registered, issued or the subject of a pending application and (ii) all material unregistered Owned Intellectual Property. With respect to each item of Owned Intellectual Property set forth on Section 4.9(b) of the Company Disclosure Letter, the Company or a Subsidiary of the Company is the owner of the entire right, title and interest in and to such Owned Intellectual Property and is entitled to use such Owned Intellectual Property in the continued operation of its respective business. All of the material registrations, issuances and applications set forth on Section 4.9(b) of the Company Disclosure Letter are, to the Knowledge of the Company, valid, in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses in respect thereof, and all filings related thereto, have been duly made.

(c) Except as set forth on Section 4.9(c) of the Company Disclosure Letter, to the Knowledge of the Company, there is no infringement by any third party in any material respect of any Owned Intellectual Property.

(d) Neither the Company nor any of its Subsidiaries (nor any products or services thereof) infringe, interfere with, dilute, misappropriate or otherwise violate the Intellectual Property or privacy or publicity rights of any Person in any material respect, nor have they engaged in any false advertising or unfair competition. No Actions are pending, or to the Knowledge of the Company, threatened alleging any of the claims specified in the preceding sentence.

(e) The execution and delivery of this Agreement, and the performance of the Company’s obligations hereunder, shall not result in the forfeiture of the Company’s or any of its Subsidiaries’ rights in any Company Intellectual Property, nor the breach of any material license agreement pertaining to the Company Intellectual Property. Except as set forth on Section 4.9(e)

of the Company Disclosure Letter, upon the Closing, the Company or its applicable Subsidiary will continue to have the right to use all Licensed Intellectual Property on substantially similar terms and conditions as the Company or such Subsidiary enjoyed immediately prior to the Closing.

(f) The Company and its Subsidiaries have a privacy policy (the “Privacy Policy”) regarding the collection and use of Personal Data, a true, correct and complete copy of which has been provided to Parent prior to the date hereof. The Company and each of its Subsidiaries is, and at all times during the past three years has been in material compliance with all applicable Laws regarding the collection, use and protection of Personal Data and with the Privacy Policy, and, to the Knowledge of the Company, the Company’s information systems have not been subject to a security breach, and no Person has gained unauthorized access to or made any unauthorized use of any such Personal Data maintained by the Company or any of its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable steps (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to ensure that Personal Data is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. The execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not violate, in any material respect, the Privacy Policy as it currently exists or as it existed at any time during which any Personal Data was collected or obtained by the Company or any of its Subsidiaries and, upon the Closing, the Company and its Subsidiaries will own all such Personal Data and continue to have the right to use such Personal Data on substantially the same terms and conditions as the Company or its Subsidiaries enjoyed immediately prior to the Closing.

(g) No Action is pending (or during the past three years has been filed) or, to the Knowledge of the Company, is threatened against the Company or any of its Subsidiaries relating to the collection, maintenance or use of Personal Data. Except as set forth on Section 4.9(g) of the Company Disclosure Letter, the Company and its Subsidiaries have implemented commercially reasonable security measures to protect the Personal Data they receive and store in their respective computer systems from illegal use by third parties.

(h) The Company has maintained commercially reasonable practices to protect the confidentiality of the Company’s confidential information and trade secrets and, except as disclosed on Section 4.9(h) of the Company Disclosure Letter, has required all Employees and other Persons with access to the Company’s confidential information to execute contracts requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Company. All current and former employees and contractors of the Company who contributed to the development of any product or service of the Company (or any other Company Intellectual Property) have executed a Contract that assigns to the Company all of such Person’s respective rights, including Intellectual Property, relating to such product or service.

(i) The Company maintains commercially reasonable disaster recovery plans with respect to its information systems providing products and services to customers, and maintains reasonable back-up copies of all data and information provided by their customers and/or utilized by the Company to operate the products and services. Except as disclosed on

Section 4.9(i) of the Company Disclosure Letter, there has been no material failure of such information systems during the twelve month period ending on the date hereof that caused a material disruption or interruption in the Company’s or its customers’ use of the Company products and services.

4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Letter sets forth a true and complete list of all “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all other material agreements, programs, policies or other arrangements involving direct or indirect compensation, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, restricted stock unit, “phantom” stock, retirement, post-retirement insurance, savings, stock bonus, vacation, disability, death, tuition reimbursement, employment, severance, retention, change in control, and all other material employee benefit plans, agreements, programs, policies or arrangements (whether written or unwritten) currently maintained, sponsored, contributed to, or required to be contributed to, by the Company, its Subsidiaries or any entity that would be deemed a “single employer” with the Company or its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA (each, an “ERISA Affiliate”) or with respect to which the Company or its Subsidiaries or any ERISA Affiliate has any material liability (contingent or otherwise) on behalf of any employees of the Company or its Subsidiaries (each an “Employee Plan”). Each Employee Plan identified on Section 4.10(a) of the Company Disclosure Letter as a “multiemployer plan” (as defined in Section 3(37) or Section 4001(a)(3) of ERISA, a “Multiemployer Plan”), is referred to herein as a “Company Multiemployer Plan”. For purposes of the representations and warranties set forth in this Section 4.10, references to “Employee Plan” shall not include any Company Multiemployer Plan.

(b) True and complete copies of each of the Employee Plans have been made available to Parent prior to the date hereof, including (i) all amendments thereto, and all related trust documents and insurance policies, (ii) a written summary of the material terms of any Employee Plan that is not set forth in a written document, (iii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iv) the most recent IRS or Department of Labor determination or opinion letters with respect to each Employee Plan intended to be qualified under Section 401(a) of the Code, (v) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, (vi) the three most recent actuarial reports, if any, (vii) all material, non-routine, correspondence to or from any Governmental Entity received in the last three years, and (viii) all discrimination tests for the most recent three plan years, in each case, as and solely to the extent applicable.

(c) Each Employee Plan has been maintained and operated in all material respects in accordance with its terms and applicable Laws, including ERISA and the Code. Each Employee Plan intended to qualify under Section 401(a) of the Code has received a determination letter from the IRS or such Employee Plan utilizes a prototype form or volume submitter plan document and the prototype plan’s or volume submitter plan’s sponsor has received a favorable opinion or advisory letter from the IRS, in each case, regarding its qualified status under the Code and no event has occurred that caused or could reasonably be expected to cause the loss of such qualification. There are no material claims (other than routine claims for benefits, and appeals of such claims) or lawsuits that have been threatened in writing or instituted against any Employee Plan or any fiduciary (as defined in Section 3(21)(A) of ERISA) of any Employee Plan. No Employee Plan is under audit or investigation by the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation, or any other Governmental Entity. All payments or contributions required to be made by the Company and its Subsidiaries under the terms of the Employee Plans or applicable Law have been made or accrued on the Company’s or its relevant Subsidiary’s financial statements to the extent required by GAAP applied on a consistent basis.

(d) To the Knowledge of the Company, neither the Company nor any of its ERISA Affiliates or other “disqualified person” or “party in interest,” as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any non-exempt “prohibited transaction,” as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Employee Plan.

(e) Except for the Company Multiemployer Plans or as set forth on Section 4.10(e) of the Company Disclosure Letter, no Employee Plan is a “Multiemployer Plan,” and, except as set forth in Section 4.10(e) of the Company Disclosure Letter, no Employee Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Except as set forth on Section 4.10(e) of the Company Disclosure Letter, none of the Employee Plans provide for post-employment life or health insurance benefits for any current or former employee of the Company or its Subsidiaries or any beneficiary, other than as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable law. No Employee Plan is a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(f) With respect to any Employee Plan (other than any Company Multiemployer Plan) to which the Company, any of its Subsidiaries or any ERISA Affiliate is required to make contributions, except as set forth on Section 4.10(f) of the Company Disclosure Letter: (i) there does not exist an accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived, or any liability under Section 4971 of the Code; (ii) the fair market value of the assets of any such plan equals or exceeds the actuarial present value of all accrued benefits under such plan (whether or not vested, each as determined under the assumptions and valuation method of the latest actuarial valuation of such plan); (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the Merger and the other transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (v) no liability or contingent liability (including liability pursuant to Section 4069 of ERISA) under Title IV of ERISA has been or is reasonably expected to be incurred by the Company, any of its Subsidiaries or any ERISA Affiliate; and (vi) the Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any such plan and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan.

(g) With respect to each Company Multiemployer Plan, except as set forth on Section 4.10(g) of the Company Disclosure Letter: (i) all material contributions and premiums required to have been paid by the Company, any of its Subsidiaries or any of its ERISA Affiliates to any Company Multiemployer Plan under the terms of any such plan or its related trust, insurance contract or other funding arrangement, or pursuant to any applicable Law (including ERISA and the Code) or collective bargaining agreement have been paid within the time prescribed by any such plan, agreement or applicable Law, or have been properly accrued in accordance with GAAP applied on a consistent basis; (ii) neither the Company nor any of its Subsidiaries nor any of their ERISA Affiliates contributes to or is obligated to contribute to, or within the six years preceding this Agreement contributed to or was obligated to contribute to, a Multiemployer Plan or a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA, other than the Company Multiemployer Plans; (iii) the Company has delivered to Parent complete copies of (A) all information that has been provided to the Company or any of its ERISA Affiliates within the past year regarding assessed or potential withdrawal liability under any Company Multiemployer Plan and (B) the most recent actuarial report or other information received (if any) from a Company Multiemployer Plan regarding its funding status, financial condition, or related matters and (C) any notice received by the Company or any of its ERISA Affiliates that a Company Multiemployer Plan is “insolvent,” in “reorganization,” or in “endangered” or “critical” status (within the meaning assigned to such terms under ERISA); (iv) neither the Company or any of its ERISA Affiliates has received a notice that a Company Multiemployer Plan is “insolvent,” in “reorganization,” or in “endangered,” or in “critical” status; (v) neither the Company or any of its ERISA Affiliate has received any notice of any claim or demand for complete or partial withdrawal; (vi) to the Knowledge of the Company, no Company Multiemployer Plan is a party to any pending merger or asset or liability transfer under Part 2 of Subtitle E of Title IV of ERISA; (vii) to the Knowledge of the Company, the Pension Benefit Guaranty Corporation has not instituted proceedings against the Company Multiemployer Plan; and (viii) neither the Company or any of its ERISA Affiliate is engaged in, or has entered into any agreement with respect to, a transaction described in Section 4204 or 4212 of ERISA.

(h) Except as set forth on Section 4.10(h) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Merger and the other transactions contemplated by this Agreement will materially increase the amount of compensation or benefits due to any employee of the Company or result in the acceleration of the time of payment or vesting of any such benefits under any Employee Plan, in each case, solely by reason of such transactions. Except as set forth on Section 4.10(h) of the Company Disclosure Letter, no amounts payable under any Employee Plan will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code by reason of the consummation of the Merger and the other transactions contemplated hereby.

(i) Neither the Company nor any of its Subsidiaries has made any commitment, whether legally binding or not, or has announced (orally or in writing) to its employees a plan or intention, to create any additional employee benefit or compensation plans, policies or arrangements.

(j) No Person is entitled to be compensated (whether by the Company or any of its Subsidiaries) for excise or other additional Taxes paid or payable pursuant to Section 409A of the Code.

(k) Each grant of Stock Options was authorized by the board of directors of the Company or an authorized committee thereof, was made in accordance with the terms of the Company Stock Plan and any applicable Law and has a grant date identical to the date on which it was actually granted or awarded by the Company’s board of directors or an authorized committee thereof. The per share exercise price of each Stock Option, when applicable, was no less than the fair market value of a share of Common Stock on the date of grant.

(l) No Employee Plan is subject to the Laws of a jurisdiction outside of the United States.

(m) Notwithstanding the generality of any other representations and warranties contained in this Agreement, this Section 4.10(j) contains the sole and exclusive representations and warranties of the Company with respect to employee benefit and Employee Plan matters.

4.11 Significant Contracts.

(a) Except for this Agreement and each Employee Plan set forth on Section 4.10(a) of the Company Disclosure Letter, Section 4.11(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, and the Company has made available to Parent true and complete copies, of each Contract of the following types to which the Company or any of its Subsidiaries is a party or by which it or any of its assets is bound, in each case, as of the date hereof (including all amendments thereto, each, a “Significant Contract”):

(i) any Contract pursuant to which the Company or any of its Subsidiaries has received more than $500,000 over the 12-month period ended September 26, 2014;

(ii) any Contract under which the Company was or is obligated to pay more than $500,000 over the 12 month period ended September 26, 2014;

(iii) [Reserved.]

(iv) any Contract that provides by its express terms for the payment of rebates, concessions, volume discounts, or reimbursement by the Company or a Subsidiary that would reasonably be expected to exceed $250,000 in any 12 month period, during the term of the Contract;

(v) any Contract, other than a commercial Contract made with a customer or supplier in the ordinary course, or an ordinary course Contract with a director, officer, employee or other service provider, or that is supplied in the Company’s electronic data room as of the date hereof, pursuant to which the Company or a Subsidiary has indemnified the obligations of any Person;

(vi) any employment, retention, non-competition, nonsolicitation, restrictive covenant, or separation Contract with any current (x) director or (y) officer, employee or individual consultant (in each case of this clause (y), with annual compensation in excess of $175,000) of the Company or any of its Subsidiaries;

(vii) any Contract under which the Company or any of its Subsidiaries would incur any change-in-control payment or similar compensation obligations to any of its employees as a result of the execution and delivery of this Agreement or any other Transaction Document or the consummation of the Merger and the other transactions contemplated hereby or thereby;

(viii) any currently effective collective bargaining or union agreement or Contract with respect to its employees;

(ix) any Contract that purports to restrict in any material respect the ability of the Company or any of its Subsidiaries to carry on or enter into any market or line of business or any material Contract that provides for “most favored nations” terms or establishes exclusive sale or purchase obligations with respect to any product or service anywhere in the world;

(x) any Contract evidencing or relating to Indebtedness, in each case in an amount in excess of $500,000;

(xi) any Contract under which the Company or any of its Subsidiaries has advanced or loaned an amount to any Person, other than trade credit in the ordinary course of business consistent with past practice;

(xii) any joint venture, strategic alliance, partnership or limited liability company Contract;

(xiii) any stock option, stock purchase or stock appreciation plan;

(xiv) any Contract that relates to the acquisition of the business, capital stock or other equity securities or a material amount of the assets of any other Person or any material real property (whether by merger, sale of stock, sale of assets or otherwise) (A) within the past 18 months, in each case, involving amounts in excess of $1,000,000 or (B) under which there are material outstanding obligations;

(xv) any Contract (i) pursuant to which the Company or any of its Subsidiaries uses any Licensed Intellectual Property or (ii) pursuant to which the Company or any of its Subsidiaries has granted to a third party any right in or to any Owned Intellectual Property, in each case, other than Contracts involving a one-time fee or annual fee of less than $500,000 entered into the ordinary course of business consistent with past practice;

(xvi) any Contract for capital expenditures involving payments of more than $500,000 individually or in the aggregate, in each case under which there are material outstanding obligations;

(xvii) any Contract involving any resolution or settlement of any actual or threatened Action (A) with a value of greater than $500,000 entered into in the past three years or (B) which imposes material continuing obligations on the Company or any of its Subsidiaries;

(xviii) any Contract under which the Company or any of its Subsidiaries has continuing “earn-out” or other material contingent payment obligations to any Person or any Contract under which the Company or any of its Subsidiaries would reasonably be expected to be obligated to make a material indemnification payment to any third party; or

(xix) any Contract under which the Company or any of its Subsidiaries is lessee of any personal property owned by any other Person for which the annual rental exceeds $250,000.

True and complete copies of each Significant Contract have been made available to Parent prior to the date hereof.

(b) Except as set forth on Section 4.11(b) of the Company Disclosure Letter, each Significant Contract is valid, binding, in full force and effect, and enforceable by and against the Company and/or its Subsidiary which is a party thereto and, to the Knowledge of the Company, by and against each other party to such Significant Contract, in accordance with its terms, except to the extent that enforceability may be limited by applicable Bankruptcy and Equity Exceptions.

(c) Except as set forth on Section 4.11(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is in default under or in breach or violation of any material provision of any Significant Contract. To the Knowledge of the Company, no other party to any Significant Contract is in default under or in breach or violation of any provision of any Significant Contract where such default, breach or violation would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

4.12 Compliance with Law; Necessary Authorizations.

(a) Except as set forth on Section 4.12(a)(i) of the Company Disclosure Letter, the Company and each of its Subsidiaries is and for the past three years has been in material compliance with all applicable Laws and Orders, except for non-compliance that was resolved in full reasonably promptly upon the Company becoming aware of such noncompliance without the Company or any of its Subsidiaries having any further Liability with respect thereto. Except as set forth on Section 4.12(a)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has received any written notice within the past 12 months from any Governmental Entity of any non-compliance under any applicable Laws or Orders, which non-compliance has not been resolved in full as of the date hereof without any further Liability of the Company or any of its Subsidiaries with respect thereto.

(b) Except as set forth on Section 4.12(b) of the Company Disclosure Letter, the Company and each of its Subsidiaries has duly obtained all material Permits necessary for the Company and each of its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now owned, operated, used and maintained and for the conduct of their business as currently conducted (“Company Permits”), and each such Company Permit is valid and in full force and effect. Each of the Company and its Subsidiaries is in material compliance with all terms of all Company Permits. There are no Actions pending or, to the Knowledge of the Company, threatened which may reasonably be expected to result in the revocation, cancellation, suspension or modification of any material Company Permit. There is no individual Company Permit that is material to the Company’s and its Subsidiaries’ business, taken as a whole, as presently conducted.

4.13 Labor Matters.

(a) Except as set forth on Section 4.11(a) or 4.13 of the Company Disclosure Letter, (i) neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement with a labor union or labor organization; (ii) the Company and each of its Subsidiaries is in compliance with all Labor Laws, except where such failure to comply would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (iii) there are no labor disputes as to which there are any pending grievances, arbitrations, litigations, unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened, which would be reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole; (iv) there are no strikes, work stoppages, slowdowns, lockouts or material labor dispute pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, (v) neither the Company nor any of its Subsidiaries has experienced any labor strike, slowdown, picketing or material work stoppage involving its employees within the past three years; (vi) to the Knowledge of the Company, no union organizing activities are taking place with respect to the business of the Company or any of its Subsidiaries and no such activities have taken place within the last two years; and (vii) except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, all independent contractors providing services to the Company or any of its Subsidiaries have been properly classified as independent contractors for purposes of federal and applicable state Tax Laws, Laws applicable to employee benefits and other applicable Law and no such independent contractors have been improperly excluded from any Employee Plans.

(b) The Company has provided to Parent true and complete list of all employees and individuals engaged as consultants, and independent contractors of the Company and its Subsidiaries as of the date hereof, which sets forth a complete and correct list of, for each such individual, his or her: (i) job position; (ii) classification as full-time, part-time or seasonal; (iii) hourly rate of compensation or base salary (as applicable); (iv) location of employment; (v) date of hire; and (vi) FLSA classification (exempt or non-exempt).

(c) Within the past year, the Company has not incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder (the “WARN Act”), or any similar state or local Law, that remains unsatisfied. Within the past six months, neither the Company nor any of its Subsidiaries has implemented any employee layoffs that would reasonably be expected to result in any material liability or obligation of Parent under the WARN Act to the extent that during the six month period after the Closing, Parent operates the business the Company and its Subsidiaries in the same manner operated by the Company and its Subsidiaries during the six-month period prior to the Closing.

(d) Notwithstanding the generality of any other representations and warranties contained in this Agreement, this Section 4.13 and Section 4.15 contains the sole and exclusive representations and warranties of the Company with respect to labor matters.

4.14 Insurance. Section 4.14 of the Company Disclosure Letter contains a true and complete list of the principal policies of fire, liability and other forms of insurance currently held by, for the benefit of or applicable to the Company and/or any of its Subsidiaries (or its respective assets or business) as of the date hereof. Except as set forth on Section 4.14 of the Company Disclosure Letter, with respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable, and in full force and effect, (b) all premiums that are due and payable with respect thereto have been paid in full, (c) neither the Company nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of such policy nor has the termination of any such policy been threatened in writing and (d) neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other party to the policy, is in material breach or default under such policy, and to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute such a material breach or default. The Company has made available to Parent complete loss runs for the last three years in respect of the Company and its Subsidiaries.

4.15 Litigation. Except as set forth on Section 4.15 of the Company Disclosure Letter, there is no (and since August 30, 2013 there has not been any) Action pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or their respective assets or any of their respective officers or directors in their capacity as such, excluding (a) single-plaintiff cases alleging violations of Labor Laws and ordinary course workers’ compensation claims and (b) in the case of any threatened Action, that would not reasonably be expected, individually or in the aggregate, to be material to the Company and its Subsidiaries, taken as a whole.

4.16 Compliance with Environmental Requirements.

(a) Except as set forth on Section 4.16 of the Company Disclosure Letter, (i) the Company and each of its Subsidiaries has obtained all Permits which are required under Environmental Laws, (ii) there are no Actions pending or, to the Knowledge of the Company, threatened which may reasonably be expected to result in the revocation, cancellation, suspension or modification of any such Permits, and all of such Permits are in full force and effect and, to the Knowledge of the Company, will not be revoked or cancelled as a result of the transactions contemplated by this Agreement, (iii) the Company and each of its Subsidiaries is and has been for the past three years in compliance with all terms and conditions of such Permits and Environmental Laws, (iv) the Company has no notice of and there is no Action pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, pursuant to Environmental Laws or related to the presence of Hazardous Materials, (v) there is no Order against the Company or any of its Subsidiaries pursuant to Environmental Laws that remains pending and unresolved or with respect to which the Company or any of its Subsidiaries, has continuing obligations, (vi) neither the Company nor any of its Subsidiaries has received written notice of any pending or unresolved liability for, or obligation to conduct an investigation, remediation or monitoring activities at any Real Property or any other real property, that are required under Environmental Law and related to any Hazardous Materials and (vii) to the Knowledge of the Company, there are no Hazardous Materials present in the environment at any Real Property or any other real property, that could reasonably be expected to result in any liability or obligation of the Company or any of its Subsidiaries for the conduct of any investigation, remediation or monitoring activities or otherwise create the basis for a claim.

(b) Notwithstanding the generality of any other representations and warranties contained in this Agreement, this Section 4.16 contains the sole and exclusive representations and warranties of the Company with respect to matters arising under Environmental Laws.

4.17 Customers and Suppliers. Section 4.17 of the Company Disclosure Letter sets forth a true and complete list, for the 12 months ended September 27, 2014, of the 20 largest customers of goods and services of the Company and its Subsidiaries (collectively, the “Significant Customers”) and the 20 largest suppliers of goods and services to the Company and its Subsidiaries (collectively, the “Significant Suppliers”) in each case measured by dollar amount of sales or purchases as of the date hereof, as the case may be. Except as set forth on Section 4.17 of the Company Disclosure Letter, since the date of the Interim Balance Sheet and through the date hereof, no Significant Customer and no Significant Supplier (a) has threatened in writing to cancel or otherwise terminate the relationship of such Person with the Company or any of its Subsidiaries or (b) has materially modified or decreased materially or threatened in writing to materially modify or decrease materially its purchases from, or services or supplies to, the Company or any of its Subsidiaries.

4.18 Products Liability and Warranties. As of the date hereof, there are no pending, or to the Knowledge of the Company, threatened, Actions under any product and service warranty or guarantee given by the Company or any Subsidiary, other than ordinary course customer complaints none of which are material. Except for product replacements and refunds arising in the ordinary course of business and except as reserved for in the Interim Balance Sheet, the Company has not incurred any Liability by reason of any express or implied warranty, any doctrine of common law (tort, contract or other), any other Laws or otherwise with respect to any product or service warranties (collectively, “Product Liability”) for any product or service sold or rendered by or on behalf of the Company or any Subsidiary after December 30, 2011 and prior to the date hereof. Since December 30, 2011 and prior to the date hereof, no product or service produced or provided by the Company or any Subsidiary has been recalled voluntarily or involuntarily, no such recall is being considered by the Company or any Subsidiary that is reasonably likely to result in a recall and, to the Knowledge of the Company, no such recall has been requested or ordered, in each case, in writing, by any Governmental Entity or consumer group.

4.19 Related Party Transactions. Except for (a) intercompany agreements between or among the Company and its wholly-owned Subsidiaries, (b) Contracts for employment disclosed on Section 4.11(a) or at will employment arrangements in the ordinary course of business consistent with past practice, (c) customer Contracts for home delivery of goods or services provided by the Company or any of its Subsidiaries involving payments of no more than $25,000 annually, in each case, entered into in the ordinary course of business on customary terms,

(d) Contracts entered into in the ordinary course of business of the Company and/or its Subsidiaries (excluding, for the avoidance of doubt, any monitoring fee, management or similar agreement) on an arm’s length basis on terms no less favorable to the Company or its Subsidiaries than would otherwise be available from an unaffiliated third party, (e) arrangements relating to compensation, benefits and reimbursement of expenses in the ordinary course of business consistent with past practice, (f) rights to indemnification in favor of any present or former officers or directors of the Company or any of its Subsidiaries existing as of the date hereof under (i) any Contract disclosed on Section 4.11(a), (ii) any of the governing documents of the Company or any of its Subsidiaries, (iii) the Company’s existing directors’ and officers’ liability insurance policy or (iv) the D&O Insurance to be obtained pursuant to Section 8.5, (g) any Transaction Document or (h) the Contracts and other arrangements or other matters set forth on Section 4.19 of the Company Disclosure Letter (such matters set forth on Section 4.19 of the Company Disclosure Letter, the “Affiliate Transactions”), as of the date hereof, no Company Common Stockholder or officer, director, equity holder or Affiliate of a Company Common Stockholder, the Company or any of its Subsidiaries, nor any Affiliate or immediate family member of any of the foregoing (x) is party to any Contract or other arrangements with the Company or any of its Subsidiaries, (y) owns any property used by the Company or any of its Subsidiaries or (z) is a party in any formal proceeding against the Company or any of its Subsidiaries.

4.20 Unlawful Practices. None of the Company, any Subsidiary of the Company or any officer or director of the Company or any of its Subsidiaries or, to the Company’s Knowledge, any employee or agent of the Company or any of its Subsidiaries or any other Person acting on their behalf, has directly or indirectly made any (a) illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other illegal payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain any authorization of any Governmental Entity or (ii) to obtain or maintain any other special concessions or treatment from any Governmental Entity, or (b) except for travel and entertainment expenses permitted under applicable law, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other illegal payment to any public official, regardless of form, whether in money, property, or services.

4.21 Prior Acquisition Agreement. The Company has provided or made available to Parent a complete and accurate copy of the agreement (including all exhibits and schedules thereto) set forth on Section 4.21 of the Company Disclosure Letter (the “Prior Acquisition Agreement”). Except as set forth on Section 4.21 of the Company Disclosure Letter, no claims for indemnification under the Prior Acquisition Agreement have been made, are pending or are threatened by the Company or its Subsidiaries and no claims for indemnification have been made, are pending or, to the Company’s Knowledge, are threatened by the counterparties thereto.

4.22 No Brokers. Except as set forth on Section 4.22 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is obligated for the payment of fees or expenses of any broker, finder or investment banker, or other advisory fees and expenses, commissions or similar payments in connection with the transactions contemplated by this Agreement or any other Transaction Document for which Parent could become liable or obligated, or for which the Company or any of its Subsidiaries could become liable or obligated after the Closing.

4.23 Books and Records. The Company has provided to Parent true and complete copies of the corporate or other organization record books, as applicable, of the Company and each of its Subsidiaries with respect to actions taken by its stockholders and board of directors or other governing body. The minute books and stock record books of the Company are true and complete in all material respects and have been maintained in accordance with commercially reasonable business practices.

4.24 No Other Representations or Warranties.

(a) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED WITH RESPECT THERETO, (I) NEITHER THE COMPANY NOR ANY OTHER PERSON ACTING ON BEHALF OF THE COMPANY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY AND (II) THE COMPANY SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

(b) Without limiting the generality of the foregoing, except as otherwise expressly set forth in the representations and warranties contained in this Agreement or in any certificate delivered with respect thereto, neither the Company nor any Representative of the Company has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Company or any of its Subsidiaries made available to Parent, including due diligence materials, or in any presentation of the business of the Company or any of its Subsidiaries by any member of the management of the Company or any of its Subsidiaries or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Parent in executing, delivering and performing this Agreement and the transactions contemplated hereby. It is understood that any cost estimates, projections or other predictions, any offering memoranda, offering materials, management presentations relating to the foregoing or similar materials and, except as otherwise expressly set forth in the representations and warranties contained in this Article IV or in any certificate delivered with respect thereto, any financial information, in each case, prepared and made available by the Company, any of its Subsidiaries and their respective Representatives are not and shall not be deemed to be or to include representations or warranties of the Company, and are not and shall not be deemed to be relied upon by Parent in executing, delivering and performing this Agreement and the transactions contemplated hereby, it being understood, for the avoidance of doubt, that Parent shall be entitled to rely on the representations and warranties of the Company contained in this Article IV.

(c) Except as otherwise expressly set forth in the representations and warranties contained in this Agreement or in any certificate delivered with respect thereto, the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value, quality or prospects of the business or the assets of the Company or any of its Subsidiaries. Except as expressly set forth in this Agreement such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and Parent shall rely on its own examination and investigation thereof. Without limiting the foregoing, the Company specifically disclaims any representations or warranties of any kind or nature, express or implied, concerning any future revenues, future costs, future expenditures, future cash flow, future results of operations, future collectability of accounts receivable, future financial condition or future prospects that may result from the ownership or operation of the business after the Closing.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As a material inducement to the Company to enter into this Agreement and to consummate the Merger, except (i) as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC since January 1, 2014 by Parent and publicly available prior to the date of this Agreement (excluding any risk factor disclosures and other forward looking statements, in each case that are not statements of historical fact) or (ii) as set forth in the Parent Disclosure Letter, each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

5.1 Organization of Parent and Merger Sub.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted.

(b) Each of Parent and its Subsidiaries (including Merger Sub) is duly qualified and/or licensed to do business and is in good standing as a foreign entity in each jurisdiction in which the nature of its business or the ownership or leasing of properties makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries (including Merger Sub), taken as a whole.

5.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of Parent and Merger Sub has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is or will become a party, and to perform its obligations under, and to consummate the Merger and the other transactions contemplated by, this Agreement and such other Transaction Documents. The execution and delivery by Parent and/or Merger Sub of, the performance of its obligations under, and the consummation of the Merger and the other transactions contemplated by, this Agreement and such other Transaction Documents have been or, to the extent not executed as of the date hereof, will be duly authorized by all necessary action on the part of Parent and Merger Sub.

This Agreement has been and such other Transaction Documents have been or, when executed and delivered by Parent and/or Merger Sub, will be duly executed and delivered by Parent and/or Merger Sub. This Agreement and each of the other Transaction Documents to which Parent and/or Merger Sub is a party constitutes, and each of the other Transaction Documents to which Parent and/or Merger Sub will become a party when executed and delivered by Parent and/or Merger Sub will constitute, a valid and binding obligation of Parent and/or Merger Sub, enforceable by the Company against Parent and/or Merger Sub in accordance with their respective terms, except to the extent that enforceability may be limited by applicable Bankruptcy and Equity Exceptions.

(b) The board of directors of each of Parent and Merger Sub has (i) determined that the Merger is fair to, and in the best interests of, Parent, Merger Sub and the holders of Parent Common Shares and (ii) adopted and approved this Agreement, the Merger and the other transactions contemplated hereby (collectively, the “Parent Board Approval”), and no other corporate actions on the part of Parent or Merger Sub are necessary in connection with the authorization, execution and delivery of this Agreement and the other Transaction Documents by Parent and Merger Sub and the performance by Parent and Merger Sub of the Merger and the other transactions contemplated hereby. Parent has delivered to the Company a certified copy of the Parent Board Approval which as of the date hereof has not been revoked, rescinded or amended.

(c) The execution and delivery by Parent and Merger Sub of this Agreement and the other Transaction Documents to which it is or will become a party do not, and the performance of its obligations under, and the consummation of the Merger and the other transactions contemplated by, this Agreement and such other Transaction Documents to which it is or will become a party will not, (i) conflict with, or result in any violation or breach of any provision of the governing documents of Parent or Merger Sub, (ii) violate any Law applicable to Parent or Merger Sub, (iii) except as set forth on Section 5.2(c) of the Parent Disclosure Letter, conflict with, result in a breach of or default under, give rise to a right of termination of or accelerate the performance required by, or constitute an event that, after notice or lapse of time or both, would conflict with, result in a breach of or default under, give rise to a right of termination of or accelerate the performance required by, the terms of any Order involving or binding upon Parent or Merger Sub, or any Contract to which Parent is a party or by which any of its assets are bound, (iv) require any consent, approval, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any third party on the part of Parent or Merger Sub, other than (x) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable securities Laws, (y) such filings as may be required under the HSR Act or (z) such other consents, authorizations, filings, approvals and registrations which are listed on Section 4.3(d) of the Company Disclosure Letter, or (v) except as set forth on Section 5.2(c) of the Parent Disclosure Letter, result in the creation or imposition of any Lien, with or without notice or lapse of time or both, on any assets of Parent or Merger Sub.

5.3 Capital Structure. The authorized capital stock of Parent consists of an unlimited number of shares of Common Stock, no par value (the “Parent Common Shares”), and, as of the date hereof, an unlimited number of shares of First Preferred Shares, no par value, issuable in series, and an unlimited number of shares of Second Preferred Shares, no par value, issuable in series (together, the “Parent Preferred Shares”). At the close of business on October 31, 2014, (i) (A) 93,002,366 Parent Common Shares were issued and outstanding (which number includes 1,750,368 Parent Common Shares subject to vesting or other forfeiture conditions or repurchase by Parent (such shares, together with any similar shares issued after October 31, 2014, the “Parent Restricted Shares”)) and (B) no Parent Common Shares were held by Parent in its treasury, (ii) 780,085 Parent Common Shares were subject to outstanding options to acquire Parent Common Shares from Parent (such options, together with any similar options granted after October 31, 2014, the “Parent Share Options”) and (iii) no Parent Preferred Shares were issued or outstanding or held by Parent in its treasury. Since October 31, 2014 to the date of this Agreement, (x) there have been no issuances by Parent of shares of capital stock or other voting securities of Parent, other than issuances of Parent Common Shares pursuant to the exercise of outstanding Parent Share Options and (y) there have been no issuances by Parent of options, warrants, other rights to acquire shares of capital stock of Parent or other rights that give the holder thereof any economic interest of a nature accruing to the holders of Parent Common Shares, except for rights pursuant to the Parent Equity Plan and under Parent’s 401(k) Profit Sharing Plan (the “Parent 401(k) Plan”). All outstanding Parent Common Shares are, and all such shares that may be issued prior to the Effective Time, all shares issuable upon conversion of the Convertible Preferred Shares, and all Parent Preferred Shares issued to the Former Company Securityholders hereunder, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Liens and not subject to preemptive rights. No person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of capital stock of the Company. There are no authorized or outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Shares may vote (“Voting Parent Debt”). Except for any obligations pursuant to this Agreement, the Parent Equity Plan, the Parent 401(k) Plan or as otherwise set forth above, as of October 31, 2014, there are no subscriptions, options, warrants, “phantom” stock rights, stock appreciation rights, convertible or exchangeable securities, stock-based performance units, Contracts or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound (1) obligating Parent or any such Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable for any capital stock of or other equity interest in, Parent or of any of its Subsidiaries or any Voting Parent Debt, (2) obligating Parent or any such Subsidiary to issue, grant or enter into any such option, warrant, right, security, unit, Contract or undertaking or (3) that give any person the right to receive any economic interest of a nature accruing to the holders of Parent Common Shares or otherwise based on the performance or value of shares of capital stock of Parent or any of its Subsidiaries. As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or options, warrants or other rights to acquire shares of capital stock of Parent or any such Subsidiary, other than as described above pursuant to the Parent Stock Plans and pursuant to the Parent 401(k) Plan. As of the Closing, the authorized Parent Preferred Shares shall consist only of such number of Convertible Preferred Shares and, if applicable, Non-Convertible Preferred Shares as are required to be issued by Parent hereunder at the Closing.

5.4 Litigation. Except as set forth on Section 5.4 of the Parent Disclosure Letter, there is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its

Subsidiaries or their respective assets or any of their respective officers or directors in their capacity as such, excluding (a) single-plaintiff cases alleging violations of Labor Laws and ordinary course workers’ compensation claims, and (b) in the case of any threatened Action, that would not reasonably be expected, individually or in the aggregate, to be material to the Parent and its Subsidiaries, taken as a whole.

5.5 Parent SEC Documents; Financial Statements.

(a) Parent has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by Parent pursuant to the Securities Act and the Exchange Act since January 1, 2013. As of their respective dates of filing (and, in the case of each document that is a registration statement filed pursuant to the requirements of the Securities Act, as of the date of its effectiveness), each document filed by Parent pursuant to the Securities Act and the Exchange Act since January 1, 2013 (collectively, the “Parent SEC Documents”) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC applicable thereto, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except if validly amended or superseded by a subsequent filing with the SEC prior to the date hereof. Parent has made available to the Company all correspondence with the SEC since January 1, 2013 and prior to the date hereof, and, as of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents and, to the Knowledge of Parent, as of the date of this Agreement, none of the Parent SEC Documents is the subject of any ongoing review by the SEC.

(b) The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of Parent included in the Parent SEC Documents (i) when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and, in the case of pro forma financial information relating to Parent’s acquisition of Aimia Foods (Holdings) Limited, as permitted by SEC rules and guidance) and (iii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (including, in the case of unaudited quarterly statements, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of results of operations for the interim period and of the financial condition as of the date of the September 27, 2014 balance sheet filed with the Parent SEC Documents, but excluding, such other, if any, normal year-end adjustments (the effect of which adjustments will not be material) and the absence of notes (that, if presented, would not differ materially from those presented in the audited financial statements).

(c) Except (A) as reflected, accrued or reserved against in (x) Parent’s consolidated balance sheet as of December 28, 2013 (or the notes thereto) included in Parent’s Annual Report on Form 10-K filed prior to the date of this Agreement for the fiscal year ended December 28, 2013, or (y) Parent’s consolidated balance sheet as of September 27, 2014 (or the notes thereto) (the “Parent Interim Balance Sheet”) included in Parent’s Quarterly Report on Form 10-Q filed prior to the date of this Agreement for the fiscal quarter ended September 27, 2014, (B) for liabilities or obligations incurred in the ordinary course of business since September 27, 2014 that do not arise from any violation of Law or any breach of or nonperformance under any contract by Parent or any of its Subsidiaries and which are not in the aggregate material, (C) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement, neither Parent nor any of its Subsidiaries has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or unmatured or otherwise, of a nature required by GAAP to be disclosed, reserved or reflected in a consolidated balance sheet or the notes thereto.

(d) (A) Parent maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act and (B) Parent has disclosed since January 1, 2013, to Parent’s auditors and the audit committee of Parent’s board of directors (1) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act), to the Knowledge of Parent, that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (2) any fraud, to the Knowledge of Parent, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. Parent has made available to the Company all such disclosures made by management to Parent’s auditors and audit committee from January 1, 2013 to the date of this Agreement. Parent’s principal executive officer and principal financial officer have made, with respect to the Parent SEC Documents, all certifications required by the Sarbanes-Oxley Act of 2002, as amended, and any related rules and regulations promulgated by the SEC. Since January 1, 2013, Parent has not identified any material weaknesses in the design or operation of the internal controls over financial reporting. Neither Parent nor any of the Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act.

5.6 Financing. Parent has delivered to the Company a duly executed copy of the commitment letter, dated as of the date hereof (as the same may be amended or replaced pursuant to Section 7.6 and including all exhibits, schedules and annexes thereto, collectively, the “Commitment Letter”) from the financial institutions identified therein (together with the other providers of any Applicable Financings and including each of their respective Affiliates, and their respective Affiliates’ officers, directors, employees, agents and other representatives and their respective successors and permitted assigns, the “Debt Providers”) and attached as Section 5.6 of the Parent Disclosure Letter pursuant to which certain of the Debt Providers have agreed, subject to the terms and conditions set forth therein, to provide or cause to be provided the debt financing in the amounts set forth therein (collectively, the “Financing”) to Parent at the Closing. The Commitment Letter is in full force and effect as of the date hereof. As of the date hereof, the Commitment Letter has not (nor has any provision thereof) been amended, waived or modified, and the respective commitments contained in the Commitment Letter have not been withdrawn or rescinded in any respect. No event that is under the control of Parent or Merger Sub and, to the Knowledge of Parent and assuming the accuracy and completeness of the representations and warranties of the Company contained in Article IV as of the date hereof, no other event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent under the Commitment Letter, and, as of the date hereof and assuming satisfaction of the conditions set forth in Section 9.1 and Section 9.2, Parent has no reason to believe that it will be unable to satisfy on a timely basis any term or condition required to be satisfied for the funding of the full amount of the Financing. The Commitment Letter constitutes the legal, valid, binding and enforceable obligations of Parent and, to the Knowledge of Parent, the other parties thereto, except as such enforceability may be limited by the Bankruptcy and Equity Exceptions. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as expressly set forth in or contemplated by the Commitment Letter, and there are no contractual or other contingencies under any Contract (other than as set forth in the Commitment Letter) relating to the Financing which permit any party thereto to reduce the amount of the Financing (except for any fee or flex provisions contained in the fee letters related to the Commitment Letter) or, except as provided in the Commitment Letter, that would adversely affect or delay the availability of the Financing. Parent has fully paid any and all commitment fees or other fees required (if any) by the Commitment Letter to be paid on or before the date of this Agreement. Subject to the terms and conditions of the Commitment Letter, and subject to the terms and conditions of this Agreement, assuming (i) that the Financing is funded in accordance with the Commitment Letter, (ii) the accuracy of the representations and warranties of the Company set forth in this Agreement in a manner sufficient to satisfy the condition set forth in Section 9.2(b) and (iii) the performance by the Company in all material respects of the covenants contained in this Agreement, the net proceeds contemplated by the Commitment Letter, together with available cash of Parent and cash on hand of the Company and its Subsidiaries, if any, on the Closing Date, will provide funds to Parent sufficient to pay the Estimated Merger Consideration at the Closing, as well as all costs and expenses of Parent incurred in connection with the Merger and the other transactions contemplated hereby, and the Closing is not subject to any financing condition.

5.7 Solvency. Assuming the accuracy of the representations and warranties of the Company set forth in Article IV, immediately after giving effect to the consummation of the Merger and the other transactions contemplated by this Agreement (including any debt and equity financings being entered into in connection therewith): (a) the fair saleable value (determined on a going concern basis) of the assets of the Company and its Subsidiaries will be greater than the total amount of their liabilities; (b) the Company and its Subsidiaries will be able to pay their debts and obligations in the ordinary course of business as they become due and (c) the Company and its Subsidiaries will have adequate capital to carry on their business. Parent does not intend to hinder, delay or defraud any present or future creditors of Parent, Merger Sub, the Company or its Subsidiaries following the consummation of the Merger and the other transactions contemplated by this Agreement.

5.8 Merger Sub. Merger Sub is a newly-formed, wholly-owned indirect subsidiary of Parent, formed solely for the purpose of the transactions contemplated by this Agreement, holding no assets or liabilities other than those pursuant to this Agreement.

5.9 Ownership of Company Common Stock. As of the date of this Agreement, neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock.

5.10 No Vote of Parent Shareholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by Law, the certificate of incorporation or bylaws of Parent or the applicable rules of the New York Stock Exchange in order for Parent to consummate the Merger.

5.11 No Brokers. Except as set forth on Section 5.11 of the Parent Disclosure Letter, neither Parent nor Merger Sub is obligated for the payment of fees or expenses of any broker, finder or investment banker, or other advisory fees and expenses, commissions or similar payments, in connection with the transactions contemplated by this Agreement or any other Transaction Document for which the Company or any of its Subsidiaries could become liable or obligated prior to the Closing.

5.12 Investigation. Parent is an informed and sophisticated Person and has engaged expert advisors, experienced in the evaluation and purchase of companies such as the Company as contemplated hereunder. Parent has undertaken such investigation, and has been provided with and has evaluated such documents and information, as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery, and performance of this Agreement and the transactions contemplated hereby. Parent has conducted its own independent review and analysis of the Company and its Subsidiaries and their respective businesses and assets and acknowledges that Parent has been provided access to the personnel, properties, premises and records of the Company and its Subsidiaries relating to such business and assets that it has requested to see or review. In entering into this Agreement, Parent has relied solely upon the express representations and warranties of the Company set forth in Article IV and in any certificate delivered with respect thereto and on Parent’s own investigation and analysis. Parent acknowledges that, except as set forth in the representations and warranties contained Article IV or in any certificate delivered with respect thereto, none of the Company, its Subsidiaries or any other Person has made or makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or any of its Affiliates or any of their respective Representatives or any other Person for their benefit. Parent acknowledges that, except as expressly set forth in the representations and warranties in Article IV or in any certificate delivered with respect thereto, there are no representations or warranties of any kind, express or implied, by the Company with respect to the Company and/or its Subsidiaries or their respective businesses or assets. None of the Company or any of its Subsidiaries will have or be subject to any liability or indemnification obligation to Parent or any other Person resulting from the distribution to Parent, or Parent’s use of, any such information, including documents, projections, forward-looking statements or other forecasts, or other material made available to Parent in certain data rooms or management presentations in expectation of the transactions contemplated by this Agreement, unless such information is expressly included in a representation or warranty made by the Company in Article IV or in any certificate delivered with respect thereto.

5.13 Absence of Certain Changes or Events. (a) Since December 31, 2013, there has not been any change, effect, event, occurrence, condition or state of facts that has resulted in, or would reasonably be expected to result in, a Parent Material Adverse Effect and (b) since September 27, 2014 and through the date hereof, (i) Parent and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course of business consistent with past practice, (ii) Parent and its Subsidiaries have not suffered any damage, destruction or loss not covered by insurance in an amount in excess of $500,000 individually or $3,000,000 in the aggregate and (iii) neither Parent nor any of its Subsidiaries has taken any action that would require the consent of the Sellers’ Representative pursuant to Section 7.3.

5.14 Compliance with Law. Except as set forth on Section 5.14(a) of the Parent Disclosure Letter, Parent and each of its Subsidiaries is and for the past three years has been in compliance with all applicable Laws and Orders, except for non-compliance which was resolved in full reasonably promptly upon Parent becoming aware of such noncompliance without Parent or any of its Subsidiaries having any further Liability with respect thereto. Except as set forth on Section 5.14(b) of the Parent Disclosure Letter neither Parent nor any of its Subsidiaries has received any written notice within the past 12 months from any Governmental Entity of any non-compliance under any applicable Laws or Orders, which non-compliance has not been resolved in full as of the date hereof without any further Liability of Parent or any of its Subsidiaries with respect thereto.

5.15 Tax Matters. Except as set forth on Section 5.15 of the Parent Disclosure Letter:

(a) All material Tax Returns required to be filed by or with respect to Parent and its Subsidiaries have been timely filed (taking into account any applicable extension of time within which to file) and are true, correct, and complete in all material respects;

(b) All Taxes shown to be payable on the Tax Returns described in Section 5.15(a) and all other material Taxes of Parent and its Subsidiaries have been paid in full, and the financial statements in the Parent SEC Documents reflect adequate reserves (excluding any reserve for deferred Taxes) in accordance with GAAP for all material Taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such Parent SEC Documents;

(c) There are no material Liens on any of the assets of Parent or any of its Subsidiaries with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that Parent is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP applied on a consistent basis;

(d) No Action is pending or, to the Knowledge of Parent, threatened with respect to any Taxes due from or with respect to Parent or any of its Subsidiaries; no Governmental Entity has given notice in writing of any intention to assert any deficiency or claim for additional Taxes against Parent or any of its Subsidiaries; no claim in writing has been made by any Governmental Entity in a jurisdiction where Parent and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; and all deficiencies for material Taxes asserted or assessed against Parent or any of its Subsidiaries have been fully and timely paid, settled or properly reflected in the financial statements in the Parent SEC Documents;

(e) No material waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of Parent or any of its Subsidiaries, and no request for any such waiver or extension is currently pending;

(f) Neither Parent nor any of its Subsidiaries is a party to, or bound by, any Tax Sharing Agreement (other than one exclusively between or among Parent and its wholly owned Subsidiaries) or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income Tax Returns of which Parent is the common parent) under Treasury Regulations Sections 1.1502-6 or 1.1502-78 or similar provision of state, local or foreign Tax Law, as a transferee or successor, by contract or otherwise; and

(g) Notwithstanding the generality of any other representations and warranties contained in this Agreement, this Section 5.15 contains the sole and exclusive representations and warranties of Parent with respect to Tax matters (other than representations and warranties contained in Sections 5.1, 5.3, 5.5 or 5.16).

5.16 Benefits. No Parent Plan (as defined below) is a Multiemployer Plan or similar plan under laws of a foreign jurisdiction and, except as set forth in Section 5.16 of the Parent Disclosure Letter, no Parent Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or similar laws of a foreign jurisdiction. None of the Parent Plans provide for post-employment life or health insurance benefits for any current or former employee of Parent or its Subsidiaries or any beneficiary, other than as required under applicable law. With respect to any Parent Plan to which Parent, any of its Subsidiaries or any ERISA Affiliate is required to make contributions, including any defined benefit pension plan, except as set forth on Section 5.16 of the Parent Disclosure Letter: (i) there does not exist an accumulated funding deficiency or liability under the Laws of the applicable jurisdiction including, no liability or contingent liability under Title IV of ERISA and (ii) each such Parent Plan has been maintained and operated in all material respects in accordance with its terms and applicable Laws, including ERISA and the Code.

5.17 Compliance with Environmental Requirements.

(a) Except as set forth on Section 5.17 of the Parent Disclosure Letter, (i) Parent and each of its Subsidiaries has obtained all Permits which are required under Environmental Laws, (ii) there are no Actions pending or, to the Knowledge of Parent, threatened which may reasonably be expected to result in the revocation, cancellation, suspension or modification of any such Permits, and all of such Permits are in full force and effect and, to the Knowledge of Parent, will not be revoked or cancelled as a result of the transactions contemplated by this Agreement, (iii) Parent and each of its Subsidiaries is and has been for the past three years in compliance with all terms and conditions of such Permits and Environmental Laws, (iv) Parent has no notice of and there is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries pursuant to Environmental Laws or related to the presence of Hazardous Materials, (v) there is no Order against Parent or any of its Subsidiaries pursuant to Environmental Laws that remains pending and unresolved or with respect to which Parent or any of its Subsidiaries, (vi) neither Parent nor any of its Subsidiaries has received written notice of any pending or unresolved liability for, or obligation to conduct an investigation, remediation or monitoring activities at any Real Property or any other real property that are required under Environmental Law and related to any Hazardous Materials and (vii) to the Knowledge of Parent, there are no Hazardous Materials present in the environment at any Real Property or any other real property that could reasonably be expected to result in any liability or obligation of Parent or any of its Subsidiaries for the conduct of any investigation, remediation or monitoring activities or otherwise create the basis for a claim.

(b) Notwithstanding the generality of any other representations and warranties contained in this Agreement, this Section 5.17 contains the sole and exclusive representations and warranties of Parent with respect to matters arising under Environmental Laws.

5.18 Products Liability and Warranties. Except as set forth on Section 5.18 of the Parent Disclosure Letter, as of the date hereof, there are no pending, or to the Knowledge of Parent, threatened, Actions under any product and service warranty or guarantee given by Parent or any Subsidiary, other than ordinary course customer complaints none of which are material. Except for product replacements and refunds arising in the ordinary course of business and except as reserved for in Parent’s balance sheet for the quarter ended September 27, 2014, Parent has not incurred any Product Liability with respect to any product or service sold or rendered by or on behalf of Parent or any Subsidiary after December 30, 2011 and prior to the date hereof. Since December 30, 2011 and prior to the date hereof, no product or service produced or provided by Parent or any Subsidiary of Parent has been recalled voluntarily or involuntarily and, to the Knowledge of Parent, no such recall has been requested or ordered, in each case, in writing, by any Governmental Entity or consumer group.

5.19 Unlawful Practices. None of Parent, any Subsidiary of Parent or any officer or director of Parent or any of its Subsidiaries or, to Parent’s Knowledge, any employee or agent of Parent or any of its Subsidiaries, or any other Person acting on their behalf, has directly or indirectly made any (a) illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other illegal payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain any authorization of any Governmental Entity or (ii) to obtain or maintain any other special concessions or treatment from any Governmental Entity, or (b) except for travel and entertainment expenses permitted under applicable law, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other illegal payment to any public official, regardless of form, whether in money, property, or services.

5.20 Compliance with NYSE and TSX Continued Listing Requirements. Parent Common Shares are currently listed on the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (“TSX”). Parent is currently in compliance in all material respects with applicable continued listing requirements of the NYSE and the TSX, and none of Parent or its Subsidiaries has received any notice of, nor to the Knowledge of Parent is there any basis for, the delisting of Parent Common Shares from the NYSE or the TX.

5.21 Contracts.

(a) The documents filed with or incorporated by reference in Parent SEC Documents filed with the SEC after Parent’s most recent Form 10-K through the date hereof, and the Transaction Documents, comprise all of the agreements to which Parent or any of its Subsidiaries is subject that are of a type that would be required to be included as an exhibit to a Registration Statement on Form S-1 pursuant to the Securities Act, if such a registration statement were filed by Parent on the date hereof (collectively, the “Parent Material Contracts”).

(b) Except as set forth on Section 5.21 of the Parent Disclosure Letter, each Parent Material Contract is valid, binding, in full force and effect, and enforceable by and against the Parent and/or its Subsidiary which is a party thereto and, to the Knowledge of Parent, by and against each other party to such Parent Material Contract, in accordance with its terms, except to the extent that enforceability may be limited by applicable Bankruptcy and Equity Exceptions.

(c) Except as set forth on Section 5.21 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is in default under or in breach or violation of any provision of any Parent Material Contract except as would not, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries (including Merger Sub), taken as a whole. To the Knowledge of Parent, no other party to any Parent Material Contract is in default under or in breach or violation of any provision of any Parent Material Contract where such default, breach or violation would, individually or in the aggregate, reasonably be expected to be material to Parent and its Subsidiaries (including Merger Sub), taken as a whole.

5.22 Property. Parent and each of its Subsidiaries has good and defensible title to all of its real and personal property reflected as owned by it in the Parent SEC Documents, free and clear of all Liens except (a) those, if any, reflected in the Parent SEC Documents filed prior to the date of this Agreement or (b) those that, individually or in the aggregate, are not otherwise material. Parent and each of its Subsidiaries holds its leased real and personal properties under valid and binding leases, with such exceptions as are not materially significant in relation to the business of Parent and its Subsidiaries taken as a whole. Parent and each of its Subsidiaries has good and defensible title in fee simple to, or has valid rights to lease or otherwise use, all items of real or personal property currently being used in its respective business that are necessary to its operations as currently conducted, except as are not materially significant in relation to the business of Parent and its Subsidiaries taken as a whole.

5.23 Customers and Suppliers. Section 5.23 of the Parent Disclosure Letter sets forth a true and complete list, for the 12 months ended December 28, 2013, of the 10 largest customers of goods and services of Parent and its Subsidiaries (collectively, the “Parent Significant Customers”) and the 10 largest suppliers of goods and services to Parent and its Subsidiaries (collectively, the “Parent Significant Suppliers”) in each case measured by dollar amount of sales or purchases as of the date hereof, as the case may be. Except as set forth on Section 5.23 of the Parent Disclosure Letter, since the date of the Parent Interim Balance Sheet and through the date hereof, no Parent Significant Customer and no Parent Significant Supplier (a) has threatened in writing to cancel or otherwise terminate the relationship of such Person with Parent or any of its Subsidiaries or (b) has materially modified or decreased materially or threatened in writing to materially modify or decrease materially its purchases from, or services or supplies to, Parent or any of its Subsidiaries.

5.24 No Other Representations or Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE V OR IN ANY CERTIFICATE DELIVERED WITH RESPECT THERETO, NEITHER PARENT NOR MERGER SUB NOR ANY OTHER PERSON ACTING ON

BEHALF OF PARENT OR MERGER SUB MAKES ANY REPRESENTATION OR WARRANTY TO COMPANY COMMON STOCKHOLDERS OR THE COMPANY, EXPRESS OR IMPLIED.

ARTICLE VI

PRE-CLOSING COVENANTS OF THE COMPANY

6.1 Satisfaction of Conditions Precedent. Subject to the terms and conditions of this Agreement, the Company will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Sections 9.1 and 9.2, and the Company will use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated. The Company shall use commercially reasonable efforts to obtain the consents from, and to give any and all notices to, the third parties set forth on Section 4.3(d) of the Company Disclosure Letter and, at the request and expense of the Company, Parent shall cooperate with any reasonable requests of any third parties in connection with obtaining such consents; provided, however, that neither the Company nor Parent shall be required to expend any sums or undertake litigation in connection with the obtaining of any consent or action referred to in this Section 6.1. From the date hereof until the Closing, the Company shall promptly notify Parent in writing of any fact, circumstance, event or action the existence, occurrence or taking of which (a) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct or (c) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Sections 9.1 or 9.2 to be satisfied.

6.2 Conduct of Business Prior to the Closing.

(a) Except (i) as expressly contemplated by this Agreement, (ii) as described on Section 6.2 of the Company Disclosure Letter or (iii) to the extent that Parent shall otherwise consent in writing, during the period from the date hereof to the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to (1) conduct its operations only in the ordinary course of business consistent with past practices, (2) preserve intact its current business organizations, (3) keep available the services of its current officers and key employees, (4) manage its working capital (including the timing of collection of accounts receivable and the payment of accounts payable) in the ordinary course of business consistent with past practice and (5) continue to make capital expenditures in the ordinary course of business consistent with past practice substantially in accordance with the capital expenditures budget provided to Parent.

(b) Except as otherwise expressly provided in this Agreement and except as described on Section 6.2 of the Company Disclosure Letter, between the date hereof and the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Parent (in the case of clauses (v), (vi), (vii), (xii), (xiv), (xv), (xvi), (xviii) and (xix) of this Section 6.2(b), such consent not to be unreasonably delayed, conditioned or withheld), directly or indirectly (whether by merger, consolidation or otherwise):

(i) amend or authorize any amendments to its certificate of incorporation, bylaws or other constitutive documents;

(ii) (A) issue, sell, redeem or purchase any shares of its capital stock or other equity securities or securities convertible into shares of its capital stock or other equity securities, other than pursuant to the exercise of any Stock Options, (B) grant or enter into any warrants, options, rights, agreements or commitments with respect to the issuance of any such shares or other equity securities, (C) amend any terms of any of its capital stock or other equity securities or agreements related thereto or (D) split, combine or reclassify any of its capital stock or other equity securities;

(iii) acquire an equity interest in, or substantial portion of the operating assets of, any business or any corporation, partnership or other business organization or division, other than as set forth on Section 6.2(b)(iii) of the Company Disclosure Letter;

(iv) except as set forth on Section 6.2(b)(iv) of the Company Disclosure Letter, other than Funded Indebtedness, which will be repaid in full at or prior to the Closing pursuant to the Pay-Off Letters, or the accrual of interest on Indebtedness outstanding as of the date hereof or otherwise permitted to be incurred hereunder, create, incur, assume or guarantee any Indebtedness in excess of $2,000,000 in the aggregate;

(v) adopt, establish, enter into, amend, terminate or materially increase the benefits under any Employee Plan or other employee benefit, plan, practice, program, policy or Contract that would be an Employee Plan if in effect on the date of this Agreement, in any case other than as may be required by the terms of such Employee Plan or other Contract, as may be required by applicable Law, in order to qualify under sections 401 and 501 of the Code, or in order to comply with section 409A of the Code;

(vi) increase the compensation or benefits (including granting any bonuses, whether monetary or otherwise) of any current or former (x) director or (y) officer, employee or consultant (in each case of this clause (vi) other than (A) as provided for in any Employee Plan or written Contract in effect as of the date hereof and (B) if the Closing does not occur by December 31, 2014, payment of annual bonuses consistent with past practice and annual salary increases of not more than 3.5%;

(vii) grant or increase any severance, retention, change-of-control or similar payments to any current (x) director or (y) officer, employee or consultant (in each case of this clause (y), with annual compensation in excess of $175,000) of the Company or any of its Subsidiaries other than as provided for in any Employee Plan or written Contract made available to Parent at least three Business Days prior to the date hereof;

(viii) sell, transfer or otherwise dispose of, or create or incur any Lien (other than Permitted Liens) on, any assets (whether real, personal or mixed and including any Intellectual Property) which have an aggregate book value in excess of $1,000,000, other than (A) the Sale-Leaseback or (B) disposition of inventory or personal property (in the case of the latter, that either has been fully depreciated, is no longer used in the connection of the business of the Company and its Subsidiaries or that is replaced) in the ordinary course of business consistent with past practice;

(ix) merge or consolidate with or into another Person or adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, reorganization or other similar transaction;

(x) make any loan to any Person, or enter into any Contract or other transaction with any of its directors or officers other than ordinary course expense advancement consistent with past practice;

(xi) except as may be required as a result of a change in law or in GAAP, change any material accounting principles, practices or methods used by it;

(xii) enter into, modify, amend or terminate any Significant Contract, any material Contract related to information technology, including software or IT infrastructure, or any Contract that, if existing on the date hereof, would be a Significant Contract, other than in the ordinary course, or enter into, modify or amend any Affiliate Transactions set forth on Section 4.19 of the Company Disclosure Letter, required to be set forth thereon or that would be required to be set forth thereon if the same were in effect on the date hereof;

(xiii) enter into, modify, amend or terminate any collective bargaining agreement, other than in the ordinary course of business consistent with past practice;

(xiv) authorize any new capital expenditure or expenditures that individually exceed $500,000 or in the aggregate are in excess of $1,000,000; provided, that, for the avoidance of doubt, nothing shall prohibit any capital expenditure or expenditures included in the capital expenditure budget of the Company and its Subsidiaries previously provided to Parent;

(xv) waive, release or assign any rights of material value or cancel, compromise, release or assign any material Indebtedness owed to it or any material claims held by it;

(xvi) (A) settle or compromise any Action involving or against the Company or any of its Subsidiaries or any of their respective directors or officers for an amount in excess of $500,000 individually or $3,000,000 in the aggregate, in each case, in excess of the amounts provided for the in the insurance reserves with respect to such Action or Actions or (B) commence any Action other than in the ordinary course of business consistent with past practice;

(xvii) transfer or incur any Lien on any Owned Real Property (other than Permitted Liens and the transfer of any Owned Real Property described on Section 4.8(b)(i) of the Company Disclosure Letter);

(xviii) terminate, amend, modify or grant any material waiver or consent under any material Property Lease, other than in ordinary course extensions of the term involving an increase in annual rent payments of no more than 4% per year;

(xix) cancel or terminate any material insurance policy naming it as a beneficiary or a loss payable payee without obtaining comparable substitute insurance coverage; or

(xx) take or agree in writing or otherwise to take any of the actions described in Sections 6.2(b)(i) through 6.2(b)(xix).

6.3 Access to Information. Until the Closing, the Company shall, and shall cause its Subsidiaries to, allow Parent, Merger Sub, the Debt Providers and their respective Representatives, upon reasonable advance written notice, reasonable access to the offices, facilities, books, records, Contracts, documents, financial and operating data and Representatives of the Company and its Subsidiaries during normal business hours and without undue interruption to the Company and its Subsidiaries’ businesses. Except as provided in this Agreement, any disclosure whatsoever during such investigation shall not constitute any expansion of or additional representations or warranties of the Company or any of its Affiliates beyond those specifically set forth in this Agreement. All such access shall be subject to the terms of the Confidentiality Agreement. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall have any obligation to provide Parent with any information the disclosure of which is prohibited or restricted under applicable Law or is legally privileged; provided, however, that the Company shall use commercially reasonable efforts to cooperate to permit such disclosure in a manner that is permitted under applicable Law or that is consistent with the preservation of such privilege, as applicable.

6.4 Funded Indebtedness. The Company shall deliver to Parent, together with the Pre-Closing Statement delivered to Parent pursuant to Section 3.1(a)(i), (i) a certificate signed by an executive officer of the Company setting forth its good faith estimate of the aggregate amount of Indebtedness of the Company and its Subsidiaries pursuant to the instruments listed on Section 6.4 of the Company Disclosure Letter (the “Funded Indebtedness”) that will be outstanding immediately prior to the Closing, including the names of each Person to which such Funded Indebtedness is owed (each such Person, a “Pay-Off Lender”) and the amounts owed to each Pay-Off Lender, and (ii) customary pay-off letters with respect to the Funded Indebtedness in form and substance reasonably acceptable to Parent (the “Pay-Off Letters”), to be executed and delivered by the Pay-Off Lenders at the Closing, which Pay-off Letters shall provide for, among other things, the terms and conditions for payment and satisfaction in full of all such Funded Indebtedness and release of all Liens granted pursuant thereto. Parent and the Company shall cooperate in arranging for the repayment of all Funded Indebtedness at the Closing. The Company shall use commercially reasonable efforts to, and shall use commercially reasonable efforts to cause its Affiliates to, facilitate such repayment and the release, in connection with such repayment, of any Liens securing the Funded Indebtedness.

6.5 FIRPTA Certificate. On or prior to the Closing Date, the Company shall deliver (or cause to be delivered) to Parent a certificate that interests in the Company are not U.S. real property interests in compliance with Treasury Regulations Section 1.1445-2(c)(3).

6.6 Assistance with Financing.

(a) The Company agrees to use commercially reasonable efforts to provide, and the Company shall use commercially reasonable efforts to cause its Subsidiaries and its and their respective Representatives to provide, upon the reasonable request of Parent, and at Parent’s sole cost and expense, all commercially reasonable cooperation in connection with the arrangement of the New Note Offering or any other Financing, including, as applicable, the financings and the asset based lending facility contemplated in the Commitment Letter (including the amendment or restatement of the Parent’s existing asset based lending facility) (collectively, the “Applicable Financings”) in connection with the transactions contemplated hereby, including:

(i) as promptly as reasonably practical: (A) furnishing Parent, its financing sources and their respective Representatives with the Required Information and such financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent (including in connection with Parent’s preparation of pro forma financial statements), and (B) informing Parent if the Company or any of its Affiliates has knowledge of any facts which could reasonably be expected to require the restatement of the financial statements described in the foregoing clause (A) for such financial statements to comply with GAAP;

(ii) assisting in preparation for and participation in marketing efforts (including a reasonable number of meetings and calls), drafting sessions, rating agency presentations, road shows and accounting and other due diligence sessions (including using commercially reasonable efforts to cause the Company’s and/or its Subsidiaries’, as applicable, independent auditors to participate therein and to otherwise cooperate with the reasonable requests of Parent and Debt Providers) and sessions with prospective lenders, investors and ratings agencies and assisting Parent in obtaining ratings as contemplated by the Applicable Financing;

(iii) assisting Parent with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents for the Applicable Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda;

(iv) providing appropriate representations in connection with the preparation of financial statements and other financial data of the Company and its Subsidiaries, requesting accountants’ consents in connection with the use of the Company’s and its Subsidiaries’ (or previously acquired entities’) financial statements in offering documents, prospectuses and other documents to be filed with the SEC and using commercially reasonable efforts to cause its independent auditors (and independent auditors of previously acquired entities, should such auditors have audited financial statements to be included in such offerings documents, prospectuses or other documents to be filed with the SEC) to issue comfort letters to the Debt Providers and other financing sources providing the Applicable Financing in a form (including as to negative assurance and change period) customarily received by underwriters or initial purchasers of debt securities, as the case may be;

(v) assisting, and using commercially reasonable efforts to cause its independent auditors to assist, Parent in connection with the preparation of pro forma financial information and financial statements to the extent required by SEC rules and regulations or necessary (or reasonably required by Parent’s financing sources (including the Debt Providers)) to be included in any offering documents;

(vi) providing monthly and quarterly financial reports consistent with the Company’s and its Subsidiaries’ past practice;

(vii) executing and delivering as of the Closing any pledge and security documents, legal opinions, other definitive financing documents, or other certificates or documents as may be reasonably requested by Parent (including customary evidence of insurance and a certificate of the chief financial officer of the Company or any of its Subsidiaries with respect to solvency matters in the form set forth as an annex to the Commitment Letter) and otherwise facilitating the pledging of collateral (including cooperation in connection with the pay-off of the Funded Indebtedness and the release of related Liens and termination of security interests and cooperation in connection with Parent’s efforts to obtain environmental assessments and title insurance);

(viii) providing commercially reasonable assistance to Parent to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and Contracts to which the Company or any of its Subsidiaries is a party and, upon reasonable advance notice, to arrange discussions, during normal business hours and without undue interruption to the Company’s and its Subsidiaries’ businesses, among Parent, the Debt Providers and their respective Representatives with other parties to material leases, encumbrances and Contracts as of the Closing;

(ix) taking all commercially reasonable actions necessary to (A) permit Parent’s financing sources (including the Debt Providers) to evaluate the Company’s and its Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and to assist with other collateral audits and due diligence examinations and (B) establish bank and other accounts and blocked account agreements and lock box arrangements to the extent necessary in connection with the Applicable Financing;

(x) assisting the Debt Providers in obtaining field examinations and appraisals prior to the Closing Date and assisting in the preparation and delivery of a customary “borrowing base certificate” on or prior to the Closing Date;

(xi) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Parent that are necessary or customary to permit the consummation of the Applicable Financing, including any high yield debt financing; and

(xii) providing at least five Business Days prior to the Closing Date all documentation and other information about the Company and its Subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act.

(b) Notwithstanding the foregoing, nothing in this Agreement shall require any such cooperation to the extent that it would (i) require the Company or any of its Subsidiaries to enter into any financing, purchase or other agreement for the Applicable Financing that would be effective prior to the Closing or (ii) result in any officer, director or manager or other Representative of the Company or any of its Subsidiaries incurring any personal liability with respect to any matters relating to the Applicable Financing. Neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other fees in connection with the Financing prior to the Closing, and the Company and its Subsidiaries shall be reimbursed by Parent for any reasonable and documented out-of-pocket expenses incurred or otherwise payable by the Company or any of its Subsidiaries in connection with the cooperation contemplated by this Section 6.6. Parent shall indemnify and hold harmless the Company and its Affiliates and Representatives from and against any and all Liabilities suffered or incurred by them in connection with the arrangement of the Applicable Financing or Alternate Financing (including actions taken in accordance with this Section 6.6), except (x) to the extent that such Liabilities arise out of or result from any willful misconduct or bad faith of the Company or any of its Affiliates or any Representatives of any of the foregoing or (y) to the extent of amounts paid in settlement of any such Liability if such settlement is effected without the consent of Parent (which consent shall not be unreasonably withheld or delayed).

(c) The Company shall use commercially reasonable efforts to periodically update any Required Information provided to Parent as may be necessary so that such Required Information (i) is Compliant, (ii) meets the applicable requirements set forth in the definition of “Required Information” and (iii) would not, after giving effect to such update(s), result in the Marketing Period to cease to be deemed to have commenced. For the avoidance of doubt, Parent may, in order to most effectively access the financing markets, require the reasonable cooperation of the Company under this Section 6.6 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing; provided, that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets.

(d) The Company hereby consents to the use of the Company’s and its Subsidiaries’ logos in connection with the Applicable Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

6.7 Company Stockholder Approval. Immediately after the execution of this Agreement and in lieu of calling a meeting of the Company Common Stockholders, Company Common Stockholders shall execute and deliver to the Company and Parent the Written Consent. In connection with the Written Consent, the Company shall take all actions necessary to comply, and shall comply in all material respects, with the DGCL, including Sections 228 and 262 thereof, and the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company. If an executed copy of such Written Consent is not delivered to Parent within 24 hours after the execution and delivery of this Agreement, Parent shall have the right to terminate this Agreement as set forth in Section 10.1(g).

6.8 Exclusivity. The Company agrees that between the date of this Agreement and the earlier of the Closing and the termination of this Agreement in accordance with its terms, the

Company and the Sellers’ Representative shall not, and shall use their respective commercially reasonable efforts to cause its Affiliates and their Representatives not to, directly or indirectly, (a) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (other than Parent) (i) relating to any acquisition or purchase of all or any portion of the equity of the Company or any of its Subsidiaries or all or a substantial portion of the assets of the Company or any of its Subsidiaries, (ii) to enter into any merger, consolidation or other business combination with the Company or any of its Subsidiaries or (iii) to enter into a recapitalization, reorganization or any other extraordinary business transaction involving or otherwise relating to the Company or any of its Subsidiaries or any of their respective businesses, or (iv) to effect or make further preparations for an IPO; or (b) participate in any discussions, conversations, negotiations or other communications regarding, or furnish to any Person (other than Parent) any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Company and the Sellers’ Representative shall, and shall use their respective commercially reasonable efforts to cause its Affiliates and such Affiliates’ respective Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Person (other than Parent) conducted heretofore with respect to any of the foregoing. The Company shall notify Parent promptly if any proposal regarding any of the foregoing is made and shall promptly advise Parent of the contents thereof (and, if in written form, promptly provide Parent with copies thereof). Any breach of this Section 6.8 by the Sellers’ Representative, its and the Company’s respective Affiliates and Representatives, shall be deemed to be a breach by the Company for all purposes.

6.9 Termination of Affiliate Transactions. On or prior to the Closing Date, unless otherwise directed by Parent, the Company shall terminate, or cause to be terminated, in full all Affiliate Transactions set forth on Section 6.9 of the Company Disclosure Letter or required to be set forth on (but that are not set forth on) Section 4.19 of the Company Disclosure Letter, without any Liability to Parent, the Company or any of their respective Affiliates following the Closing; provided, however, that the failure to terminate any Affiliate Transaction that is required to be set forth on (but is not set forth on) Section 4.19 of the Company Disclosure Letter shall not be deemed to result in a failure to satisfy the condition set forth in Section 9.2(a). Any costs of the Surviving Corporation arising from a failure to terminate any Affiliate Transaction set forth on Section 6.9 of the Company Disclosure Letter shall be Damages and shall not be subject to the limitations on indemnification set forth in Section 11.2(a) – (c).

6.10 Tax Matters. During the period from the date this Agreement to the earlier of the Closing and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to (a) except as set forth on Section 6.10 of the Company Disclosure Letter, not make or revoke a material election with regard to Taxes or file any material amended Tax Returns and (b) not make any material change in any Tax accounting methods, except as may be appropriate to conform to changes in Tax Laws.

6.11 Sale-Leaseback. Parent hereby acknowledges and agrees that, notwithstanding anything in this Agreement to the contrary, the Company may, without Parent’s consent, (a) enter into a sale-leaseback transaction with respect to the real property assets currently owned by the Company or its Subsidiaries and identified on Section 6.11 of the Company Disclosure Letter (a “Sale-Leaseback”) on market terms so long as any such Sale-Leaseback would be treated as an operating lease under GAAP and would not result in an additional lease payment that reduces the forecasted amount of 2015 EBITDA, as defined and set forth on Section 6.11 of the Company Disclosure Letter, by more than $3,278,228 and (b) if a Sale-Leaseback is consummated, at the Company’s election, distribute the proceeds of such Sale-Leaseback prior to the Closing or retain such proceeds. The Company will negotiate the terms of any such Sale-Leaseback in good faith with a third party. The Estimated Merger Consideration shall be increased by an amount equal to the product of (i) seven (7) multiplied by (ii) the excess (if any) of (x) $3,278,228 over (y) the additional lease payment for the 2015 fiscal year resulting from any Sale-Leaseback (if any). For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, (A) if no Sale-Leaseback is entered into by the Company prior to the Closing, the Estimated Merger Consideration shall be increased by $22,947,596 and (B) a Sale-Leaseback must be treated as an operating lease under GAAP and not as a financing lease under GAAP and must not constitute Indebtedness. For the avoidance of doubt, any Sale-Leaseback lease shall have a term of not fewer than 15 years and, if a Sale-Leaseback has not been consummated by the Closing, neither Parent nor the Surviving Corporation shall be subject to any contract or agreement that would require Parent or the Surviving Corporation, as applicable, to effect a Sale-Leaseback following the Closing.

ARTICLE VII

PRE-CLOSING AND OTHER COVENANTS OF PARENT

7.1 Satisfaction of Conditions Precedent. Subject to the terms and conditions of this Agreement, Parent will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent that are set forth in Sections 9.1 and 9.3, and Parent will use its commercially reasonable efforts to cause the Merger and the other transactions contemplated by this Agreement to be consummated. From the date hereof until the Closing, Parent shall promptly notify the Company in writing of any fact, circumstance, event or action the existence, occurrence or taking of which (a) has had, or could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (b) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Parent hereunder not being true and correct or (c) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Sections 9.1 or 9.3 to be satisfied.

7.2 Employees; Employee Benefit Plans.

(a) For the period beginning at the Closing and ending on a date not earlier than the first anniversary of the Closing Date, Parent shall, or shall cause any of its Subsidiaries, as applicable, to provide to the employees of the Company or any of its Subsidiaries (other than those employees covered by a collective bargaining agreement) employed on the Closing Date (collectively, the “Employees”) the same or greater base salary, wages and bonus opportunities as in effect on the Closing Date and employee benefits, that in the aggregate are substantially comparable to the employee benefits provided to such Employees immediately prior to the Closing; provided, that any defined benefit pension plan benefits, post-employment life or health insurance benefits, sale, retention or change in control payments payable by the Company or its Subsidiaries shall not be taken into account for purposes of this Section 7.2(a); provided further that Parent may transition Employees to Parent Plans (as defined below) and the Parent Equity

Plan and cash bonus programs during such period. For the avoidance of doubt, nothing in this Section or this Agreement is intended to limit any legal obligations that Parent may have to assume obligations under and/or to continue to be bound by the terms of any collective bargaining agreement to which the Company or any of its Subsidiaries is currently a party or prohibit Parent or the Surviving Corporation or any of their respective Subsidiaries at any time after the first anniversary of the Closing from changing an employee’s salary or benefits (to the extent such changes are not prohibited by a written employment agreement with such employee and are permitted by this Agreement).

(b) Each Employee shall be given credit for service with the Company or any of its Subsidiaries and their respective predecessors under any employee benefit plans or arrangements of Parent, the Company and their respective Subsidiaries (the “Parent Plans”) for all purposes of eligibility to participate in, vesting and accrual of benefits solely to the extent past service was recognized for such Employees under the comparable Employee Plans immediately prior to the Closing Date. Notwithstanding the foregoing, nothing in this Section 7.2(b) shall be construed to require crediting of service for purposes of the calculation of benefits or that would result in (i) duplication of benefits or (ii) service credit for any purposes under a defined benefit pension plan or post-employment life or health insurance benefit plan.

(c) With respect to any Parent Plan that is a welfare plan that replaced coverage under a comparable Employee Plan in which Employees are eligible to participate after the Closing Date, Parent shall, or shall cause its Subsidiaries (including, following the Closing Date, the Company and its Subsidiaries) to, (i) use commercially reasonable efforts to cause insurance carriers to waive all limitations as to preexisting conditions and exclusions and waiting periods with respect to participation and coverage requirements applicable to such Employees to the extent such conditions and exclusions and waiting periods were satisfied or did not apply to such Employees under the welfare plans maintained by the Company or any of its Subsidiaries prior to the Closing Date, and (ii) provide each Employee with credit, or use commercially reasonable efforts to cause insurance carriers to provide credit, in determining any co-payments and deductibles paid prior to the Closing Date in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan, to the extent credited under the welfare plans maintained by the Company or any of its Subsidiaries prior to the Closing Date.

(d) The provisions of this Section 7.2 are intended to be for the sole benefit of, and will be enforceable by, the Parties, and nothing in this Section 7.2, whether express or implied, shall create any third-party beneficiary or other rights in any other Person, including any Employees or former employees of the Company or its Subsidiaries, any participant in any Employee Plan or Parent Plan or any dependent or beneficiary thereof.

(e) Notwithstanding anything in this Section 7.2 to the contrary, nothing contained in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any employee benefit plan maintained by the Company or any of its Subsidiaries, Parent or any of its Subsidiaries, or on and after the Closing Date, the Company or any of its Subsidiaries, or shall limit the right of Parent to continue, or amend, terminate or otherwise modify, any such plan following the Closing Date. Nothing contained herein shall be construed as requiring, and the Company or any of its Subsidiaries shall take no action that would have the effect of requiring, Parent or the Company or any of their respective Subsidiaries to continue any specific employee benefit plans or to continue the employment of any specific Person, and nothing contained in this Agreement shall change the at-will nature of any employee’s employment.

(f) Prior to the Closing Date, the Company shall (i) use its commercially reasonable efforts to obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) a waiver by such individual of any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that such payments and benefits would not be “excess parachute payments” under Section 280G of the Code and (ii) submit to the Company Common Stockholders for a vote all such waived payments in a manner such that, if such vote is adopted by the Company Common Stockholders in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder, no payment received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code (determined without regard to Section 280G(b)(4) of the Code). Such vote shall establish the “disqualified individual’s” right to the payment or other compensation. In addition, the Company shall provide adequate disclosure to the Company Common Stockholders of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to any such “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder. The Company agrees to provide to Parent written drafts of the stockholder disclosure statement, waivers, and stockholder approval forms that will be provided to disqualified individuals and the Company Common Stockholders in advance of delivering such documents to the disqualified individuals and Company Common Stockholders, as applicable, and allow Parent and its representatives a reasonable opportunity to provide comments on such documents.

7.3 Operating Covenants. Except (a) as expressly contemplated by this Agreement, (b) as described on Section 7.3 of the Parent Disclosure Letter or (c) to the extent that the Sellers’ Representative shall otherwise consent in writing, during the period from the date hereof to the earlier of the Closing or the termination of this Agreement in accordance with its terms, Parent shall not take any action that would require the consent of the Series A Convertible Preferred Shares pursuant to Section 6(c) of Exhibit F-1 hereto, assuming, for purposes of this Section 7.3 only, that all such shares were issued on the date hereof.

7.4 Books and Records. For a period of five years from the Closing, the Company and its Subsidiaries shall, and Parent shall cause the Company and its Subsidiaries to, provide to the Sellers’ Representative reasonable access to the Representatives, books and records of the Company and its Subsidiaries upon reasonable advance written notice during regular business hours and without undue interruption to the Company and its Subsidiaries’ businesses, for the purpose of obtaining information reasonably required in connection with the preparation of Tax Returns or the defense of any claim by a third party or any other reasonable purpose, and will permit the Sellers’ Representative to make copies of any such information (at the Sellers’ Representative’s sole cost and expense, which the Sellers’ Representative may pass on to Sellers). Notwithstanding the foregoing, none of Parent, the Company nor any of its Subsidiaries shall have any obligation to provide Parent with any information or documents the disclosure of which is prohibited or restricted under applicable Law or is legally privileged; provided, that

Parent and the Company shall use commercially reasonable efforts to cooperate to permit such disclosure in a manner that is permitted under applicable Law or that is consistent with the preservation of such privilege, as applicable.

7.5 Contact with Customers, Distributors and Suppliers, Etc. Parent acknowledges and agrees that it is not authorized to and shall not (and shall not permit any of its Affiliates or their respective Representatives to) directly or indirectly, initiate contact with any employee, customer, supplier, distributor or other material business relation of the Company or any of its Subsidiaries with respect to the transactions contemplated by this Agreement prior to the Closing without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed).

7.6 Consent Solicitation.

(a) The Company shall use commercially reasonable efforts to commence, as promptly as reasonably practicable on or following the later of (i) the date of this Agreement and (ii) the date on which the Company receives the Consent Solicitation Documents (as defined below) from Parent, a consent solicitation with respect to the Company Notes (the “Consent Solicitation”) for the purposes of obtaining the waivers and consents from the holders of the Company Notes requisite to amend the Company Notes Indenture with respect to the assumption or guarantee by a Subsidiary of Parent (the “AssumptionSub”) of the Company Notes on customary terms and conditions reasonably acceptable to Parent and the Company. The Company shall use its commercially reasonable efforts to obtain the waivers and consents from holders requisite to effect such amendments or waivers; provided that (x) the Company shall have received from Parent the completed Consent Solicitation Documents, which shall be reasonably acceptable to the Company and (y) at the time of such commencement, Parent and Merger Sub shall have performed or complied in all material respects with all of their agreements and covenants required by this Agreement to be performed on or prior to the time that the Consent Solicitation is to be commenced.

(b) The Company shall retain, at Parent’s sole cost and expense, the financial institution reasonably requested by Parent and reasonably acceptable to the Company to act as sole solicitation agent in connection with the Consent Solicitation. The Company shall cause DS Services of America, Inc. to execute a customary solicitation agent agreement, in form and substance reasonably acceptable to Parent and the Company, with such financial institution and shall use its commercially reasonable efforts to assist the solicitation agent in obtaining a list of beneficial holders of the Company Notes (or The Depository Trust Company participants holding Company Notes on behalf of such beneficial holders), customary legal opinions as may be reasonably requested by the solicitation agent and any other customary documents reasonably required by the solicitation agent in connection with the Consent Solicitation at Parent’s sole cost and expense.

(c) Parent covenants and agrees that, on or before the Closing Date, assuming the requisite consents under the Company Notes Indenture are received, AssumptionSub shall execute such supplemental indentures to the Company Notes Indenture, in form and substance reasonably satisfactory to Parent and the Company, as may be necessary to implement the amendments set forth in the Consent Solicitation Documents (the “Supplemental Indentures”).

The Company covenants and agrees that, promptly following the expiration of the Consent Solicitation, assuming the requisite consents under the Company Notes Indenture are received, DS Services of America, Inc. shall execute such Supplemental Indentures; provided that the Supplemental Indentures shall not become operative unless and until the consent payment has been paid to the holders of the Company Notes as set forth in the Consent Solicitation Documents and each other condition thereto set forth in the Consent Solicitation Documents, including the effectiveness of the Closing, has been satisfied or waived. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company, any of its Subsidiaries, or Parent or any of its Subsidiaries, including AssumptionSub, have any obligation to authorize, adopt or execute any Supplemental Indenture or other agreement relating to the Consent Solicitation that would become effective prior to the Closing.

(d) Parent and the Company shall each execute and deliver such customary closing certificates and other similar documents as may be reasonably requested by the trustee for the Company Notes in connection with the execution of the Supplemental Indentures. Parent and the Company shall each use its commercially reasonable efforts to obtain such customary legal opinions as may be reasonably requested by the trustee for the Company Notes in connection with the execution of the Supplemental Indentures, at Parent’s sole cost and expense. The parties hereto acknowledge and agree that the consummation of the Consent Solicitation is a condition to Closing.

(e) As promptly as reasonably practicable after the date of this Agreement, Parent, at its own expense, shall prepare and deliver to the Company all necessary and appropriate documentation in connection with the solicitation of holders of Company Notes pursuant to the Consent Solicitation, including the consent solicitation statement, related letters of transmittal and other related documents (collectively, the “Consent Solicitation Documents”). Parent and the Company shall reasonably cooperate with each other in the preparation of the Consent Solicitation Documents. All documents distributed to the holders of the Company Notes in connection with the Consent Solicitation shall be subject to prior review and comment by the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of the Consent Solicitation, any information in the Consent Solicitation Documents should be discovered by the Company or Parent necessary to ensure that the Consent Solicitation Documents do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated to the holders of the Company Notes.

(f) Parent shall pay any consideration payable to the holders of the Company Notes and all fees and expenses of any solicitation agent, information agent, depositary or other Person retained in connection with the Consent Solicitation (or if paid by the Company, Parent shall promptly reimburse the Company), and Parent further agrees to reimburse the Company for all of its reasonable out-of-pocket costs in connection with the Consent Solicitation promptly following incurrence and delivery of reasonable documentation of such costs. Notwithstanding the foregoing, the maximum amount of any consent fee for which Parent is responsible shall be as separately agreed by the Parent and Company on the date hereof. Parent and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries, and its and their officers, directors and Representatives and each person, if any, who controls the Company within the meaning of Section 20 of the Exchange Act for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Consent Solicitation and the Consent Solicitation Documents; provided, however, that neither Parent nor Merger Sub shall have any obligation to indemnify and hold harmless any such party or person to the extent that any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred arises from disclosure regarding the Company (i) supplied by the Company in writing expressly for use in the Consent Solicitation Documents or (ii) in the Holdings SEC Documents, in either case that have contained a material misstatement or omission.

7.7 Financing.

(a) Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to consummate and obtain the Applicable Financing on the terms and conditions set forth in the Commitment Letter (provided, that Parent may amend the Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who have not executed the Commitment Letter as of the date of this Agreement), including (i) maintaining in effect the Commitment Letter and negotiating and entering into definitive agreements (“Financing Agreements”) with respect to the Applicable Financing on the terms and conditions set forth in the Commitment Letter or on other terms in the aggregate no less favorable to Parent than the terms and conditions in the Commitment Letter, (ii) satisfying on a timely basis all conditions, covenants and agreements that are in the control of Parent or its Affiliates set forth in the Commitment Letter and the Financing Agreements, and (iii) at the Closing, subject to the terms and conditions of this Agreement, consummating the Applicable Financing as is contemplated by the Commitment Letter. Without limiting the foregoing, in the event that all conditions in the Commitment Letter have been satisfied, or upon funding will be satisfied, and all of the conditions to Closing in Section 9.1 and Section 9.2 have been satisfied or waived by Parent in accordance with this Agreement, Parent shall use commercially reasonable efforts to cause the lenders providing such Financing to fund the Financing on the Closing Date or to close on the other Applicable Financing contemplated by the Commitment Letter. At the Closing, Parent shall borrow the maximum amount of Applicable Financing to be available at the Closing that would not result in Parent and its Subsidiaries having a net leverage ratio (as set forth in Section 6(c)(6) of the Terms of Series A Convertible First Preferred Shares attached hereto as Exhibit F-1) in excess of 4.5-to-1.0 on a pro forma basis after giving effect to such borrowing and the transactions contemplated hereby, and may, in Parent’s sole discretion, borrow an amount that would cause Parent and its Subsidiaries to have a net leverage ratio (as so set forth) in excess of 4.5-to-1.0 (but in no event greater than 5.0-to-1.0) on a pro forma basis after giving effect to such borrowing and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 7.7 shall require, and in no event shall the commercially reasonable efforts of Parent be deemed or construed to require, Parent or any of its Affiliates to commence litigation or to pay any fees materially in excess of those contemplated by the Commitment Letter.

(b) Parent shall keep the Company informed on a timely basis and in reasonable detail of the status of its efforts to consummate the Applicable Financing, including if for any reason Parent has concluded in good faith that it will not be able to obtain any part of the Applicable Financing on the Closing Date, and shall give the Company prompt notice (i) of any breach or default by any party to the Commitment Letter or any Financing Agreements of which Parent becomes aware prior to the Closing, (ii) of the receipt by Parent of any notice or other written communication from any lender of the Financing with respect to any (A) breach, default, termination or repudiation by any party to any Commitment Letter or any Financing Agreement of any provision of the Commitment Letter or any Financing Agreement prior to the Closing or (B) dispute or disagreement between or among any parties to the Commitment Letter or any Financing Agreement that could reasonably be expected to delay or prevent the Closing or (iii) of any other circumstance, effect, event, occurrence, condition, state of facts or development that would reasonably be likely to prevent or impede or delay the consummation of the Financing, to the extent it becomes aware of such circumstance, effect, event, occurrence, condition, state of facts or development. As soon as reasonably practicable, but in any event within three Business Days after any request by the Company in writing, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (i), (ii) or (iii) of the immediately preceding sentence.

(c) Except to the extent otherwise contemplated in Section 7.7(d), Parent shall not, without the prior written consent of the Company, replace or amend the Commitment Letter if any such replacement financing or amendment (i) reduces the aggregate amount of the Financing available on the Closing Date from that contemplated in the Commitment Letter, (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Financing in a manner that would reasonably be expected to prevent or delay the Closing, or (iii) would otherwise reasonably be expected to (A) prevent or delay the Closing or (B) be less favorable, in the aggregate, to Parent than the Commitment Letter then in effect. Parent shall not release or consent to the termination of the obligations of the other parties to the Commitment Letter, except for assignments and replacements of an individual lender under the terms of or in connection with the syndication of the Financing or as otherwise expressly contemplated by the Commitment Letter, provided that such assignments or replacements would not prevent or delay or impair the availability of the Financing or the timing of the Closing. Parent shall promptly deliver to the Company executed copies of any replacements of or amendments to the Commitment Letter. References in this Agreement to the “Commitment Letter” shall include any replacement or amended financing obtained by Parent pursuant to and in accordance with this Section 7.7, and references herein to “Financing” shall be deemed to include such financing.

(d) Subject to the terms and conditions of this Section 7.7, in the event that any portion of the Financing expires by its terms or is terminated by any of the parties to the Commitment Letter or any lender referred to in the Commitment Letter notifies Parent or any of its Affiliates of the unwillingness of the lenders (or any of them) to proceed with the Financing (an event referred to in this sentence, a “Financing Notice Event”), Parent shall (i) promptly notify the Company of the Financing Notice Event, and (ii) as promptly as practicable following the occurrence of the Financing Notice Event, use commercially reasonable efforts to obtain debt financing from alternative sources in an amount at least equal to the Financing or such unavailable portion thereof, as the case may be, and on terms and conditions not less favorable in the aggregate to Parent as those contained in the Commitment Letter (the “Alternate Financing”), and to obtain a new financing commitment letter with respect to such Alternate Financing (each a “New Commitment Letter” and together, the “New Commitment Letters”). Parent shall promptly deliver to the Company true and complete copies of the New Commitment Letters and all other agreements relating to such Alternate Financing. References in this Agreement to the “Commitment Letter” shall include any commitment for Alternate Financing obtained by Parent pursuant to this Section 7.7(d) and references to “Financing” shall be deemed to include such Alternate Financing.

(e) Parent acknowledges and agrees that the Company and its Affiliates shall not (nor shall any of its Representatives or any of their respective Affiliates) incur any liability to any Person under, nor have any obligations with respect to, any financing that Parent may raise in connection with the transactions contemplated by this Agreement, except that at or following the Closing, the Company and the Subsidiaries may become liable in respect of the Applicable Financing.

(f) Notwithstanding anything to the contrary in this Agreement, Parent acknowledges and agrees that its obligation to consummate the Merger is not conditioned upon any Applicable Financing being made available to Parent.

ARTICLE VIII

OTHER AGREEMENTS

8.1 Confidentiality. Each Party acknowledges that Parent and the Company have previously executed a confidentiality agreement, dated September 28, 2014 (the “Confidentiality Agreement”), which agreement shall continue in full force and effect in accordance with its terms.

8.2 Press Releases; No Public Announcement.

(a) In connection with the execution and delivery of this Agreement, (i) Parent shall be entitled to issue a press release relating to the Merger, this Agreement and the other transactions contemplated hereby, the text of which is attached as Exhibit G (the “Parent Press Release”), and (ii) the Company, its Affiliates and any Person may make announcements, press releases or other disclosures relating to the Merger, this Agreement and the other transactions contemplated hereby, so long as such announcement, press release or other disclosure is consistent with the Parent Press Release or any other disclosure that has previously been approved in writing by Parent.

(b) Without limiting Section 8.2(a), prior to the Closing, Parent, the Company and the Sellers’ Representative will cooperate with each other regarding the form, content and timing of any other public disclosure or announcement of the Merger or this Agreement or the transactions contemplated hereby, and the Parties will not, and will use commercially reasonable efforts to cause each of their Affiliates and their and such Affiliates’ respective Representatives not to, issue or cause the publication of any press release or other public disclosure or announcement with respect to this Agreement, the transactions contemplated by this Agreement, their discussions or any other memoranda, letters or agreements between the Parties relating to the transactions contemplated by this Agreement without the prior consent of Parent and the Sellers’ Representative (such consent not be unreasonably delayed, conditioned or withheld); provided, however, that nothing contained in this Section 8.2(b) shall prohibit (i) the Company and its Subsidiaries from announcing or otherwise disclosing the Merger or the existence of this Agreement to any employee, consultant, customer, supplier or other Person having a business relationship with the Company or its Subsidiaries to the extent reasonably necessary to conduct the business of the Company and its Subsidiaries in the ordinary course of business or (ii) any Party or any Person related to such Party (including any direct or indirect equityholder of such Party or any of their respective Affiliates) from making any public filing, disclosure or announcement or issuing or publishing any press release that is (x) required by applicable law or regulation, court process or the rules or regulations of any securities exchange or (y) in response to the SEC comment process, so long as such Party shall, in each case, use commercially reasonable efforts to provide the other Parties with the opportunity to review and comment on such disclosure, announcement or press release before it is made, issued or published.

(c) Notwithstanding anything to the contrary in Section 8.1 or Section 8.2, any Party or any Person related to such Party (including any direct or indirect equityholder of such Party or any of their respective Affiliates) may disclose information with respect to such Person’s investment in the Company and its Subsidiaries as part of such Person’s normal reporting or review procedure or in connection with such Person’s normal fundraising, marketing, informational or reporting activities, including information regarding such Person’s internal rate of return or the performance of its investment generally; provided, for the avoidance of doubt, that such disclosures shall not include (unless required by applicable law or regulation or in response to the SEC comment process, so long as such Party shall, in each case, use commercially reasonable efforts to provide the other Parties with the opportunity to review and comment on such disclosure before it is made) any operational or other proprietary information relating to the Company or its Subsidiaries or any specific business opportunities being pursued by the Company or any of its Subsidiaries.

8.3 Regulatory Filings.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their respective commercially reasonable efforts to (i) make or deliver as soon as reasonable practicable after the date hereof (but no later than 10 Business Days after the date hereof) appropriate filings, registrations, applications and notices with all applicable Governmental Entities and obtain all consents, approvals, clearances and authorizations with respect thereto, including notices and filings required under any applicable Antitrust Laws, and thereafter to supply all additional information requested by Governmental Entities in connection therewith; provided that, prior to the date hereof, each of the Company and Parent have made their respective filings of a Notification and Report Form under the HSR Act with respect to the transactions contemplated by this Agreement; (ii) prevent the entry, enactment or promulgation of any threatened or pending injunction or order that would adversely affect the ability of the Parties to consummate the transactions contemplated hereby; (iii) lift or rescind any injunction or order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby; and (iv) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable.

(b) Each of Parent and the Company shall use commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any applicable Antitrust Laws. In connection therewith, if any Action is instituted (or, to the Knowledge of Parent or the Knowledge of the Company, threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, each of Parent and the Company shall cooperate and use commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. The Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Laws. Each of Parent and the Company shall specifically request early termination of the waiting period prescribed by the HSR Act and shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the waiting periods under the HSR Act or other Antitrust Laws and to obtain all requisite approvals, clearances and authorizations with respect to the transactions contemplated hereby under Antitrust Laws as promptly as possible after the execution of this Agreement.

(c) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, each Party shall promptly notify the other Party in writing of any pending or, to the Knowledge of such Party, threatened Action by any Governmental Entity or any other Person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement or otherwise limit the right of Parent or its Subsidiaries to own or operate all or any portion of the businesses or assets of the Company. Subject to the cooperation provisions set forth in Section 8.3(b), Parent shall be entitled to direct any proceedings or negotiations with any Governmental Entity in connection with the transactions contemplated by this Agreement, including any such proceedings or negotiations with the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice.

8.4 Further Assurances. From and after the Closing, each Party agrees to cooperate fully with any other Party and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by such other Party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement, but only at the expense of the requesting Party.

8.5 Director and Officer Liability. For a period of six years, from and after the Closing, the Company and its Subsidiaries (and their successors or assigns) shall indemnify and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries in respect of acts and omissions occurring on or prior to the Closing Date to the fullest extent permitted by Law and as may be required by the entity’s certificate of incorporation, bylaws and/or other governing documents in effect on the date hereof or under any indemnification or other agreement between such Person and the Company or such

Subsidiary disclosed in the Disclosure Letter and in effect on the date hereof (including advancement of expenses actually and reasonably incurred by him or her or on his or her behalf). At or prior to the Closing, the Company shall purchase a “tail” director and officer liability insurance policy providing coverage for a period of six years following the Closing for acts and omissions of the individuals who were officers or directors of either the Company or any of its Subsidiaries prior to the Closing (“D&O Insurance”) with respect to matters arising at or prior to the Closing. The costs of any D&O Insurance obtained pursuant to this Section 8.5 shall be Transaction Expenses. Notwithstanding any provision to the contrary in this Agreement or in the D&O Insurance, (a) no provision hereof or indemnification right in the D&O Insurance shall limit in any way the right of any Parent Indemnified Party to indemnification pursuant to Article XI or Article XII and (b) in no event shall Parent, the Company or any of their respective successors and assigns have any obligation or liability of any kind whatsoever under this Section 8.5 to any Person with respect to indemnification, holding harmless, exculpation or expenses arising out of or relating to matters for which the Parent Indemnified Parties are indemnified pursuant to Article XI or Article XII (without regard to the limitations set forth in Sections 11.2 and 11.3).

ARTICLE IX

CONDITIONS TO THE CLOSING

9.1 Conditions of Each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction prior to the Closing of the following conditions:

(a) Approvals. All material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity shall have been filed, occurred or been obtained, as applicable.

(b) No Injunctions or Restraints; Illegality. (i) No Order prohibiting the consummation of the transactions contemplated by this Agreement shall have been issued, (ii) no Law shall have been enacted, entered, enforced or deemed applicable to this Agreement by any Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement and (iii) no Action by any Governmental Entity challenging the validity or legality, or seeking to restrain the consummation of, the Merger shall be pending.

(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained and evidence delivered to Parent.

(d) HSR. The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated.

(e) Consent Solicitation. The consent of the requisite holders of the Company Notes shall have been obtained.

9.2 Additional Conditions of Parent. The obligation of Parent to consummate the transactions contemplated by this Agreement is further subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Parent:

(a) Performance of Obligations of the Company. The Company shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date (other than the covenants, agreements and obligations set forth in the last sentence of Section 6.1).

(b) Representations and Warranties. (i) The representations and warranties set forth in Sections 4.1(a), 4.2(a), (b), (c) and (e), 4.3(a), (b) and (c), and 4.7(a) shall be true and correct in all respects as of the Closing (unless such representations and warranties speak as of an earlier date, in which case they need only be true and correct as of such earlier date) and (ii) all other representations and warranties of the Company in this Agreement (without giving effect to any “material”, “materially” or “Material Adverse Effect” qualification contained therein) shall be true and correct in all respects as of the Closing (unless such representations and warranties speak as of an earlier date, in which case they need only be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate with any other such failures, result in a Material Adverse Effect.

(c) No Material Adverse Effect. From and after the date hereof through the Closing Date, there shall not have occurred any change, effect, event, occurrence, condition, state of facts or development that has had or would reasonably be expected to result in, individually or in the aggregate with any other such changes, effects, events, occurrences, conditions, state of facts or developments, a Material Adverse Effect.

(d) Closing Deliverables.

(i) Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed on behalf of the Company by an executive officer thereof to the effect that the conditions set forth in Sections 9.2(a), 9.2(b) and 9.2(c) have been satisfied.

(ii) Secretary’s Certificate of the Company. The Company shall have delivered to Parent a certificate of the Secretary or an Assistant Secretary of the Company, duly executed as of the Closing Date, certifying: (A) the good standing of the Company under the laws of the State of Delaware and attaching thereto a good standing certificate of the Company certified by the Secretary of State of the State of Delaware and dated no more than two Business Days prior to the Closing Date, (B) unanimous resolutions of the board of directors of the Company authorizing the execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the performance of its obligations hereunder and thereunder, (C) the Company Stockholder Approval, and (D) the incumbency and signatures of the officers of the Company and as to the signatures of such officers who have executed this Agreement and the other Transaction Documents on behalf of the Company.

(iii) Escrow Agreement. The Sellers’ Representative and the Escrow Agent shall have executed and delivered to Parent the Escrow Agreement.

(iv) Pay-Off Letters. The Company shall have delivered duly executed Pay-Off Letters to Parent.

(v) FIRPTA. The Company shall have delivered to Parent a FIRPTA certificate as required by Section 6.5.

(vi) Director Designation Agreement. The Sellers’ Representative shall have executed and delivered the Director Designation Agreement.

9.3 Additional Conditions of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is further subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by the Sellers’ Representative:

(a) Performance of Obligations of Parent. Parent shall have performed in all material respects all covenants, agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date (other than the covenants, agreements and obligations set forth in the last sentence of Section 7.1).

(b) Representations and Warranties. (i) The representations and warranties set forth in Sections 5.1(a), 5.2(a), 5.2(b), 5.3, 5.11 and 5.13(a) shall be true and correct in all respects as of the Closing (unless such representations and warranties speak as of an earlier date, in which case they need only be true and correct as of such earlier date) and (ii) all other representations and warranties of Parent in this Agreement (without giving effect to any “material” or “materially” or “Parent Material Adverse Effect” qualification contained therein) shall be true and correct in all respects as of the Closing (unless such representations and warranties speak as of an earlier date, in which case they need only be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate with any other such failures, result in a Parent Material Adverse Effect.

(c) No Material Adverse Effect. From and after the date hereof through the Closing Date, there shall not have occurred any change, effect, event, occurrence, condition, state of facts or development that has had or would reasonably be expected to result in, individually or in the aggregate with any other such changes, effects, events, occurrences, conditions, state of facts or developments, a Parent Material Adverse Effect.

(d) Closing Deliverables.

(i) Certificate. The Sellers’ Representative shall have received a certificate, dated the Closing Date, signed by an officer of Parent to the effect that the conditions set forth in Sections 9.3(a), 9.3(b) and 9.3(c) have been satisfied.

(ii) Secretary’s Certificate of Parent. Parent shall have delivered to the Sellers’ Representative a certificate of the Secretary or an Assistant Secretary of Parent, duly executed as of the Closing Date, certifying: (i) the good standing of Parent under the laws of Canada, (ii) resolutions of the board of directors of Parent authorizing the execution, delivery and performance by Parent of this Agreement and the other Transaction Documents to which it is a party and the performance of its obligations hereunder and thereunder and (iii) the incumbency and signatures of the officers of Parent and as to the signatures of such officers who have executed this Agreement and the other Transaction Documents on behalf of Parent.

(iii) Escrow Agreement. Parent and the Escrow Agent shall have executed and delivered to the Sellers’ Representative the Escrow Agreement.

(iv) Additional Consideration Side Letter. Parent shall have executed and delivered to the Sellers’ Representative the Additional Consideration Side Letter.

(v) Registration Rights Agreement. Parent shall have executed and delivered to the Sellers’ Representative the registration rights agreements pertaining to the Convertible Preferred Shares and Non-Convertible Preferred Shares, in each case substantially in the form attached hereto as Exhibit H hereto.

(vi) Director Designation Agreement. Parent shall have executed and delivered to the Sellers’ Representative the Director Designation Agreement.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Parent and the Sellers’ Representative;

(b) by either Parent or the Sellers’ Representative, by giving written notice to the other Party, if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(c) by Parent, by giving written notice to the Sellers’ Representative, if the Closing shall not have occurred on or before February 6, 2015 or such later date as Parent and the Sellers’ Representative may mutually agree (the “Outside Date”), provided, however, that the right to terminate this Agreement under this Section 10.1(c) shall not be available to Parent if it or Merger Sub is then in breach of any of its representations, warranties, covenants, obligations or other agreements contained in this Agreement (other than the covenants, agreements and obligations set forth in the last sentence of Section 7.1), and such breach either (i) is a breach of Section 2.2 or (ii) would give rise to the failure of a condition set forth in Section 9.1 or 9.3;

(d) by the Sellers’ Representative by giving written notice to Parent, if the Closing shall not have occurred on or before the Outside Date, provided, however, that the right to terminate this Agreement under this Section 10.1(d) shall not be available to the Sellers’ Representative if the Company is then in breach of any of its representations, warranties, covenants, obligations or other agreements contained in this Agreement (other than the covenants, agreements and obligations set forth in the last sentence of Section 6.1), and such breach either (i) is a breach of Section 2.2 or (ii) would give rise to the failure of a condition set forth in Section 9.1 or 9.2;

(e) by either Parent or the Sellers’ Representative by giving written notice to the other Party, if there shall have been a breach by the other Party of any representation, warranty, covenant or agreement set forth in this Agreement (other than the covenants, agreements and obligations set forth in the last sentence of Section 6.1 or the last sentence of Section 7.1 (as applicable)), and such breach (i) would give rise to the failure of a condition set forth in Section 9.1 or 9.3, in the case of Parent, or 9.1 or 9.2, in the case of the Sellers’ Representative, and (ii) cannot be cured or has not been cured within 45 days following receipt by the other Party of written notice of such breach; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to any Party that is then in breach of any of its representations, warranties, covenants, obligations or other agreements contained in this Agreement (other than the covenants, agreements and obligations set forth in the last sentence of Section 6.1 or the last sentence of Section 7.1 (as applicable)), and such breach would give rise to the failure of a condition set forth in Section 9.1 or 9.3, in the case of a termination by Parent, or Section 9.1 or 9.2, in the case of a termination by the Sellers’ Representative;

(f) by the Sellers’ Representative by giving written notice to Parent, if (i) all of the conditions set forth in Sections 9.1 and 9.2 have been satisfied (other than those conditions which, by their nature, are to be satisfied at the Closing, which conditions shall be capable of being satisfied) and remain satisfied as of the date of termination and (ii) Parent shall not have consummated the Closing by the date on which the Closing shall have been required to occur pursuant to Section 2.2; or

(g) by Parent, by giving written notice to the Sellers’ Representative, if the executed Written Consent is not delivered to Parent within 24 hours after the execution and delivery of this Agreement.

10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall immediately become null and void and there shall be no liability or obligation on the part of any Party or their respective officers, directors, stockholders or Affiliates, except (a) for any liability of a Party for any knowing and intentional breach of this Agreement prior to such termination and (b) Section 7.6(b), 7.6(c) (other than, for clarity, the effectiveness of any Supplemental Indenture) and 7.6(f), Section 8.1, this Section 10.2, Section 10.3 and Article XIII and the penultimate and the last sentences of Section 6.6(b) shall survive any termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, each Party agrees that the Debt Providers shall have no liability or obligation to the Company or any of its Subsidiaries for or their respective Representatives in connection with or related to this Agreement, the Applicable Financing or the transactions contemplated hereby or thereby, or the failure of the transactions contemplated by this Agreement to be consummated, including for any consequential, special, exemplary, punitive or indirect damages (including any loss of profits, business or anticipated savings) or damages of a tortious nature or otherwise, in each case, whether based on contract, tort or strict liability, by the enforcement of any assessment, by any proceeding, by virtue of any statute, regulation or applicable law or otherwise and whether by or through attempted piercing of the corporate veil, by or through any proceeding by or on behalf of a party hereto or another Person, or otherwise. From and after the Closing, the foregoing shall not modify or alter in any respect any provision of any definitive loan documentation between or among Parent, the Company (or the Surviving Corporation), and any

of their respective Subsidiaries and any Debt Provider entered into in connection with or as contemplated by this Agreement, and in the event of a conflict between the foregoing and any provision in any such definitive loan documentation, the provisions of such definitive loan documentation shall govern and control.

10.3 Fees and Expenses.

(a) Except as otherwise provided in this Agreement, each Party shall pay its own legal, accounting, due diligence and finders expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not the transactions contemplated by this Agreement are consummated. Without limiting the foregoing, contemporaneously with the making of the HSR Act filing, Parent, on one hand, and the Company, on the other hand, shall each be required to pay fifty percent (50%) of the filing fees payable under the HSR Act.

ARTICLE XI

INDEMNIFICATION

11.1 Indemnification.

(a) From and after the Closing and subject to the limitations contained in this Article XI and Article XII, Parent and its Affiliates (including the Company and its Subsidiaries after the Closing), its and their respective successors and assigns, and the directors, officers, employees, managers, members, partners and equity holders of any of the foregoing (collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless solely out of the Escrow (other than in the case of indemnification under Section 11.1(a)(ii), for which the Former Company Securityholders shall, subject to the other terms and conditions set forth herein, severally and not jointly, indemnify the Parent Indemnified Parties for their respective Pro Rata Portion of any Damages to the extent the Escrow has been released in accordance with the terms of the Escrow Agreement), to the fullest extent permitted by applicable Law, from, against and in respect of any loss, expense, Liability, cost, assessments, fees (including reasonable investigation fees), demand, claim, action, cause of action or other damage, including interest, penalties and reasonable attorneys’ fees (collectively “Damages”) to the extent actually incurred or suffered by the Parent Indemnified Parties and arising out of or as a result of any of the following:

(i) any breach of, or any inaccuracy in, any representation or warranty of the Company contained in Article IV (other than Section 4.6) (and other than any Company Fundamental Representation);

(ii) any breach of, or any inaccuracy in, any Company Fundamental Representation;

(iii) any breach of or failure to perform by the Company of any of the Company’s covenants or agreements contained in Sections 6.2, 6.9 and 8.2;

(iv) any Transaction Expenses or Indebtedness (subject to Section 11.2(e)); and

(v) the adjustments contemplated by Section 2.6(f), the disbursement by the Sellers’ Representative of any amounts under this Agreement to the Sellers, or any errors or omissions by the Sellers’ Representative in connection therewith;

provided, in each case, that the relevant Parent Indemnified Party has submitted to the Sellers’ Representative a Notice of Claim or Third-Party Notice, as applicable, for Damages in respect thereof in accordance with Section 11.4 prior to the date of the expiration of the applicable survival period specified in Section 11.2(a), in which case any claim that is the subject of such Notice of Claim or Third-Party Notice, as applicable, shall survive until finally resolved or judicially determined.

(b) From and after the Closing and subject to the limitations contained in this Article XI and Article XII, Parent and the Company will, without duplication, jointly and severally, indemnify the Sellers and their respective Affiliates, and their respective successors and assigns, and the directors, officers, employees, managers, members, partners and equity holders of any of the foregoing (collectively, the “Seller Indemnified Parties”) and hold the Seller Indemnified Parties harmless, to the fullest extent permitted by applicable Law, from, against and in respect of any Damages to the extent actually incurred or suffered by the Seller Indemnified Parties and arising out of or as a result of any of the following:

(i) any breach of, or any inaccuracy in, any representation or warranty of Parent contained in Article V (other than any Parent Fundamental Representation);

(ii) any breach of, or any inaccuracy in, any Parent Fundamental Representation; or

(iii) any breach of or failure to perform (A) by Parent of any of Parent’s covenants or agreements contained in this Agreement or the Escrow Agreement or (B) by the Company of any of the Company’s covenants or agreements contained in this Agreement that requires performance after the Closing;

provided, in each case, that the relevant Seller Indemnified Party has submitted to Parent a Notice of Claim or Third-Party Notice, as applicable, for Damages in respect thereof in accordance with Section 11.4 prior to the date of the expiration of the applicable survival period specified in Section 11.2(a), in which case any claim that is the subject of such Notice of Claim or Third-Party Notice, as applicable, shall survive until finally resolved or judicially determined.

(c) For purposes of Sections 11.1 and 12.1, the representations and warranties set forth in Articles IV and V shall be deemed to have been made as of the date hereof and as of the Closing as if made at and as of the Closing (unless such representation or warranty is expressly limited by its terms to an earlier specified date, in which case at and as of such earlier specified date).

(d) For the avoidance of doubt, all indemnification matters relating to Taxes, including breaches of Tax representations, Tax warranties, Tax covenants and the indemnification of the Parent Indemnified Parties therefor, are dealt with exclusively in Article XII.

11.2 Limitations on Indemnification.

(a) All representations and warranties of the Company and Parent under this Agreement will survive the Closing until, and will expire at, 5:00 p.m. New York time on the earlier of (i) the date on which the final audit report on the audited financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2015 is delivered, and (ii) April 30, 2016 (such earlier date, the “General Survival Date”), except for representations and warranties contained in Sections 4.1(a), 4.2(a), (b), (c) and (e), 4.3(a), (b) and (c) and 4.22 (the “Company Fundamental Representations”), and in Sections 5.1(a), 5.2(a), 5.2(b), 5.3 and 5.11 (the “Parent Fundamental Representations”), which shall survive the Closing indefinitely. All covenants requiring performance prior to or at the Closing shall expire immediately after the Closing, except for the covenants contained in Sections 6.2, 6.9, 6.10 and 7.3, which shall expire on the General Survival Date. The provisions of this Agreement dealing with the Escrow Shares and Escrow, and all covenants set forth in this Agreement that are to be performed following the Closing, shall survive the Closing and continue in full force and effect until such covenants are performed in accordance with the terms of this Agreement.

(b) Neither the Parent Indemnified Parties nor the Seller Indemnified Parties (each, an “Indemnified Party”) shall be entitled to seek indemnification under Section 11.1(a)(i), Section 11.1(b)(i) or Section 12.1(a)(ii) as applicable, until the aggregate amount of all Damages suffered by all Parent Indemnified Parties or all Seller Indemnified Parties, as the case may be, exceeds in the aggregate an amount equal to $2,500,000 (the “Basket Amount”), and then such Indemnified Party shall only be entitled to indemnification for such aggregate amount of Damages that exceeds $2,500,000.

(c) Neither the Parent Indemnified Parties nor the Seller Indemnified Parties shall be deemed to have incurred any Damages under Section 11.1(a)(i) or Section 11.1(b)(i), as applicable, unless the claim (or series of related claims, claims having a common or substantially similar cause or claims that arise out of reasonably common circumstances) for Damages exceeds $50,000 (the “De Minimis Amount”).

(d) The aggregate amount of all payments to which the Parent Indemnified Parties or Seller Indemnified Parties shall be entitled to receive under Section 11.1(a), Section 11.1(b) or Section 12.1(a), as applicable, shall in no event exceed an amount equal to $10,000,000 (the “Cap”), which for the avoidance of doubt shall not preclude or limit the Parent Indemnified Parties’ right to recover under any insurance policy, including the R&W Policy.

(e) None of the Indemnified Parties shall be entitled to seek indemnification for Damages under this Article XI or Article XII to the extent that the amount of Damages had been fully accounted for in any of the adjustments to the Merger Consideration pursuant to Section 3.1, including in any component of Indebtedness, Net Working Capital or Transaction Expenses.

(f) Any Indemnified Party’s right to indemnification, payment of Damages or other remedies pursuant to this Article XI or Article XII shall not be affected by any investigation conducted, or any knowledge or information acquired (or capable of being acquired), by such Indemnified Party (or any Representative of such Indemnified Party or its

Affiliates) at any time, whether before or after the Closing Date, relating to the facts, matters or circumstances constituting or resulting in the breach (alleged or otherwise) of the representation, warranty, covenant or agreement giving rise to such Damages.

(g) The amount of any Damages for which indemnification is provided under this Agreement shall be reduced by (i) any amounts realized by an Indemnified Party as a result of any indemnification, contribution or other payment by any third party (net of any costs of recovery), (ii) any insurance proceeds after giving effect to any applicable deductible or retention (net of any increase in premium or other costs or expenses resulting from collection under the applicable insurance policies) or other amounts realized by the Indemnified Party from third parties with respect to such Damages and (iii) taking into account any tax savings actually realized in the taxable year in which the applicable indemnification payment is made by the Indemnified Party with respect to such Damage or in a prior taxable year (“Tax Benefits”), and if the Tax Benefit is realized after the indemnity payment has been made, the Indemnified Party shall promptly pay to the Indemnifying Party the amount of that Tax Benefit (it being agreed that the amount of any Tax Benefit actually realized shall be reduced by any additional Tax cost incurred by the Indemnified Party arising from the receipt of the applicable indemnification payment hereunder); provided, that nothing in this provision shall give the Indemnifying Party the right to review the Indemnified Party’s Tax Returns; provided, however, that the Indemnified Party shall provide the Indemnifying Party with certificates from the chief financial officer of the Company, in the case of the Parent Indemnified Parties, and the Sellers’ Representative, in the case of Seller Indemnified Parties, as to whether or not there has been a realization of such Tax Benefits.

(h) The Indemnified Party agrees to use its commercially reasonable efforts to (A) mitigate all Damages and (B) timely make and diligently pursue any claims for insurance, Tax Benefits and/or other payments available from third parties (including any indemnification available to the Company pursuant to that certain Agreement and Plan of Merger (and the exhibits thereto), dated as of July 23, 2013, by Crestview DSW Investors, L.P. and the other parties thereto) with respect to Damages for which it will seek indemnification under this Article XI and Article XII; provided, that any out-of-pocket Damages incurred in connection with such efforts to mitigate shall themselves be Damages indemnifiable hereunder.

(i) For purposes of this Article XI and Article XII and of determining the existence of a breach of any representation or warranty under this Agreement and the amount of any Damages resulting from a breach of a representation or warranty under this Agreement, each representation and warranty in this Agreement will be read without regard and without giving effect to the term “material,” “Material Adverse Effect,” “Parent Material Adverse Effect” or similar qualifications (except with respect to the representations and warranties set forth in (i) Sections 4.4(b), 4.5(b), 4.7(a), 4.7(b)(iii), the last sentence of 4.8(b)(i), the third sentence of 4.8(b)(ii), 4.10(a), 4.10(b), 4.11(a) or the last sentence of 4.12(b) and (ii) Sections 5.5(a), 5.5(b), 5.13(a) and 5.16)).

(j) In no event shall any Indemnifying Party be liable for any punitive or exemplary damages, except to the extent awarded by a court of competent jurisdiction to a third party in connection with a third-party claim.

11.3 Exclusive Remedies.

(a) The Parties agree that notwithstanding anything to the contrary set forth in this Agreement or otherwise, following the Closing, except with respect to claims based on intentional fraud or a dispute under Section 3.1 (which shall be governed exclusively by Section 3.1) or as set forth in Section 11.3(b), the indemnification provisions of this Article XI and Article XII are the sole and exclusive remedies of the Parties pursuant to this Agreement or in connection with the transactions contemplated hereby. From and after the Closing, to the maximum extent permitted by Law, except with respect to claims based on intentional fraud, a dispute under Section 3.1 (which shall be governed exclusively by Section 3.1), as set forth in Section 11.3(b) or the indemnification provisions of this Article XI and Article XII, the Parties hereby waive all other rights, claims, remedies or actions with respect to any matter in any way relating to this Agreement or arising in connection herewith, whether under any applicable Law or otherwise. Except as provided in this Article XI, Article XII or for intentional fraud, from and after the Closing, no right, claim, remedy or action shall be brought or maintained by any Party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations or warranties of any of the Parties set forth or contained in this Agreement.

(b) Notwithstanding the foregoing, the provisions of this Section 11.3 shall not preclude any Party from bringing an action for specific performance after the Closing to require the other Party to perform any covenant or other agreement under this Agreement to be performed after the Closing.

(c) Notwithstanding anything in this Agreement to the contrary, (i) all obligations of the Former Company Securityholders pursuant this Article XI (other than Section 11.1(a)(ii)) and Article XII shall be satisfied solely and exclusively from the Escrow and (ii) all obligations of the Former Company Securityholders pursuant Section 11.1(a)(ii) shall be satisfied first from the Escrow.

11.4 Terms and Conditions of Indemnification; Resolution of Conflicts.

(a) If any Indemnified Party shall claim indemnification under this Article XI for any claim (other than a third-party claim) for which indemnification is provided in Section 11.1, such Indemnified Party shall promptly, and in any event within 30 days after obtaining facts that are sufficient for such Indemnified Party to determine whether a claim for indemnification may be properly made under this Article XI, give written notice (a “Notice of Claim”) to the Sellers’ Representative or Parent, as applicable (each, an “Indemnifying Party”), setting forth (i) the aggregate amount of the Damages or an estimate thereof, in each case to the extent known or determinable at such time, (ii) reasonable detail of the individual items of such Damages included in the amount so stated, (iii) the date each such item was paid or accrued or arose and (iv) the nature of the misrepresentation, breach or claim to which such item is related; provided, however, that the failure of the Indemnified Party to provide a Notice of Claim within the 30 day period described above shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall prejudice any defense or claim available to the Indemnifying Party. If the Indemnifying Party disputes any claim set forth in the Notice of Claim, it may, at any time, deliver to the Indemnified Party that has given the Notice of Claim a written notice indicating its dispute of such Notice of Claim (an “Objection Notice”).

(b) If the Indemnifying Party shall deliver an Objection Notice with respect to any claim or claims by the Indemnified Party, the Indemnified Party shall have 30 days from the receipt of such Objection Notice to respond in a written statement to the objection. If after such 30 day period there remains a dispute as to any claims, the Indemnifying Party and the Indemnified Party shall attempt in good faith for 30 days to agree upon their rights with respect to each of such claims, after which such Persons may pursue all other remedies available to them at law or equity in accordance with this Agreement.

(c) If an Indemnified Party shall claim indemnification hereunder arising from any claim or demand of a third party for which indemnification is provided in Section 11.1, the Indemnified Party shall promptly, and in any event within 30 days after such claim or demand is received in writing by such Indemnified Party, give written notice (a “Third-Party Notice”) to the Indemnifying Party of the basis for such claim, setting forth the nature of the claim or demand in reasonable detail (to the extent then known); provided, however, that the failure of the Indemnified Party to provide a Third-Party Notice within the 30 day period described above shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that such failure shall prejudice any defense or claim available to the Indemnifying Party. The respective obligations and liabilities of the Parties to indemnify pursuant to this Article XI in respect of any Damages arising from a claim by a third party shall be subject to the following additional terms and conditions:

(i) The Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing reasonably satisfactory to the Indemnified Party, the defense of such claim; provided, that the Indemnifying Party shall not be entitled to undertake the defense of such third party claim if (A) such claim seeks injunctive relief or is part of a criminal Action, (B) such claim has or could reasonably be expected, in the reasonable judgment of the Indemnified Party, to result in Damages to the Indemnified Party such that, after giving effect to the Basket Amount, the De Minimis Amount and the Cap, in each case as applicable, and the other limitations set forth in this Article XI, the Indemnifying Party would reasonably be expected to bear less than 50% of the Damages with respect to such claim, or (C) the Indemnifying Party has failed or is failing to defend in good faith such claim. In all events the insurers under the R&W Policy and their agents and advisors shall be permitted to associate effectively with any Party to this Agreement in the defense of any matter which might reasonably constitute a loss that is covered by the R&W Policy.

(ii) In the event that the Indemnifying Party is permitted, but shall elect not to, undertake such defense, or within 30 days after delivery of the applicable Third-Party Notice shall fail to vigorously defend such third party claim, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party; provided, however, that the Indemnified Party shall not compromise or settle any such claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably delayed, conditioned or withheld).

(iii) Notwithstanding anything in this Section 11.4(c) to the contrary, (A) if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the claim, (B) the Indemnifying Party shall not, without the Indemnified Party’s prior written consent (such consent not to be unreasonably delayed, conditioned or withheld), settle or compromise any claim or consent to entry of any judgment, unless (1) the settlement or compromise does not entail any admission of liability on the part of any Indemnified Party and (2) the claiming party or the plaintiff in such claim gives to the Indemnified Party an unconditional release from all liability in respect of such claim and (C) in the event that the Indemnifying Party undertakes defense of any claim, the Indemnified Party by counsel or other Representative of its own choosing and at its sole cost and expense (except that the fees, costs and expenses of such counsel or other Representative shall be at the expense of the Indemnifying Party if (x) there are legal defenses available to an Indemnified Party that are different from or in addition to those available to the Indemnifying Party or (y) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that would reasonably be expected to materially affect the ability of a single counsel to defend both the Indemnifying Party and the Indemnified Party), shall have the right to consult with the Indemnifying Party and its counsel or other Representatives concerning such claim and participate in the defense thereof, and the Indemnifying Party and the Indemnified Party and their respective counsel or other Representatives shall cooperate with respect to such claim, subject to the execution and delivery of a mutually satisfactory joint defense agreement.

11.5 Treatment of Indemnity Payments. All indemnification payments pursuant to this Article XI or Article XII shall be treated as adjustments to the Merger Consideration for all Tax purposes, and such agreed treatment shall govern for purposes of this Agreement and no Party shall take a position inconsistent therewith on a Tax Return or otherwise, except as otherwise required by a change in applicable Law or a final determination.

ARTICLE XII

TAX MATTERS

12.1 Tax Indemnification.

(a) From and after the Closing and subject to the applicable limitations contained in Article XI and this Article XII, the Parent Indemnified Parties shall be indemnified and held harmless solely out of the Escrow, to the fullest extent permitted by applicable Law, from, against and in respect of any Damages to the extent actually incurred by the Parent Indemnified Parties and arising out of or as a result of any of the following:

(i) Taxes of the Company or its Subsidiaries for periods or portions thereof ending on or before the Closing Date (“Pre-Closing Taxes”);

(ii) Taxes imposed on a Parent Indemnified Party as a result of any breach of, or inaccuracy in, any representation or warranty set forth in Section 4.6;

(iii) Taxes or other payments required to be paid after the date hereof by the Company or any of its Subsidiaries to any party under any Tax Sharing Agreement or by reason of being a successor-in-interest or transferee of another entity; or

(iv) any breach of or failure to perform a covenant or agreement of the Company set forth in Section 6.5 or 6.10.

(b) For the avoidance of doubt, pursuant to Section 11.2(e), the Former Company Securityholders’ obligation to indemnify for Taxes pursuant to Sections 12.1(a)(i) through 12.1(a)(iii) shall not require a duplicate payment of Tax amounts that have already been taken into account as current liabilities in the determination of Net Working Capital. Furthermore, notwithstanding anything to the contrary in this Agreement, for purposes of determining Damages actually incurred by the Parent Indemnified Parties pursuant to this Article XII, the loss of any Tax asset or Tax attribute (or for the avoidance of doubt, any increased Tax Liability incurred by Parent as a result of the loss of such Tax assets or Tax attributes) shall not be treated as Damages.

12.2 Tax Indemnification Procedures.

(a) After the Closing, Parent shall promptly notify the Sellers’ Representative in writing of any demand, claim or notice of the commencement of an audit received by Parent, the Company or one of its Subsidiaries from any Governmental Entity or any other Person with respect to Taxes for which a Parent Indemnified Party is entitled to indemnification pursuant to Section 12.1; provided, however, that a failure to give such notice will not affect the Parent Indemnified Parties’ rights to indemnification under this Article XII, except to the extent that any Seller Indemnified Parties are actually prejudiced thereby. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability and shall include copies of the relevant portion of any notice or other document received from any Governmental Entity or any other Person in respect of any such asserted Tax liability.

(b) Payment by an Indemnifying Party of any amount due to an Indemnified Party under this Article XII shall be made within 10 days following written notice by the Indemnified Party that payment of such amounts to the appropriate Governmental Entity or other applicable third party is due by the Indemnified Party; provided, that the Indemnifying Party shall not be required to make any payment earlier than five Business Days before it is due to the appropriate Governmental Entity or applicable third party. In the case of a Tax that is contested in accordance with the provisions of Section 12.3, payment of such contested Tax will not be considered due earlier than the date a “final determination” to such effect is made by such Governmental Entity or a court. For this purpose, a “final determination” shall mean a settlement, compromise, or other agreement with the relevant Governmental Entity, whether contained in an IRS Form 870 or other comparable form, or otherwise, or such procedurally later event, such as a closing agreement with the relevant Governmental Entity, an agreement contained in IRS Form 870-AD or other comparable form, an agreement that constitutes a “determination” under Section 1313(a)(4) of the Code, a deficiency notice with respect to which the period for filing a petition with the Tax Court or the relevant state, local or foreign tribunal has expired or a decision of any court of competent jurisdiction that is not subject to appeal or as to which the time for appeal has expired. Notwithstanding the above, to the extent that the payment of a Pre-Closing Tax is required in order to contest the imposition of such Tax, such amount shall be satisfied from the Escrow and, to the extent such contest results in the Company receiving a refund of such Pre-Closing Tax or using such amount to satisfy a Tax liability of the Company for a Post-Closing Tax Period, such amount shall be (i) repaid to the Escrow in cash; (ii) if the Escrow has been released without being exhausted, paid in cash to the Sellers’ Representative on behalf of the Former Company Equityholders; or (iii) if the Escrow has been exhausted, retained by the Parent Indemnified Parties to the extent of any Damages for which they are entitled to indemnification under Article XI or Article XII and, to the extent of any excess, paid to Sellers’ Representative on behalf of the Former Company Equityholders.

(c) All amounts required to be paid pursuant to this Article XII shall be paid reasonably promptly in immediately available funds by wire transfer to a bank account designated by the Indemnified Party.

12.3 Tax Audits and Contests; Cooperation.

(a) After the Closing Date, except as provided in Section 12.3(b) and 12.3(c) below, Parent shall control, through counsel of its own choosing, the conduct of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company or any of its Subsidiaries (any such audit, claim for refund, or proceeding relating to an asserted Tax liability is referred to herein as a “Contest”).

(b) In the case of a Contest after the Closing Date that relates solely to Taxes for which Parent is indemnified under Section 12.1(a), the Sellers’ Representative shall control the conduct of such Contest and shall not be able to settle, compromise and/or concede any portion of such Contest that adversely affects the Tax liability of the Company or its Subsidiaries for any taxable year (or portion thereof) beginning after the Closing Date without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) In the case of a Contest after the Closing Date that relates both to Taxes for which Parent is indemnified under Section 12.1(a) and Taxes for which Parent is not indemnified under Section 12.1(a), Parent shall control the conduct of such Contest, but the Sellers’ Representative shall have the right to participate in such Contest at its own expense, and Parent shall not be able to settle, compromise and/or concede any portion of such Contest without the prior written consent of Sellers’ Representative, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that if Parent fails to assume control of the conduct of any such Contest within a reasonable period following the receipt by Parent of notice of such Contest, the Sellers’ Representative shall have the right to assume control of such Contest and shall not be able to settle, compromise and/or concede such Contest without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

(d) The Sellers’ Representative and Parent agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and its Subsidiaries as is reasonably requested for the filing of any Tax Returns and the preparation, prosecution, defense or conduct of any Contest. The Sellers’ Representative and Parent shall reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to the Company or its Subsidiaries (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 12.3(d). Any information obtained under this Section 12.3(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

12.4 Preparation of Tax Returns and Payment of Taxes.

(a) The Company shall (i) prepare (or cause to be prepared) all Tax Returns of the Company or any of its Subsidiaries and timely file all Tax Returns required to be filed by it (or them) on or before the Closing Date (“Post-Signing Tax Returns”); (ii) consult with Parent with respect to all Post-Signing Tax Returns that are income Tax Returns and all other material Post-Signing Tax Returns and deliver drafts of such Post-Signing Tax Returns to Parent no later than 10 Business Days prior to the date (including extensions) on which such Post-Signing Tax Returns are required to be filed; and (iii) fully and timely pay all Taxes due and payable in respect of all Post-Signing Tax Returns.

(b) Parent shall (i) at its own expense, prepare (or cause to be prepared) in a manner consistent with past practice, and timely file all Tax Returns of the Company or any of its Subsidiaries with respect to any Tax Returns filed with respect to any taxable periods ending on or before the Closing Date (“Pre-Closing Taxable Periods”) that are required to be filed with any Governmental Entity after the Closing Date, provided, that Parent shall deliver any such Tax Return to the Sellers’ Representative for its review at least 20 Business Days prior to the date such Tax Return is required to be filed and Parent shall make such revisions to such Tax Returns as are requested by the Sellers’ Representative that are required by applicable Law, and (ii) pay (or cause to be paid) any Taxes due in respect of such Tax Returns. With respect to any Tax Returns filed with respect to any Pre-Closing Taxable Periods, to the extent that the aggregate amount of Pre-Closing Taxes due in respect of all such Tax Returns exceeds the amount of Taxes that are included as current liabilities in the determination of Net Working Capital, Parent shall be entitled to recover such excess solely from the Escrow. Parent shall notify the Sellers’ Representative of any amounts to be distributed from the Escrow in respect of any such Tax Return no later than 20 Business Days prior to the date on which such Tax Return is due, and Parent and the Sellers’ Representative shall deliver to the Escrow Agent a joint written instruction instructing the Escrow Agent to release such amount from the Escrow and pay such amount to Parent in accordance with the Escrow Agreement no later than five Business Days prior to the date such Tax Return is due.

(c) In the case of Tax Returns that are filed with respect to Straddle Periods, Parent shall prepare such Tax Return in a manner consistent with past practice, and timely file such Tax Returns with the applicable Governmental Entity, provided, that Parent shall deliver any such Tax Return to the Sellers’ Representative for its review at least 20 Business Days prior to the date such Tax Return is required to be filed and Parent shall consider in good faith such revisions to such Tax Returns as are requested by the Sellers’ Representative with respect to any portion of such Tax Return that is applicable to a Pre-Closing Taxable Period. The cost of preparing such Tax Returns will be paid by the Company.

12.5 Straddle Periods. For purposes of this Agreement, in the case of any Taxes of the Company or any of its Subsidiaries that are payable with respect to any Straddle Period, the portion of any such Taxes that constitutes Pre-Closing Taxes shall: (a) in the case of Taxes that are either (i) based upon or related to income or receipts, or (ii) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date; and (b) in the case of Taxes (other than those described in clause (a) above) that are imposed on a periodic basis with respect to the business or assets of the Company or its Subsidiaries or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. For purposes of clause (a) of the preceding sentence, any exemption, deduction, credit or other item (including the effect of any graduated rates of Tax) that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period times a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with past practice of the Company and its Subsidiaries. The Parties will, to the extent permitted by applicable Law, elect with the relevant Governmental Entity to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

12.6 Refunds.

(a) Except as provided in Section 12.6(b), if the Company or any of its Subsidiaries receives a refund of Taxes for any Pre-Closing Taxable Period, the Company shall promptly pay such refund to the Sellers’ Representative (for the benefit of Sellers) without interest. In addition, the Company shall pay to the Sellers’ Representative (for the benefit of Sellers) an amount equal to any refund of Taxes (i) that would have been payable to Sellers pursuant to this Section 12.6(a), except that such refund was used to pay any Tax liability for any taxable period beginning after the Closing Date (“Post-Closing Tax Period”) or (ii) would have been payable to Sellers’ Representative (for the benefit of Sellers) pursuant to this Section 12.6(a) if it were possible to file Tax Returns for each Straddle Period as if the taxable year ended on the Closing Date.

(b) Notwithstanding anything to the contrary in Section 12.6(a), or otherwise, Sellers shall have no right to receive a refund or credit (or any portion thereof) that is attributable to the carryback of losses, credits or similar items of the Company and its Subsidiaries, as the case may be, from a Post-Closing Tax Period, to a Pre-Closing Tax Period, and the Company will be entitled to retain the amount of any such credit or refund received (together with interest thereon).

(c) Except as provided in Section 12.6(a) and 12.6(b), the Company will be entitled to any refunds (including any interest received thereon) in respect of any federal, state, local or foreign Tax liability of the Company or any of its Subsidiaries.

12.7 Amended Tax Returns. On or after the Closing Date, the Company shall not (and Parent shall not cause the Company to) amend, refile or otherwise modify any Tax Returns of the Company or any of its Subsidiaries for any Pre-Closing Tax Periods or Straddle Periods (a “Pre-Closing Tax Return Amendment”) without the written consent of the Sellers’ Representative; provided, that such consent shall not be necessary for (a) any Pre-Closing Tax Return Amendment that relates to a correction of a manifest or obvious error on any originally filed Tax Return, (b) any Pre-Closing Tax Return Amendment that is made in accordance with the resolution of a Contest pursuant to Section 12.3(b), (c) if the Parent Indemnified Parties waive indemnification under this Agreement for claims arising out of such Pre-Closing Tax Return Amendment and if the filing of such Pre-Closing Tax Return Amendment has no material adverse effect to Sellers as a whole, and (d) any Pre-Closing Tax Return Amendment required solely for the purpose of claiming a refund for a carryback from a Post-Closing Tax Period to a Pre-Closing Tax Period.

12.8 Transfer Taxes. All sales, use, gross receipts, transfer, intangible, recordation, documentary stamp or similar Taxes or charges of any nature whatsoever (including any penalties and interest) (collectively, “Transfer Taxes”), applicable to, or resulting from, the transactions contemplated by this Agreement, if any and to the extent such Taxes or charges have not been included in the calculation of Transaction Expenses, shall be borne fifty percent (50%) by the Former Company Securityholders and fifty percent (50%) by Parent. The Sellers’ Representative and Parent shall jointly file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes; provided, that notwithstanding the foregoing, any Transfer Taxes owed by the Former Company Securityholders hereunder shall be paid solely from, and recourse solely to, the Escrow.

ARTICLE XIII

MISCELLANEOUS

13.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) by facsimile or other electronic transmission, on the Business Day such transmission was received, if received during normal business hours (electronically confirmed) (otherwise, the next Business Day); provided that the original thereof also is sent contemporaneously by another method set forth in this Section 13.1; provided, further, that the subject line of any notice or other communication delivered by email must clearly state that such notice or other communication is being delivered as an official notice pursuant to this Agreement; and (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems. All notices shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

(a) If to Parent, Merger Sub or after Closing, the Surviving Corporation:

Cott Corporation

5519 W. Idlewild Ave.

Tampa, FL 33634

Attention: Marni Morgan Poe

Email: mpoe@cott.com

Fax No.: (813) 881-1926

Telephone No.: (813) 313-1800

with a copy (which shall not constitute notice) to:

Drinker Biddle & Reath LLP

One Logan Square, Suite 2000

Philadelphia, PA 19103-6996

Attention: H. John Michel, Jr.

Fax No.:(215) 988-2757

Telephone No.: (215) 988-2700

(b) If to the Company before Closing, to:

DSS Group, Inc.

5660 New Northside Drive

Atlanta, GA 30328

Attention: Ryan K. Owens

Email: rowens@dsservices.com

Fax No.: (770) 850-6421

Telephone No.: (770) 989-8751

with a copy (which shall not constitute notice) to (prior to the Closing):

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:	Kenneth M. Schneider
Neil Goldman
Email:	kschneider@paulweiss.com
ngoldman@paulweiss.com
Fax No.:	(212) 757-3990
Telephone No.: (212) 373-3000

(c) If to the Sellers’ Representative, to:

Crestview DSW Investors, L.P.

c/o Crestview Partners II, L.P.

667 Madison Avenue, 10th Floor

New York, NY 10065

Attention:	Jeff Marcus
Katherine Chung
Email:	jmarcus@crestview.com
kchung@crestview.com
Fax No.:	(212) 906-0793
Telephone No.: (212) 906-0700

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention:	Kenneth M. Schneider
Neil Goldman
Email:	kschneider@paulweiss.com
ngoldman@paulweiss.com
Fax No.:	(212) 757-3990
Telephone No.: (212) 373-3000

13.2 Specific Performance.

(a) Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached and that money damages would not be a sufficient remedy therefor. In the event of any breach or threatened breach by any other Party of any covenant or obligation contained in this Agreement, the non-breaching Party shall be entitled to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach.

(b) Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 13.2, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c) Such remedies shall not be deemed to be the exclusive remedies for breach of this Agreement but shall be in addition to all other remedies available to a Party at law or equity, and the election to pursue an injunction or specific performance shall not restrict, impair or otherwise limit such Parties from recovery of monetary damages against Parent and/or from terminating this Agreement.

13.3 Release. As of the Closing, Parent, and the Company, and on behalf of itself and each of the Company’s Subsidiaries (each, together with Parent, a “Releasing Person”), hereby releases and forever discharges (and, upon the Sellers’ Representative’s request, Parent shall cause each other Releasing Person to acknowledge and agree in writing to such release and discharge) Sellers and their direct or indirect equityholders, successors and assigns and all of their respective Affiliates and Representatives (in each case, solely in their capacities as such) (each, a “Released Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at Law and in equity, known or unknown, accrued or unaccrued, which have been or could have been asserted against any Released Person, which any Releasing Person has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Company and any of its Subsidiaries; provided, that the Parties acknowledge and agree that this Section 13.3 does not apply to and shall not constitute a release of any act of intentional fraud or any rights or obligations arising under this Agreement or any of the other Transaction Documents.

13.4 Acknowledgement. The Parties acknowledge and agree that Paul, Weiss, Rifkind, Wharton & Garrison LLP is representing the Company and various of its direct or indirect equityholders, including Sellers, and their respective Affiliates (each, an “Equityholder Party”) and the Company in connection with the transactions contemplated by this Agreement and that, following the Closing, it may continue to represent Equityholder Parties in connection with the transactions contemplated by this Agreement, including in connection with any disputes that may arise under this Agreement and/or any of the other Transaction Documents. Paul, Weiss, Rifkind, Wharton & Garrison LLP shall not be precluded from or restricted from representing Equityholder Parties or otherwise acting as attorneys for any Equityholder Party in any matter, including any court proceeding or other matter related to this Agreement and/or any of the other Transaction Documents and/or any of the transactions contemplated hereby or thereby. The Parties irrevocably consent to any such representation and waive any conflict or appearance of conflict with respect to any such representation.

13.5 Disclosure Letter. The information in the Disclosure Letters constitutes (i) exceptions or qualifications to representations, warranties, covenants and obligations of the Company and Parent as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. Any disclosure made in any Letter to this Agreement shall be deemed to be disclosures made with respect to all representations, warranties and the Disclosure Letters contained in this Agreement, regardless of whether or not a specific cross-reference is made thereto, but only to the extent that the relevance of such disclosure to such other representations, warranties and the Disclosure Letters is readily apparent on its face. The Disclosure Letters shall not be construed as indicating that any disclosed information is required to be disclosed, and no disclosure shall be construed as an admission that such information is material to, or required to be disclosed by the Company or Parent. The Company or Parent may, at their or its option, include in the Disclosure Letters items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. No disclosure on the Disclosure Letters relating to a possible breach or violation of any Contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred. The Disclosure Letters constitute a part of this Agreement and are incorporated into this Agreement for all purposes as if fully set forth herein. Capitalized terms used in the Disclosure Letters that are not defined therein shall have the meanings given them in this Agreement.

13.6 Dollar and Other Thresholds. Except as otherwise provided in this Agreement, (a) the specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or any exhibits, schedules or attachments hereto is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and (b) no Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or any exhibits, schedules or attachments hereto in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in this Agreement or in any section of any exhibits, schedules or attachments hereto is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in exhibits, schedules or attachments hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any other Person of any matter whatsoever (including any violation of any Law or breach of Contract).

13.7 Neutral Construction. In view of the fact that each Party has been represented by its own counsel and this Agreement has been fully negotiated by all Parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

13.8 Counterparts. This Agreement may be executed in two or more counterparts (and may be delivered by facsimile transmission or in portable document format (.pdf)), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

13.9 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement is not intended and shall not be deemed to confer upon or give any Person except the Parties and their respective successors and permitted assigns any remedy, claim, cause of action or other right under or by reason of this Agreement, except (a) the present and former officers and directors of the Company and its Subsidiaries and their respective heirs, executors, and spouses shall be deemed to be third-party beneficiaries of this Agreement with respect to Section 8.5 and (b) the Debt Providers shall be deemed to be third-party beneficiaries of this Agreement with respect to Section 10.2, this Section 13.9, Section 13.11, Section 13.15 and Section 13.16.

13.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, except that, without obtaining the prior written consent of any Party, Parent shall be entitled to assign all or any portion of its rights hereunder (a) to one or more of its Affiliates, (b) as collateral security to any Person providing financing to Parent or any of its Affiliates or (c) in connection with a merger, consolidation or sale of all or substantially all of the assets of Parent; provided, however, that no assignment shall relieve the assigning Party of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

13.11 Amendment. This Agreement may only be amended by an instrument in writing signed on behalf of Parent and the Sellers’ Representative; provided, however, that any modification or amendment of Section 10.2, Section 13.9, this Section 13.11, Section 13.15 and Section 13.16 adversely affecting the Debt Providers shall not be made without the prior written consent of the Debt Providers.

13.12 Extension; Waiver. At any time prior to the Closing, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other Parties, (b) waive any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto and (c) subject to the proviso in Section 13.11, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

13.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

13.14 Time is of the Essence. The Parties hereby expressly acknowledge and agree that with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.15 Governing Law; Consent to Jurisdiction; Venue; WAIVER OF JURY TRIAL; Legal Fees. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE FOR

CONTRACTS ENTERED INTO AND TO BE PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE AND WITH FEDERAL LAW, TO THE EXTENT APPLICABLE; PROVIDED THAT ALL ACTIONS (WHETHER AT LAW, IN CONTRACT OR IN TORT) INVOLVING ANY DEBT PROVIDER THAT MAY BE BASED UPON, ARISE OUT OF OR RELATING TO THE APPLICABLE FINANCING, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF ANY DOCUMENTATION (INCLUDING THE COMMITMENT LETTER) IN CONNECTION THEREWITH SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH PARTY HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF JURISDICTION IS NOT AVAILABLE IN SUCH COURT, THEN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN TORT, CONTRACT OR OTHERWISE). NOTWITHSTANDING THE FOREGOING, WITH RESPECT TO ANY SUIT, ACTION OR OTHER PROCEEDING OF ANY KIND OR DESCRIPTION (WHETHER IN LAW OR IN EQUITY AND WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) INVOLVING ANY DEBT PROVIDER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, THE APPLICABLE FINANCING OR THE COMMITMENT LETTER OR THE PERFORMANCE OF SERVICES THEREUNDER, EACH OF THE PARTIES HERETO AGREES THAT SUCH ACTION OR PROCEEDING SHALL BE SUBJECT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN AND ANY APPELLATE COURT THEREFROM. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING IN RESPECT OF THE APPLICABLE FINANCING).

13.16 Non-Recourse. Notwithstanding anything to the contrary herein or in any other documents delivered pursuant hereto, this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the entities that are expressly identified herein as Parties. For the avoidance of doubt, no claim shall be brought or maintained by the Company or any of its Subsidiaries or their respective successors or permitted assigns against the Debt Providers in connection with this Agreement, the Financing or the transactions contemplated hereby or thereby whether at law or equity, in contract, in tort or otherwise.

13.17 Sellers’ Representative.

(a) Sellers’ Representative is hereby appointed as agent, agent for service of process and true and lawful attorney-in-fact for each securityholder of the Company on the date hereof (each, a “Securityholder”), with full power or substitution, to act in the name, place and stead of a Securityholder with respect to this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and to take any action and make any decision required or permitted to be taken or made by or on behalf of a Securityholder under or with respect to this Agreement or the other Transaction Documents, including: (i) to act as paying agent under this Agreement and the Escrow Agreement; (ii) to give and receive notices and communications; (iii) to act for or on behalf of Sellers with respect to the escrow account created for the benefit of the Sellers and any other matter arising under this Agreement or the other Transaction Documents; (iv) to authorize delivery to Parent or any other Parent Indemnified Party of any funds and property in its possession or in the possession of the Escrow Agent in satisfaction of claims by Parent or any other Parent Indemnified Party; (v) to object to such deliveries; (vi) to negotiate, settle, compromise, agree to, commence, prosecute, participate in, dismiss or otherwise terminate, as applicable, lawsuits and claims, mediation and arbitration proceedings; (vii) to comply with orders of courts and awards of courts, mediators and arbitrators with respect to such suits, claims or proceedings; (viii) to grant any consent, approval or waiver under this Agreement or any Transaction Documents, including to amend or modify this Agreement or any Transaction Documents; and (xi) to take all actions that the Sellers’ Representative may, in its sole discretion, determine to be necessary or appropriate for the accomplishment of the foregoing. Sellers’ Representative shall for all purposes be deemed the sole authorized agent of each Securityholder until such time as the agency is terminated. Such agency may be changed by Sellers from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that Sellers’ Representative may not be removed unless Sellers that received at least two-thirds of the Merger Consideration agree to such removal and to the identity of the substituted representative. Any vacancy in the position of Sellers’ Representative may be filled by approval of the Sellers that received at least a majority in interest of the Merger Consideration. No bond shall be required of the Sellers’ Representative, and the Sellers’ Representative shall not receive compensation for its services. Notices or communications to or from the Sellers’ Representative shall constitute notice to or from each Securityholder during the term of the agency.

(b) As between the Sellers’ Representative and the other Securityholders: (i) the Sellers’ Representative shall not incur any liability with respect to any action taken or suffered by it or omitted under this Section 13.17 while acting in its capacity under this Section 13.17; (ii) the Sellers’ Representative may, in all questions arising hereunder, rely on the advice of counsel and other professionals and for anything done, omitted or suffered by the Sellers’ Representative shall not be liable to anyone while acting in its capacity under this Section 13.17; (iii) the Sellers’ Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no other covenants or obligations shall be implied under this Agreement against the Sellers’ Representative (provided, however, that the foregoing shall not act as a limitation on the powers of the Sellers’ Representative determined by it to be reasonably necessary to carry out the purposes of its obligations); (iv) each Securityholder shall severally (but not jointly) indemnify the Sellers’ Representative and hold it harmless against its Pro Rata Portion of any loss, liability or expense incurred on the part of the

Sellers’ Representative (unless arising out of its gross negligence or willful misconduct) and arising out of or in connection with the acceptance or administration of its duties under this Section 13.17; and (v) the Sellers’ Representative shall be entitled to satisfy any such loss, liability and expense from the proceeds of the Escrow and the Sellers’ Representative Reserve Amount received by the Sellers’ Representative for distribution to the Sellers on a pro rata basis.

(c) A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision, act, consent or instruction of all of Sellers and shall be final, binding and conclusive upon each such Securityholder. Parent may conclusively rely upon, without independent verification or investigation, and until 30 days after receipt of the notice of a change in the Sellers’ Representative under Section 13.17(a), continue to rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of every such Securityholder, and Parent shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the Sellers’ Representative.

13.18 Standstill. Following the date hereof and prior to the Closing, Parent and the Sellers’ Representative shall negotiate customary standstill provisions restricting acquisitions of shares of capital stock of Parent by the Sellers’ Representative for a period of time after the Closing.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Sellers’ Representative have signed (or caused to be signed by their respective officers thereunto duly authorized) this Agreement as of the date first written above.

PARENT:	COTT CORPORATION

	By:	/s/ J.S.G. Fowden
		Name:	J.S.G. Fowden
		Title:	Chief Executive Officer

MERGER SUB:	DELIVERY ACQUISITION, INC.

	By:	/s/ Marni Morgan Poe
		Name:	Marni Morgan Poe
		Title:	Vice President, Secretary and General Counsel

COMPANY:	DSS GROUP, INC.

	By:	/s/ Thomas J. Harrington
		Name:	Thomas J. Harrington
		Title:	President & CEO

SELLERS’ REPRESENTATIVE:	CRESTVIEW DSW INVESTORS, L.P.

	By:	Crestview DSW GP, LLC, its General Partner

	By:	/s/ Jeffrey A. Marcus
		Name:	Jeffrey A. Marcus
		Title:	President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT F-1

(A) To establish the authorized capital of the Corporation by the creation of [            ] Series A convertible first preferred shares (“Series A First Preferred Shares”) and [            ] Series B non-convertible first preferred shares (“Series B First Preferred Shares”), so that the classes and maximum number of shares that the Corporation is authorized to issue shall be [            ] first preferred shares, issuable in series, an unlimited number of second preferred shares, issuable in series and an unlimited number of common shares; and

(B) To provide that the Series A First Preferred Shares and the Series B First Preferred Shares shall, in addition and subject to, the rights, privileges, restrictions and conditions attaching to the first preferred shares as a class, have attached thereto and be subject to the rights, privileges, restrictions and conditions hereinafter set forth:

FIRST PREFERRED SHARES

SERIES A CONVERTIBLE FIRST PREFERRED SHARES

Section 1. Authorized . The Corporation shall be authorized to issue a maximum of [            ] Series A First Preferred Shares. Series A First Preferred Shares converted, redeemed, purchased, or otherwise acquired by the Corporation shall be cancelled and not restored to the status of authorized but unissued Shares of the series. The number of authorized Series A First Preferred Shares may be increased or decreased by the approval of the holders of a majority of the outstanding Series A First Preferred Shares, voting as a separate series, provided that there shall be no decrease in the number of authorized Series A First Preferred Shares to a number less than the number of such series then issued and outstanding.

Section 2. Currency . All payments and distributions on Series A First Preferred Shares or with respect thereto shall be made in United States currency. All references herein to “$” or “dollars” refer to United States currency.

Section 3. Ranking.

(a) The Series A First Preferred Shares shall, with respect to the payment of dividends and upon Liquidation rank senior to each other class or series of shares of the Corporation (other than the Series B First Preferred Shares), whether now outstanding or hereafter issued, including, without limitation, the common shares of the Corporation (the “Common Shares”) (all such junior shares being referred to hereinafter collectively as “Junior Shares”).

(b) The Series A First Preferred Shares shall, with respect to the payment of dividends and rights upon Liquidation rank equally with the Series B First Preferred Shares of the Corporation, whether now outstanding or hereafter issued.

Section 4. Dividends.

(a) The holders of Series A First Preferred Shares shall be entitled to receive a quarterly fixed cumulative dividend in an amount equal to the applicable Dividend Rate (as defined herein) then in effect (the “Dividends”),

(b) Subject to applicable law, Dividends shall be declared and payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (unless any such day is not a Business Day, in which event such Dividends shall be payable on the next succeeding Business Day, without accrual to the actual payment date), commencing on [January 1, 2015]1 (each such payment date being a “Dividend Payment Date,” and the period from the Issue Date of the Series A First Preferred Shares to the first Dividend Payment Date and each such quarterly period thereafter being a “Dividend Period”). The amount of Dividends payable on the Series A First Preferred Shares for any period shall be computed on the basis of a 360-day year and the actual number of days elapsed. Subject to Section 6(c)(7)(B) herein, such Dividends shall be paid to holders of Series A First Preferred Shares before any dividends shall be declared, set apart for or paid upon any Junior Shares.

(c) Dividends, whether or not declared, shall begin to accrue and be cumulative from the Issue Date and shall compound at the relevant rate on each subsequent Dividend Payment Date (i.e., no Dividends shall accrue on another Dividend unless and until any Dividend Payment Date for such other Dividends has passed without such other Dividends having been paid on such date, in which case Dividends will accrue on such unpaid Dividends). If the Corporation does not pay any Dividend in full on any scheduled Dividend Payment Date, such unpaid Dividend will accrue at the then applicable Dividend Rate plus an additional two and one half percent (2.5%) per annum of the Redemption Value of each Series A First Preferred Share from such scheduled Dividend Payment Date to the date that all accumulated Dividends on the Series A First Preferred Shares have been paid in cash in full. Any Dividends accrued and unpaid pursuant to this Section 4(c) on each Dividend Payment Date shall be added to the Redemption Value until such Dividends are paid in cash in full. For the avoidance of doubt, Dividends shall accumulate whether or not in any Dividend Period there have been funds of the Corporation legally available for the payment of such Dividends.

(d) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of Dividends then accumulated, such payment shall be distributed pro rata among the holders of Series A First Preferred Shares based upon the Redemption Value on the Series A First Preferred Shares then held by each such holder. When Dividends are not paid in full, all Dividends and any dividends on Series B First Preferred Shares shall be paid pro rata so that the amount of Dividends and any dividends on Series B First Preferred Shares shall in all cases bear to each other the same ratio as accumulated Dividends and accumulated dividends on Series B First Preferred Shares bear to each other.

(e) All Dividends shall be paid in cash.

(f) Dividends shall be payable to the holders of record of Series A First Preferred Shares as they appear on the register of the Corporation at the Close of Business on the relevant record date, which shall be not more than thirty (30) days nor less than ten (10) days preceding the applicable Dividend Payment Date.

[1]	Note to Draft: First payment date after Issue Date.

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Section 5. Liquidation, Dissolution or Winding Up.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any return of capital or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs (each, a “Liquidation”), the holders of Series A First Preferred Shares shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) legally available therefor, an amount per Series A First Preferred Share equal to the greater of:

(1) the Redemption Value per share, plus an amount equal to any Dividends accumulated but unpaid thereon (whether or not declared) through the date of Liquidation; and

(2) the payment that holders of Series A First Preferred Shares would have received had such holders, immediately prior to such Liquidation converted their respective Series A First Preferred Shares into Common Shares (at the then applicable Conversion Rate) pursuant to Section 7 immediately prior to such Liquidation.

(the greater of (1) and (2) is referred to herein as the “Liquidation Preference”). Holders of Series A First Preferred Shares will not be entitled to any other amounts from the Corporation after they have received the full amounts provided for in this Section 5(a) and will have no right or claim to any of the Corporation’s remaining assets.

(b) If, in connection with any distribution described in Section 5(a) above, the assets of the Corporation or proceeds thereof are not sufficient to pay in full the Liquidation Preference payable on the Series A First Preferred Shares and the corresponding amounts payable on the Series B First Preferred Shares, then such assets, or the proceeds thereof, shall be paid pro rata in accordance with the full respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

(c) For purposes of this Section 5, the merger or consolidation of the Corporation with or into any other corporation or other entity, or the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Corporation, shall not constitute a Liquidation of the Corporation.

Section 6. Voting Rights.

(a) Subject to Section 6(b) and in addition to class voting rights pursuant to applicable law, the holders of Series A First Preferred Shares shall be entitled to (i) vote (in person or by proxy) with the holders of the Common Shares, voting together as a single class, on all matters submitted for a vote of holders of Common Shares, (ii) that number of votes per Series A First Preferred Share as is equal to the number of Common Shares into which each such Series A First Preferred Share is then convertible at the time of the relevant record date (at the then applicable Conversion Rate) and (iii) notice of all shareholders’ meetings (or pursuant to any action by written consent) in accordance with the Corporation’s Articles of Amalgamation and By-laws as if the holders of Series A First Preferred Shares were holders of Common Shares.

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(b) Subject to applicable law, Section 6(c), Section 6(d) and any other provisions to the contrary herein:

(1) from and after the Issue Date until [            ],2 the holders of shares of Series A First Preferred Shares shall have no voting rights pursuant to Sections 6(a)(i) and (ii) above;

(2) from [            ] until [            ],3 the holders of Series A First Preferred Shares shall have voting rights pursuant to Sections 6(a)(i) and (ii) above; provided, however, that, with respect to the election of directors to the Board only and subject to Section 6(d), each holder of Series A First Preferred Shares shall cast votes on his, her or its shares in the same proportion as the Corporation’s holders of Common Shares (e.g., if a director nominee receives 90% of the votes cast by the holders of Common Shares, with 5% against and 5% abstaining, then each holder of Series A First Preferred Shares shall cast 90% of his, her or its votes for such director nominee, 5% against, and abstain from voting Series A First Preferred Shares equivalent to 5% of the votes on an as-converted basis); and

(3) after [            ],4 the holders of shares of Series A First Preferred Shares shall have voting rights pursuant to Sections 6(a)(i) and (ii) above without restriction.

(c) In addition to, and not in substitution for, the rights and privileges afforded to the holders of a class of issued shares under applicable law, for so long as any Series A First Preferred Shares remain outstanding, the Corporation shall not and shall not permit any direct or indirect Subsidiary of the Corporation to, without first obtaining the written consent or affirmative vote at a meeting called for that purpose by holders of at least two-thirds (2/3) of the then outstanding shares of Series A First Preferred Shares voting separately as a series, take any of the following actions:

(1) Any change, amendment, alteration or repeal (including, without limitation, as a result of a merger, consolidation, or other similar or extraordinary transaction) of any provisions of the Corporation’s Articles of Amalgamation or By-laws that amends, modifies or adversely affects the rights, preferences, privileges, conditions or voting powers of the Series A First Preferred Shares;

(2) Any issuance or reclassification of shares of the Corporation (including, without limitation, as a result of a merger, consolidation, or other similar or extraordinary transaction) that would rank equal or senior to

[2]	Note to Draft: Insert date that is 18 months following the Issue Date.
[3]	Note to Draft: Insert date that is 36 months following the Issue Date.
[4]	Note to Draft: Insert date that is 36 months following the Issue Date.

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the Series A First Preferred Shares, with respect to the Liquidation of the Corporation or with respect to the declaration or payment of dividends, including, for the avoidance of doubt, the issuance of any Series A First Preferred Shares or Series B First Preferred Shares;

(3) Any voluntary initiation of any Liquidation of the Corporation or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary or commencement of a proceeding for bankruptcy, insolvency, receivership or similar action with respect to the Corporation or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary;

(4) Any material change to the tax or accounting policies of the Corporation, except any changes required by applicable law or pursuant to GAAP;

(5) Except as provided in Section 6(d) or Section 6(k) below, any increase in the number of members of the Board if such increase would result in the Board having more than eleven (11) members;

(6) Any incurrence, assumption or refinancing of any Indebtedness of the Corporation or any of its Subsidiaries to the extent that, immediately after giving effect to such incurrence, assumption or refinancing, the ratio of (A) the consolidated Indebtedness of the Corporation and its Subsidiaries that would be stated on the balance sheet of the Corporation and its Subsidiaries as of the date of determination (determined on a consolidated basis in accordance with GAAP) minus the lesser of (i) the amount of cash and cash equivalents (except for Restricted Cash) that would be stated on the balance sheet of the Corporation and its Subsidiaries and held by the Corporation and its Subsidiaries as of the date of determination (determined on a consolidated basis in accordance with GAAP) and (ii) $75,000,000 to (B) the EBITDA of the Corporation and its Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred, assumed or refinanced (the “Reference Period”), would not be less than a ratio of 5.0-to-1.0 on a pro forma basis (calculated in accordance with GAAP and Regulation S-X promulgated by the United States Securities and Exchange Commission) after giving effect to such incurrence, assumption or refinancing and the use of the proceeds therefrom as if such events had occurred on the first day of the Reference Period, provided, however, in the case of any revolving credit facility, Indebtedness shall be deemed to be incurred on the date that the commitments are entered into and not on the date of subsequent borrowings and shall be deemed to be outstanding continuously until such revolving credit facility is terminated and, for this purpose, the amount of the commitment under the Credit Agreement shall be deemed to be equal to $[            ].5

[5]	Note to Draft: Insert an amount equal to that portion of the revolving commitment that, together with other Indebtedness outstanding at closing, results in a net leverage ratio of less than or equal to 5.0-to-1.0 as of Closing.

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(7) Any declaration or payment of any dividend or distribution (or any money made available for a sinking fund for the payment of any dividend or distribution) upon any Junior Shares, or the redemption of any Junior Shares, or the purchase for cancellation, payment or acquisition for any consideration (or any money made available for a sinking fund for the redemption) of any Junior Shares by the Corporation, directly or indirectly; provided, however, that the foregoing limitation shall not apply to:

(A) purchases, redemptions or other acquisitions of Junior Shares in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, managers or consultants of or to the Corporation or any of its Subsidiaries; or

(B) regular quarterly dividends to holders of Common Shares in an amount not to exceed US$0.06 per share; provided, however, that no dividends shall be declared or paid without a vote of the holders of Series A First Preferred Shares pursuant to this Section 6(c) if one or more quarterly Dividends have not been paid in full on any Dividend Payment Date until such time as all such Dividends have been paid in full; or

(8) Any issuance of Equity Securities by any Subsidiary of the Corporation to any Person other than the Corporation or a direct or indirect wholly-owned Subsidiary of the Corporation, any acquisition of Equity Securities of any Person other than a wholly-owned Subsidiary of the Corporation or any of its direct or indirect wholly-owned Subsidiaries, or any transfer or other transaction (including, without limitation, as a result of a merger, consolidation, or other similar or extraordinary transaction) resulting in the Corporation or any of its Subsidiaries owning Equity Securities of any Person other than a wholly-owned Subsidiary of the Corporation or any of its direct or indirect wholly-owned Subsidiaries.

(d) Notwithstanding Section 6(c)(5) above and any other restrictions on the right to vote set forth herein, if at any time Dividends payable in respect of the Series A First Preferred Shares have not been declared and paid for the equivalent of six (6) or more Dividend Periods, whether or not for consecutive Dividend Periods (a “Preferred Dividend Default”), then the holders of Series A First Preferred Shares shall be entitled to, voting separately as a series (in person or by proxy), nominate and elect two (2) additional directors to serve on the Board (each, a “Preferred Share Director”) and are entitled to receive notice of and attend all meetings of shareholders of the

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Corporation at which directors are to be elected. In such a case, the number of directors serving on the Board at that time shall be increased by two (2), and, for clarity, no sitting director of the Corporation will be forced to resign to accommodate a Preferred Share Director.

(e) The election of Preferred Share Directors upon a Preferred Dividend Default shall take place:

(1) if the Corporation receives the request for a special meeting more than ninety (90) calendar days before the date fixed for the Corporation’s next annual meeting of shareholders, at a special meeting for such purpose called by the holders of at least ten percent (10%) of the outstanding Series A First Preferred Shares, or, if the Corporation receives the request for a special meeting within ninety (90) calendar days before the date fixed for the Corporation’s next annual or special meeting of shareholders, at such annual or special meeting of shareholders; and

(2) at each subsequent meeting (or special meeting held in its place) until all accrued and unpaid Dividends for all complete Dividend Periods prior to the date of payment plus the Dividend for the then-current Dividend Period have been paid in full, or declared and a sum sufficient for such payment in cash is set aside for payment.

(f) At any meeting held for the purpose of electing a Preferred Share Director, the presence in person or by proxy of the holders of at least a majority of the outstanding Series A First Preferred Shares shall be required to constitute a quorum and the Preferred Share Directors shall be elected by a majority of the votes cast (in person or by proxy) by the holders of Series A First Preferred Shares, voting separately as a series. Despite the prior sentence, if proper notice of a meeting of holders of Series A First Preferred Shares is given, specifying the purpose of or the business to be transacted at the meeting, and a quorum of holders of Series A First Preferred Shares is not present, a second meeting of holders of Series A First Preferred Shares may be held on 48 hours written notice to transact the business specified in the original notice. Subject to applicable law, the holders of Series A First Preferred Shares present at the second meeting constitute a quorum and the business specified in the original notice may be transacted by a majority vote of those holders of Series A First Preferred Shares in attendance (in person or by proxy) at the second meeting, voting as a class. In addition to the foregoing, holders of Series A First Preferred Shares shall be entitled to one (1) vote (in person or by proxy) for each Series A First Preferred Share held on any matter submitted for a vote by the Board.

(g) Preferred Share Directors shall hold office from election until the earlier of:

(1) his or her resignation, death, bankruptcy or incapacity;

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(2) the election of his/her successor in the manner as provided herein;

(3) his/her removal by holders of a majority of Series A First Preferred Shares, voting as a separate class; or

(4) the date on which all such unpaid Dividends have been paid in full, or declared and a sum sufficient for such payment in cash is set aside for payment to the holders of the Series A First Preferred Shares and the Series B First Preferred Shares.

(h) Any vacancy occurring among the Preferred Share Directors may only be filled by the holders of the Series A First Preferred Shares, voting separately as a class.

(i) The right of the holders of the Series A First Preferred Shares to elect the Preferred Share Directors continues until the date on which all such unpaid Dividends have been paid in full, or declared and a sum sufficient for such payment in cash is set aside for payment to the holders of the Series A First Preferred Shares and shall not apply at any meeting if or to the extent that the Preferred Share Directors, whose terms of office do not expire at such meeting, have been previously elected by the holders of the Series A First Preferred Shares, voting separately as a class. Notwithstanding anything contained in the Corporation’s Articles of Amalgamation or By-laws, upon any termination of the right of the holders of Series A First Preferred Shares to elect the Preferred Share Directors as provided in this section, the term of office of any Preferred Share Director shall terminate and the entire Board shall be reduced accordingly so that there is no vacancy on the Board.

(j) If and when all such Dividends have been paid in full, or declared and a sum sufficient for such payment in cash is set aside for payment, holders of the Series A First Preferred Shares shall be divested of the voting rights set forth in Section 6(d) (subject to re-vesting in the event of any subsequent Preferred Dividend Defaults).

(k) Section 6(c)(5) shall not apply to any increase in the number of members of the Board resulting from contractual rights of the initial holders of Series A Preferred Shares to appoint directors to the Board after conversion of the Series A Preferred Shares to Common Shares.

Section 7. Conversion.

(a) Optional Conversion. At any time following the third (3rd) anniversary of the Issue Date, each holder of Series A First Preferred Shares shall have the right, at such holder’s option, to convert any or all of such holder’s Series A First Preferred Shares into a number of Common Shares equal to the product of the aggregate Redemption Value of the Series A First Preferred Shares to be converted divided by US$1,000.00 multiplied by the Conversion Rate then in effect, plus cash in lieu of fractional shares, as set out in Section 10(i), plus an amount in cash per Series A First

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Preferred Share equal to all accrued but unpaid Dividends (whether or not declared) on such Series A First Preferred Share to but excluding the applicable Conversion Date, out of funds legally available therefor. If the Corporation does not pay in cash such accrued but unpaid dividends on such shares, then, without limiting the right of the holders of Series A First Preferred Shares hereunder, at the option of each holder of the Series A First Preferred Shares, such amount may be added to the Redemption Value of the Series A First Preferred Shares for the purposes of determining the amount of Common Shares issuable upon conversion of the Series A First Preferred Shares.

(b) Conversion Rate. The “Conversion Rate” means [            ]6 shares, subject to adjustment in accordance with the rights, privileges, restrictions and conditions of the Series A First Preferred Shares as set out herein.

(c) Conversion Procedures. A holder must do each of the following in order to convert its Series A First Preferred Shares pursuant to this Section 7:

(1) complete and manually sign the conversion notice provided by the Conversion Agent, and deliver such notice to the Conversion Agent;

(2) deliver to the Conversion Agent the certificate or certificates representing the Series A First Preferred Shares to be converted (or, if such certificate or certificates have been lost, stolen or destroyed, a lost certificate affidavit and indemnity in form and substance reasonably acceptable to the Corporation);

(3) if required, furnish appropriate endorsements and transfer documents in form and substance reasonably acceptable to the Corporation; and

(4) if required, pay any share transfer, documentary, stamp or similar taxes not payable by the Corporation pursuant to Section 8.

The “Conversion Date” means the date on which a holder complies in all respects with the procedures set forth in this Section 7(c).

(d) Effect of Conversion. Effective immediately prior to the Close of Business on the Conversion Date applicable to any Series A First Preferred Shares, but subject to the actual conversion occurring, Dividends shall no longer accrue or be declared on any Series A First Preferred Shares so converted and such Series A First Preferred Shares shall cease to be outstanding.

(e) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Shares and, to the extent applicable, cash, issuable upon conversion of Series A First Preferred Shares on a Conversion Date shall be treated for all purposes as the record holder(s) of such Common Shares and/or cash as of the Close of Business on such Conversion Date. As promptly as

[6]	Note to Draft: Conversion Rate to be $1,000.00 divided by the Parent Share Value (as defined in the Merger Agreement).

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practicable on or after the Conversion Date and compliance by the applicable holder with the relevant conversion procedures contained in Section 7(c) (and in any event no later than three (3) Trading Days thereafter), the Corporation shall issue the number of Common Shares issuable upon conversion (and deliver payment of cash in lieu of fractional shares). Such delivery of Common Shares and, if applicable, cash shall be made, at the option of the applicable holder, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Corporation to the appropriate holder on a book-entry basis or by mailing certificates evidencing the shares to the holders at their respective addresses as set forth in the conversion notice. If fewer than all of the Series A First Preferred Shares held by any holder hereto are converted pursuant to Section 7(a), then a new certificate representing the unconverted Series A First Preferred Shares shall be issued to such holder concurrently with the issuance of the certificates (or book-entry shares) representing the applicable Common Shares. In the event that a holder shall not by written notice designate the name in which Common Shares and, to the extent applicable, cash to be delivered upon conversion of Series A First Preferred Shares should be registered or paid, or the manner in which such shares and, if applicable, cash should be delivered, the Corporation shall be entitled to register and deliver such shares and, if applicable, cash in the name of the holder and in the manner shown on the records of the Corporation.

(f) Status of Converted or Acquired Shares. Series A First Preferred Shares duly converted in accordance with the rights, privileges, restrictions and conditions of the Series A First Preferred Shares as set out herein, or otherwise acquired by the Corporation in any manner whatsoever, shall be retired promptly after the acquisition thereof.

Section 8. Taxes.

(1) Absent a change in law or Internal Revenue Service practice, or a contrary determination (as defined in Section 1313(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”)), each holder of Series A First Preferred Shares and the Corporation agree not to treat the Series A First Preferred Shares (based on their terms as set forth herein) as “preferred stock” within the meaning of Section 305 of the Code, and Treasury Regulation Section 1.305-5 for United States federal income tax and withholding tax purposes and shall not take any position inconsistent with such treatment.

(2) The Corporation shall pay any and all documentary, stamp and similar issue or transfer tax due on (x) the issue of the Series A First Preferred Shares and (y) the issue of Common Shares upon conversion of the Series A First Preferred Shares. However, in the case of conversion of Series A First Preferred Shares, the Corporation shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue and delivery of Common Shares or Series A First Preferred Shares in a name other than that of the holder of the shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or duty, or has established to the satisfaction of the Corporation that such tax or duty has been paid.

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(3) Each holder of Series A First Preferred Shares and the Corporation agree to cooperate with each other in connection with any redemption of part of Series A First Preferred Shares and to use good faith efforts to structure such redemption so that such redemption may be treated as a sale or exchange pursuant to Section 302 of the Code; provided, that nothing in this Section 8 shall require the Corporation to purchase any Series A First Preferred Shares; and provided, further, that the Corporation makes no representation or warranty in this Section 8 regarding the tax treatment of any redemption of Series A First Preferred Shares.

Section 9. Redemption and Repurchase.

(a) Optional Redemption. The Series A First Preferred Shares may be redeemed, in whole or in part, at any time, at the option of the Corporation, upon giving notice of redemption pursuant to Section 9(c), at a redemption price per share equal to (1) the sum of the Redemption Value per share of the Series A First Preferred Shares to be redeemed plus (2) an amount equal to any Dividends accumulated but unpaid thereon (whether or not declared) to but excluding the date of redemption; provided, however, that the Series A First Preferred Shares shall not be redeemed, in whole or in part, at any time any Series B First Preferred Shares of the Corporation remain issued and outstanding. Notwithstanding anything herein to the contrary, at any time the Series A First Preferred Shares are convertible pursuant to Section 7(a), the holders of Series A First Preferred Shares may, at their option, elect to exercise any conversion rights for a period of thirty (30) days following the receipt of notice of redemption as provided in Section 9(c) in lieu of the redemption of any Series A First Preferred Shares.

(b) Repurchase at the Option of the Holder Upon a Change of Control. Upon the occurrence of a Change of Control, each holder of Series A First Preferred Shares shall have the right to require the Corporation to repurchase, by irrevocable written notice to the Corporation, all or any portion of such holder’s Series A First Preferred Shares at a purchase price per share equal to the sum of (1) the Redemption Value per share of the Series A First Preferred Shares plus (2) an amount equal to accrued but unpaid Dividends (whether or not declared) on such Series A First Preferred Shares to but excluding the date of repurchase.

No earlier than sixty (60) days and no later than thirty (30) days prior to the occurrence of a Change of Control, the Corporation shall send notice by first-class mail, postage prepaid, addressed to the holders of record of the Series A First Preferred Shares at their respective last addresses appearing on the books of the Corporation stating (1) that a Change of Control is expected to occur, (2) the date that the Change of Control is expected to occur, (3) that all Series A First Preferred Shares tendered prior to a Business Day no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed shall be accepted for repurchase and (4) the procedures that holders of the Series A First Preferred Shares must follow in order for their Series A First

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Preferred Shares to be repurchased, including the place or places where certificates for such shares are to be surrendered for payment of the repurchase price. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of Series A First Preferred Shares designated for repurchase shall not affect the validity of the proceedings for the repurchase of any other Series A First Preferred Shares. The repurchase of Series A First Preferred Shares pursuant to this Section 9(b) shall occur simultaneously with the consummation of the Change of Control.

(c) Notice of Redemption at the Option of the Corporation. Notice of every redemption of Series A First Preferred Shares pursuant to Section 9(a) shall be given by first-class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least thirty (30) days and not more than sixty (60) days before the date fixed for redemption. Any notice mailed as provided in this Section 9(c) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of Series A First Preferred Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series A First Preferred Shares. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of the Series A First Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price in respect of such shares. Notwithstanding the foregoing, at any time after the Series A First Preferred Shares become convertible pursuant to Section 7, the Corporation may not redeem any Series A First Preferred Shares unless such holders have failed to exercise their conversion rights pursuant to Section 7(a) for a period of thirty (30) days following receipt of a notice of redemption.

(d) Partial Redemption. In case of any redemption of part of the Series A First Preferred Shares at the time outstanding pursuant to this Section 9, the shares to be redeemed shall be redeemed pro rata. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which the Series A First Preferred Shares shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least US $1 billion and selected by the Board, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate

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for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three (3) years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares. Notwithstanding the foregoing, at any time after the Series A First Preferred Shares become convertible pursuant to Section 7, the Corporation may not redeem any Series A First Preferred Shares unless such holders have failed to exercise their conversion rights pursuant to Section 7(a) for a period of thirty (30) days following receipt of a notice of redemption.

Section 10. Anti-Dilution Provisions.

(a) Adjustments. The Conversion Rate will be subject to adjustment, without duplication, under the following circumstances:

(1) the issuance of Common Shares as a dividend or distribution to all or substantially all holders of Common Shares, or a subdivision or combination of Common Shares or a reclassification of Common Shares into a greater or lesser number of Common Shares, in which event the Conversion Rate will be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification;

CR1 = the new Conversion Rate in effect immediately after the Close of Business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification;

OS0 = the number of Common Shares outstanding immediately prior to the Close of Business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification; and

OS1 = the number of Common Shares that would be outstanding immediately after, and solely as a result of, the completion of such event (including, for the avoidance of doubt, a number of Common Shares equal to OS0 in the event of a dividend or distribution that does not involve the surrender or exchange of Common Shares).

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Any adjustment made pursuant to this clause (1) shall be effective immediately prior to the Open of Business on the Trading Day immediately following the Record Date, in the case of a dividend or distribution, or the effective date in the case of a subdivision, combination or reclassification. If any such event is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been declared.

(2) the dividend, distribution or other issuance to all or substantially all holders of Common Shares of rights (other than a distribution of rights issued pursuant to a shareholders rights plan, to the extent such rights are attached to Common Shares (in which event the provisions of Section 10(a)(5) shall apply)), options or warrants entitling them to subscribe for or purchase Common Shares for a period expiring sixty (60) days or less from the date of issuance thereof, at a price per share that is less than the Market Price on the Trading Day immediately preceding the Record Date for such issuance, in which event the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend, distribution or issuance;

CR1 = the new Conversion Rate in effect immediately following the Close of Business on the Record Date for such dividend, distribution or issuance;

OS0 = the number of Common Shares outstanding immediately prior to the Close of Business on the Record Date for such dividend, distribution or issuance;

X = the total number of Common Shares issuable pursuant to such rights, options or warrants; and

Y = the number of Common Shares equal to the aggregate price payable to exercise such rights, options or warrants divided by the Market Price on the Trading Day immediately preceding the Record Date for such dividend, distribution or issuance.

For purposes of this clause (2), in determining whether any rights, options or warrants entitle the holders to purchase the Common Shares at a price per share that is less than the Market Price on the Trading Day immediately preceding the Record Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Corporation receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the fair market value thereof (as determined in good faith by the Board).

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Any adjustment made pursuant to this clause (2) shall become effective immediately prior to the Open of Business on the Trading Day immediately following the Record Date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board publicly announces its decision not to issue such rights, options or warrants, to the Conversion Rate that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or Common Shares are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of Common Shares actually delivered.

(3) the Corporation or one or more of its subsidiaries make purchases of Common Shares pursuant to a tender offer or exchange offer by the Corporation or a subsidiary of the Corporation for all or any portion of the Common Shares, where the cash and value of any other consideration included in the payment per Common Share validly tendered or exchanged exceeds the Market Price of the Common Shares on the Trading Day prior to the last day (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), in which event the Conversion Rate will be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Expiration Date;

CR1 = the new Conversion Rate in effect immediately after the Close of Business on the Expiration Date;

AC = the fair market value (as determined in good faith by the Board), on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”);

OS1 = the number of Common Shares outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”), excluding any Purchased Shares;

OS0 = the number of Common Shares outstanding immediately before the Expiration Time, including any Purchased Shares; and

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SP1 = the arithmetic average of the VWAP (as defined below) for each of the ten (10) consecutive full Trading Days ending on the Trading Day immediately succeeding the Expiration Date.

Any adjustment made pursuant to this clause (3) shall become effective immediately prior to the Open of Business on the Trading Day immediately following the Expiration Date. In the event that the Corporation or any of its subsidiaries is obligated to purchase Common Shares pursuant to any such tender offer or exchange offer but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made.

(4) the Corporation shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Shares (subject to an exception for cash in lieu of fractional shares) shares of any class of Equity Securities (other than Common Shares as covered by Section 10(a)(1)), evidences of its indebtedness, cash, assets, other property or securities or rights, options or warrants to acquire Equity Securities or other securities, but excluding (A) dividends or distributions referred to in Section 10(a)(1) hereof, (B) rights, options or warrants referred to in Section 10(a)(2) hereof or distributed in connection with a shareholder rights plans (in which event the provisions of Section 10(a)(5) to the extent applicable shall apply) and (C) regular quarterly dividends or distributions paid exclusively in cash in an amount not to exceed US$0.06 per share, then, in each such case the Conversion Rate shall be adjusted based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution;

CR1 = the new Conversion Rate in effect immediately after the Close of Business on the Record Date for such dividend or distribution;

SP0 = the Market Price on the Trading Day immediately preceding the Record Date for such dividend or distribution; and

C = the fair market value (as determined in good faith by the Board) of the portion of Distributed Property distributed with respect to each outstanding Common Share on the Record Date for such dividend or distribution; provided, that, if C is equal to or greater than SP0, then in lieu of the foregoing adjustment, the Corporation shall distribute to each holder of Series A First Preferred Shares on the date the applicable Distributed Property is distributed to holders of Common Shares, but without requiring such holder to convert its Series A First Preferred Shares the amount of Distributed Property such holder would have received had such holder owned a number of Common Shares equal to the Conversion Rate on the Record Date fixed for determination for shareholders entitled to receive such distribution.

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(5) If the Corporation has a shareholder rights plan in effect with respect to the Common Shares on the Conversion Date, upon conversion of any Series A First Preferred Shares, holders of such shares will receive, in addition to the shares of Common Shares, the rights under such rights plan relating to such Common Shares, unless, prior to the Conversion Date, the rights have (i) become exercisable or (ii) separated from the Common Shares (the first of such events to occur being the “Trigger Event”), in either of which cases the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Corporation had made a distribution of such rights to all holders of the Common Shares as described in Section 10(a)(2) (without giving effect to the 60-day limit on the exercisability of rights, options and warrants ordinarily subject to such Section 10(a)(2)), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such shareholder rights are exchanged by the Corporation for Common Shares, the Conversion Rate shall be appropriately readjusted as if such shareholder rights had not been issued, but the Corporation had instead issued the Common Shares issued upon such exchange as a dividend or distribution of Common Shares subject to Section 10(a)(1). Notwithstanding the preceding provisions of this paragraph, no adjustment shall be required to be made to the Conversion Rate with respect to any holder of Series A First Preferred Shares which is, or is an “affiliate” or “associate” of, an “acquiring person” under such shareholder rights plans or with respect to any direct or indirect transferee of such holder who receives Series A First Preferred Shares in such transfer after the time such holder becomes, or its affiliate or associate becomes, an “acquiring person.”

(6) If the Corporation, at any time or from time to time while any of the Series A First Preferred Shares is outstanding, shall issue Common Shares or any other security convertible into, exercisable or exchangeable for Common Shares (such Common Shares or other security, “Equity-Linked Securities”) (other than (i) an Excluded Issuance, (ii) Common Shares issued upon conversion of the Series A First Preferred Shares and (iii) rights, options, warrants or other distributions referred to in Sections 10(a)(2) and 10(a)(4)), the Conversion Rate shall be increased based on the following formula:

where,

CR0 = the Conversion Rate in effect immediately prior to the issuance of such Equity-Linked Securities;

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CR1 = the new Conversion Rate in effect immediately after the issuance of such Equity-Linked Securities;

AC = the aggregate consideration paid or payable for such Equity-Linked Securities;

OS0 = the number of Common Shares outstanding immediately before the issuance of Equity-Linked Securities;

OS1 = the number of Common Shares outstanding immediately after the issuance of Equity-Linked Securities and giving effect to any Common Shares issuable upon conversion, exercise or exchange of such Equity-Linked Securities; and

SP = the Market Price on the date of issuance of such Equity-Linked Securities.

The adjustment shall become effective immediately after such issuance.

(b) Calculation of Adjustments. All adjustments to the Conversion Rate shall be calculated by the Corporation to the nearest 1/10,000th of one Common Share (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date.

(c) When No Adjustment Required.

(1) Except as otherwise provided in this Section 10, the Conversion Rate will not be adjusted for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares or carrying the right to purchase any of the foregoing, or for the repurchase of Common Shares.

(2) Except as otherwise provided in this Section 10, no adjustment of the Conversion Rate shall be made as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any shareholder rights plans.

(3) Notwithstanding the foregoing, no adjustment to the Conversion Rate shall be made:

(A) upon the issuance of any Common Shares or options or rights to purchase such shares pursuant to any present or future employee, director, manager or consultant benefit plan or program of or assumed by the Corporation or any of its Subsidiaries or of any employee agreements or arrangements or programs;

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(B) upon the issuance of any Common Shares pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the Issue Date; or

(C) for accrued and unpaid dividends on the Series A First Preferred Shares.

(d) Successive Adjustments. After an adjustment to the Conversion Rate under this Section 9, any subsequent event requiring an adjustment under this Section 9 shall cause an adjustment to each such Conversion Rate as so adjusted.

(e) Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 10 under more than one subsection hereof (other than where holders of Series A First Preferred Shares are entitled to elect the applicable adjustment, in which case such election shall control), such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder; provided, however, that if more than one subsection of this Section 10 is applicable to a single event, the subsection shall be applied that produces the largest adjustment.

(f) Other Adjustments. The Corporation may, but shall not be required to, make such increases in the Conversion Rate, in addition to those required by this Section 10, as the Board considers to be advisable in order to avoid or diminish any income tax to any holders of Common Shares resulting from any dividend or distribution of shares or issuance of rights or warrants to purchase or subscribe for shares or from any event treated as such for income tax purposes or for any other reason.

(g) Notice of Adjustments. Whenever the Conversion Rate is adjusted as provided under this Section 10, the Corporation shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment (or if the Corporation is not aware of such occurrence, as soon as reasonably practicable after becoming so aware) or the date the Corporation makes an adjustment pursuant to Section 10(f):

(1) compute the adjusted applicable Conversion Rate in accordance with this Section 10 and prepare and transmit to the Conversion Agent an officer’s certificate setting forth the applicable Conversion Rate, the method of calculation thereof in reasonable detail, and the facts requiring such adjustment and upon which such adjustment is based; and

(2) provide a written notice to the holders of the Series A First Preferred Shares of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Conversion Rate was determined and setting forth the adjusted applicable Conversion Rate.

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(h) Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any holder of Series A First Preferred Shares to determine whether any facts exist that may require any adjustment of the applicable Conversion Rate or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any officer’s certificate delivered pursuant to Section 10(g) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Common Shares, or of any securities or property, that may at the time be issued or delivered with respect to any Series A First Preferred Shares; and the Conversion Agent makes no representation with respect thereto. The Conversion Agent, if other than the Corporation, shall not be responsible for any failure of the Corporation to issue, transfer or deliver any Common Shares pursuant to the conversion of Series A First Preferred Shares or to comply with any of the duties, responsibilities or covenants of the Corporation contained in this Section 10.

(i) Fractional Shares. No fractional Common Shares will be delivered to the holders of Series A First Preferred Shares upon conversion. In lieu of fractional shares otherwise issuable, holders of Series A First Preferred Shares will be entitled to receive an amount in cash equal to the fraction of Common Shares, multiplied by the Closing Price of the Common Shares on the Trading Day immediately preceding the applicable Conversion Date. In order to determine whether the number of Common Shares to be delivered to a holder of Series A First Preferred Shares upon the conversion of such holder’s Series A First Preferred Shares will include a fractional share (in lieu of which cash would be paid hereunder), such determination shall be based on the aggregate number of Series A First Preferred Shares of such holder that are being converted on any single Conversion Date.

(j) Reorganization Events. In the event of:

(1) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Corporation with or into another Person, in each case, pursuant to which the Common Shares (but not the Series A First Preferred Shares) are changed or converted into, or exchanged for, cash, securities or other property of the Corporation or another person;

(2) any sale, transfer, lease or conveyance to another Person of all or substantially all the property and assets of the Corporation, in each case pursuant to which the Common Shares (but not the Series A First Preferred Shares) are converted into cash, securities or other property; or

(3) any statutory exchange of securities of the Corporation with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Shares (but not the Series A First Preferred Shares) into other securities,

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(each of which is referred to as a “Reorganization Event”) each Series A First Preferred Share outstanding immediately prior to such Reorganization Event will, without the consent of the holders of Series A First Preferred Shares unless required under Section 6(c) and subject to Section 10(k), remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the holder of such Series A First Preferred Share would have received in such Reorganization Event had such holder converted its Series A First Preferred Shares into the applicable number of Common Shares immediately prior to the effective date of the Reorganization Event, assuming that such holder is not a Person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Common Shares held by Affiliates of a Constituent Person and non-Affiliates; provided, that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each Common Share held immediately prior to such Reorganization Event by a Person other than a Constituent Person or an Affiliate thereof, then for the purpose of this Section 10(j), the kind and amount of securities, cash and other property receivable upon such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Shares.

(k) Exchange Property Election. In the event that the holders of Common Shares have the opportunity to elect the form of consideration to be received in such Reorganization Event, the Exchange Property that the holders of Series A First Preferred Shares shall be entitled to receive shall be determined by the holders of a majority of the outstanding Series A First Preferred Shares on or before the earlier of (i) the deadline for elections by holders of Common Shares and (ii) two (2) Business Days before the anticipated effective date of such Reorganization Event. The number of units of Exchange Property for each Series A First Preferred Share converted following the effective date of such Reorganization Event shall be determined from among the choices made available to the holders of the Common Shares and based on the per share amount as of the effective date of the Reorganization Event, determined as if the references to “Common Shares” herein were to “units of Exchange Property.”

(l) Successive Reorganization Events. The above provisions of Section 10(j) and Section 10(k) shall similarly apply to successive Reorganization Events and the provisions of this Section 10 shall apply to any shares in the capital (or in the capital of any other issuer) received by the holders of the Common Shares in any such Reorganization Event.

(m) Reorganization Event Notice. The Corporation (or any successor) shall, no less than twenty (20) Business Days prior to the occurrence of any Reorganization Event, provide written notice to the holders of Series A First Preferred Shares of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 10.

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(n) Reorganization Event Agreements. The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A First Preferred Shares into the Exchange Property in a manner that is consistent with and gives effect to this Section 10, and (ii) to the extent that the Corporation is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A First Preferred Shares into shares of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event, or in the case of a Reorganization Event described in Section 10(j)(2), an exchange of Series A First Preferred Shares for the shares of the Person to whom the Corporation’s assets are conveyed or transferred, having voting powers, preferences, and relative, participating, optional or other special rights as nearly equal as possible to those provided herein.

(o) Restriction on Adjustments and Transactions. Notwithstanding the foregoing, if any of the transactions described in this Section 10 would result in an adjustment to the Conversion Rate such that the Series A First Preferred Shares would be convertible in the aggregate into more than 19.90% of the Common Shares outstanding on the Issue Date (subject to adjustment as described in this Section 10), then the Company shall not effect such transaction without first obtaining the written consent or affirmative vote at a meeting called for that purpose by holders of Common Shares required by a securities exchange on which the Common Shares are listed or admitted to trading in order to permit the Series A First Preferred Shares to be convertible into such number of Common Shares. Notwithstanding anything herein to the contrary, any right of the Series A First Preferred Shares in these Articles of Amalgamation may be waived by the written consent or affirmative vote at a meeting called for that purpose by holders of at least two-thirds (2/3) of the then outstanding shares of Series A First Preferred Shares, voting separately as a series.

Section 11. Reservation of Shares. The Corporation shall at all times when the Series A First Preferred Shares shall be outstanding reserve and keep available, free from preemptive rights, for issuance upon the conversion of Series A First Preferred Shares, such number of its authorized but unissued Common Shares as will from time to time be sufficient to permit the conversion of all outstanding Series A First Preferred Shares. Prior to the delivery of any securities which the Corporation shall be obligated to deliver upon conversion of the Series A First Preferred Shares, the Corporation shall comply with all applicable laws and regulations which require action to be taken by the Corporation.

Section 12. Notices. Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 12 prior to or at the Close of

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Business on a Business Day and electronic confirmation of receipt is received by the sender, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Business Day or later than the Close of Business on any Business Day, (iii) the Business Day following the date of mailing, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, attention: Chief Executive Officer and General Counsel, or (ii) if to a holder of Series A First Preferred Shares, to the address or facsimile number appearing on the Corporation’s shareholder records or such other address or facsimile number as such holder may provide to the Corporation in accordance with this Section 12. Notwithstanding the foregoing, if the Series A First Preferred Shares are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of the Series A First Preferred Shares in any manner permitted by such facility.

Section 13. Certain Definitions.

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“Affiliate” with respect to any person shall have the meaning specified pursuant to part 1.3 of National Instrument 46-106 – Prospectus and Registrations Exemptions, promulgated under the Securities Act (Ontario); provided, however, that (i) portfolio companies in which any person or any of its Affiliates has an investment shall not be deemed an Affiliate of such person, and (ii) the Corporation, any of its Subsidiaries, or any of the Corporation’s other controlled Affiliates, in each case, will not be deemed to be Affiliates of Crestview for purposes of the rights, privileges, restrictions and conditions of the Series A First Preferred Shares. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) when used in respect of any Person shall have the meaning specified pursuant to part 1.4 of National Instrument 46-106 – Prospectus and Registrations Exemptions, promulgated under the Securities Act (Ontario).

“Beneficially Own” shall mean to have “beneficial ownership” as such term is defined in the Canada Business Corporations Act and shall include, without limitation, any Person that “beneficially owns” securities for the purposes of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, promulgated under the Securities Act (Ontario).

“Board” shall mean the Board of Directors of the Corporation.

“Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York or Toronto, Ontario generally are authorized or obligated by law, regulation or executive order to close.

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“Change of Control” shall mean the occurrence of any of the following:

(1) any Person (other than Crestview) shall Beneficially Own, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, shares of the Corporation’s Equity Securities entitling such Person to exercise fifty percent (50%) or more of the total voting power of all classes of Voting Shares of the Corporation, which shall not include the Series A First Preferred Shares, other than an acquisition by the Corporation, any of the Corporation’s Subsidiaries or any of the Corporation’s employee benefit plans (for purposes of this clause (1), “Person” shall include, without limitation, any syndicate or group);

(2) the Corporation (i) merges or consolidates with or into any other Person, another Person merges with or into the Corporation, or the Corporation conveys, sells, transfers or leases all or substantially all of the Corporation’s assets to another Person or (ii) engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Common Shares are exchanged for or converted into cash, securities or other property, in each case other than a merger or consolidation:

(a) that does not result in a reclassification, conversion, exchange or cancellation of the Corporation’s outstanding Common Shares; or

(b) which is effected solely to change the Corporation’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding Common Shares solely into common shares of the surviving entity; or

(c) where the Voting Shares outstanding immediately prior to such transaction are converted into or exchanged for Voting Shares of the surviving or transferee Person constituting a majority of the outstanding Voting Shares of such surviving or transferee Person (immediately after giving effect to such issuance) and no Person has the right to exercise fifty percent (50%) or more of the total voting power of all classes of Voting Shares of the Corporation which, for the avoidance of doubt, shall not include the Series A First Preferred Shares; or

(3) the Common Shares cease to be listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market, Nasdaq Global Market or the Toronto Stock Exchange (or any of their respective successors); or

(4) any transaction or series of transactions having substantially the same effect as any of the foregoing.

“Close of Business” shall mean 5:00 p.m., New York City time, on any Business Day.

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“Closing Price” shall mean the price per share of the final trade of the Common Shares on the applicable Trading Day on the principal United States securities exchange on which the Common Shares are listed or admitted to trading.

“Code” shall have the meaning ascribed to it in Section 8.

“Common Shares” shall have the meaning ascribed to it in Section 3.

“Constituent Person” shall have the meaning ascribed to it in Section 10(j).

“Conversion Agent” shall have the meaning ascribed to it in Section 18.

“Conversion Date” shall have the meaning ascribed to it in Section 7(c).

“Conversion Rate” shall have the meaning ascribed to it in Section 7(b).

“Corporation” shall mean Cott Corporation.

“Credit Agreement” shall mean the Credit Agreement, dated as of August 17, 2010, among the Corporation, Cott Beverages Inc., a Georgia corporation, Cliffstar LLC, a Delaware limited liability company, and Cott Beverages Limited, a company organized under the laws of England and Wales, as Borrowers, the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., London Branch, as UK Security Trustee, JPMorgan Chase Bank, N.A., as Administrative Agent and Administrative Collateral Agent, and General Electric Capital Corporation, as Co-Collateral Agent (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of April 19, 2012, as further amended by that certain Amendment No. 2 to Credit Agreement, dated as of July 19, 2012, as further amended by that certain Amendment No. 3 to Credit Agreement, dated as of October 22, 2013, as further amended by that certain Amendment No. 4 to Credit Agreement, dated as of May 28, 2014[, and as amended on the Issue Date pursuant to that certain Amendment No. 5]7 but for the avoidance of doubt, without giving effect to any subsequent amendment, restatement, supplement or modification thereof).

“Crestview” shall mean Crestview DSW Investors, L.P. and any of its Affiliates, any successor entity and any other investment fund, vehicle or similar entity of which such person or an Affiliate, advisor or manager of such person serves as the general partner, manager or advisor.

“Distributed Property” shall have the meaning ascribed to it in Section 10(a)(4).

“Dividend” shall have the meaning ascribed to it in Section 4(a).

[7]	Note to Draft: Include if amended in accordance with the Merger Agreement and the Applicable Financing.

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“Dividend Payment Date” shall have the meaning ascribed to it in Section 4(b).

“Dividend Period” shall have the meaning ascribed to it in Section 4(b).

“Dividend Rate” shall mean, in each case:

From the Issue Date until the first anniversary of the Issue Date,	9.0% per annum of the Redemption Value of each Series A First Preferred Share.

From the day after the first anniversary of the Issue Date,	10.0% per annum of the Redemption Value of each Series A First Preferred Share.

From the day after the second anniversary of the Issue Date,	11.0% per annum of the Redemption Value of each Series A First Preferred Share.

From the day after the third anniversary of the Issue Date,	12.0% per annum of the Redemption Value of each Series A First Preferred Share.

From the day after the fourth anniversary of the Issue Date,	13.0% per annum of the Redemption Value of each Series A First Preferred Share.

From the day after the fifth anniversary of the Issue Date,	14.0% per annum of the Redemption Value of each Series A First Preferred Share.

“EBITDA” shall have the meaning ascribed to it in the Credit Agreement.

“Equity-Linked Securities” shall have the meaning ascribed to it in Section 10(a)(6).

“Equity Securities” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity securities issued by the Corporation.

“Exchange Property” shall have the meaning ascribed to it in Section 10(j).

“Excluded Issuance” shall mean, any issuances of (1) Equity Securities or options to purchase Equity Securities to employees, directors, managers, officers or consultants of or to the Corporation or any of its Subsidiaries pursuant to an option or incentive compensation or similar plan outstanding as of the date hereof or, subsequent to the date hereof, approved by the Board or a duly authorized committee of the Board, (2) securities as consideration for any bona fide merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction or any other direct or indirect acquisition by the Corporation, whereby the Corporation’s securities comprise, in whole or in part, the consideration paid by the Corporation in such transaction, (3) Common Shares issued at a price to the public (i.e., without giving effect to any underwriter or placement agent discounts, commissions or fees or issuer costs, whether or not such

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issuance is actually a public offering) equal to or greater than the Market Price on the Trading Day immediately preceding the earlier of (x) the date on which the sale or issuance is publicly announced and (y) the date on which the price for such sale or issuance is agreed or fixed, and (4) Equity-Linked Securities issued with an exercise or conversion price equal to or greater than the Market Price on the Trading Day immediately preceding the earlier of (x) the date on which the sale or issuance is publicly announced and (y) the date on which the price for such sale or issuance is agreed or fixed.

“Expiration Date” shall have the meaning ascribed to it in Section 10(a)(3).

“Expiration Time” shall have the meaning ascribed to it in Section 10(a)(3).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Indebtedness” shall have the meaning ascribed to it in the Credit Agreement.

“Issue Date” shall mean [            ].8

“Junior Shares” shall have the meaning ascribed to it in Section 3.

“Liquidation” shall have the meaning ascribed to it in Section 5(a).

“Liquidation Preference” shall have the meaning ascribed to it in Section 5(a).

“Market Price” shall mean, as of any Trading Day, the lower of (i) the Closing Price and (ii) the trailing fifteen (15) day VWAP of the Common Shares of the Corporation.

“Open of Business” shall mean 9:00 a.m., New York City time, on any Business Day.

“Person” shall mean any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Preferred Dividend Default” shall have the meaning ascribed to it in Section 6(d).

“Preferred Shares” shall mean any and all series of preferred shares of the Corporation, including the Series A First Preferred Shares and the Series B First Preferred Shares.

[8]	Note to Draft: Insert date of issuance.

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“Preferred Share Director” shall have the meaning ascribed to it in Section 6(d).

“Purchased Shares” shall have the meaning ascribed to it in Section 10(a)(3).

“Record Date” shall mean, with respect to any dividend, distribution or other transaction or event in which the holders of Common Shares have the right to receive any cash, securities or other property or in which the Common Shares (or other applicable security) are exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of shareholders entitled to receive such cash, securities or other property (whether such date is fixed by the Board or by statute, contract, the constating documents of the Corporation or otherwise and, with respect to the right of a shareholder to vote on any matter at a meeting of shareholders, the date fixed by the Corporation as the record date for the determination of shareholders entitled to vote at the meeting or, if no such record date is established, the date such vote is taken or any written resolution of shareholders is established).

“Redemption Value” shall initially mean US $1,000.00 per share of Series A First Preferred Shares, as adjusted pursuant to Section 4(c).

“Reorganization Event” shall have the meaning ascribed to it in Section 10(j).

“Restricted Cash” shall mean (i) any cash or cash equivalents identified on the balance sheet of the Corporation and its Subsidiaries as “restricted” and (ii) any amount to the extent that the distribution thereof to the Corporation or use thereof by the Corporation for the repayment of its consolidated Indebtedness is restricted or prohibited by law or contract.

“Series A First Preferred Shares” shall have the meaning ascribed to it in Section (A).

“Series B First Preferred Shares” shall have the meaning ascribed to it in Section (A).

“Significant Subsidiary” shall mean any Subsidiary of the Corporation that would be a “Significant Subsidiary” of the Corporation within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission, determined as of the date of the latest audited consolidated financial statements of the Corporation and its consolidated Subsidiaries.

“Subsidiary” shall mean any company or corporate entity for which the Corporation owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of such company or corporate entity).

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“Trading Day” shall mean any Business Day on which the Common Shares are traded, or able to be traded, on the principal United States securities exchange on which the Common Shares are listed or admitted to trading.

“Trigger Event” shall have the meaning ascribed to it in Section 10(a)(5).

“Voting Shares” shall mean Equity Securities of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board of the Corporation (without regard to whether or not, at the relevant time, Equity Securities of any other class or classes (other than Common Shares) shall have or might have voting power by reason of the happening of any contingency).

“VWAP” shall mean the volume-weighted average prices for a Common Share or similar equity interest distributed to holders of Common Shares on the principal United States securities exchange on which such Common Share or equity interest trades, as reported by Bloomberg, L.P. (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Corporation) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one Common Share or equity interest on such Trading Day determined, using a volume-weighted average method by a nationally recognized investment banking firm (unaffiliated with the Corporation) retained for such purpose by the Corporation).

Section 14. Headings. The headings of the paragraphs hereof are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

Section 15. Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any Series A First Preferred Share as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 16. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 17. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed transfer agent, conversion agent (the “Conversion Agent”), registrar and paying agent for the Series A First Preferred Shares shall initially be the Corporation. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided, that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series A First Preferred Shares.

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EXHIBIT F-2

SERIES B NON-CONVERTIBLE FIRST PREFERRED SHARES

Section 1. Authorized. The Corporation shall be authorized to issue a maximum of [            ] Series B non-convertible first preferred shares (“Series B First Preferred Shares”). Series B First Preferred Shares redeemed, purchased, or otherwise acquired by the Corporation shall be cancelled and not restored to the status of authorized but unissued Shares of the series. The number of authorized Series B First Preferred Shares may be increased or decreased by the approval of the holders of a majority of the outstanding Series B First Preferred Shares, voting as a separate series, provided that there shall be no decrease in the number of authorized Series B First Preferred Shares to a number less than the number of such series then issued and outstanding.

Section 2. Currency. All payments and distributions on Series B First Preferred Shares or with respect thereto shall be made in United States currency. All references herein to “$” or “dollars” refer to United States currency.

Section 3. Ranking.

(a) The Series B First Preferred Shares shall, with respect to the payment of dividends and upon Liquidation rank senior to each other class or series of shares of the Corporation (other than the Series A First Preferred Shares), whether now outstanding or hereafter issued, including, without limitation, the common shares of the Corporation (the “Common Shares”) (all such junior shares being referred to hereinafter collectively as “Junior Shares”).

(b) The Series B First Preferred Shares shall, with respect to the payment of dividends and rights upon Liquidation rank equally with the Series A First Preferred Shares of the Corporation, whether now outstanding or hereafter issued.

Section 4. Dividends.

(a) The holders of Series B First Preferred Shares shall be entitled to receive a quarterly fixed cumulative dividend in an amount equal to the applicable Dividend Rate (as defined herein) then in effect (the “Dividends”).

(b) Subject to applicable law, Dividends shall be declared and payable quarterly in arrears on January 1, April 1, July 1 and October 1 of each year (unless any such day is not a Business Day, in which event such Dividends shall be payable on the next succeeding Business Day, without accrual to the actual payment date), commencing on [January 1, 2015]1 (each such payment date being a “Dividend Payment Date,” and the period from the Issue Date of the Series B First Preferred Shares to the first Dividend Payment Date and each such quarterly period thereafter being a “Dividend Period”). The amount of Dividends payable on the Series B First Preferred Shares for any period shall be computed on the basis of a 360-day year and the actual number of days elapsed. Subject to Section 6(b)(7)(B) herein, such Dividends shall be paid to holders of Series B First Preferred Shares before any dividends shall be declared, set apart for or paid upon any Junior Shares.

[1]	Note to Draft: First payment date after Issue Date.

(c) Dividends, whether or not declared, shall begin to accrue and be cumulative from the Issue Date and shall compound at the relevant rate on each subsequent Dividend Payment Date (i.e., no Dividends shall accrue on another Dividend unless and until any Dividend Payment Date for such other Dividends has passed without such other Dividends having been paid on such date, in which case Dividends will accrue on such unpaid Dividends). If the Corporation does not pay any Dividend in full in cash on any scheduled Dividend Payment Date, such Dividends will accrue at the then applicable Dividend Rate plus an additional two and one half percent (2.5%) per annum of the Redemption Value of each Series B First Preferred Share from such scheduled Dividend Payment Date to the date that all accumulated Dividends on the Series B First Preferred Shares have been paid in cash in full. Any Dividends accrued and not paid in cash pursuant to this Section 4(c) on each Dividend Payment Date shall be added to the Redemption Value until such Dividends are paid in cash in full. For the avoidance of doubt, Dividends shall accumulate whether or not in any Dividend Period there have been funds of the Corporation legally available for the payment of such Dividends.

(d) Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of Dividends then accumulated in cash, such cash dividend payment shall be distributed pro rata among the holders of Series B First Preferred Shares based upon the Redemption Value on the Series B First Preferred Shares then held by each such holder. When Dividends are not paid in full in cash, all Dividends paid in cash and any dividends paid in cash on Series A First Preferred Shares shall be paid pro rata so that the amount of Dividends paid in cash and any dividends on Series A First Preferred Shares paid in cash shall in all cases bear to each other the same ratio as accumulated Dividends and accumulated dividends on Series A First Preferred Shares bear to each other.

(e) All Dividends shall be paid in cash or accrued in accordance with Section 4(c).

(f) Dividends shall be payable to the holders of record of Series B First Preferred Shares as they appear on the register of the Corporation at the Close of Business on the relevant record date, which shall be not more than thirty (30) days nor less than ten (10) days preceding the applicable Dividend Payment Date.

Section 5. Liquidation, Dissolution or Winding Up.

(a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any return of capital or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs (each, a “Liquidation”), the holders of Series B First Preferred Shares shall be entitled to receive, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) legally available therefor, an amount per Series B First Preferred Share equal to the Redemption Value per share, plus an amount equal to any Dividends accumulated but

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unpaid thereon (whether or not declared) through the date of Liquidation (the “Liquidation Preference”). Holders of Series B First Preferred Shares will not be entitled to any other amounts from the Corporation after they have received the full amounts provided for in this Section 5(a) and will have no right or claim to any of the Corporation’s remaining assets.

(b) If, in connection with any distribution described in Section 5(a) above, the assets of the Corporation or proceeds thereof are not sufficient to pay in full the Liquidation Preference payable on the Series B First Preferred Shares and the corresponding amounts payable on the Series A First Preferred Shares, then such assets, or the proceeds thereof, shall be paid pro rata in accordance with the full respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

(c) For purposes of this Section 5, the merger or consolidation of the Corporation with or into any other corporation or other entity, or the sale, conveyance, lease or other disposition of all or substantially all of the assets of the Corporation, shall not constitute a Liquidation of the Corporation.

Section 6. Voting Rights; Consent Rights.

(a) The holders of Series B First Preferred Shares shall be entitled to notice of all meetings at which holders of Common Shares shall be entitled to vote; provided, however that, notwithstanding any such notice but subject to Section 6(b) and without limiting any class voting rights pursuant to applicable law, the holders of Series B First Preferred Shares shall not be entitled to vote on any matter presented to the holders of Common Shares of the Corporation for their action or consideration.

(b) In addition to, and not in substitution for, the rights and privileges afforded to the holders of a class of issued shares under applicable law, for so long as any Series B First Preferred Shares remain outstanding, the Corporation shall not and shall not permit any direct or indirect Subsidiary of the Corporation to, without first obtaining the written consent or affirmative vote at a meeting called for that purpose by holders of at least two-thirds (2/3) of the then outstanding shares of Series B First Preferred Shares voting separately as a series, take any of the following actions:

(1) Any change, amendment, alteration or repeal (including, without limitation, as a result of a merger, consolidation, or other similar or extraordinary transaction) of any provisions of the Corporation’s Articles of Amalgamation or By-laws that amends, modifies or adversely affects the rights, preferences, privileges, conditions or voting powers of the Series B First Preferred Shares;

(2) Any issuance or reclassification of shares of the Corporation (including, without limitation, as a result of a merger, consolidation, or other similar or extraordinary transaction) that would rank equal or senior to the Series B First Preferred Shares, with respect to the Liquidation of the Corporation or with respect to the declaration or payment of dividends, including, for the avoidance of doubt, the issuance of any Series B First Preferred Shares or Series A First Preferred Shares;

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(3) Any voluntary initiation of any Liquidation of the Corporation or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary or commencement of a proceeding for bankruptcy, insolvency, receivership or similar action with respect to the Corporation or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary;

(4) Any material change to the tax or accounting policies of the Corporation, except any changes required by applicable law or pursuant to GAAP;

(5) Except where holders of another series of Preferred Shares of the Corporation have the right to appoint directors to the Board pursuant to these Articles of Amalgamation or contractual rights of the initial holders of Series A Preferred Shares to appoint directors to the Board after conversion of the Series A Preferred Shares to Common Shares, any increase in the number of members of the Board if such increase would result in the Board having more than eleven (11) members;

(6) Any incurrence, assumption or refinancing of any Indebtedness of the Corporation or any of its Subsidiaries to the extent that, immediately after giving effect to such incurrence, assumption or refinancing, the ratio of (A) the consolidated Indebtedness of the Corporation and its Subsidiaries that would be stated on the balance sheet of the Corporation and its Subsidiaries as of the date of determination (determined on a consolidated basis in accordance with GAAP) minus the lesser of (i) the amount of cash and cash equivalents (except for Restricted Cash) that would be stated on the balance sheet of the Corporation and its Subsidiaries and held by the Corporation and its Subsidiaries as of the date of determination (determined on a consolidated basis in accordance with GAAP) and (ii) $75,000,000 to (B) the EBITDA of the Corporation and its Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred, assumed or refinanced (the “Reference Period”), would not be less than a ratio of 5.0-to-1.0 on a pro forma basis (calculated in accordance with GAAP and Regulation S-X promulgated by the United States Securities and Exchange Commission) after giving effect to such incurrence, assumption or refinancing and the use of the proceeds therefrom as if such events had occurred on the first day of the Reference Period, provided, however, in the case of any revolving credit facility, Indebtedness shall be deemed to be incurred on the date that the commitments are entered into and not on the date of subsequent borrowings and shall be deemed to be outstanding continuously until such revolving credit facility is terminated and, for this purpose, the amount of the commitment under the Credit Agreement shall be deemed to be equal to $[            ].2

[2]	Note to Draft: Insert an amount equal to that portion of the revolving commitment that, together with other Indebtedness outstanding at closing, results in a net leverage ratio of less than or equal to 5.0-to-1.0 as of Closing.

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(7) Any declaration or payment of any dividend or distribution (or any money made available for a sinking fund for the payment of any dividend or distribution) upon any Junior Shares, or the redemption of any Junior Shares or any Series A First Preferred Shares, or the purchase for cancellation, payment or acquisition for any consideration (or any money made available for a sinking fund for the redemption) of any Junior Shares or any Series A First Preferred Shares by the Corporation, directly or indirectly; provided, however, that the foregoing limitation shall not apply to:

(A) purchases, redemptions or other acquisitions of Junior Shares in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors, managers or consultants of or to the Corporation or any of its Subsidiaries; or

(B) regular quarterly dividends to holders of Common Shares in an amount not to exceed US$0.06 per share; provided, however, that no dividends shall be declared or paid without a vote of the holders of Series B First Preferred Shares pursuant to this Section 6(b) if one or more quarterly Dividends have not been paid in full in cash on any Dividend Payment Date until such time as all such Dividends have been paid in full in cash; or

(8) Any issuance of Equity Securities by any Subsidiary of the Corporation to any Person other than the Corporation or a direct or indirect wholly-owned Subsidiary of the Corporation, any acquisition of Equity Securities of any Person other than a wholly-owned Subsidiary of the Corporation or any of its direct or indirect wholly-owned Subsidiaries, or any transfer or other transaction (including, without limitation, as a result of a merger, consolidation, or other similar or extraordinary transaction) resulting in the Corporation or any of its Subsidiaries owning Equity Securities of any Person other than a wholly-owned Subsidiary of the Corporation or any of its direct or indirect wholly-owned Subsidiaries.

Section 7. Taxes.

(a) The Corporation shall pay any and all documentary, stamp and similar issue or transfer tax due on the issue of the Series B First Preferred Shares.

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(b) Each holder of Series B First Preferred Shares and the Corporation agree to cooperate with each other in connection with any redemption of part of Series B First Preferred Shares and to use good faith efforts to structure such redemption so that such redemption may be treated as a sale or exchange pursuant to Section 302 of the Internal Revenue Code of 1986, as amended; provided, that nothing in this Section 7 shall require the Corporation to purchase any Series B First Preferred Shares; and provided, further, that the Corporation makes no representation or warranty in this Section 7 regarding the tax treatment of any redemption of Series B First Preferred Shares.

Section 8. Redemption and Repurchase.

(a) Holder Redemption Election. At any time after the date that is the nine year anniversary of the Issue Date, each holder of outstanding Series B First Preferred Shares shall have the right, but not the obligation, to elect to cause the Corporation to redeem any or all of such holder’s outstanding Series B First Preferred Shares by delivery to the Corporation of written notice thereof (the “Redemption Election”). Upon receipt of a Redemption Election from a holder of Series B First Preferred Shares, the Corporation shall redeem the number of outstanding Series B First Preferred Shares such holder has elected to redeem pursuant to such Redemption Election at a redemption price per share equal to (1) the sum of the Redemption Value per share of the Series B First Preferred Shares to be redeemed plus (2) an amount equal to any Dividends accumulated but unpaid thereon (whether or not declared) to but excluding the date of redemption.

(b) Corporation Redemption Election. The Series B First Preferred Shares may be redeemed, in whole or in part, at any time, at the option of the Corporation, upon giving notice of redemption pursuant to Section 8(d), at a redemption price per share equal to (1) the sum of the Redemption Value per share of the Series B First Preferred Shares to be redeemed plus (2) an amount equal to any Dividends accumulated but unpaid thereon (whether or not declared) to but excluding the date of redemption.

(c) Repurchase at the Option of the Holder Upon a Change of Control. Upon the occurrence of a Change of Control, each holder of Series B First Preferred Shares shall have the right to require the Corporation to repurchase, by irrevocable written notice to the Corporation, all or any portion of such holder’s Series B First Preferred Shares at a purchase price per share equal to the sum of (1) the Redemption Value per share of the Series B First Preferred Shares plus (2) an amount equal to accrued but unpaid Dividends (whether or not declared) on such Series B First Preferred Shares to but excluding the date of repurchase.

No earlier than sixty (60) days and no later than thirty (30) days prior to the occurrence of a Change of Control, the Corporation shall send notice by first-class mail, postage prepaid, addressed to the holders of record of the Series B First Preferred Shares at their respective last addresses appearing on the books of the Corporation stating (1) that a Change of Control is expected to occur, (2) the date that the Change of Control is expected to occur, (3) that all Series B First Preferred Shares tendered prior to a Business Day no earlier than thirty (30) days nor later than sixty (60) days from the date such notice is mailed shall be accepted for repurchase and (4) the procedures that holders

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of the Series B First Preferred Shares must follow in order for their Series B First Preferred Shares to be repurchased, including the place or places where certificates for such shares are to be surrendered for payment of the repurchase price. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of Series B First Preferred Shares designated for repurchase shall not affect the validity of the proceedings for the repurchase of any other Series B First Preferred Shares. The repurchase of Series B First Preferred Shares pursuant to this Section 8(c) shall occur simultaneously with the consummation of the Change of Control.

(d) Notice of Redemption at the Option of the Corporation. Notice of every redemption of Series B First Preferred Shares pursuant to Section 8(b) shall be given by first-class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least thirty (30) days and not more than sixty (60) days before the date fixed for redemption. Any notice mailed as provided in this Section 8(d) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of Series B First Preferred Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series B First Preferred Shares. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of the Series B First Preferred Shares to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price in respect of such shares.

(e) Partial Redemption. In case of any redemption of part of the Series B First Preferred Shares at the time outstanding pursuant to this Section 8, the shares to be redeemed shall be redeemed pro rata. Subject to the provisions hereof, the Corporation shall have full power and authority to prescribe the terms and conditions upon which the Series B First Preferred Shares shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof. Without limiting any remedies that may be available to any holder of Series B First Preferred Shares, at law, in equity or otherwise, if on any date of redemption, the Corporation does not have sufficient funds legally available to redeem all of the outstanding Series B First Preferred Shares to be redeemed on such date in accordance herewith, the Corporation shall redeem only the number of such Series B First Preferred Shares that it has sufficient funds to redeem with such amount to be apportioned on a pro rata basis among the holders of such Series B First Preferred Shares, and the Corporation shall redeem such Series B First Preferred Shares that are not redeemed on such redemption date as soon as practicable after the Corporation has funds legally available therefor.

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(f) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least US $1 billion and selected by the Board, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three (3) years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

Section 9. Notices. Any and all notices or other communications or deliveries hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 9 prior to or at the Close of Business on a Business Day and electronic confirmation of receipt is received by the sender, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section on a day that is not a Business Day or later than the Close of Business on any Business Day, (iii) the Business Day following the date of mailing, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (i) if to the Corporation, attention: Chief Executive Officer and General Counsel, or (ii) if to a holder of Series B First Preferred Shares, to the address or facsimile number appearing on the Corporation’s shareholder records or such other address or facsimile number as such holder may provide to the Corporation in accordance with this Section 9. Notwithstanding the foregoing, if the Series B First Preferred Shares are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of the Series B First Preferred Shares in any manner permitted by such facility.

Section 10. Certain Definitions.

As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“Affiliate” with respect to any person shall have the meaning specified pursuant to part 1.3 of National Instrument 46-106 – Prospectus and Registrations Exemptions, promulgated under the Securities Act (Ontario); provided, however, that (i) portfolio companies in which any person or any of its Affiliates has an investment

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shall not be deemed an Affiliate of such person, and (ii) the Corporation, any of its Subsidiaries, or any of the Corporation’s other controlled Affiliates, in each case, will not be deemed to be Affiliates of Crestview for purposes of the rights, privileges, restrictions and conditions of the Series B First Preferred Shares. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) when used in respect of any Person shall have the meaning specified pursuant to part 1.4 of National Instrument 46-106 – Prospectus and Registrations Exemptions, promulgated under the Securities Act (Ontario).

“Beneficially Own” shall mean to have “beneficial ownership” as such term is defined in the Canada Business Corporations Act and shall include, without limitation, any Person that “beneficially owns” securities for the purposes of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, promulgated under the Securities Act (Ontario).

“Board” shall mean the Board of Directors of the Corporation.

“Business Day” shall mean a day that is a Monday, Tuesday, Wednesday, Thursday or Friday and is not a day on which banking institutions in New York, New York or Toronto, Ontario generally are authorized or obligated by law, regulation or executive order to close.

“Change of Control” shall mean the occurrence of any of the following:

(1) any Person (other than Crestview) shall Beneficially Own, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, shares of the Corporation’s Equity Securities entitling such Person to exercise fifty percent (50%) or more of the total voting power of all classes of Voting Shares of the Corporation, which shall not include the Series A First Preferred Shares, other than an acquisition by the Corporation, any of the Corporation’s Subsidiaries or any of the Corporation’s employee benefit plans (for purposes of this clause (1), “Person” shall include, without limitation, any syndicate or group);

(2) the Corporation (i) merges or consolidates with or into any other Person, another Person merges with or into the Corporation, or the Corporation conveys, sells, transfers or leases all or substantially all of the Corporation’s assets to another Person or (ii) engages in any recapitalization, reclassification or other transaction in which all or substantially all of the Common Shares are exchanged for or converted into cash, securities or other property, in each case other than a merger or consolidation:

(a) that does not result in a reclassification, conversion, exchange or cancellation of the Corporation’s outstanding Common Shares; or

(b) which is effected solely to change the Corporation’s jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding Common Shares solely into common shares of the surviving entity; or

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(c) where the Voting Shares outstanding immediately prior to such transaction are converted into or exchanged for Voting Shares of the surviving or transferee Person constituting a majority of the outstanding Voting Shares of such surviving or transferee Person (immediately after giving effect to such issuance) and no Person has the right to exercise fifty percent (50%) or more of the total voting power of all classes of Voting Shares of the Corporation which, for the avoidance of doubt, shall not include the Series A First Preferred Shares; or

(3) the Common Shares cease to be listed or quoted on any of the New York Stock Exchange, the Nasdaq Global Select Market, Nasdaq Global Market or the Toronto Stock Exchange (or any of their respective successors); or

(4) any transaction or series of transactions having substantially the same effect as any of the foregoing.

“Close of Business” shall mean 5:00 p.m., New York City time, on any Business Day.

“Common Shares” shall have the meaning ascribed to it in Section 3.

“Corporation” shall mean Cott Corporation.

“Credit Agreement” shall mean the Credit Agreement, dated as of August 17, 2010, among the Corporation, Cott Beverages Inc., a Georgia corporation, Cliffstar LLC, a Delaware limited liability company, and Cott Beverages Limited, a company organized under the laws of England and Wales, as Borrowers, the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., London Branch, as UK Security Trustee, JPMorgan Chase Bank, N.A., as Administrative Agent and Administrative Collateral Agent, and General Electric Capital Corporation, as Co-Collateral Agent (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of April 19, 2012, as further amended by that certain Amendment No. 2 to Credit Agreement, dated as of July 19, 2012, as further amended by that certain Amendment No. 3 to Credit Agreement, dated as of October 22, 2013, as further amended by that certain Amendment No. 4 to Credit Agreement, dated as of May 28, 2014[, and as amended on the Issue Date pursuant to that certain Amendment No. 5]3 but for the avoidance of doubt, without giving effect to any subsequent amendment, restatement, supplement or modification thereof).

“Crestview” shall mean Crestview DSW Investors, L.P. and any of its Affiliates, any successor entity and any other investment fund, vehicle or similar entity of which such person or an Affiliate, advisor or manager of such person serves as the general partner, manager or advisor.

[3]	Note to Draft: Include if amended in accordance with the Merger Agreement and the Applicable Financing.

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“Dividend” shall have the meaning ascribed to it in Section 4(a).

“Dividend Payment Date” shall have the meaning ascribed to it in Section 4(b).

“Dividend Period” shall have the meaning ascribed to it in Section 4(b).

“Dividend Rate” shall mean, in each case:

From the Issue Date until the first anniversary of the Issue Date,	10.0% per annum of the Redemption Value of each Series B First Preferred Share.

From the day after the first anniversary of the Issue Date,	11.0% per annum of the Redemption Value of each Series B First Preferred Share.

From the day after the second anniversary of the Issue Date,	12.0% per annum of the Redemption Value of each Series B First Preferred Share.

From the day after the third anniversary of the Issue Date,	13.0% per annum of the Redemption Value of each Series B First Preferred Share.

From the day after the fourth anniversary of the Issue Date,	14.0% per annum of the Redemption Value of each Series B First Preferred Share.

From the day after the fifth anniversary of the Issue Date,	15.0% per annum of the Redemption Value of each Series B First Preferred Share.

“EBITDA” shall have the meaning ascribed to it in the Credit Agreement.

“Equity Securities” shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity securities issued by the Corporation.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Indebtedness” shall have the meaning ascribed to it in the Credit Agreement.

“Issue Date” shall mean [            ].4

“Junior Shares” shall have the meaning ascribed to it in Section 3.

“Liquidation” shall have the meaning ascribed to it in Section 5(a).

[4]	Note to Draft: Insert date of issuance.

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“Liquidation Preference” shall have the meaning ascribed to it in Section 5(a).

“Person” shall mean any individual, company, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Preferred Shares” shall mean any and all series of preferred shares of the Corporation, including the Series A First Preferred Shares and the Series B First Preferred Shares.

“Redemption Value” shall initially mean US $1,000.00 per share of Series B First Preferred Shares, as adjusted pursuant to Section 4(c).

“Reference Period” shall have the meaning ascribed to it in Section 6(b)(6).

“Restricted Cash” shall mean (i) any cash or cash equivalents identified on the balance sheet of the Corporation and its Subsidiaries as “restricted” and (ii) any amount to the extent that the distribution thereof to the Corporation or use thereof by the Corporation for the repayment of its consolidated Indebtedness is restricted or prohibited by law or contract.

“Series A First Preferred Shares” shall have the meaning ascribed to it in Section (A).

“Series B First Preferred Shares” shall have the meaning ascribed to it in Section (A).

“Significant Subsidiary” shall mean any Subsidiary of the Corporation that would be a “Significant Subsidiary” of the Corporation within the meaning of Rule 1-02 under Regulation S-X promulgated by the Securities and Exchange Commission, determined as of the date of the latest audited consolidated financial statements of the Corporation and its consolidated Subsidiaries.

“Subsidiary” shall mean any company or corporate entity for which the Corporation owns, directly or indirectly, an amount of the voting securities, other voting rights or voting partnership interests sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than fifty percent (50%) of the equity interests of such company or corporate entity).

“Voting Shares” shall mean Equity Securities of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances (determined without regard to any classification of directors) to elect one or more members of the Board of the Corporation (without regard to whether or not, at the relevant time, Equity Securities of any other class or classes (other than Common Shares) shall have or might have voting power by reason of the happening of any contingency).

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Section 11. Headings. The headings of the paragraphs hereof are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

Section 12. Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any Series B First Preferred Share as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 13. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be required by the Corporation.

Section 14. Transfer Agent, Registrar and Paying Agent. The duly appointed transfer agent, registrar and paying agent for the Series B First Preferred Shares shall initially be the Corporation. The Corporation may, in its sole discretion, remove the transfer agent in accordance with the agreement between the Corporation and the transfer agent; provided, that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof by first-class mail, postage prepaid, to the holders of the Series B First Preferred Shares.

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EXHIBIT H-1

REGISTRATION RIGHTS AGREEMENT

for

SERIES A CONVERTIBLE FIRST PREFERRED SHARES

and

COMMON SHARES

by and among

COTT CORPORATION

and the DESIGNATED HOLDERS named herein

Dated: [    ], 2014

REGISTRATION RIGHTS AGREEMENT FOR SERIES A CONVERTIBLE FIRST

PREFERRED SHARES AND COMMON SHARES

REGISTRATION RIGHTS AGREEMENT for Series A Convertible First Preferred Shares and Common Shares, dated as of [    ], 2014, by and among Cott Corporation, a corporation governed by the Canada Business Corporations Act (the “Company”), and the shareholders that are party to this Agreement from time to time, as set forth on the signature page hereto (each, a “Designated Holder”).

WHEREAS, the Company desires to provide for, among other things, the grant of registration rights with respect to the Registrable Securities (as hereinafter defined) to the Designated Holders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. (a) Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. The term “affiliated” shall have the correlative meaning. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to a Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” means this Registration Rights Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Approved Underwriter” has the meaning set forth in Section 3(f) hereof.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Board of Directors” means the Board of Directors of the Company (or any duly authorized committee thereof).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Closing Price” means, with respect to the Registrable Securities, as of the date of determination, (a) if the Registrable Securities are listed on a U.S. national securities exchange, the closing price per share of a Registrable Security on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as

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officially reported on the principal U.S. national securities exchange on which the Registrable Securities are then listed or admitted to trading; or (b) if the Registrable Securities are not listed or admitted to trading on any U.S. national securities exchange, the last sale price or, if such last sale price is not reported, the average of the high bid and low asked prices in the principal non-U.S. exchange or over-the-counter market on which the Registrable Securities are then quoted, as reported by Bloomberg Financial Markets (or any successor thereto); or (c) if on any such date the Registrable Securities are not quoted on any such non-U.S. exchange or over-the-counter market, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Registrable Securities selected by the Company; or (d) if none of (a), (b) or (c) is applicable, a market price per share determined in good faith by the Board of Directors. If trading is conducted on a continuous basis on any exchange, then the closing price shall be as set forth at 4:00 P.M. New York City time.

“Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Common Shares” means (i) the common shares of the Company[, no par value per share], (ii) any other common shares of the Company, (iii) any securities of the Company or any successor or assign of the Company into which such shares described in clauses (i) or (ii) are reclassified or reconstituted or into which such shares are converted or otherwise exchanged in connection with a combination of shares, recapitalization, merger, sale of assets, consolidation or other reorganization or otherwise or (iv) any securities received as a dividend or distribution in respect of the securities described in clauses (i), (ii) and (iii) above.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Free Writing Prospectus” means each Free Writing Prospectus prepared by or on behalf of the Company or used or referred to by the Company in connection with an offering of Registrable Securities.

“Company Underwriter” has the meaning set forth in Section 4(a) hereof.

“Convertible Preferred Shares” means the Series A Convertible First Preferred Shares of the Company.

“Crestview Holders” means Crestview Partners (and any Permitted Assignees thereof to which their rights hereunder are assigned pursuant to Section 2(d) hereof).

“Crestview Partners” means Crestview DSW Investors, L.P.

“Demand Initiating Holder” has the meaning set forth in Section 3(a) hereof.

“Demand Registration” has the meaning set forth in Section 3(a) hereof.

“Designated Holder” has the meaning set forth in the preamble to this Agreement.

“Designated Holders’ Counsel” has the meaning set forth in Section 8(a)(i) hereof.

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“Disclosure Package” means, with respect to any offering of Registrable Securities, (i) the preliminary Prospectus, (ii) each Free Writing Prospectus and (iii) all other information, in each case, that is deemed, under Rule 159 promulgated under the Securities Act, to have been conveyed to purchasers of securities at the time of sale of such securities (including, without limitation, a contract of sale).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Form S-3 Shelf Registration Statement” has the meaning set forth in Section 5(f) hereof.

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Incidental Registration” has the meaning set forth in Section 4(a) hereof.

“Incidental Registration Notice” has the meaning set forth in Section 4(a) hereof.

“Indemnified Party” has the meaning set forth in Section 9(c) hereof.

“Indemnifying Party” has the meaning set forth in Section 9(c) hereof.

“Inspector” has the meaning set forth in Section 8(a)(i) hereof.

“Liability” has the meaning set forth in Section 9(a) hereof.

“Lock-Up Agreement” means, with respect to each Designated Holder, the lock-up agreement entered into by such Designated Holder with the underwriters of an underwritten offering.

“Majority Designated Holders” means the beneficial owners of Registrable Securities representing more than 50% of the total number of outstanding Registrable Securities.

“Marketed Underwritten Shelf Take-Down” has the meaning set forth in Section 5(f) hereof.

“Merger Agreement” means the Agreement and Plan of Merger dated November [5], 2014 involving the Company and the other signatories thereto.

“Non-Marketed Underwritten Shelf Take-Down” has the meaning set forth in Section 5(f) hereof.

“Partner Distribution” has the meaning set forth in Section 3(a) hereof.

“Permitted Assignee” means, with respect to any Person, to the extent applicable, (i) such Person’s parents, spouse, siblings, siblings’ spouses, children (including stepchildren and

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adopted children), children’s spouses, grandchildren or grandchildren’s spouses thereof (“Family Members”), (ii) a corporation, partnership or limited liability company, a majority of the beneficial interests of which shall be held by such Person, such Person’s Affiliates and/or such Person’s Family Members, (iii) a trust, the beneficiaries of which are such Person and/or such Person’s Family Members, (iv) such Person’s heirs, executors, administrators, estate or a trust under such Person’s will, (v) an entity described in Section 501(c)(3) of the United States Internal Revenue Code of 1986, as amended, that is established by such Person, (vi) any Affiliate of such Person, (vii) any Person to whom such Person transfers Registrable Securities representing at least 5% of the outstanding Common Shares as of the date of such transfer (counting any Registrable Securities so transferred that are Convertible Preferred Shares on an as-converted basis as though immediately convertible) and (viii) if such Person is a corporation, partnership or limited liability company, any wholly-owned subsidiary of such entity or the direct or indirect partners, members, stockholders or Affiliates of such entity.

“Permitted Withdrawal” has the meaning set forth in Section 3(g) hereof.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Pledgee” has the meaning set forth in Section 2(d)(i) hereof.

“Prospectus” means the prospectus related to any Registration Statement (including, without limitation, a prospectus or prospectus supplement that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance on Rule 415, 430A, 430B or 430C under the Securities Act, as amended or supplemented by any amendment or prospectus supplement), including post-effective amendments, and all materials incorporated by reference in such prospectus.

“Records” has the meaning set forth in Section 8(a)(viii) hereof.

“Registrable Securities” means, subject to Section 2(b) and Section 2(d)(i) hereof, (a) all Convertible Preferred Shares issued to the Designated Holders pursuant to the Merger Agreement, (b) any and all Common Shares issued to the Designated Holders or issued upon conversion of the Convertible Preferred Shares described in clause (a), and (c) any securities issued or issuable, directly or indirectly, with respect to any of the securities described in clauses (a) and (b) by way of a dividend or distribution or a stock or other split or in connection with a combination of securities, recapitalization, merger, consolidation or other reorganization.

“Registration Expenses” has the meaning set forth in Section 8(d) hereof.

“Registration Statement” means a registration statement filed pursuant to the Securities Act.

“S-3 Initiating Holders” has the meaning set forth in Section 5(a) hereof.

“S-3 Participating Holders” has the meaning set forth in Section 5(a) hereof.

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“S-3 Registration” has the meaning set forth in Section 5(a) hereof.

“Seasoned Issuer” means an issuer eligible to use Form S-3 or F-3 for a primary offering of securities in reliance on General Instruction I.B.1 to such Form.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Shelf Take-Down” has the meaning set forth in Section 5(f) hereof.

“Specified Period” means, with regard to the period after the effective date of a Registration Statement for an offering (or the pricing date for an Underwritten Shelf Take-Down), 90 days; provided that, if (a) the Company is not an “emerging growth company” (as defined in Section 2 of the Securities Act), and (b) (x) the Company issues an earnings release or other material news or a material event relating to the Company and its Subsidiaries occurs during the last 17 days of such period or (y) prior to the expiration of such period, the Company announces that it will release earnings results during the 16-day period beginning upon the expiration of such period, then to the extent necessary for a managing or co-managing underwriter of a registered offering required hereunder to comply with NASD Rule 2711(f)(4), such period shall be extended until 18 days after the earnings release or the occurrence of the material news or event, as the case may be; provided, further, that, the Specified Period with respect to any offering will end on the first date on which the underwriters of such offering have released the Company and all Designated Holders from the Lock-up Agreements entered into in connection with such offering.

“underwritten public offering” of securities means a public offering of such securities registered under the Securities Act in which an underwriter, placement agent or other intermediary participates in the distribution of such securities.

“Underwritten Shelf Take-Down” has the meaning set forth in Section 5(f) hereof.

“Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 5(f) hereof.

“Valid Business Reason” has the meaning set forth in Section 3(a) hereof.

“Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act and which (a) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (b) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to use Form S-3 to register a primary offering of securities in reliance on General Instruction I.B.1 to such Form.

(b) Interpretation. For purposes of this Agreement, unless otherwise noted:

(i) All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor laws, rules, regulations and forms thereto in effect at the time.

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(ii) All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successor thereto.

(iii) All references to agreements and other contractual instruments shall be deemed to be references to such agreements or other instruments as they may be amended, waived, supplemented or modified from time to time.

(iv) All references to any amount of securities (including Registrable Securities) shall be deemed to be a reference to such amount measured on an as-converted or as-exercised basis.

2. General; Securities Subject to this Agreement.

(a) Grant of Rights. The Company hereby grants registration rights to the Designated Holders upon the terms and conditions set forth in this Agreement.

(b) Registrable Securities. For the purposes of this Agreement, any Registrable Securities held by any Designated Holder will cease to be Registrable Securities, when (i) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (ii) such Registrable Securities are sold pursuant to Rule 144, (iii) in the opinion of counsel reasonably satisfactory to the Company (which may be waived by the Company in its sole discretion), the entire amount of the Registrable Securities held by any Designated Holder may be sold in a single sale, without any limitation as to volume or manner of sale, and without any public information or other requirement, pursuant to Rule 144 promulgated under the Securities Act, (iv) such Designated Holder beneficially owns less than 1% of the outstanding Common Shares (counting any Registrable Securities so owned that are Convertible Preferred Shares on an as-converted basis as though immediately convertible), (v) the Registrable Securities have ceased to be outstanding or (vi) the Registrable Securities have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities.

(c) Holders of Registrable Securities. A Person is deemed to be a holder of Registrable Securities whenever such Person owns of record Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company may act upon the basis of the instructions, notice or election received from the registered owner of such Registrable Securities. Registrable Securities issuable upon conversion of Convertible Preferred Shares shall be deemed outstanding for the purposes of this Agreement.

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(d) Transfer of Registration Rights.

(i) Each Designated Holder may transfer or pledge Registrable Securities, or the securities convertible into such Registrable Securities, with the associated registration rights under this Agreement (including transfers occurring by operation of law or by reason of intestacy) to a Permitted Assignee or a pledgee (“Pledgee”) only if (1) such Permitted Assignee or Pledgee agrees in writing to be bound as a Designated Holder by the provisions of this Agreement, such agreement being substantially in the form of Annex A hereto, and (2) (A) immediately following such transfer or pledge, such Registrable Securities (including Registrable Securities issuable upon conversion of Convertible Preferred Shares) continue to constitute Registrable Securities as held by such Permitted Assignee or Pledgee or (B) such Permitted Assignee, together with its Affiliates, beneficially owns Registrable Securities representing more than 1% of the Common Shares as of the date of such transfer (counting any Registrable Securities so owned that are Convertible Preferred Shares on an as-converted basis as though immediately convertible). Upon any transfer or pledge of Registrable Securities or the securities convertible into such Registrable Securities other than as set forth in this Section 2(d), such securities shall no longer constitute Registrable Securities (or securities convertible, exercisable or exchangeable for Registrable Securities, as applicable).

(ii) Subject to Section 2(b) hereof, if a Designated Holder (including, without limitation, a Crestview Holder) assigns its rights under this Agreement in connection with the transfer of less than all of its Registrable Securities, the Designated Holder shall retain its rights under this Agreement with respect to its remaining Registrable Securities. If a Designated Holder (including, without limitation, a Crestview Holder) assigns its rights under this Agreement in connection with the transfer of all of its Registrable Securities, such Designated Holder shall have no further rights or obligations under this Agreement, except under Section 9 hereof in respect of offerings in which it participated or registrations in which Registrable Securities held by such Designated Holder were included.

(iii) Notwithstanding the foregoing or anything else herein to the contrary, solely for purposes of the priorities for inclusion of Registrable Securities in an underwritten offering as set forth in Sections 3(e), 4(a) and 5(b), as such priorities are applicable to a Permitted Assignee, only the Registrable Securities transferred to such Permitted Assignee shall be treated as Registrable Securities held by a Designated Holder.

3. Demand Registration.

(a) Request for Demand Registration. To the extent permitted by applicable law and regulations, and subject to Section 6 hereof on up to a maximum of two occasions, at any time on or after the first anniversary of the date hereof, any Crestview Holder (in each case, a “Demand Initiating Holder”) may make a written request to the Company to register, and the Company shall register, under the Securities Act (other than pursuant to a Registration Statement on Form S-4 or S-8), in accordance with the terms of this Agreement (a “Demand Registration”), the number of Registrable Securities stated in such request; provided, however, that the Company shall not be obligated to effect (i) a Demand Registration if the Demand Initiating Holders, together with the Designated Holders (other than the Demand Initiating Holders) that have requested to register securities in such registration statement pursuant to Section 3(b), propose to sell Registrable Securities having aggregate Face Value (as such term is defined in the Merger Agreement) of less than $30,000,000, and (ii) any Demand Registration within the Specified Period (or such shorter period as the Company may determine in its sole discretion) after the effective date of any other Registration Statement of the Company

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(other than a Registration Statement on Form S-4 or S-8); provided, further, that a Demand Registration shall be deemed not to have been effected if (i) after it has become effective, such registration statement is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental authority for any reason other than a misrepresentation or an omission by a Designated Holder affiliated with the Demand Initiating Holder, (ii) the registration statement does not remain effective for the period specified in Section 3(c), or (iii) in the event of an underwritten offering, if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived other than by reason of some wrongful act or omission by a Designated Holder affiliated with the Demand Initiating Holder. In addition, if (1) the Board of Directors, in its good faith judgment, determines that any registration of Registrable Securities should not be made or continued because it would materially impede, delay or interfere with any proposed financing, offer and sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization, material operational development or other significant transaction involving the Company or because such registration would require the Company to disclose material nonpublic information that would not otherwise be required to be disclosed under applicable law, and (2) the Company has a bona fide business purpose for preserving the confidentiality of such proposed transaction or information (a “Valid Business Reason”), (x) the Company may postpone filing a Registration Statement (but not the preparation of the Registration Statement) relating to a Demand Registration until such Valid Business Reason no longer exists or, if later, the occurrence of the Valid Business Reason (but in no event may the duration of such postponement last for more than 45 days after the date when the Demand Registration was requested), and (y) in case a Registration Statement has been filed relating to a Demand Registration, the Company may postpone amending or supplementing such Registration Statement (in which case, if the Valid Business Reason no longer exists or if more than 45 days have passed since such postponement, the Demand Initiating Holder may request a new Demand Registration (which request shall not be counted as an additional Demand Registration for purposes of this Section 3(a)) or request the prompt amendment or supplement of such Registration Statement). The Company shall give written notice to the Demand Initiating Holder of each of its determination to postpone filing, amending or supplementing a Registration Statement, and of the fact that the Valid Business Reason for such postponement no longer exists or has occurred, as applicable, in each case, promptly after the occurrence thereof. Notwithstanding anything to the contrary contained herein, the Company may not postpone a filing, amendment or supplement under this Section 3(a) due to a Valid Business Reason for more than 90 days in any 12-month period. Each request for a Demand Registration by the Demand Initiating Holder shall state the type and amount of the Registrable Securities proposed to be sold and the intended method of disposition thereof, which may include a distribution of Registrable Securities to, and resale of such Registrable Securities by, the equity holders of any Crestview Holder or its equity holders (a “Partner Distribution”). The Demand Registration may be a shelf registration pursuant to Rule 415 promulgated under the Securities Act, in which case the provisions of Section 5(f) shall apply.

(b) Incidental or “Piggy-Back” Rights with Respect to a Demand Registration. Subject to Section 4(b), any Designated Holder that has not requested a registration under Section 3(a) hereof may, pursuant to this Section 3(b), offer its Registrable Securities under any Demand Registration. The Company shall (i) subject to clause (ii) below, as promptly as practicable, but in no event later than ten Business Days after the receipt of a request for a

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Demand Registration from a Demand Initiating Holder give written notice thereof to all of the Designated Holders (other than such Demand Initiating Holder), which notice shall specify the type and number of Registrable Securities subject to the request for Demand Registration and the intended method of disposition of such Registrable Securities, (ii) in the case of a postponement due to a Valid Business Reason pursuant to Section 3(a), provide the notice specified in clause (i) above no later than 10 Business Days prior to the anticipated expiration of the postponement period, and (iii) subject to Section 3(e) hereof, include in the Registration Statement filed pursuant to the Demand Registration all of the Registrable Securities held by such Designated Holders from whom the Company has received a written request for inclusion therein within five Business Days of the date on which the Company has given the written notice referred to in clause (i) above. Each such request by such Designated Holder shall specify the type and number of Registrable Securities proposed to be registered. The failure of any Designated Holder to respond within the five Business Day period referred to in clause (ii) above shall be deemed to be a waiver of such Designated Holder’s rights under this Section 3(b) with respect to such Demand Registration. Any Designated Holder may waive its rights under this Section 3(b) by giving written notice to the Company.

(c) Effective Demand Registration. Subject to Section 3(a), the Company shall use its commercially reasonable efforts (taking into account, among other things, accounting and regulatory matters) to file a Registration Statement relating to the Demand Registration and to use its commercially reasonable efforts to cause such Registration Statement to be filed within 45 days of receipt of a Demand Registration and to use commercially reasonable efforts to request that the Registration Statement become effective as soon as practicable but in no event later than 90 days after it files the Registration Statement and to remain continuously effective for the lesser of (i) the period during which all Registrable Securities registered in the Demand Registration are sold or (ii) 120 days (or in the case of a shelf registration, three years from the effective date of the applicable shelf registration; provided that, if during such three year period the Company shall no longer be eligible to use a Registration Statement on Form S-3 (or any successor form), the Company shall maintain a shelf registration for a period of two years from the effective date of the applicable registration statement.

(d) Expenses. Except as provided in Section 3(g) or 8(d) hereof, the Company shall pay all Registration Expenses in connection with a Demand Registration, including all Registration Expenses relating to the registration of Registrable Securities included in any such Demand Registration pursuant to Section 3(b), whether or not such Demand Registration becomes effective.

(e) Underwriting Procedures. If the applicable Demand Initiating Holder so elects, the Company shall use its commercially reasonable efforts to cause the offering made pursuant to such Demand Registration pursuant to this Section 3 to be in the form of a firm commitment underwritten public offering and the managing underwriter or underwriters selected for such offering shall be the Approved Underwriter selected in accordance with Section 3(f) hereof. In connection with any Demand Registration under this Section 3 involving an underwritten offering, none of the Registrable Securities held by a Designated Holder making a request for inclusion of such Registrable Securities pursuant to Section 3(a) or 3(b) hereof shall be included in such underwritten offering unless such Designated Holder accepts the terms of the

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offering as agreed upon by the Company, the Demand Initiating Holder and the Approved Underwriter (including, without limitation, offering price, underwriting commissions or discounts and lockup agreement terms, subject to Section 7(a)), and then only in such quantity as set forth below. If the Approved Underwriter advises the Company in good faith that the aggregate amount of such Registrable Securities requested to be included in such offering is sufficiently large to have a material adverse effect on the distribution or sales price of the Registrable Securities in such offering, then the Company shall include in such Demand Registration, to the extent of the amount that the Approved Underwriter believes may be sold without causing such material adverse effect, first, such number of Registrable Securities of the Designated Holders that are participating in such offering pursuant to Section 3(a) or 3(b) hereof, which Registrable Securities shall be allocated pro rata among the Designated Holders participating in the offering, based on the aggregate number of Registrable Securities held by each such Designated Holder, and second, securities offered by the Company for its own account.

(f) Selection of Underwriters. If any Demand Registration, S-3 Registration or Shelf Take-Down, as the case may be, of Registrable Securities is in the form of an underwritten public offering, the Demand Initiating Holder or S-3 Initiating Holder, as applicable, for such registration or Shelf Take-Down shall select and obtain one or more investment banking firms of national or regional reputation to act as the managing underwriter or underwriters of the offering; provided, however, that such firm or firms shall, in any case, also be approved by the Company, such approval not to be unreasonably withheld, delayed or conditioned. An investment banking firm or firms selected pursuant to this Section 3(f) shall be referred to as the “Approved Underwriter” herein.

(g) Withdrawal. The Demand Initiating Holder shall be entitled to withdraw or revoke its request for a Demand Registration without the prior written consent of the Company if (i) such withdrawal or revocation is as a result of facts or circumstances arising after the date on which a request for a Demand Registration was made and the Demand Initiating Holder reasonably determines that participation in such registration would have a material adverse effect on the Demand Initiating Holder, (ii) the Closing Price is more than fifteen percent lower than the Closing Price on the date the Demand Initiating Holder requested such Demand Registration or (iii) such Demand Initiating Holder agrees to pay all fees and expenses incurred by the Company in connection with such withdrawn registration (each, a “Permitted Withdrawal”). Any Permitted Withdrawal shall constitute and effect an automatic withdrawal by any other Designated Holder participating in such Demand Registration pursuant to the provisions of Section 3(b) hereof.

(h) Partner Distributions. Notwithstanding anything contained herein to the contrary, the Company shall, at the request of any Crestview Holders seeking to effect a Partner Distribution, use its commercially reasonable efforts to file any prospectus supplement or post-effective amendments and shall otherwise take action reasonably necessary to include such language, if such language was not included in the initial Registration Statement, or revise such language if deemed necessary by such Crestview Holder, to effect such Partner Distribution (including adding one or more selling equityholders to the registration statement through a prospectus supplement or post-effective amendment, as reasonably necessary or required).

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4. Incidental or “Piggy-Back” Registration.

(a) Request for Incidental or “Piggy-Back” Registration. If the Company proposes to file a Registration Statement, that will become effective at any time on or after the first anniversary of the date hereof, with respect to an offering by the Company of Common Shares or any class of security convertible into Common Shares for its own account (other than a Registration Statement on Form S-4 or S-8) or for the account of any shareholder of the Company (other than Designated Holders pursuant to Sections 3 and 5 hereof), then the Company shall give written notice (an “Incidental Registration Notice”) of such proposed filing to each of the Designated Holders at least five Business Days before the anticipated filing date, which notice shall describe the proposed registration and distribution and, subject to Section 4(b), offer such Designated Holders the opportunity to register the number of Registrable Securities that each such Designated Holder may request (an “Incidental Registration”). Any such request by a Designated Holder must be made in writing and received by the Company within five Business Days of the date on which the Company has given the Incidental Registration Notice. The failure of any Designated Holder to respond to an Incidental Registration Notice within five Business Days shall be deemed a waiver of such Designated Holder’s rights under this Section 4(a) with respect to such Incidental Registration. The Company shall use its commercially reasonable efforts to cause the managing underwriter or underwriters in the case of a proposed underwritten offering (the “Company Underwriter”) to permit each Designated Holder who has requested in writing to participate in the Incidental Registration pursuant to this Section 4(a) to include the number of such Designated Holder’s Registrable Securities indicated by such Designated Holder in such offering on the same terms and conditions as the Common Shares or class of security convertible into Common Shares, as applicable, for the account of the Company or the account of such other equityholder, as the case may be, included therein. Any withdrawal of the Registration Statement by the Company for any reason shall constitute and effect an automatic withdrawal of any Incidental Registration related thereto. In connection with any Incidental Registration under this Section 4(a) involving an underwritten offering, the Company shall not be required to include any Registrable Securities held by a Designated Holder in such underwritten offering unless such Designated Holder accepts the terms of the underwritten offering as agreed upon between the Company, such other equityholders, if any, and the Company Underwriter (including, without limitation, offering price, underwriting commissions or discounts and lockup agreement terms, subject to Section 7(a)), and then only in such quantity as set forth below. If the Company Underwriter advises the Company in good faith that the aggregate amount of the securities requested to be included in such offering is sufficiently large to have a material adverse effect on the distribution or sales price of the securities in such offering, then the Company shall include in such Incidental Registration, to the extent of the amount that the Company Underwriter believes may be sold without causing such material adverse effect: (i) in the case of a Company initiated Incidental Registration, first (x) all of the securities to be offered for the account of the Company, and second (y) any Registrable Securities that are participating in such offering pursuant to this Section 4(a), which Registrable Securities shall be allocated pro rata among the Designated Holders participating in the offering, based on the aggregate number of Registrable Securities held by each such Designated Holder, except to the extent any such holders have agreed under existing agreements to which the Company is a signatory to grant priority with regard to participation in such offering to any other holders of securities of the Company, and (ii) in the case of an Incidental Registration initiated by equityholders of the Company (including any

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Designated Holder), first, (A) any Registrable Securities requested by holders thereof, pro rata among the Designated Holders and such other holders based on the number of securities held by each such holder, and second, (B) all of the securities to be offered for the account of the Company.

(b) Expenses. Except as provided in Section 8(d) hereof, the Company shall bear all Registration Expenses in connection with any Incidental Registration pursuant to this Section 4, whether or not such Incidental Registration becomes effective.

5. Form S-3 Registration.

(a) Request for a Form S-3 Registration. At any time, on or after the first anniversary of the date hereof, at which the Company is eligible for use of Form S-3 under the Securities Act in connection with a secondary public offering of Registrable Securities, in the event that the Company shall receive from any Crestview Holder (the “S-3 Initiating Holder”), shall be entitled under this Section 5to make on behalf of all Crestview Holders and Designated Holders, subject to Section 6 hereof, on up to a maximum of four occasions, a written request that the Company register under the Securities Act on Form S-3 (or any successor form) (an “S-3 Registration”) the sale of all or a portion of the Registrable Securities owned by such S-3 Initiating Holder (which S-3 Registration may be a shelf registration pursuant to Rule 415 promulgated under the Securities Act, in which case the provisions of Section 5(f) shall apply), the Company shall give written notice of such request to all of the other Designated Holders (other than such S-3 Initiating Holder) as promptly as practicable but in no event later than five Business Days before the anticipated filing date of such Form S-3, which notice shall describe the proposed registration, the intended method of disposition of such Registrable Securities and any other information that at the time would be appropriate to include in such notice, and offer such other Designated Holders the opportunity to register the number of Registrable Securities as each such Designated Holder may request in writing to the Company, given within five Business Days of the date on which the Company has given the written notice of such registration; provided that, an S-3 Registration shall be deemed not to have been effected if (i) after it has become effective, such registration statement is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental authority for any reason other than a misrepresentation or an omission by a Designated Holder affiliated with the S-3 Initiating Holder, (ii) the registration statement does not remain effective for the period specified in Section 8(a)(ii), or (iii) in the event of an underwritten offering, if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived other than by reason of some wrongful act or omission by a Designated Holder affiliated with the S-3 Initiating Holder. Each request for an S-3 Registration by an S-3 Initiating Holder shall state the type and number of the Registrable Securities proposed to be registered and the intended method of disposition thereof. With respect to each S-3 Registration, the Company shall, subject to Section 5(b) hereof, (A) include in such offering the Registrable Securities of the S-3 Initiating Holder and the Designated Holders who have requested in writing to participate in such registration on the same terms and conditions as the Registrable Securities of the S-3 Initiating Holder included therein (collectively, the “S-3 Participating Holders”) and (B) file a Registration Statement on Form S-3 (or any successor form) relating to the S-3 Registration and use its commercially reasonable efforts to cause such Registration Statement to be filed within 45 days of receipt of an S-3

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Registration request and to use commercially reasonable efforts to request that the Registration Statement become effective as soon as practicable, but not later than 90 days after it files the Registration Statement on Form S-3; provided, however, that the Company shall not be obligated to effect an S-3 Registration if the S-3 Initiating Holders, together with the Designated Holders (other than the S-3 Initiating Holders) that have requested to register securities in such registration statement pursuant to this Section 5(a), propose to sell Registrable Securities having aggregate Face Value (as such term is defined in the Merger Agreement) of less than $20,000,000. Notwithstanding the foregoing, immediately upon determination of the price at which such Registrable Securities are to be sold in an S-3 Registration that is a firm commitment underwritten public offering, if such price is below the price which the S-3 Initiating Holder finds acceptable, the S-3 Initiating Holder for the S-3 Registration shall then have the right, by written notice to the Company, to withdraw its Registrable Securities from being included in such offering; provided, that such a withdrawal by the S-3 Initiating Holder shall constitute and effect an automatic withdrawal by all other S-3 Participating Holders, but shall represent the use of an underwritten public offering under Section 6. If the S-3 Initiating Holder requests, and if the Company is a Well-Known Seasoned Issuer, the Company shall cause such S-3 Registration to be made pursuant to an Automatic Shelf Registration Statement and, if requested, may omit the names of the S-3 Participating Holders and the amount of the Registrable Securities to be offered thereunder. The Company shall use its commercially reasonable efforts to be and remain eligible to use Form S-3 for registration of the Registrable Securities pursuant to Rule 415 at all times on and after the date of this Agreement until the date upon which there ceases to be outstanding any Registrable Securities.

(b) Form S-3 Underwriting Procedures. If the S-3 Initiating Holder so elects, the Company shall use its commercially reasonable efforts to cause such S-3 Registration pursuant to this Section 5 to be in the form of a firm commitment underwritten public offering and the managing underwriter or underwriters selected for such offering shall be the Approved Underwriter selected in accordance with Section 3(f) hereof. In connection with any S-3 Registration under this Section 5 involving an underwritten public offering, none of the Registrable Securities held by a Designated Holder making a request for inclusion of such Registrable Securities pursuant to Section 5(a) hereof shall be included in such underwritten offering unless such Designated Holder accepts the terms of the offering as agreed upon by the Company, the S-3 Initiating Holder and the Approved Underwriter (including, without limitation, offering price, underwriting commissions and discounts and lockup agreement terms, subject to Section 8(a)) and then only in such quantity as set forth below.

If the Approved Underwriter advises the Company in good faith that the aggregate amount of such Registrable Securities requested to be included in such offering is sufficiently large to have a material adverse effect on the distribution or sales price of the Registrable Securities in such offering, then the Company shall include in such offering, to the extent of the amount that the Approved Underwriter believes may be sold without causing such material adverse effect, first, such number of Registrable Securities of the Designated Holders participating in the offering under Section 5(a) hereof, which Registrable Securities shall be allocated pro rata among such Designated Holders participating in the offering, based on the number of Registrable Securities held by each such Designated Holder, and second, securities offered by the Company for its own account.

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(c) Limitations on Form S-3 Registrations. If the Board of Directors, in its good faith judgment, determines that a Valid Business Reason exists, (x) the Company may postpone filing a Registration Statement relating to an S-3 Registration (but not the preparation of the Registration Statement) until such Valid Business Reason no longer exists or, if later, the occurrence of the Valid Business Reason (but in no event may the duration of such postponement last for more than 45 days after the date when the S-3 Registration was requested), and (y) in case a Registration Statement has been filed relating to an S-3 Registration, the Company may postpone amending or supplementing such Registration Statement (in which case, if the Valid Business Reason no longer exists or if more than 45 days have passed since such postponement, the S-3 Initiating Holder may request the prompt amendment or supplement of such Registration Statement or a new S-3 Registration). The Company shall give written notice to the S-3 Initiating Holder of each of its determination to postpone or delay amending or supplementing a Registration Statement and of the fact that a Valid Business Reason for such postponement or delay no longer exists, in each case, promptly after the occurrence thereof. Notwithstanding anything to the contrary contained herein, the Company may not postpone a filing or delay amending or supplementing a filing under this Section 5(c) due to a Valid Business Reason for more than 90 days in any 12-month period. In addition, the Company shall not be required to effect any registration at the request of any Designated Holder pursuant to Section 5(a) hereof (i) within the Specified Period after the effective date of any other Registration Statement of the Company relating to any underwritten public offering in which any of such Designated Holder’s Registrable Securities were included (other than a Registration Statement on Form S-4 or S-8 or any successor form thereto) or after an Underwritten Shelf Take-Down, or (ii) if Form S-3 is not available for such offering by the S-3 Initiating Holder.

(d) Expenses. Except as provided in Section 8(d) hereof, the Company shall bear all Registration Expenses in connection with any S-3 Registration pursuant to this Section 5, whether or not such S-3 Registration becomes effective.

(e) Automatic Shelf Registration Statement. After the Registration Statement with respect to an S-3 Registration that is an Automatic Shelf Registration Statement becomes effective, upon written request by the S-3 Initiating Holder for the S-3 Registration, the Company shall, as promptly as practicable after receiving such request, (i) file with the Commission a prospectus supplement naming the S-3 Participating Holders as selling shareholders and the amount of Registrable Securities to be offered and include, to the extent not included or incorporated by reference in the Registration Statement, any other information omitted from the Prospectus used in connection with such Registration Statement as permitted by Rule 430B promulgated under the Securities Act (including the plan of distribution and the names of any underwriters, placement agents or brokers) and (ii) pay any necessary filing fees to the Commission within the time period required.

(f) Shelf Registration Statement. (i) The S-3 Initiating Holder for an S-3 Registration that provides for offers and sales of Registrable Securities on a delayed or continuous basis pursuant to Rule 415 of the Securities Act (a “Form S-3 Shelf Registration Statement”) may initiate an offering or sale of all or part of such Registrable Securities (a “Shelf Take-Down”). The Company shall cause a Form S-3 Shelf Registration Statement covering all of the Registrable Securities to be effective on or before the first anniversary of the date hereof, and each Crestview Holder shall be deemed to be an S-3 Initiating Holder for such S-3 Registration. The provisions of this Section 5(f) shall apply to any Shelf Take-Down.

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(ii) If an S-3 Initiating Holder so elects in a written request delivered to the Company (an “Underwritten Shelf Take-Down Notice”), a Shelf Take-Down may be in the form of an underwritten public offering (an “Underwritten Shelf Take-Down”) and, subject to the limitations set forth in the proviso to Section 5(a), the Company shall file and effect an amendment or supplement to its Form S-3 Shelf Registration Statement for such purpose as soon as practicable; provided, however, that the Company shall not be obligated to effect a Underwritten Shelf Take-Down if the S-3 Initiating Holders, together with the Designated Holders (other than the S-3 Initiating Holders) that have requested inclusion in such Shelf Take-Down pursuant to this Section 5(f), propose to sell Registrable Securities having aggregate Face Value (as such term is defined in the Merger Agreement) of less than $20,000,000. The S-3 Initiating Holder shall indicate in such Underwritten Shelf Take-Down Notice whether it intends for such Underwritten Shelf Take-Down to involve a customary “road show” (including an “electronic road show”) by the underwriters (a “Marketed Underwritten Shelf Take-Down”). Upon receipt of an Underwritten Shelf Take-Down Notice indicating that such Underwritten Shelf Take-Down will be a Marketed Underwritten Shelf Take-Down, the Company shall promptly (but in any event no later than ten Business Days prior to the expected date of such Marketed Underwritten Shelf Take-Down) give written notice of such Marketed Underwritten Shelf Take-Down to all other S-3 Participating Holders and shall permit the participation of all such S-3 Participating Holders that request inclusion in such Marketed Underwritten Shelf Take-Down who respond in writing within ten Business Days after the receipt of such notice of their election to participate. The provisions of Section 5(b) (other than the first sentence thereof) shall apply with respect to the right of the S-3 Initiating Holder and any other S-3 Participating Holder to participate in any Underwritten Shelf Take-Down.

(iii) If the S-3 Initiating Holder desires to effect a Shelf Take-Down that does not constitute a Marketed Underwritten Shelf Take-Down (a “Non-Marketed Underwritten Shelf Take-Down”), the S-3 Initiating Holder shall so indicate in a written request delivered to the Company no later than two Business Days prior to the expected date of such Non-Marketed Underwritten Shelf Take-Down, which request shall include (i) the total number of Registrable Securities expected to be offered and sold in such Non-Marketed Underwritten Shelf Take-Down, (ii) the expected plan of distribution of such Non-Marketed Underwritten Shelf Take-Down and (iii) the action or actions required (including the timing thereof) in connection with such Non-Marketed Underwritten Shelf Take-Down (including the delivery of one or more stock certificates representing shares of Registrable Securities to be sold in such Non-Marketed Underwritten Shelf Take-Down), and, subject to the limitations set forth in Section 5(a), the Company shall file and effect an amendment or supplement to its Form S-3 Shelf Registration Statement for such purpose as soon as practicable.

6. Maximum Number of Underwritten Registrations.

Notwithstanding anything to the contrary herein, in no event shall the aggregate number of underwritten public offerings under Sections 3 and 5 be greater than four.

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7. Holdback Agreements.

(a) Restrictions on Public Sale by Designated Holders.

(i) To the extent requested by the Approved Underwriter or the Company Underwriter, as the case may be, in the case of an underwritten public offering, such Designated Holder agrees (x) not to effect any public sale or distribution of any Registrable Securities or of any securities convertible into or exercisable for such Registrable Securities, including a sale pursuant to Rule 144 (or any successor rule or regulation) promulgated under the Securities Act, or offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or enter into any hedging or similar transaction with the same economic effect as a sale of, any Registrable Securities and (y) except as otherwise consented to by the Company, not to make any request for a Demand Registration or S-3 Registration under this Agreement, in each case, during the Specified Period, except in each case as part of such underwritten public offering. Notwithstanding the foregoing, (A) any Designated Holder that does not have Registrable Securities included in an underwritten offering shall not be subject to the foregoing obligations under this Section 7(a)(i) unless all of the executive officers and directors of the Company and all of the other Designated Holders are subject to the same obligations, and (B) any discretionary waiver or termination of any Lock-up Agreement applicable to any of the Company’s executive officers or directors or Designated Holders shall apply to the Crestview Holders and any Permitted Assignees thereof to which his rights hereunder are assigned pursuant to Section 2(d) hereof, pro rata based upon the number of shares subject to such obligations. To the extent that any Designated Holder does not hold any Registrable Securities, then the provisions of this Section 7(a)(i) shall not apply to such Designated Holder.

(ii) To the extent that any Designated Holder enters into a Lock-Up Agreement in connection with an underwritten offering, such Lock-Up Agreement shall supersede the terms of Section 7(a)(i) with respect to such Designated Holder.

(iii) The Designated Holders hereby agree that they shall act in good faith with respect to the restrictions set forth in this Section 7(a) and shall take no action or omit to take any action with the intention of circumventing or evading the restrictions applicable to them under this 7(a).

8. Registration Procedures.

(a) Obligations of the Company. Whenever registration of Registrable Securities has been requested or required pursuant to Section 3, Section 4 or Section 5 hereof, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof as quickly as practicable, and in connection with any such request, the Company shall:

(i) use its commercially reasonable efforts (taking into account, among other things, accounting and regulatory matters) to, as expeditiously as practicable, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and

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which form shall be available for the sale of such Registrable Securities in accordance with the intended method of distribution thereof, and cause such Registration Statement to become effective; provided, however, that (x) before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including, without limitation, any documents incorporated by reference therein), or before using any Free Writing Prospectus, the Company shall provide one firm of legal counsel selected by the Designated Holders holding a majority of the Registrable Securities being registered in such registration (“Designated Holders’ Counsel”), any managing underwriter or broker/dealer participating in any disposition of such Registrable Securities pursuant to a Registration Statement and any attorney retained by any such managing underwriter or broker/dealer (each, an “Inspector” and collectively, the “Inspectors”) with an opportunity to review and comment on such Registration Statement and each Prospectus included therein (and each amendment or supplement thereto) and each Free Writing Prospectus to be filed with the Commission, subject to such documents being under the Company’s control, and (y) the Company shall notify the Designated Holders’ Counsel and each seller of Registrable Securities pursuant to such Registration Statement of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered; provided, further, that the Company shall not include any information relating to a Designated Holder in any such Registration Statement or Prospectus or any amendment or supplement thereto (including such documents that, upon filing, would be incorporated or deemed to be incorporated by reference therein) to which such Designated Holder shall object, in writing, on a timely basis, unless, in the opinion of the Company, the inclusion of such information is necessary to comply with applicable law or regulation;

(ii) use its commercially reasonable efforts to, as expeditiously as practicable, prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the lesser of (x) 120 days (or, in the case of a shelf registration statement, three years from the effective date of the applicable Registration Statement); provided that, if during such three year period the Company shall no longer be eligible to use a Registration Statement on Form S-3 (or any successor form), the Company shall maintain a shelf registration for a period of two years from the effective date of the applicable registration statement, and (y) such shorter period that will terminate when all Registrable Securities covered by such Registration Statement have been sold pursuant to such Registration Statement or otherwise no longer constitute Registrable Securities; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(iii) as expeditiously as practicable, furnish to each seller of Registrable Securities such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the Prospectus included in such Registration Statement (including each preliminary Prospectus), any Prospectus filed under Rule 424 under the Securities Act and any Free Writing Prospectus as each such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

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(iv) use its commercially reasonable efforts to, as expeditiously as practicable, register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any seller of Registrable Securities may reasonably request, and continue such registration or qualification in effect in such jurisdiction for as long as permissible pursuant to the laws of such jurisdiction, or for as long as any such seller requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, however, that the Company shall not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 8(a)(iv), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction;

(v) as expeditiously as practicable, notify each seller of Registrable Securities: (A) when a Prospectus, any Prospectus supplement, any Free Writing Prospectus, a Registration Statement or a post-effective amendment to a Registration Statement has been filed with the Commission, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective; (B) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement, related Prospectus or Free Writing Prospectus or for additional information; (C) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceedings for such purpose; and (D) of the existence of any fact or happening of any event which makes any statement of a material fact in such Registration Statement, related Prospectus or Free Writing Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue or which would require the making of any changes in the Registration Statement, Prospectus or Free Writing Prospectus in order that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such Prospectus or Free Writing Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(vi) use its commercially reasonable efforts to, as expeditiously as practicable, upon the occurrence of any event contemplated by Section 8(a)(v)(D) hereof or, subject to Sections 3(a) and 5(c) hereof, the existence of a Valid Business Reason, prepare a supplement or amendment to such Registration Statement, related Prospectus or Free Writing Prospectus and furnish to each seller of Registrable Securities a reasonable number of copies of such supplement to, or amendment of, such Registration Statement, Prospectus or Free Writing Prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such Prospectus or Free Writing Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

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(vii) enter into and perform customary agreements (including an underwriting agreement in customary form with the Approved Underwriter or Company Underwriter, if any, selected as provided in Section 3, Section 4 or Section 5 hereof, as the case may be) and take such other commercially reasonable actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, including making such representations and warranties to the holders of such Registrable Securities and the underwriters participating in the offering, with respect to the business of the Company, the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and shall provide all reasonable cooperation, including causing its appropriate officers to attend and participate in “road shows” and other information meetings organized by the Approved Underwriter or Company Underwriter, if and as applicable, and causing counsel to the Company to deliver customary legal opinions in connection with any such underwriting agreements;

(viii) make available at reasonable times for inspection by any Inspector all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s and its subsidiaries’ officers, directors and employees, and the Company’s independent registered public accounting firm, to supply all information reasonably requested by any such Inspector in connection with such Registration Statement. Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors (and the Inspectors shall confirm their agreement in writing in advance to the Company if the Company shall so request) unless (x) the disclosure of such Records is necessary, in the Company’s judgment, to avoid or correct a misstatement or omission in the Registration Statement, (y) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after exhaustion of all appeals therefrom or (z) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public. Each Inspector agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, promptly give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential. In the event that the Company is unsuccessful in preventing the disclosure of such Records, such Inspector agrees that it shall furnish only such portion of those Records that it is advised by counsel is legally required and shall exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to those Records;

(ix) if such sale is pursuant to an underwritten public offering, obtain a “cold comfort” letter dated the effective date of the Registration Statement and the date of the closing under the underwriting agreement from the Company’s independent registered public accounting firm in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing underwriter reasonably requests;

(x) furnish, at the request of any seller of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the Registration

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Statement with respect to such securities becomes effective, an opinion and “negative assurance letter,” dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion and letter are being given as the underwriters, if any, and such seller may reasonably request and are customarily included in such opinions and letter;

(xi) comply with all applicable rules and regulations of the Commission applicable to the Registration Statement, and make available to its security holders, as soon as reasonably practicable but no later than fifteen months after the effective date of the Registration Statement, an earnings statement covering a period of 12 months beginning after the effective date of the Registration Statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated under the Securities Act;

(xii) cause any Registrable Securities included in the Registration Statement to be listed on each securities exchange on which securities of the same class are then listed, provided that the applicable listing requirements are satisfied;

(xiii) cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xiv) cause the Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities, as may be reasonably necessary by virtue of the business and operations of the Company to enable the seller or sellers of Registrable Securities to consummate the disposition of such Registrable Securities;

(xv) provide a transfer agent and registrar for the Registrable Securities and a CUSIP number for the Registrable Securities;

(xvi) take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby and reasonably cooperate with the holders or underwriters (in the case of an underwritten offering) of such Registrable Securities to facilitate the disposition of such Registrable Securities pursuant thereto;

(xvii) within the deadlines specified by the Securities Act and the rules promulgated thereunder, make all required filings of all Prospectuses and Free Writing Prospectuses with the Commission; and

(xviii) within the deadlines specified by the Securities Act and the rules promulgated thereunder, make all required filing fee payments in respect of any Registration Statement or Prospectus used under this Agreement (and any offering covered thereby).

(b) Seller Requirements. In connection with any offering under any Registration Statement under this Agreement, each Designated Holder holding Registrable Securities that will be included in such Registration Statement (i) shall promptly furnish to the

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Company in writing such information with respect to such Designated Holder and the intended method of disposition of its Registrable Securities as the Company may reasonably request or as may be required by law or regulations for use in connection with any related Registration Statement or Prospectus (or amendment or supplement thereto); and (ii) shall not use any Free Writing Prospectus without the prior written consent of the Company. If any seller of Registrable Securities fails to provide such information required to be included in such Registration Statement by applicable securities laws in a timely manner after reasonable written request therefor consistent with this Section 8(b), the Company may exclude such seller’s Registrable Securities from a registration under Sections 3, 4 or 5 hereof.

(c) Notice to Discontinue. Each Designated Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 8(a)(v)(D) hereof or, subject to Section 3(a) and 5(c) hereof, the existence of a Valid Business Reason, such Designated Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Designated Holder’s receipt of the copies of the supplemented or amended Prospectus or Free Writing Prospectus contemplated by Section 8(a)(vi) hereof (or if no supplemental or amended prospectus or Free Writing Prospectus is required, upon confirmation from the Company that use of the Prospectus or Free Writing Prospectus is once again permitted) and, if so directed by the Company, such Designated Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Designated Holder’s possession, of the Prospectus or Free Writing Prospectus covering such Registrable Securities, which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period referred to in Section 8(a)(ii) hereof) by the number of days during the period from and including the date of the giving of such notice pursuant to Section 8(a)(v)(D) hereof to and including the date when sellers of such Registrable Securities under such Registration Statement shall have received the copies of the supplemented or amended Prospectus or Free Writing Prospectus contemplated by and meeting the requirements of Section 8(a)(v) hereof (or if no supplemental or amended prospectus or Free Writing Prospectus is required, upon confirmation from the Company that use of the Prospectus or Free Writing Prospectus is once again permitted).

(d) Registration Expenses. Except as provided under the last sentence of this Section 8(d), the Company shall pay all expenses arising from or incident to its performance of, or compliance with, this Agreement, including, without limitation (i) all expenses, including filing fees, in connection with the preparation and filing of the Registration Statement, preliminary prospectus or final prospectus and amendments and supplements thereto, (ii) Commission, stock exchange and FINRA registration (including any counsel retained in connection with FINRA registration) and filing fees, (iii) transfer agents’ and registrars’ fees and expenses, (iv) all expenses with respect to road shows, (v) all fees and expenses incurred in complying with state securities or “blue sky” laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with “blue sky” qualifications of the Registrable Securities as may be set forth in any underwriting agreement), (vi) all printing, messenger and delivery expenses, (vii) the fees, charges and expenses of counsel to the Company and of its independent registered public accounting firm and any other accounting fees, charges and expenses incurred by the Company (including, without limitation,

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any expenses arising from any “cold comfort” letters or any special audits incident to or required by any registration or qualification) and the reasonable and documented legal fees, charges and expenses of the Designated Holders’ Counsel up to a maximum of $50,000 and (viii) any liability insurance or other premiums for insurance that the Company determines to obtain, if any, in connection with any Demand Registration or piggy-back registration thereon, Incidental Registration or S-3 Registration pursuant to the terms of this Agreement, regardless of whether such Registration Statement is declared effective. All of the expenses described in the preceding sentence of this Section 8(d) are referred to herein as “Registration Expenses.” The Designated Holders of Registrable Securities sold pursuant to a Registration Statement shall bear the expense of any broker’s commission or underwriter’s discount or commission relating to the registration and sale of such Designated Holders’ Registrable Securities and shall, other than as set forth in clause (vii) above, bear the fees and expenses of their own counsel.

9. Indemnification; Contribution.

(a) Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the extent permitted by applicable law, each Designated Holder, its partners, directors, officers, Affiliates, stockholders, members, employees, trustees and each Person who controls (within the meaning of Section 15 of the Securities Act) such Designated Holder from and against any and all losses, liabilities and expenses, or any action or proceeding in respect thereof (including reasonable costs of investigation and reasonable attorneys’ fees and expenses), claims and damages, joint or several, to which they or any of them may become subject, under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced or threatened (each, a “Liability” and collectively, “Liabilities”), in so far as such Liabilities arise out of or based upon (i) any untrue, or allegedly untrue, statement of a material fact contained in the Disclosure Package, the Registration Statement, the Prospectus, any Free Writing Prospectus, or in any offering memorandum or other offering document relating to the offering and sale of such Registrable Securities prepared by the Company or at its direction, or in any amendment or supplement thereto, or in any document incorporated by reference therein; (ii) the omission or alleged omission to state in the Disclosure Package, the Registration Statement, the Prospectus, any Free Writing Prospectus or in any offering memorandum or other offering document relating to the offering and sale of such Registrable Securities prepared by the Company or at its direction, or in any amendment or supplement thereto, or in any document incorporated by reference therein, any material fact required to be stated therein or necessary to make the statements therein not misleading under the circumstances such statements were made; and (iii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration; provided, however, that the Company shall not be held liable in any such case to the extent that any such Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission contained in such Disclosure Package, Registration Statement, Prospectus, Free Writing Prospectus or such amendment or supplement thereto in reliance upon and in conformity with information concerning such Designated Holder furnished in writing to the Company by or on behalf of such Designated Holder expressly for use therein, including, without limitation, the information furnished to the Company pursuant to Sections 9(b) hereof. The Company shall also provide customary indemnities to any underwriters of the Registrable Securities, their officers, directors and employees and each Person who controls such underwriters (within the meaning of Section 15 of the Securities Act) to the same extent as provided above with respect to the indemnification of the Designated Holders of Registrable Securities.

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(b) Indemnification by Designated Holders. In connection with any offering in which a Designated Holder is participating pursuant to Section 3, 4 or 5 hereof, such Designated Holder agrees severally, and not jointly, to indemnify and hold harmless the Company, the other Designated Holders, any underwriter retained by the Company and each Person who controls the Company, the other Designated Holders or such underwriter (within the meaning of Section 15 of the Securities Act) to the same extent as Sections 9(a)(i) and (ii) in the foregoing indemnity from the Company to the Designated Holders (including indemnification of their respective partners, directors, officers, Affiliates, stockholders, members, employees, trustees and controlling persons), but only to the extent that Liabilities arise out of or are based upon a statement or alleged statement or an omission or alleged omission that was made in reliance upon and in conformity with information with respect to such Designated Holder furnished in writing to the Company by or on behalf of such Designated Holder expressly for use in such Disclosure Package, Registration Statement, Prospectus, Free Writing Prospectus, or in any offering memorandum or other offering document relating to the offering and sale of such Registrable Securities prepared by the Company or at its direction, or in any amendment or supplement thereto, or in any document incorporated by reference therein, including, without limitation, the information furnished to the Company pursuant to Section 8(b) hereof; provided, however, that the total amount to be indemnified by any such Designated Holder pursuant to this Section 9(b) shall be limited to the net proceeds received by such Designated Holder in the offering to which such Disclosure Package, Registration Statement, Prospectus, Free Writing Prospectus or such amendment or supplement thereto relates.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification or contribution hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure). If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. Each Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the reasonable and documented out-of-pocket fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and such parties have been advised by such counsel that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or

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(y) there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party. In any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not be liable for the reasonable and documented out-of-pocket fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties and all such reasonable and documented out-of-pocket fees and expenses shall be reimbursed as incurred. No Indemnifying Party shall be liable for any settlement entered into without its written consent. No Indemnifying Party shall, without the consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding and does not include any admission as to fault or culpability on the part of such Indemnified Party. Notwithstanding the foregoing, if at any time an Indemnified Party shall have requested the Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated by this Section 9, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without the Indemnifying Party’s written consent if (i) such settlement is entered into more than 30 Business Days after receipt by the Indemnifying Party of the aforesaid request and (ii) the Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request or contested the reasonableness of such fees and expenses prior to the date of such settlement.

(d) Contribution. If the indemnification provided for in this Section 9 from the Indemnifying Party is unavailable to an Indemnified Party hereunder or insufficient to hold harmless an Indemnified Party in respect of any Liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 9(a), 9(b) and 9(c) hereof, any reasonable and documented out-of-pocket legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided, that the total amount to be contributed by any Designated Holder shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Designated Holder in the offering, less the amount of any damages that such Designated Holder has otherwise been required to pay as a result of such Liabilities.

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The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

10. Rule 144; Restriction Removal.

(a) Rule 144. The Company covenants from and after the date hereof that it shall take such action as may be required from time to time to enable each Designated Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (ii) any similar rules or regulations hereafter adopted by the Commission The Company shall, upon the request of any Designated Holder, deliver to such Designated Holder a written statement as to whether it has complied with such requirements; provided that, in doing so the Company may rely upon any customary representations of such Designated Holder that the Company may reasonably require.

(b) Restriction Removal. The Company shall, promptly upon the request of any holder of Registrable Securities (and, to the extent necessary, the delivery of such Registrable Securities to the transfer agent therefor), cause any legend or stop-transfer instructions with respect to restrictions on transfer under the Securities Act of such Registrable Securities to be removed or otherwise eliminated if (i) such Registrable Securities are registered pursuant to an effective Registration Statement, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Registrable Securities may be made without registration under the Securities Act or (iii) such holder provides the Company reasonable assurances (by providing an opinion of counsel, in a generally acceptable form) that the Registrable Securities have been or are being sold pursuant to, or can then be sold by such holder without restriction or limitation under, Rule 144. The Company shall be responsible for the fees and expenses of its transfer agent and The Depository Trust Company associated with the issuance of the Registrable Securities to the Designated Holder and any legend or stop-transfer instruction removal or elimination in accordance herewith.

11. Miscellaneous.

(a) Stock Splits, etc. The provisions of this Agreement shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations recapitalizations and the like effected, after the date hereof.

(b) No Inconsistent Agreements. The Company hereby represents and warrants that it has not previously entered into any agreement granting registration rights to any Person with respect to any securities of the Company. The Company shall not enter into any agreement with respect to its securities that is inconsistent with or that may otherwise adversely affect the rights granted to the Designated Holders in this Agreement or grant any additional registration rights to any Person or with respect to any securities that are not Registrable Securities which rights are inconsistent with or may otherwise adversely affect the rights granted to the Designated Holders in this Agreement.

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(c) Remedies. The Designated Holders, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of their rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate.

(d) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless consented to in writing by the Company and the Majority Designated Holders; provided, however, that no amendment, modification, supplement, waiver or consent to depart from the provisions hereof shall be effective if such amendment, modification, supplement, waiver or consent to depart from the provisions hereof materially and adversely affects the substantive rights or obligations of one Designated Holder, or subset of Designated Holders, without a similar and proportionate effect on the substantive rights or obligations of all Designated Holders, unless each such disproportionately affected Designated Holder or group thereof consents in writing thereto.

(e) Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be made by registered or certified first-class mail, return receipt requested, telecopy, electronic transmission, courier service or personal delivery:

(i)	If to the Company:

Cott Corporation

5519 W. Idlewild Avenue

Tampa, FL 33634

Attention: Marni Morgan Poe

Facsimile: (813) 881-1926

with	a copy to:

Crestview Partners,

667 Madison Avenue, 10th Floor

New York, NY 10022,

Attention: Jeffrey A. Marcus and Katherine H. Chung

Facsimile: (212) 906-0793

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Kenneth M. Schneider

Facsimile: 212-757-3990

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(ii)	If to any Designated Holder, at its address as it appears in the books and records of the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and on the next Business Day after transmittal, if telecopied, or electronically transmitted. Any party may by notice given in accordance with this Section 11(e) designate another address or Person for receipt of notices hereunder.

(f) Permitted Assignees; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Permitted Assignees of the parties hereto as provided in Section 2(d) hereof provided that such parties execute an agreement in the form attached hereto as Annex A. Except as provided in Section 9 hereof, no Person other than the parties hereto and their Permitted Assignees is intended to be a beneficiary of this Agreement.

(g) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(h) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(i) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE EXTENT THAT THEY WOULD REQUIRE THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.

(j) Jurisdiction. Any action or proceeding against any party hereto relating in any way to this Agreement or the transactions contemplated hereby may be brought and enforced in the federal or state courts in the State of New York, and each party, on behalf of itself and its respective successors and assigns, irrevocably consents to the jurisdiction of each such court in respect of any such action or proceeding. Each party, on behalf of itself and its respective successors and assigns, irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to such person or entity at the address for such person or entity set forth in Section 11(e) or such other address as such person or entity shall notify the other in writing. The foregoing shall not limit the right of any person or entity to serve process in any other manner permitted by law or to bring any action or proceeding, or to obtain execution of any judgment, in any other jurisdiction.

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Each party, on behalf of itself and its respective successors and assigns, hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising under or relating to this Agreement or the transactions contemplated hereby in any court located in the State of New York or located in any other jurisdiction chosen by the Company in accordance with Section 11(j). Each party, on behalf of itself and its respective successors and assigns, hereby irrevocably waives any claim that a court located in the State of New York is not a convenient forum for any such action or proceeding.

Each party, on behalf of itself and its respective successors and assigns, hereby irrevocably waives, to the fullest extent permitted by applicable United States federal and state law, all immunity from jurisdiction, service of process, attachment (both before and after judgment) and execution to which he might otherwise be entitled in any action or proceeding relating in any way to this Agreement or the transactions contemplated hereby in the courts of the State of New York, of the United States or of any other country or jurisdiction, and hereby waives any right he might otherwise have to raise or claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding.

(k) WAIVER OF JURY TRIAL. EACH PARTY, ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS AND ASSIGNS, HEREBY IRREVOCABLY WAIVES ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION BASED UPON, OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(l) Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired.

(m) Rules of Construction. Unless the context otherwise requires, (i) references to sections or subsections refer to sections or subsections of this Agreement, and (ii) the use of the word “including” in this Agreement shall be by way of example rather than limitation. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(n) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings with respect to the subject matter contained herein, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

(o) Further Assurances. Each of the parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

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(p) Other Agreements. Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under, or any restrictions on the transfer of Registrable Securities or other securities of the Company imposed by, any other agreement.

(q) Trustee Liability. Notwithstanding any provision herein to the contrary, no person executing this instrument in his capacity as trustee shall have any personal liability whatsoever hereunder, it being expressly agreed that all liability hereunder shall be satisfied solely from the assets of the trust which is entering into this agreement and not from the personal assets of any trustee.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Registration Rights Agreement on the date first written above.

COTT CORPORATION

By:
Name:
Title:

[CRESTVIEW DSW INVESTORS, L.P.]

By:
Name:
Title:

[DESIGNATED HOLDERS]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Annex A

[Name and Address of Transferee]

[Name and Address of Company]

[Name and Address of Transferor]

                    , 20

Ladies and Gentlemen:

Reference is made to the Registration Rights Agreement, dated as of October [•], 2014 (the “Registration Rights Agreement”), by and among Cott Corporation, a corporation governed by the Canada Business Corporations Act, and the certain equityholders named therein. All capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Registration Rights Agreement.

In connection with the transfer by [Name of Transferor] of Registrable Securities with associated registration rights under the Registration Rights Agreement to [Name of Transferee] as a “permitted transferee” as defined in the Registration Rights Agreement (the “Transferee”), the Transferee hereby represents that he, she or it is a “permitted transferee” as defined in the Registration Rights Agreement and hereby agrees to be bound as a Designated Holder by the provisions of the Registration Rights Agreement as provided under Section 2(d)(i) thereto.

This agreement shall be governed by New York law.

Yours sincerely,

[Name of Transferee]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

EXHIBIT H-2

REGISTRATION RIGHTS AGREEMENT

for

SERIES B NON-CONVERTIBLE FIRST PREFERRED SHARES

by and among

COTT CORPORATION

and the DESIGNATED HOLDERS named herein

Dated: [    ], 2014

REGISTRATION RIGHTS AGREEMENT FOR SERIES B NON-CONVERTIBLE FIRST

PREFERRED SHARES

REGISTRATION RIGHTS AGREEMENT for Series B Non-Convertible First Preferred Shares, dated as of [    ], 2014, by and among Cott Corporation, a corporation governed by the Canada Business Corporations Act (the “Company”), and the shareholders that are party to this Agreement from time to time, as set forth on the signature page hereto (each, a “Designated Holder”).

WHEREAS, the Company desires to provide for, among other things, the grant of registration rights with respect to the Registrable Securities (as hereinafter defined) to the Designated Holders.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. (a) Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to a Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. The term “affiliated” shall have the correlative meaning. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to a Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” means this Registration Rights Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

“Approved Underwriter” has the meaning set forth in Section 3(f) hereof.

“Automatic Shelf Registration Statement” means an “automatic shelf registration statement” as defined in Rule 405 promulgated under the Securities Act.

“Board of Directors” means the Board of Directors of the Company (or any duly authorized committee thereof).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Closing Price” means, with respect to the Registrable Securities, as of the date of determination, (a) if the Registrable Securities are listed on a U.S. national securities exchange, the closing price per share of a Registrable Security on such date published in The Wall Street Journal (National Edition) or, if no such closing price on such date is published in The Wall Street Journal (National Edition), the average of the closing bid and asked prices on such date, as

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officially reported on the principal U.S. national securities exchange on which the Registrable Securities are then listed or admitted to trading; or (b) if the Registrable Securities are not listed or admitted to trading on any U.S. national securities exchange, the last sale price or, if such last sale price is not reported, the average of the high bid and low asked prices in the principal non-U.S. exchange or over-the-counter market on which the Registrable Securities are then quoted, as reported by Bloomberg Financial Markets (or any successor thereto); or (c) if on any such date the Registrable Securities are not quoted on any such non-U.S. exchange or over-the-counter market, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Registrable Securities selected by the Company; or (d) if none of (a), (b) or (c) is applicable, a market price per share determined in good faith by the Board of Directors. If trading is conducted on a continuous basis on any exchange, then the closing price shall be as set forth at 4:00 P.M. New York City time.

“Commission” means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Free Writing Prospectus” means each Free Writing Prospectus prepared by or on behalf of the Company or used or referred to by the Company in connection with an offering of Registrable Securities.

“Company Underwriter” has the meaning set forth in Section 4(a) hereof.

“Crestview Holders” means Crestview Partners (and any Permitted Assignees thereof to which their rights hereunder are assigned pursuant to Section 2(d) hereof).

“Crestview Partners” means Crestview DSW Investors, L.P.

“Demand Initiating Holder” has the meaning set forth in Section 3(a) hereof.

“Demand Registration” has the meaning set forth in Section 3(a) hereof.

“Designated Holder” has the meaning set forth in the preamble to this Agreement.

“Designated Holders’ Counsel” has the meaning set forth in Section 8(a)(i) hereof.

“Disclosure Package” means, with respect to any offering of Registrable Securities, (i) the preliminary Prospectus, (ii) each Free Writing Prospectus and (iii) all other information, in each case, that is deemed, under Rule 159 promulgated under the Securities Act, to have been conveyed to purchasers of securities at the time of sale of such securities (including, without limitation, a contract of sale).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

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“Form S-3 Shelf Registration Statement” has the meaning set forth in Section 5(f) hereof.

“Free Writing Prospectus” means any “free writing prospectus” as defined in Rule 405 promulgated under the Securities Act.

“Incidental Registration” has the meaning set forth in Section 4(a) hereof.

“Incidental Registration Notice” has the meaning set forth in Section 4(a) hereof.

“Indemnified Party” has the meaning set forth in Section 9(c) hereof.

“Indemnifying Party” has the meaning set forth in Section 9(c) hereof.

“Inspector” has the meaning set forth in Section 8(a)(i) hereof.

“Liability” has the meaning set forth in Section 9(a) hereof.

“Lock-Up Agreement” means, with respect to each Designated Holder, the lock-up agreement entered into by such Designated Holder with the underwriters of an underwritten offering.

“Majority Designated Holders” means the beneficial owners of Registrable Securities representing more than 50% of the total number of outstanding Registrable Securities.

“Marketed Underwritten Shelf Take-Down” has the meaning set forth in Section 5(f) hereof.

“Merger Agreement” means the Agreement and Plan of Merger dated November [5], 2014 involving the Company and the other signatories thereto.

“Non-Convertible Preferred Shares” means the Series B Non-Convertible First Preferred Shares of the Company.

“Non-Marketed Underwritten Shelf Take-Down” has the meaning set forth in Section 5(f) hereof.

“Partner Distribution” has the meaning set forth in Section 3(a) hereof.

“Permitted Assignee” means, with respect to any Person, to the extent applicable, (i) such Person’s parents, spouse, siblings, siblings’ spouses, children (including stepchildren and adopted children), children’s spouses, grandchildren or grandchildren’s spouses thereof (“Family Members”), (ii) a corporation, partnership or limited liability company, a majority of the beneficial interests of which shall be held by such Person, such Person’s Affiliates and/or such Person’s Family Members, (iii) a trust, the beneficiaries of which are such Person and/or such Person’s Family Members, (iv) such Person’s heirs, executors, administrators, estate or a trust under such Person’s will, (v) an entity described in Section 501(c)(3) of the United States Internal Revenue Code of 1986, as amended, that is established by such Person, (vi) any Affiliate

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of such Person, (vii) any Person to whom such Person transfers Registrable Securities representing at least 5% of the outstanding Non-Convertible Shares as of the date of such transfer, and (viii) if such Person is a corporation, partnership or limited liability company, any wholly-owned subsidiary of such entity or the direct or indirect partners, members, stockholders or Affiliates of such entity.

“Permitted Withdrawal” has the meaning set forth in Section 3(g) hereof.

“Person” means any individual, firm, corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, government (or an agency or political subdivision thereof) or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

“Pledgee” has the meaning set forth in Section 2(d)(i) hereof.

“Prospectus” means the prospectus related to any Registration Statement (including, without limitation, a prospectus or prospectus supplement that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance on Rule 415, 430A, 430B or 430C under the Securities Act, as amended or supplemented by any amendment or prospectus supplement), including post-effective amendments, and all materials incorporated by reference in such prospectus.

“Records” has the meaning set forth in Section 8(a)(viii) hereof.

“Registrable Securities” means, subject to Section 2(b) and Section 2(d)(i) hereof, (a) all Non-Convertible Preferred Shares issued to the Designated Holders pursuant to the Merger Agreement, and (b) any securities issued or issuable, directly or indirectly, with respect to any of the securities described in clause (a) by way of a dividend or distribution or a stock or other split or in connection with a combination of securities, recapitalization, merger, consolidation or other reorganization.

“Registration Expenses” has the meaning set forth in Section 8(d) hereof.

“Registration Statement” means a registration statement filed pursuant to the Securities Act.

“S-3 Initiating Holders” has the meaning set forth in Section 5(a) hereof.

“S-3 Participating Holders” has the meaning set forth in Section 5(a) hereof.

“S-3 Registration” has the meaning set forth in Section 5(a) hereof.

“Seasoned Issuer” means an issuer eligible to use Form S-3 or F-3 for a primary offering of securities in reliance on General Instruction I.B.1 to such Form.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

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“Shelf Take-Down” has the meaning set forth in Section 5(f) hereof.

“Specified Period” means, with regard to the period after the effective date of a Registration Statement for an offering (or the pricing date for an Underwritten Shelf Take-Down), 90 days; provided that, if (a) the Company is not an “emerging growth company” (as defined in Section 2 of the Securities Act), and (b) (x) the Company issues an earnings release or other material news or a material event relating to the Company and its Subsidiaries occurs during the last 17 days of such period or (y) prior to the expiration of such period, the Company announces that it will release earnings results during the 16-day period beginning upon the expiration of such period, then to the extent necessary for a managing or co-managing underwriter of a registered offering required hereunder to comply with NASD Rule 2711(f)(4), such period shall be extended until 18 days after the earnings release or the occurrence of the material news or event, as the case may be; provided, further, that, the Specified Period with respect to any offering will end on the first date on which the underwriters of such offering have released the Company and all Designated Holders from the Lock-up Agreements entered into in connection with such offering.

“underwritten public offering” of securities means a public offering of such securities registered under the Securities Act in which an underwriter, placement agent or other intermediary participates in the distribution of such securities.

“Underwritten Shelf Take-Down” has the meaning set forth in Section 5(f) hereof.

“Underwritten Shelf Take-Down Notice” has the meaning set forth in Section 5(f) hereof.

“Valid Business Reason” has the meaning set forth in Section 3(a) hereof.

“Well-Known Seasoned Issuer” means a “well-known seasoned issuer” as defined in Rule 405 promulgated under the Securities Act and which (a) is a “well-known seasoned issuer” under paragraph (1)(i)(A) of such definition or (b) is a “well-known seasoned issuer” under paragraph (1)(i)(B) of such definition and is also eligible to use Form S-3 to register a primary offering of securities in reliance on General Instruction I.B.1 to such Form.

(b) Interpretation. For purposes of this Agreement, unless otherwise noted:

(i) All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor laws, rules, regulations and forms thereto in effect at the time.

(ii) All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successor thereto.

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(iii) All references to agreements and other contractual instruments shall be deemed to be references to such agreements or other instruments as they may be amended, waived, supplemented or modified from time to time.

(iv) All references to any amount of securities (including Registrable Securities) shall be deemed to be a reference to such amount measured on an as-converted or as-exercised basis.

2. General; Securities Subject to this Agreement.

(a) Grant of Rights. The Company hereby grants registration rights to the Designated Holders upon the terms and conditions set forth in this Agreement.

(b) Registrable Securities. For the purposes of this Agreement, any Registrable Securities held by any Designated Holder will cease to be Registrable Securities, when (i) a Registration Statement covering such Registrable Securities has been declared effective under the Securities Act by the Commission and such Registrable Securities have been disposed of pursuant to such effective Registration Statement, (ii) such Registrable Securities are sold pursuant to Rule 144, (iii) in the opinion of counsel reasonably satisfactory to the Company (which may be waived by the Company in its sole discretion), the entire amount of the Registrable Securities held by any Designated Holder may be sold in a single sale, without any limitation as to volume or manner of sale, and without any public information or other requirement, pursuant to Rule 144 promulgated under the Securities Act, (iv) such Designated Holder beneficially owns less than 1% of the outstanding Non-Convertible Preferred Shares, (v) the Registrable Securities have ceased to be outstanding or (vi) the Registrable Securities have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities.

(c) Holders of Registrable Securities. A Person is deemed to be a holder of Registrable Securities whenever such Person owns of record Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more Persons with respect to the same Registrable Securities, the Company may act upon the basis of the instructions, notice or election received from the registered owner of such Registrable Securities. Registrable Securities issuable upon conversion of Convertible Preferred Shares shall be deemed outstanding for the purposes of this Agreement.

(d) Transfer of Registration Rights.

(i) Each Designated Holder may transfer or pledge Registrable Securities, or the securities convertible into such Registrable Securities, with the associated registration rights under this Agreement (including transfers occurring by operation of law or by reason of intestacy) to a Permitted Assignee or a pledgee (“Pledgee”) only if (1) such Permitted Assignee or Pledgee agrees in writing to be bound as a Designated Holder by the provisions of this Agreement, such agreement being substantially in the form of Annex A hereto, and (2) (A) immediately following such transfer or pledge, such Registrable Securities (including Registrable Securities issuable upon conversion of Convertible Preferred Shares) continue to constitute Registrable Securities as held by such Permitted Assignee or Pledgee or (B) such

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Permitted Assignee, together with its Affiliates, beneficially owns Registrable Securities representing more than 1% of the Non-Convertible Preferred Shares as of the date of such transfer. Upon any transfer or pledge of Registrable Securities or the securities convertible into such Registrable Securities other than as set forth in this Section 2(d), such securities shall no longer constitute Registrable Securities (or securities convertible, exercisable or exchangeable for Registrable Securities, as applicable).

(ii) Subject to Section 2(b) hereof, if a Designated Holder (including, without limitation, a Crestview Holder) assigns its rights under this Agreement in connection with the transfer of less than all of its Registrable Securities, the Designated Holder shall retain its rights under this Agreement with respect to its remaining Registrable Securities. If a Designated Holder (including, without limitation, a Crestview Holder) assigns its rights under this Agreement in connection with the transfer of all of its Registrable Securities, such Designated Holder shall have no further rights or obligations under this Agreement, except under Section 9 hereof in respect of offerings in which it participated or registrations in which Registrable Securities held by such Designated Holder were included.

(iii) Notwithstanding the foregoing or anything else herein to the contrary, solely for purposes of the priorities for inclusion of Registrable Securities in an underwritten offering as set forth in Sections 3(e), 4(a) and 5(b), as such priorities are applicable to a Permitted Assignee, only the Registrable Securities transferred to such Permitted Assignee shall be treated as Registrable Securities held by a Designated Holder.

3. Demand Registration.

(a) Request for Demand Registration. To the extent permitted by applicable law and regulations, and subject to Section 6 hereof on up to a maximum of two occasions, at any time on or after the first anniversary of the date hereof, any Crestview Holder (in each case, a “Demand Initiating Holder”) may make a written request to the Company to register, and the Company shall register, under the Securities Act (other than pursuant to a Registration Statement on Form S-4 or S-8), in accordance with the terms of this Agreement (a “Demand Registration”), the number of Registrable Securities stated in such request; provided, however, that the Company shall not be obligated to effect (i) a Demand Registration if the Demand Initiating Holders, together with the Designated Holders (other than the Demand Initiating Holders) that have requested to register securities in such registration statement pursuant to Section 3(b), propose to sell Registrable Securities having aggregate Face Value (as such term is defined in the Merger Agreement) of less than $30,000,000, and (ii) any Demand Registration within the Specified Period (or such shorter period as the Company may determine in its sole discretion) after the effective date of any other Registration Statement of the Company (other than a Registration Statement on Form S-4 or S-8); provided, further, that a Demand Registration shall be deemed not to have been effected if (i) after it has become effective, such registration statement is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental authority for any reason other than a misrepresentation or an omission by a Designated Holder affiliated with the Demand Initiating Holder, (ii) the registration statement does not remain effective for the period specified in Section 3(c), or (iii) in the event of an underwritten offering, if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such

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registration are not satisfied or waived other than by reason of some wrongful act or omission by a Designated Holder affiliated with the Demand Initiating Holder. In addition, if (1) the Board of Directors, in its good faith judgment, determines that any registration of Registrable Securities should not be made or continued because it would materially impede, delay or interfere with any proposed financing, offer and sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization, material operational development or other significant transaction involving the Company or because such registration would require the Company to disclose material nonpublic information that would not otherwise be required to be disclosed under applicable law, and (2) the Company has a bona fide business purpose for preserving the confidentiality of such proposed transaction or information (a “Valid Business Reason”), (x) the Company may postpone filing a Registration Statement (but not the preparation of the Registration Statement) relating to a Demand Registration until such Valid Business Reason no longer exists or, if later, the occurrence of the Valid Business Reason (but in no event may the duration of such postponement last for more than 45 days after the date when the Demand Registration was requested), and (y) in case a Registration Statement has been filed relating to a Demand Registration, the Company may postpone amending or supplementing such Registration Statement (in which case, if the Valid Business Reason no longer exists or if more than 45 days have passed since such postponement, the Demand Initiating Holder may request a new Demand Registration (which request shall not be counted as an additional Demand Registration for purposes of this Section 3(a)) or request the prompt amendment or supplement of such Registration Statement). The Company shall give written notice to the Demand Initiating Holder of each of its determination to postpone filing, amending or supplementing a Registration Statement, and of the fact that the Valid Business Reason for such postponement no longer exists or has occurred, as applicable, in each case, promptly after the occurrence thereof. Notwithstanding anything to the contrary contained herein, the Company may not postpone a filing, amendment or supplement under this Section 3(a) due to a Valid Business Reason for more than 90 days in any 12-month period. Each request for a Demand Registration by the Demand Initiating Holder shall state the type and amount of the Registrable Securities proposed to be sold and the intended method of disposition thereof, which may include a distribution of Registrable Securities to, and resale of such Registrable Securities by, the equity holders of any Crestview Holder or its equity holders (a “Partner Distribution”). The Demand Registration may be a shelf registration pursuant to Rule 415 promulgated under the Securities Act, in which case the provisions of Section 5(f) shall apply.

(b) Incidental or “Piggy-Back” Rights with Respect to a Demand Registration. Subject to Section 4(b), any Designated Holder that has not requested a registration under Section 3(a) hereof may, pursuant to this Section 3(b), offer its Registrable Securities under any Demand Registration. The Company shall (i) subject to clause (ii) below, as promptly as practicable, but in no event later than ten Business Days after the receipt of a request for a Demand Registration from a Demand Initiating Holder give written notice thereof to all of the Designated Holders (other than such Demand Initiating Holder), which notice shall specify the type and number of Registrable Securities subject to the request for Demand Registration and the intended method of disposition of such Registrable Securities, (ii) in the case of a postponement due to a Valid Business Reason pursuant to Section 3(a), provide the notice specified in clause (i) above no later than 10 Business Days prior to the anticipated expiration of the postponement period, and (iii) subject to Section 3(e) hereof, include in the Registration Statement filed pursuant to the Demand Registration all of the Registrable Securities held by such Designated

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Holders from whom the Company has received a written request for inclusion therein within five Business Days of the date on which the Company has given the written notice referred to in clause (i) above. Each such request by such Designated Holder shall specify the type and number of Registrable Securities proposed to be registered. The failure of any Designated Holder to respond within the five Business Day period referred to in clause (ii) above shall be deemed to be a waiver of such Designated Holder’s rights under this Section 3(b) with respect to such Demand Registration. Any Designated Holder may waive its rights under this Section 3(b) by giving written notice to the Company.

(c) Effective Demand Registration. Subject to Section 3(a), the Company shall use its commercially reasonable efforts (taking into account, among other things, accounting and regulatory matters) to file a Registration Statement relating to the Demand Registration and to use its commercially reasonable efforts to cause such Registration Statement to be filed within 45 days of receipt of a Demand Registration and to use commercially reasonable efforts to request that the Registration Statement become effective as soon as practicable but in no event later than 90 days after it files the Registration Statement and to remain continuously effective for the lesser of (i) the period during which all Registrable Securities registered in the Demand Registration are sold or (ii) 120 days (or in the case of a shelf registration, three years from the effective date of the applicable shelf registration; provided that, if during such three year period the Company shall no longer be eligible to use a Registration Statement on Form S-3 (or any successor form), the Company shall maintain a shelf registration for a period of two years from the effective date of the applicable registration statement.

(d) Expenses. Except as provided in Section 3(g) or 8(d) hereof, the Company shall pay all Registration Expenses in connection with a Demand Registration, including all Registration Expenses relating to the registration of Registrable Securities included in any such Demand Registration pursuant to Section 3(b), whether or not such Demand Registration becomes effective.

(e) Underwriting Procedures. If the applicable Demand Initiating Holder so elects, the Company shall use its commercially reasonable efforts to cause the offering made pursuant to such Demand Registration pursuant to this Section 3 to be in the form of a firm commitment underwritten public offering and the managing underwriter or underwriters selected for such offering shall be the Approved Underwriter selected in accordance with Section 3(f) hereof. In connection with any Demand Registration under this Section 3 involving an underwritten offering, none of the Registrable Securities held by a Designated Holder making a request for inclusion of such Registrable Securities pursuant to Section 3(a) or 3(b) hereof shall be included in such underwritten offering unless such Designated Holder accepts the terms of the offering as agreed upon by the Company, the Demand Initiating Holder and the Approved Underwriter (including, without limitation, offering price, underwriting commissions or discounts and lockup agreement terms, subject to Section 7(a)), and then only in such quantity as set forth below. If the Approved Underwriter advises the Company in good faith that the aggregate amount of such Registrable Securities requested to be included in such offering is sufficiently large to have a material adverse effect on the distribution or sales price of the Registrable Securities in such offering, then the Company shall include in such Demand Registration, to the extent of the amount that the Approved Underwriter believes may be sold

9

without causing such material adverse effect, first, such number of Registrable Securities of the Designated Holders that are participating in such offering pursuant to Section 3(a) or 3(b) hereof, which Registrable Securities shall be allocated pro rata among the Designated Holders participating in the offering, based on the aggregate number of Registrable Securities held by each such Designated Holder, and second, securities offered by the Company for its own account.

(f) Selection of Underwriters. If any Demand Registration, S-3 Registration or Shelf Take-Down, as the case may be, of Registrable Securities is in the form of an underwritten public offering, the Demand Initiating Holder or S-3 Initiating Holder, as applicable, for such registration or Shelf Take-Down shall select and obtain one or more investment banking firms of national or regional reputation to act as the managing underwriter or underwriters of the offering; provided, however, that such firm or firms shall, in any case, also be approved by the Company, such approval not to be unreasonably withheld, delayed or conditioned. An investment banking firm or firms selected pursuant to this Section 3(f) shall be referred to as the “Approved Underwriter” herein.

(g) Withdrawal. The Demand Initiating Holder shall be entitled to withdraw or revoke its request for a Demand Registration without the prior written consent of the Company if (i) such withdrawal or revocation is as a result of facts or circumstances arising after the date on which a request for a Demand Registration was made and the Demand Initiating Holder reasonably determines that participation in such registration would have a material adverse effect on the Demand Initiating Holder, (ii) the Closing Price is more than fifteen percent lower than the Closing Price on the date the Demand Initiating Holder requested such Demand Registration or (iii) such Demand Initiating Holder agrees to pay all fees and expenses incurred by the Company in connection with such withdrawn registration (each, a “Permitted Withdrawal”). Any Permitted Withdrawal shall constitute and effect an automatic withdrawal by any other Designated Holder participating in such Demand Registration pursuant to the provisions of Section 3(b) hereof.

(h) Partner Distributions. Notwithstanding anything contained herein to the contrary, the Company shall, at the request of any Crestview Holders seeking to effect a Partner Distribution, use its commercially reasonable efforts to file any prospectus supplement or post-effective amendments and shall otherwise take action reasonably necessary to include such language, if such language was not included in the initial Registration Statement, or revise such language if deemed necessary by such Crestview Holder, to effect such Partner Distribution (including adding one or more selling equityholders to the registration statement through a prospectus supplement or post-effective amendment, as reasonably necessary or required).

4. Incidental or “Piggy-Back” Registration.

(a) Request for Incidental or “Piggy-Back” Registration. If the Company proposes to file a Registration Statement, that will become effective at any time on or after the first anniversary of the date hereof, with respect to an offering by the Company of Non-Convertible Preferred Shares or any class of security convertible into Non-Convertible Preferred Shares for its own account (other than a Registration Statement on Form S-4 or S-8) or for the account of any shareholder of the Company (other than Designated Holders pursuant to

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Sections 3 and 5 hereof), then the Company shall give written notice (an “Incidental Registration Notice”) of such proposed filing to each of the Designated Holders at least five Business Days before the anticipated filing date, which notice shall describe the proposed registration and distribution and, subject to Section 4(b), offer such Designated Holders the opportunity to register the number of Registrable Securities that each such Designated Holder may request (an “Incidental Registration”). Any such request by a Designated Holder must be made in writing and received by the Company within five Business Days of the date on which the Company has given the Incidental Registration Notice. The failure of any Designated Holder to respond to an Incidental Registration Notice within five Business Days shall be deemed a waiver of such Designated Holder’s rights under this Section 4(a) with respect to such Incidental Registration. The Company shall use its commercially reasonable efforts to cause the managing underwriter or underwriters in the case of a proposed underwritten offering (the “Company Underwriter”) to permit each Designated Holder who has requested in writing to participate in the Incidental Registration pursuant to this Section 4(a) to include the number of such Designated Holder’s Registrable Securities indicated by such Designated Holder in such offering on the same terms and conditions as the Non-Convertible Preferred Shares or class of security convertible into Non-Convertible Preferred Shares, as applicable, for the account of the Company or the account of such other equityholder, as the case may be, included therein. Any withdrawal of the Registration Statement by the Company for any reason shall constitute and effect an automatic withdrawal of any Incidental Registration related thereto. In connection with any Incidental Registration under this Section 4(a) involving an underwritten offering, the Company shall not be required to include any Registrable Securities held by a Designated Holder in such underwritten offering unless such Designated Holder accepts the terms of the underwritten offering as agreed upon between the Company, such other equityholders, if any, and the Company Underwriter (including, without limitation, offering price, underwriting commissions or discounts and lockup agreement terms, subject to Section 7(a)), and then only in such quantity as set forth below. If the Company Underwriter advises the Company in good faith that the aggregate amount of the securities requested to be included in such offering is sufficiently large to have a material adverse effect on the distribution or sales price of the securities in such offering, then the Company shall include in such Incidental Registration, to the extent of the amount that the Company Underwriter believes may be sold without causing such material adverse effect: (i) in the case of a Company initiated Incidental Registration, first (x) all of the securities to be offered for the account of the Company, and second (y) any Registrable Securities that are participating in such offering pursuant to this Section 4(a), which Registrable Securities shall be allocated pro rata among the Designated Holders participating in the offering, based on the aggregate number of Registrable Securities held by each such Designated Holder, except to the extent any such holders have agreed under existing agreements to which the Company is a signatory to grant priority with regard to participation in such offering to any other holders of securities of the Company, and (ii) in the case of an Incidental Registration initiated by equityholders of the Company (including any Designated Holder), first, (A) any Registrable Securities requested by holders thereof, pro rata among the Designated Holders and such other holders based on the number of securities held by each such holder, and second, (B) all of the securities to be offered for the account of the Company.

(b) Expenses. Except as provided in Section 8(d) hereof, the Company shall bear all Registration Expenses in connection with any Incidental Registration pursuant to this Section 4, whether or not such Incidental Registration becomes effective.

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5. Form S-3 Registration.

(a) Request for a Form S-3 Registration. At any time, on or after the first anniversary of the date hereof, at which the Company is eligible for use of Form S-3 under the Securities Act in connection with a secondary public offering of Registrable Securities, in the event that the Company shall receive from any Crestview Holder (the “S-3 Initiating Holder”), shall be entitled under this Section 5to make on behalf of all Crestview Holders and Designated Holders, subject to Section 6 hereof, on up to a maximum of four occasions, a written request that the Company register under the Securities Act on Form S-3 (or any successor form) (an “S-3 Registration”) the sale of all or a portion of the Registrable Securities owned by such S-3 Initiating Holder (which S-3 Registration may be a shelf registration pursuant to Rule 415 promulgated under the Securities Act, in which case the provisions of Section 5(f) shall apply), the Company shall give written notice of such request to all of the other Designated Holders (other than such S-3 Initiating Holder) as promptly as practicable but in no event later than five Business Days before the anticipated filing date of such Form S-3, which notice shall describe the proposed registration, the intended method of disposition of such Registrable Securities and any other information that at the time would be appropriate to include in such notice, and offer such other Designated Holders the opportunity to register the number of Registrable Securities as each such Designated Holder may request in writing to the Company, given within five Business Days of the date on which the Company has given the written notice of such registration; provided that, an S-3 Registration shall be deemed not to have been effected if (i) after it has become effective, such registration statement is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental authority for any reason other than a misrepresentation or an omission by a Designated Holder affiliated with the S-3 Initiating Holder, (ii) the registration statement does not remain effective for the period specified in Section 8(a)(ii), or (iii) in the event of an underwritten offering, if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived other than by reason of some wrongful act or omission by a Designated Holder affiliated with the S-3 Initiating Holder. Each request for an S-3 Registration by an S-3 Initiating Holder shall state the type and number of the Registrable Securities proposed to be registered and the intended method of disposition thereof. With respect to each S-3 Registration, the Company shall, subject to Section 5(b) hereof, (A) include in such offering the Registrable Securities of the S-3 Initiating Holder and the Designated Holders who have requested in writing to participate in such registration on the same terms and conditions as the Registrable Securities of the S-3 Initiating Holder included therein (collectively, the “S-3 Participating Holders”) and (B) file a Registration Statement on Form S-3 (or any successor form) relating to the S-3 Registration and use its commercially reasonable efforts to cause such Registration Statement to be filed within 45 days of receipt of an S-3 Registration request and to use commercially reasonable efforts to request that the Registration Statement become effective as soon as practicable, but not later than 90 days after it files the Registration Statement on Form S-3; provided, however, that the Company shall not be obligated to effect an S-3 Registration if the S-3 Initiating Holders, together with the Designated Holders (other than the S-3 Initiating Holders) that have requested to register securities in such registration statement pursuant to this Section 5(a), propose to sell Registrable Securities having aggregate Face Value (as such term is defined in the Merger Agreement) of less than $20,000,000. Notwithstanding the foregoing, immediately upon determination of the price at which such Registrable Securities are to be sold in an S-3 Registration that is a firm commitment

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underwritten public offering, if such price is below the price which the S-3 Initiating Holder finds acceptable, the S-3 Initiating Holder for the S-3 Registration shall then have the right, by written notice to the Company, to withdraw its Registrable Securities from being included in such offering; provided, that such a withdrawal by the S-3 Initiating Holder shall constitute and effect an automatic withdrawal by all other S-3 Participating Holders, but shall represent the use of an underwritten public offering under Section 6. If the S-3 Initiating Holder requests, and if the Company is a Well-Known Seasoned Issuer, the Company shall cause such S-3 Registration to be made pursuant to an Automatic Shelf Registration Statement and, if requested, may omit the names of the S-3 Participating Holders and the amount of the Registrable Securities to be offered thereunder. The Company shall use its commercially reasonable efforts to be and remain eligible to use Form S-3 for registration of the Registrable Securities pursuant to Rule 415 at all times on and after the date of this Agreement until the date upon which there ceases to be outstanding any Registrable Securities.

(b) Form S-3 Underwriting Procedures. If the S-3 Initiating Holder so elects, the Company shall use its commercially reasonable efforts to cause such S-3 Registration pursuant to this Section 5 to be in the form of a firm commitment underwritten public offering and the managing underwriter or underwriters selected for such offering shall be the Approved Underwriter selected in accordance with Section 3(f) hereof. In connection with any S-3 Registration under this Section 5 involving an underwritten public offering, none of the Registrable Securities held by a Designated Holder making a request for inclusion of such Registrable Securities pursuant to Section 5(a) hereof shall be included in such underwritten offering unless such Designated Holder accepts the terms of the offering as agreed upon by the Company, the S-3 Initiating Holder and the Approved Underwriter (including, without limitation, offering price, underwriting commissions and discounts and lockup agreement terms, subject to Section 8(a)) and then only in such quantity as set forth below.

If the Approved Underwriter advises the Company in good faith that the aggregate amount of such Registrable Securities requested to be included in such offering is sufficiently large to have a material adverse effect on the distribution or sales price of the Registrable Securities in such offering, then the Company shall include in such offering, to the extent of the amount that the Approved Underwriter believes may be sold without causing such material adverse effect, first, such number of Registrable Securities of the Designated Holders participating in the offering under Section 5(a) hereof, which Registrable Securities shall be allocated pro rata among such Designated Holders participating in the offering, based on the number of Registrable Securities held by each such Designated Holder, and second, securities offered by the Company for its own account.

(c) Limitations on Form S-3 Registrations. If the Board of Directors, in its good faith judgment, determines that a Valid Business Reason exists, (x) the Company may postpone filing a Registration Statement relating to an S-3 Registration (but not the preparation of the Registration Statement) until such Valid Business Reason no longer exists or, if later, the occurrence of the Valid Business Reason (but in no event may the duration of such postponement last for more than 45 days after the date when the S-3 Registration was requested), and (y) in case a Registration Statement has been filed relating to an S-3 Registration, the Company may postpone amending or supplementing such Registration Statement (in which case, if the Valid Business Reason no longer exists or if more than 45 days have passed since such

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postponement, the S-3 Initiating Holder may request the prompt amendment or supplement of such Registration Statement or a new S-3 Registration). The Company shall give written notice to the S-3 Initiating Holder of each of its determination to postpone or delay amending or supplementing a Registration Statement and of the fact that a Valid Business Reason for such postponement or delay no longer exists, in each case, promptly after the occurrence thereof. Notwithstanding anything to the contrary contained herein, the Company may not postpone a filing or delay amending or supplementing a filing under this Section 5(c) due to a Valid Business Reason for more than 90 days in any 12-month period. In addition, the Company shall not be required to effect any registration at the request of any Designated Holder pursuant to Section 5(a) hereof (i) within the Specified Period after the effective date of any other Registration Statement of the Company relating to any underwritten public offering in which any of such Designated Holder’s Registrable Securities were included (other than a Registration Statement on Form S-4 or S-8 or any successor form thereto) or after an Underwritten Shelf Take-Down, or (ii) if Form S-3 is not available for such offering by the S-3 Initiating Holder.

(d) Expenses. Except as provided in Section 8(d) hereof, the Company shall bear all Registration Expenses in connection with any S-3 Registration pursuant to this Section 5, whether or not such S-3 Registration becomes effective.

(e) Automatic Shelf Registration Statement. After the Registration Statement with respect to an S-3 Registration that is an Automatic Shelf Registration Statement becomes effective, upon written request by the S-3 Initiating Holder for the S-3 Registration, the Company shall, as promptly as practicable after receiving such request, (i) file with the Commission a prospectus supplement naming the S-3 Participating Holders as selling shareholders and the amount of Registrable Securities to be offered and include, to the extent not included or incorporated by reference in the Registration Statement, any other information omitted from the Prospectus used in connection with such Registration Statement as permitted by Rule 430B promulgated under the Securities Act (including the plan of distribution and the names of any underwriters, placement agents or brokers) and (ii) pay any necessary filing fees to the Commission within the time period required.

(f) Shelf Registration Statement. (i) The S-3 Initiating Holder for an S-3 Registration that provides for offers and sales of Registrable Securities on a delayed or continuous basis pursuant to Rule 415 of the Securities Act (a “Form S-3 Shelf Registration Statement”) may initiate an offering or sale of all or part of such Registrable Securities (a “Shelf Take-Down”). The Company shall cause a Form S-3 Shelf Registration Statement covering all of the Registrable Securities to be effective on or before the first anniversary of the date hereof, and each Crestview Holder shall be deemed to be an S-3 Initiating Holder for such S-3 Registration. The provisions of this Section 5(f) shall apply to any Shelf Take-Down.

(ii) If an S-3 Initiating Holder so elects in a written request delivered to the Company (an “Underwritten Shelf Take-Down Notice”), a Shelf Take-Down may be in the form of an underwritten public offering (an “Underwritten Shelf Take-Down”) and, subject to the limitations set forth in the proviso to Section 5(a), the Company shall file and effect an amendment or supplement to its Form S-3 Shelf Registration Statement for such purpose as soon as practicable; provided, however, that the Company shall not be obligated to effect a Underwritten Shelf Take-Down if the S-3 Initiating Holders, together with the

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Designated Holders (other than the S-3 Initiating Holders) that have requested inclusion in such Shelf Take-Down pursuant to this Section 5(f), propose to sell Registrable Securities having aggregate Face Value (as such term is defined in the Merger Agreement) of less than $20,000,000. The S-3 Initiating Holder shall indicate in such Underwritten Shelf Take-Down Notice whether it intends for such Underwritten Shelf Take-Down to involve a customary “road show” (including an “electronic road show”) by the underwriters (a “Marketed Underwritten Shelf Take-Down”). Upon receipt of an Underwritten Shelf Take-Down Notice indicating that such Underwritten Shelf Take-Down will be a Marketed Underwritten Shelf Take-Down, the Company shall promptly (but in any event no later than ten Business Days prior to the expected date of such Marketed Underwritten Shelf Take-Down) give written notice of such Marketed Underwritten Shelf Take-Down to all other S-3 Participating Holders and shall permit the participation of all such S-3 Participating Holders that request inclusion in such Marketed Underwritten Shelf Take-Down who respond in writing within ten Business Days after the receipt of such notice of their election to participate. The provisions of Section 5(b) (other than the first sentence thereof) shall apply with respect to the right of the S-3 Initiating Holder and any other S-3 Participating Holder to participate in any Underwritten Shelf Take-Down.

(iii) If the S-3 Initiating Holder desires to effect a Shelf Take-Down that does not constitute a Marketed Underwritten Shelf Take-Down (a “Non-Marketed Underwritten Shelf Take-Down”), the S-3 Initiating Holder shall so indicate in a written request delivered to the Company no later than two Business Days prior to the expected date of such Non-Marketed Underwritten Shelf Take-Down, which request shall include (i) the total number of Registrable Securities expected to be offered and sold in such Non-Marketed Underwritten Shelf Take-Down, (ii) the expected plan of distribution of such Non-Marketed Underwritten Shelf Take-Down and (iii) the action or actions required (including the timing thereof) in connection with such Non-Marketed Underwritten Shelf Take-Down (including the delivery of one or more stock certificates representing shares of Registrable Securities to be sold in such Non-Marketed Underwritten Shelf Take-Down), and, subject to the limitations set forth in Section 5(a), the Company shall file and effect an amendment or supplement to its Form S-3 Shelf Registration Statement for such purpose as soon as practicable.

6. Maximum Number of Underwritten Registrations.

Notwithstanding anything to the contrary herein, in no event shall the aggregate number of underwritten public offerings under Sections 3 and 5 be greater than four.

7. Holdback Agreements.

(a) Restrictions on Public Sale by Designated Holders.

(i) To the extent requested by the Approved Underwriter or the Company Underwriter, as the case may be, in the case of an underwritten public offering, such Designated Holder agrees (x) not to effect any public sale or distribution of any Registrable Securities or of any securities convertible into or exercisable for such Registrable Securities, including a sale pursuant to Rule 144 (or any successor rule or regulation) promulgated under the Securities Act, or offer to sell, contract to sell (including, without limitation, any short sale), grant any option to purchase or enter into any hedging or similar transaction with the same

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economic effect as a sale of, any Registrable Securities and (y) except as otherwise consented to by the Company, not to make any request for a Demand Registration or S-3 Registration under this Agreement, in each case, during the Specified Period, except in each case as part of such underwritten public offering. Notwithstanding the foregoing, (A) any Designated Holder that does not have Registrable Securities included in an underwritten offering shall not be subject to the foregoing obligations under this Section 7(a)(i) unless all of the executive officers and directors of the Company and all of the other Designated Holders are subject to the same obligations, and (B) any discretionary waiver or termination of any Lock-up Agreement applicable to any of the Company’s executive officers or directors or Designated Holders shall apply to the Crestview Holders and any Permitted Assignees thereof to which his rights hereunder are assigned pursuant to Section 2(d) hereof, pro rata based upon the number of shares subject to such obligations. To the extent that any Designated Holder does not hold any Registrable Securities, then the provisions of this Section 7(a)(i) shall not apply to such Designated Holder.

(ii) To the extent that any Designated Holder enters into a Lock-Up Agreement in connection with an underwritten offering, such Lock-Up Agreement shall supersede the terms of Section 7(a)(i) with respect to such Designated Holder.

(iii) The Designated Holders hereby agree that they shall act in good faith with respect to the restrictions set forth in this Section 7(a) and shall take no action or omit to take any action with the intention of circumventing or evading the restrictions applicable to them under this 7(a).

8. Registration Procedures.

(a) Obligations of the Company. Whenever registration of Registrable Securities has been requested or required pursuant to Section 3, Section 4 or Section 5 hereof, the Company shall use its commercially reasonable efforts to effect the registration and sale of such Registrable Securities in accordance with the intended method of distribution thereof as quickly as practicable, and in connection with any such request, the Company shall:

(i) use its commercially reasonable efforts (taking into account, among other things, accounting and regulatory matters) to, as expeditiously as practicable, prepare and file with the Commission a Registration Statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of such Registrable Securities in accordance with the intended method of distribution thereof, and cause such Registration Statement to become effective; provided, however, that (x) before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including, without limitation, any documents incorporated by reference therein), or before using any Free Writing Prospectus, the Company shall provide one firm of legal counsel selected by the Designated Holders holding a majority of the Registrable Securities being registered in such registration (“Designated Holders’ Counsel”), any managing underwriter or broker/dealer participating in any disposition of such Registrable Securities pursuant to a Registration Statement and any attorney retained by any such managing underwriter or broker/dealer (each, an “Inspector” and collectively, the “Inspectors”) with an opportunity to review and comment on such Registration Statement and each Prospectus

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included therein (and each amendment or supplement thereto) and each Free Writing Prospectus to be filed with the Commission, subject to such documents being under the Company’s control, and (y) the Company shall notify the Designated Holders’ Counsel and each seller of Registrable Securities pursuant to such Registration Statement of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered; provided, further, that the Company shall not include any information relating to a Designated Holder in any such Registration Statement or Prospectus or any amendment or supplement thereto (including such documents that, upon filing, would be incorporated or deemed to be incorporated by reference therein) to which such Designated Holder shall object, in writing, on a timely basis, unless, in the opinion of the Company, the inclusion of such information is necessary to comply with applicable law or regulation;

(ii) use its commercially reasonable efforts to, as expeditiously as practicable, prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the lesser of (x) 120 days (or, in the case of a shelf registration statement, three years from the effective date of the applicable Registration Statement); provided that, if during such three year period the Company shall no longer be eligible to use a Registration Statement on Form S-3 (or any successor form), the Company shall maintain a shelf registration for a period of two years from the effective date of the applicable registration statement, and (y) such shorter period that will terminate when all Registrable Securities covered by such Registration Statement have been sold pursuant to such Registration Statement or otherwise no longer constitute Registrable Securities; and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such Registration Statement;

(iii) as expeditiously as practicable, furnish to each seller of Registrable Securities such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the Prospectus included in such Registration Statement (including each preliminary Prospectus), any Prospectus filed under Rule 424 under the Securities Act and any Free Writing Prospectus as each such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(iv) use its commercially reasonable efforts to, as expeditiously as practicable, register or qualify such Registrable Securities under such other securities or “blue sky” laws of such jurisdictions as any seller of Registrable Securities may reasonably request, and continue such registration or qualification in effect in such jurisdiction for as long as permissible pursuant to the laws of such jurisdiction, or for as long as any such seller requests or until all of such Registrable Securities are sold, whichever is shortest, and do any and all other acts and things which may be reasonably necessary or advisable to enable any such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller; provided, however, that the Company shall not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 8(a)(iv), (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction;

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(v) as expeditiously as practicable, notify each seller of Registrable Securities: (A) when a Prospectus, any Prospectus supplement, any Free Writing Prospectus, a Registration Statement or a post-effective amendment to a Registration Statement has been filed with the Commission, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective; (B) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to a Registration Statement, related Prospectus or Free Writing Prospectus or for additional information; (C) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceedings for such purpose; and (D) of the existence of any fact or happening of any event which makes any statement of a material fact in such Registration Statement, related Prospectus or Free Writing Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue or which would require the making of any changes in the Registration Statement, Prospectus or Free Writing Prospectus in order that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such Prospectus or Free Writing Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(vi) use its commercially reasonable efforts to, as expeditiously as practicable, upon the occurrence of any event contemplated by Section 8(a)(v)(D) hereof or, subject to Sections 3(a) and 5(c) hereof, the existence of a Valid Business Reason, prepare a supplement or amendment to such Registration Statement, related Prospectus or Free Writing Prospectus and furnish to each seller of Registrable Securities a reasonable number of copies of such supplement to, or amendment of, such Registration Statement, Prospectus or Free Writing Prospectus as may be necessary so that, after delivery to the purchasers of such Registrable Securities, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of such Prospectus or Free Writing Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(vii) enter into and perform customary agreements (including an underwriting agreement in customary form with the Approved Underwriter or Company Underwriter, if any, selected as provided in Section 3, Section 4 or Section 5 hereof, as the case may be) and take such other commercially reasonable actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, including making such representations and warranties to the holders of such Registrable Securities and the underwriters participating in the offering, with respect to the business of the Company, the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers in underwritten offerings, and shall provide all reasonable cooperation, including causing its appropriate officers to attend and participate in “road shows” and other information meetings organized by the Approved Underwriter or Company Underwriter, if and as applicable, and causing counsel to the Company to deliver customary legal opinions in connection with any such underwriting agreements;

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(viii) make available at reasonable times for inspection by any Inspector all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s and its subsidiaries’ officers, directors and employees, and the Company’s independent registered public accounting firm, to supply all information reasonably requested by any such Inspector in connection with such Registration Statement. Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors (and the Inspectors shall confirm their agreement in writing in advance to the Company if the Company shall so request) unless (x) the disclosure of such Records is necessary, in the Company’s judgment, to avoid or correct a misstatement or omission in the Registration Statement, (y) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction after exhaustion of all appeals therefrom or (z) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public. Each Inspector agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, promptly give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential. In the event that the Company is unsuccessful in preventing the disclosure of such Records, such Inspector agrees that it shall furnish only such portion of those Records that it is advised by counsel is legally required and shall exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to those Records;

(ix) if such sale is pursuant to an underwritten public offering, obtain a “cold comfort” letter dated the effective date of the Registration Statement and the date of the closing under the underwriting agreement from the Company’s independent registered public accounting firm in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing underwriter reasonably requests;

(x) furnish, at the request of any seller of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the Registration Statement with respect to such securities becomes effective, an opinion and “negative assurance letter,” dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion and letter are being given as the underwriters, if any, and such seller may reasonably request and are customarily included in such opinions and letter;

(xi) comply with all applicable rules and regulations of the Commission applicable to the Registration Statement, and make available to its security holders, as soon as reasonably practicable but no later than fifteen months after the effective date of the Registration Statement, an earnings statement covering a period of 12 months beginning after the effective date of the Registration Statement, in a manner which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated under the Securities Act;

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(xii) cause any Registrable Securities included in the Registration Statement to be listed on each securities exchange on which securities of the same class are then listed, provided that the applicable listing requirements are satisfied;

(xiii) cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(xiv) cause the Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities, as may be reasonably necessary by virtue of the business and operations of the Company to enable the seller or sellers of Registrable Securities to consummate the disposition of such Registrable Securities;

(xv) provide a transfer agent and registrar for the Registrable Securities and a CUSIP number for the Registrable Securities;

(xvi) take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby and reasonably cooperate with the holders or underwriters (in the case of an underwritten offering) of such Registrable Securities to facilitate the disposition of such Registrable Securities pursuant thereto;

(xvii) within the deadlines specified by the Securities Act and the rules promulgated thereunder, make all required filings of all Prospectuses and Free Writing Prospectuses with the Commission; and

(xviii) within the deadlines specified by the Securities Act and the rules promulgated thereunder, make all required filing fee payments in respect of any Registration Statement or Prospectus used under this Agreement (and any offering covered thereby).

(b) Seller Requirements. In connection with any offering under any Registration Statement under this Agreement, each Designated Holder holding Registrable Securities that will be included in such Registration Statement (i) shall promptly furnish to the Company in writing such information with respect to such Designated Holder and the intended method of disposition of its Registrable Securities as the Company may reasonably request or as may be required by law or regulations for use in connection with any related Registration Statement or Prospectus (or amendment or supplement thereto); and (ii) shall not use any Free Writing Prospectus without the prior written consent of the Company. If any seller of Registrable Securities fails to provide such information required to be included in such Registration Statement by applicable securities laws in a timely manner after reasonable written request therefor consistent with this Section 8(b), the Company may exclude such seller’s Registrable Securities from a registration under Sections 3, 4 or 5 hereof.

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(c) Notice to Discontinue. Each Designated Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 8(a)(v)(D) hereof or, subject to Section 3(a) and 5(c) hereof, the existence of a Valid Business Reason, such Designated Holder shall forthwith discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Designated Holder’s receipt of the copies of the supplemented or amended Prospectus or Free Writing Prospectus contemplated by Section 8(a)(vi) hereof (or if no supplemental or amended prospectus or Free Writing Prospectus is required, upon confirmation from the Company that use of the Prospectus or Free Writing Prospectus is once again permitted) and, if so directed by the Company, such Designated Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Designated Holder’s possession, of the Prospectus or Free Writing Prospectus covering such Registrable Securities, which is current at the time of receipt of such notice. If the Company shall give any such notice, the Company shall extend the period during which such Registration Statement shall be maintained effective pursuant to this Agreement (including, without limitation, the period referred to in Section 8(a)(ii) hereof) by the number of days during the period from and including the date of the giving of such notice pursuant to Section 8(a)(v)(D) hereof to and including the date when sellers of such Registrable Securities under such Registration Statement shall have received the copies of the supplemented or amended Prospectus or Free Writing Prospectus contemplated by and meeting the requirements of Section 8(a)(v) hereof (or if no supplemental or amended prospectus or Free Writing Prospectus is required, upon confirmation from the Company that use of the Prospectus or Free Writing Prospectus is once again permitted).

(d) Registration Expenses. Except as provided under the last sentence of this Section 8(d), the Company shall pay all expenses arising from or incident to its performance of, or compliance with, this Agreement, including, without limitation (i) all expenses, including filing fees, in connection with the preparation and filing of the Registration Statement, preliminary prospectus or final prospectus and amendments and supplements thereto, (ii) Commission, stock exchange and FINRA registration (including any counsel retained in connection with FINRA registration) and filing fees, (iii) transfer agents’ and registrars’ fees and expenses, (iv) all expenses with respect to road shows, (v) all fees and expenses incurred in complying with state securities or “blue sky” laws (including reasonable fees, charges and disbursements of counsel to any underwriter incurred in connection with “blue sky” qualifications of the Registrable Securities as may be set forth in any underwriting agreement), (vi) all printing, messenger and delivery expenses, (vii) the fees, charges and expenses of counsel to the Company and of its independent registered public accounting firm and any other accounting fees, charges and expenses incurred by the Company (including, without limitation, any expenses arising from any “cold comfort” letters or any special audits incident to or required by any registration or qualification) and the reasonable and documented legal fees, charges and expenses of the Designated Holders’ Counsel up to a maximum of $50,000 and (viii) any liability insurance or other premiums for insurance that the Company determines to obtain, if any, in connection with any Demand Registration or piggy-back registration thereon, Incidental Registration or S-3 Registration pursuant to the terms of this Agreement, regardless of whether such Registration Statement is declared effective. All of the expenses described in the preceding sentence of this Section 8(d) are referred to herein as “Registration Expenses.” The Designated Holders of Registrable Securities sold pursuant to a Registration Statement shall bear the expense of any broker’s commission or underwriter’s discount or commission relating to the registration and sale of such Designated Holders’ Registrable Securities and shall, other than as set forth in clause (vii) above, bear the fees and expenses of their own counsel.

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9. Indemnification; Contribution.

(a) Indemnification by the Company. The Company agrees to indemnify and hold harmless, to the extent permitted by applicable law, each Designated Holder, its partners, directors, officers, Affiliates, stockholders, members, employees, trustees and each Person who controls (within the meaning of Section 15 of the Securities Act) such Designated Holder from and against any and all losses, liabilities and expenses, or any action or proceeding in respect thereof (including reasonable costs of investigation and reasonable attorneys’ fees and expenses), claims and damages, joint or several, to which they or any of them may become subject, under the Securities Act or otherwise, including any amount paid in settlement of any litigation commenced or threatened (each, a “Liability” and collectively, “Liabilities”), in so far as such Liabilities arise out of or based upon (i) any untrue, or allegedly untrue, statement of a material fact contained in the Disclosure Package, the Registration Statement, the Prospectus, any Free Writing Prospectus, or in any offering memorandum or other offering document relating to the offering and sale of such Registrable Securities prepared by the Company or at its direction, or in any amendment or supplement thereto, or in any document incorporated by reference therein; (ii) the omission or alleged omission to state in the Disclosure Package, the Registration Statement, the Prospectus, any Free Writing Prospectus or in any offering memorandum or other offering document relating to the offering and sale of such Registrable Securities prepared by the Company or at its direction, or in any amendment or supplement thereto, or in any document incorporated by reference therein, any material fact required to be stated therein or necessary to make the statements therein not misleading under the circumstances such statements were made; and (iii) any violation by the Company of any federal, state or common law rule or regulation applicable to the Company and relating to action required of or inaction by the Company in connection with any such registration; provided, however, that the Company shall not be held liable in any such case to the extent that any such Liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission contained in such Disclosure Package, Registration Statement, Prospectus, Free Writing Prospectus or such amendment or supplement thereto in reliance upon and in conformity with information concerning such Designated Holder furnished in writing to the Company by or on behalf of such Designated Holder expressly for use therein, including, without limitation, the information furnished to the Company pursuant to Sections 9(b) hereof. The Company shall also provide customary indemnities to any underwriters of the Registrable Securities, their officers, directors and employees and each Person who controls such underwriters (within the meaning of Section 15 of the Securities Act) to the same extent as provided above with respect to the indemnification of the Designated Holders of Registrable Securities.

(b) Indemnification by Designated Holders. In connection with any offering in which a Designated Holder is participating pursuant to Section 3, 4 or 5 hereof, such Designated Holder agrees severally, and not jointly, to indemnify and hold harmless the Company, the other Designated Holders, any underwriter retained by the Company and each Person who controls the Company, the other Designated Holders or such underwriter (within the meaning of Section 15 of the Securities Act) to the same extent as Sections 9(a)(i) and (ii) in the foregoing indemnity from the Company to the Designated Holders (including indemnification of

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their respective partners, directors, officers, Affiliates, stockholders, members, employees, trustees and controlling persons), but only to the extent that Liabilities arise out of or are based upon a statement or alleged statement or an omission or alleged omission that was made in reliance upon and in conformity with information with respect to such Designated Holder furnished in writing to the Company by or on behalf of such Designated Holder expressly for use in such Disclosure Package, Registration Statement, Prospectus, Free Writing Prospectus, or in any offering memorandum or other offering document relating to the offering and sale of such Registrable Securities prepared by the Company or at its direction, or in any amendment or supplement thereto, or in any document incorporated by reference therein, including, without limitation, the information furnished to the Company pursuant to Section 8(b) hereof; provided, however, that the total amount to be indemnified by any such Designated Holder pursuant to this Section 9(b) shall be limited to the net proceeds received by such Designated Holder in the offering to which such Disclosure Package, Registration Statement, Prospectus, Free Writing Prospectus or such amendment or supplement thereto relates.

(c) Conduct of Indemnification Proceedings. Any Person entitled to indemnification or contribution hereunder (the “Indemnified Party”) agrees to give prompt written notice to the indemnifying party (the “Indemnifying Party”) after the receipt by the Indemnified Party of any written notice of the commencement of any action, suit, proceeding or investigation or threat thereof made in writing for which the Indemnified Party intends to claim indemnification or contribution pursuant to this Agreement; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party hereunder (except to the extent that the Indemnifying Party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure). If notice of commencement of any such action is given to the Indemnifying Party as above provided, the Indemnifying Party shall be entitled to participate in and, to the extent it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such Indemnified Party. Each Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the reasonable and documented out-of-pocket fees and expenses of such counsel shall be paid by the Indemnified Party unless (i) the Indemnifying Party agrees to pay the same, (ii) the Indemnifying Party fails to assume the defense of such action with counsel reasonably satisfactory to the Indemnified Party or (iii) the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and such parties have been advised by such counsel that either (x) representation of such Indemnified Party and the Indemnifying Party by the same counsel would be inappropriate under applicable standards of professional conduct or (y) there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party. In any of such cases, the Indemnifying Party shall not have the right to assume the defense of such action on behalf of such Indemnified Party, it being understood, however, that the Indemnifying Party shall not be liable for the reasonable and documented out-of-pocket fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all Indemnified Parties and all such reasonable and documented out-of-pocket fees and expenses shall be reimbursed as incurred. No Indemnifying Party shall be liable for any settlement entered into without its written consent. No Indemnifying Party shall, without the consent of such Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of which such

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Indemnified Party is a party and indemnity has been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding and does not include any admission as to fault or culpability on the part of such Indemnified Party. Notwithstanding the foregoing, if at any time an Indemnified Party shall have requested the Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated by this Section 9, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without the Indemnifying Party’s written consent if (i) such settlement is entered into more than 30 Business Days after receipt by the Indemnifying Party of the aforesaid request and (ii) the Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request or contested the reasonableness of such fees and expenses prior to the date of such settlement.

(d) Contribution. If the indemnification provided for in this Section 9 from the Indemnifying Party is unavailable to an Indemnified Party hereunder or insufficient to hold harmless an Indemnified Party in respect of any Liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such Liabilities, as well as any other relevant equitable considerations. The relative faults of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Liabilities referred to above shall be deemed to include, subject to the limitations set forth in Sections 9(a), 9(b) and 9(c) hereof, any reasonable and documented out-of-pocket legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding; provided, that the total amount to be contributed by any Designated Holder shall be limited to the net proceeds (after deducting the underwriters’ discounts and commissions) received by such Designated Holder in the offering, less the amount of any damages that such Designated Holder has otherwise been required to pay as a result of such Liabilities.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 9(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

10. Rule 144; Restriction Removal.

(a) Rule 144. The Company covenants from and after the date hereof that it shall take such action as may be required from time to time to enable each Designated Holder to sell Registrable Securities without registration under the Securities Act within the

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limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (ii) any similar rules or regulations hereafter adopted by the Commission The Company shall, upon the request of any Designated Holder, deliver to such Designated Holder a written statement as to whether it has complied with such requirements; provided that, in doing so the Company may rely upon any customary representations of such Designated Holder that the Company may reasonably require.

(b) Restriction Removal. The Company shall, promptly upon the request of any holder of Registrable Securities (and, to the extent necessary, the delivery of such Registrable Securities to the transfer agent therefor), cause any legend or stop-transfer instructions with respect to restrictions on transfer under the Securities Act of such Registrable Securities to be removed or otherwise eliminated if (i) such Registrable Securities are registered pursuant to an effective Registration Statement, (ii) in connection with a sale transaction, such holder provides the Company with an opinion of counsel, in a generally acceptable form, to the effect that a public sale, assignment or transfer of the Registrable Securities may be made without registration under the Securities Act or (iii) such holder provides the Company reasonable assurances (by providing an opinion of counsel, in a generally acceptable form) that the Registrable Securities have been or are being sold pursuant to, or can then be sold by such holder without restriction or limitation under, Rule 144. The Company shall be responsible for the fees and expenses of its transfer agent and The Depository Trust Company associated with the issuance of the Registrable Securities to the Designated Holder and any legend or stop-transfer instruction removal or elimination in accordance herewith.

11. Miscellaneous.

(a) Stock Splits, etc. The provisions of this Agreement shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations recapitalizations and the like effected, after the date hereof.

(b) No Inconsistent Agreements. The Company hereby represents and warrants that it has not previously entered into any agreement granting registration rights to any Person with respect to any securities of the Company. The Company shall not enter into any agreement with respect to its securities that is inconsistent with or that may otherwise adversely affect the rights granted to the Designated Holders in this Agreement or grant any additional registration rights to any Person or with respect to any securities that are not Registrable Securities which rights are inconsistent with or may otherwise adversely affect the rights granted to the Designated Holders in this Agreement.

(c) Remedies. The Designated Holders, in addition to being entitled to exercise all rights granted by law, including recovery of damages, shall be entitled to specific performance of their rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive in any action for specific performance the defense that a remedy at law would be adequate.

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(d) Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless consented to in writing by the Company and the Majority Designated Holders; provided, however, that no amendment, modification, supplement, waiver or consent to depart from the provisions hereof shall be effective if such amendment, modification, supplement, waiver or consent to depart from the provisions hereof materially and adversely affects the substantive rights or obligations of one Designated Holder, or subset of Designated Holders, without a similar and proportionate effect on the substantive rights or obligations of all Designated Holders, unless each such disproportionately affected Designated Holder or group thereof consents in writing thereto.

(e) Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be made by registered or certified first-class mail, return receipt requested, telecopy, electronic transmission, courier service or personal delivery:

(i)	If to the Company:

Cott Corporation

5519 W. Idlewild Avenue

Tampa, FL 33634

Attention: Marni Morgan Poe

Facsimile: (813) 881-1926

with a copy to:

Crestview Partners,

667 Madison Avenue, 10th Floor

New York, NY 10022,

Attention: Jeffrey A. Marcus and Katherine H. Chung

Facsimile: (212) 906-0793

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention: Kenneth M. Schneider

Facsimile: 212-757-3990

(ii)	If to any Designated Holder, at its address as it appears in the books and records of the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five Business Days after being deposited in the mail, postage prepaid, if mailed; and on the next Business Day after transmittal, if telecopied, or electronically transmitted. Any party may by notice given in accordance with this Section 11(e) designate another address or Person for receipt of notices hereunder.

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(f) Permitted Assignees; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the Permitted Assignees of the parties hereto as provided in Section 2(d) hereof provided that such parties execute an agreement in the form attached hereto as Annex A. Except as provided in Section 9 hereof, no Person other than the parties hereto and their Permitted Assignees is intended to be a beneficiary of this Agreement.

(g) Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(h) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(i) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES TO THE EXTENT THAT THEY WOULD REQUIRE THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.

(j) Jurisdiction. Any action or proceeding against any party hereto relating in any way to this Agreement or the transactions contemplated hereby may be brought and enforced in the federal or state courts in the State of New York, and each party, on behalf of itself and its respective successors and assigns, irrevocably consents to the jurisdiction of each such court in respect of any such action or proceeding. Each party, on behalf of itself and its respective successors and assigns, irrevocably consents to the service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, return receipt requested, to such person or entity at the address for such person or entity set forth in Section 11(e) or such other address as such person or entity shall notify the other in writing. The foregoing shall not limit the right of any person or entity to serve process in any other manner permitted by law or to bring any action or proceeding, or to obtain execution of any judgment, in any other jurisdiction.

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Each party, on behalf of itself and its respective successors and assigns, hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising under or relating to this Agreement or the transactions contemplated hereby in any court located in the State of New York or located in any other jurisdiction chosen by the Company in accordance with Section 11(j). Each party, on behalf of itself and its respective successors and assigns, hereby irrevocably waives any claim that a court located in the State of New York is not a convenient forum for any such action or proceeding.

Each party, on behalf of itself and its respective successors and assigns, hereby irrevocably waives, to the fullest extent permitted by applicable United States federal and state law, all immunity from jurisdiction, service of process, attachment (both before and after judgment) and execution to which he might otherwise be entitled in any action or proceeding relating in any way to this Agreement or the transactions contemplated hereby in the courts of the State of New York, of the United States or of any other country or jurisdiction, and hereby waives any right he might otherwise have to raise or claim or cause to be pleaded any such immunity at or in respect of any such action or proceeding.

(k) WAIVER OF JURY TRIAL. EACH PARTY, ON BEHALF OF ITSELF AND ITS RESPECTIVE SUCCESSORS AND ASSIGNS, HEREBY IRREVOCABLY WAIVES ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION BASED UPON, OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(l) Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired.

(m) Rules of Construction. Unless the context otherwise requires, (i) references to sections or subsections refer to sections or subsections of this Agreement, and (ii) the use of the word “including” in this Agreement shall be by way of example rather than limitation. Terms defined in the singular have a comparable meaning when used in the plural, and vice versa.

(n) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings with respect to the subject matter contained herein, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties with respect to such subject matter.

(o) Further Assurances. Each of the parties shall execute such documents and perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

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(p) Other Agreements. Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under, or any restrictions on the transfer of Registrable Securities or other securities of the Company imposed by, any other agreement.

(q) Trustee Liability. Notwithstanding any provision herein to the contrary, no person executing this instrument in his capacity as trustee shall have any personal liability whatsoever hereunder, it being expressly agreed that all liability hereunder shall be satisfied solely from the assets of the trust which is entering into this agreement and not from the personal assets of any trustee.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Registration Rights Agreement on the date first written above.

COTT CORPORATION

By:
Name:
Title:

[CRESTVIEW DSW INVESTORS, L.P.]

By:
Name:
Title:

[DESIGNATED HOLDERS]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Annex A

[Name and Address of Transferee]

[Name and Address of Company]

[Name and Address of Transferor]

            , 20__

Ladies and Gentlemen:

Reference is made to the Registration Rights Agreement, dated as of October [•], 2014 (the “Registration Rights Agreement”), by and among Cott Corporation, a corporation governed by the Canada Business Corporations Act, and the certain equityholders named therein. All capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Registration Rights Agreement.

In connection with the transfer by [Name of Transferor] of Registrable Securities with associated registration rights under the Registration Rights Agreement to [Name of Transferee] as a “permitted transferee” as defined in the Registration Rights Agreement (the “Transferee”), the Transferee hereby represents that he, she or it is a “permitted transferee” as defined in the Registration Rights Agreement and hereby agrees to be bound as a Designated Holder by the provisions of the Registration Rights Agreement as provided under Section 2(d)(i) thereto.

This agreement shall be governed by New York law.

Yours sincerely,

[Name of Transferee]

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

EXHIBIT I

DIRECTOR DESIGNATION AGREEMENT

between

COTT CORPORATION

and

CRESTVIEW DSW INVESTORS, L.P., as Sellers’ Representative

dated as of

Exhibit I2

DIRECTOR DESIGNATION AGREEMENT

This Director Designation Agreement (this “Agreement”), dated as of                     , is entered into by and between Cott Corporation, a corporation organized under the laws of Canada (the “Company”), and Crestview DSW Investors, L.P., a Delaware limited partnership, as Sellers’ Representative (the “Sellers’ Representative”) on behalf of the Initial Preferred Holders (as defined below).

RECITALS

WHEREAS, in connection with the acquisition of DSS Group, Inc., the Company will issue an aggregate of          Series A Convertible First Preferred Shares (the “Convertible Preferred”) and          Series B Non-Convertible First Preferred Shares (the “Non-Convertible Preferred,” and, together with the Convertible Preferred, the “Preferred Shares”)1 to the Initial Preferred Holders; and

WHEREAS, the parties hereto deem it in their best interests to enter into this Agreement to set forth herein the rights of the Sellers’ Representative with respect to the Company Board (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Article I.

“Affiliate” means with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Affiliated Transferee” means an Affiliate or a Family Member of an Initial Preferred Holder to which Convertible Preferred is Transferred.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws

[1]	To be updated to reflect shares issued at Closing.

1

(including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority, (b) any consents or approvals of any Governmental Authority and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York or Toronto are authorized or required to close.

“By-laws” means the by-laws of the Company, as amended, modified, supplemented or restated from time to time in accordance with the terms of this Agreement.

“Common Shares” means the common shares, no par value, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or similar reorganization.

“Company” has the meaning set forth in the preamble.

“Company Board” means the board of directors of the Company.

“Convertible Preferred” has the meaning set forth in the preamble.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Family Member” means, with respect to any Initial Preferred Holder that is a natural Person, (a) each spouse or natural or adopted child or other family member or lineal descendant of such Person, (b) each trust or other estate planning vehicle created for the benefit of one or more of the Persons described in clause (a) above, and (c) each custodian or guardian of any property of one or more of the Persons described in clauses (a) and (b) above in his or her capacity as such custodian or guardian.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Initial Preferred Holder” means a Person to whom Preferred Shares were originally issued on the date hereof by the Company. For clarity, an Initial Preferred Holder that converts its Preferred Shares to Common Shares remains an “Initial Preferred Holder” for purposes of this Agreement.

“Issued and Outstanding Common Shares” means as of any date, the issued and outstanding Common Shares of the Company calculated in accordance with Rule 13d-3 under the Exchange Act, but (except as otherwise provided in Section 4.01(b)) excluding any Common Shares issuable on conversion of Preferred Shares and outstanding.

2

“Non-Convertible Preferred” has the meaning set forth in the preamble.

“Person” means an individual, corporation, company, partnership, joint venture, limited liability company, unincorporated organization, trust, association or other entity.

“Sellers’ Representative” has the meaning set forth in the preamble.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Common Shares or Preferred Shares owned by a Person or any interest (including a beneficial interest) in any Common Shares or Preferred Shares owned by a Person.

ARTICLE II

BOARD REPRESENTATION

Section 2.01 Company Board.

(a) The Sellers’ Representative, acting on behalf of the Initial Preferred Holders and their Affiliated Transferees (the “Nominating Shareholders”) shall have the right to designate individuals to serve on the Company Board (“Preferred Nominees”) pursuant to and subject to the terms of this Section 2.01. Any Preferred Nominee shall meet the requirements set forth in the “Selection of Directors” criteria in the Company’s Corporate Governance Guidelines in effect from time to time that are applicable to all directors.

(b) Upon conversion of Convertible Preferred into Common Shares such that the Nominating Shareholders own beneficially in the aggregate at least 6.0% of the Company’s aggregate Issued and Outstanding Common Shares, the Nominating Shareholders shall have the right to designate one Preferred Nominee until such time as the Nominating Shareholders no longer own beneficially at least 6.0% of the Company’s aggregate Issued and Outstanding Common Shares.

(c) Upon conversion of Convertible Preferred into Common Shares such that the Nominating Shareholders own beneficially in the aggregate at least 10.0% of the Company’s aggregate Issued and Outstanding Common Shares, the Nominating Shareholders shall have the right to designate one additional Preferred Nominee (for a total of two Preferred Nominees) until such time as the Nominating Shareholders no longer own beneficially at least 10.0% of the Company’s aggregate Issued and Outstanding Common Shares.

(d) After conversion of Convertible Preferred reaching the thresholds set forth in Sections 2.01(b) or 2.01(c) above, as applicable, the Sellers’ Representative, on behalf of the Nominating Shareholders, may (but shall not be required to) designate a Preferred Nominee or Preferred Nominees (as applicable) in writing to the Company. The Company Board then shall promptly adopt a resolution to increase the size of the Company Board (and/or

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seek the resignation of a director, but only if the maximum number of directors specified in Section 5 of the Company’s Articles of Amalgamation, as amended, would be exceeded by the appointment of such Preferred Nominee) to accommodate such Preferred Nominee(s) and to appoint to the Company Board such Preferred Nominee(s) until the Company’s next annual meeting. Beginning with such next annual meeting of the Company’s shareholders or at any meeting of the shareholders of the Company at which directors of the Company Board are to be elected, the Company will include in the slate of directors recommended for election by the Company Board to the shareholders of the Company such Preferred Nominee(s) (or substitute Preferred Nominee(s) designated by the Sellers’ Representative, on behalf of the Nominating Shareholders), and will use its commercially reasonable efforts to take all action necessary (including recommending that the Company’s shareholders vote in favor of such Preferred Nominee(s)) to cause such person(s) to be elected by the shareholders of the Company as a director of the Company Board. Notwithstanding anything in the Agreement to the contrary, if a Preferred Nominee is included in management’s slate of directors but is not elected by the shareholders, the Company Board shall not be required to appoint such individual Preferred Nominee after the shareholder meeting; provided, that this sentence shall not limit the Company’s or the Company Board’s obligations hereunder with respect to the election of a Preferred Nominee at the next meeting of shareholders of the Company.

(e) In the event of the resignation, death, removal, disqualification or failure to be elected of a director nominated by the Sellers’ Representative, on behalf of the Nominating Shareholders, in accordance with this Section 2.01, the Sellers’ Representative, on behalf of the Nominating Shareholders, may designate a replacement nominee, and the Company will use its commercially reasonable efforts to cause such person to be appointed to the Company Board. Any director nominated by the Sellers’ Representative, on behalf of the Nominating Shareholders, in accordance with this Section 2.01 may not be removed or replaced at any time by the Company or the Company Board except for cause or as required by Applicable Law.

(f) If the Sellers’ Representative, on behalf of the Nominating Shareholders, no longer has the right to designate a Preferred Nominee under Sections 2.01(b) or (c), as applicable, the Sellers’ Representative shall instruct the Preferred Nominee serving on the Company Board pursuant to the rights granted by such Section to tender his or her resignation from the Company Board as specified in the Company’s by-laws within two Business Days after receipt of a written request from the Company to so resign.

(g) Reasonable costs and expenses incurred by a Preferred Nominee for the purposes of attending Company Board (or committee) meetings will be paid by the Company.

(h) Subject to the last sentence of this Section 2.01(h), if at any time after the date hereof, the Sellers’ Representative, on behalf of the Nominating Shareholders, is not entitled to nominate (or elects not to nominate) a Preferred Designee or the Company Board does not include at least one Preferred Nominee for any reason, then, without limiting any other rights of the Sellers’ Representative in the case of any breach of this Agreement by the Company or the Company Board, the Sellers’ Representative acting on behalf of the Nominating Shareholders shall have the right to appoint one non-voting observer (an “Observer”) to the Company Board, who shall (i) be provided by the Company with all notices of meetings, consents, minutes and other written materials that are provided to the

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Company Board or any committee thereof at the same time as such materials are provided to the Company Board or such committee, as applicable, and (ii) be entitled to attend all meetings of the Company Board and any committee thereof; provided, that the Observer shall have no right to participate in discussions at any such meetings unless requested by the Company Board, and provided further, that the Observer may be excluded from access to any material or meeting or portion thereof if the Company Board determines in good faith, upon advice of counsel, that such exclusion is reasonably necessary to preserve the attorney-client privilege. Reasonable costs and expenses incurred by the Observer for the purposes of attending Company Board (or committee) meetings will be paid by the Company. As a condition of his or her appointment, the Observer shall enter into a confidentiality and non-disclosure agreement with the Company in a customary form reasonably acceptable to the Company Board and the Observer. The Observer rights contemplated by this Section 2.01(h) shall expire on the earliest to occur of (i) the Company’s redemption of all Preferred Shares, (ii) the appointment or election of the director contemplated by Section 2.01(b), or (iii) the date on which this Agreement terminates.

(i) For the avoidance of doubt, the rights set forth in this Agreement supplement the terms of the Articles of Amalgamation of the Company and are without limitation to any rights the Sellers’ Representative or the Initial Preferred Holders may have as holders of Preferred Shares or Common Shares pursuant to the Articles of Amalgamation or otherwise.

ARTICLE III

ACTION BY SELLERS’ REPRESENTATIVE

Section 3.01 Sellers’ Representative. Any action that may be taken by any Initial Preferred Holder, its Affiliated Transferee(s) or the Nominating Shareholders pursuant to this Agreement shall be taken only by the Sellers’ Representative. A decision, act, consent or instruction of the Sellers’ Representative shall constitute a decision, act, consent or instruction of all Initial Preferred Holders, their respective Affiliated Transferee(s) or the Nominating Shareholders, as the case may be, and shall be final, binding and conclusive upon each such Initial Preferred Holder, Affiliated Transferee and Nominating Shareholder. Parent may conclusively rely upon, without independent verification or investigation, any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of every Initial Preferred Holder, Affiliated Transferee and Nominating Shareholder, and the Company shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the Sellers’ Representative.

ARTICLE IV

TERM AND TERMINATION

Section 4.01 Termination. This Agreement shall terminate upon the earliest of:

(a) the dissolution, liquidation or winding up of the Company;

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(b) the Initial Preferred Holders and their Affiliated Transferees ceasing to hold beneficially (i) Convertible Preferred Shares and (ii) Common Shares issued upon conversion of Convertible Preferred Shares, equal in the aggregate to at least 6.0% of the Issued and Outstanding Common Shares of the Company (including for the purposes of this calculation, Common Shares issuable upon the conversion of Convertible Preferred Shares); and

(c) upon the agreement in writing of the Sellers’ Representative and the Company.

Section 4.02 Effect of Termination.

(a) The termination of this Agreement shall terminate all further rights and obligations of the Initial Preferred Holders under this Agreement except that such termination shall not effect:

(i) the existence of the Company;

(ii) the obligation of any party to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination;

(iii) the rights which any Initial Preferred Holder or its Affiliated Transferee may have by operation of law as a shareholder of the Company; or

(iv) the rights contained herein which by their terms are intended to survive termination of this Agreement.

(b) The following provisions shall survive the termination of this Agreement: this Section 4.02, Sections 5.01 and Sections 5.03 – 5.11.

ARTICLE V

MISCELLANEOUS

Section 5.01 Expenses. Except as expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred after the date hereof in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 5.02 Transfer of Rights. In the event any Initial Preferred Holder shall Transfer all of the Common Shares and Preferred Shares held by such Initial Preferred Holder to any Person other than an Affiliated Transferee, then such Person shall cease to be an Initial Preferred Holder for purposes of this Agreement and shall have no further rights hereunder from and after the date of such Transfer.

Section 5.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered and received (a) in the case of personal delivery, on the date of such delivery, (b) by facsimile or other electronic transmission, on the Business Day such transmission was received, if received during normal business hours (electronically

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confirmed) (otherwise, the next Business Day); provided that the original thereof also is sent contemporaneously by another method set forth in this Section 5.03; provided, further, that the subject line of any notice or other communication delivered by email must clearly state that such notice or other communication is being delivered as an official notice pursuant to this Agreement; and (c) in the case of a globally recognized express delivery service, on the Business Day that receipt by the addressee is confirmed pursuant to the service’s systems. All notices shall be addressed as follows (or at such other address for a party as shall be specified by like notice):

If to the Company:	Cott Corporation 5519 W. Idlewild Ave. Tampa, FL 33634 Attention: Marni Morgan Poe Fax No.: (813) 881-1926 Telephone No.: (813) 313-1800

with a copy to (which shall not constitute notice):	Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, PA 19103-6996 Attention: H. John Michel, Jr. Fax No.: (215) 988-2757 Telephone No.: (215) 988-2700

If to the Sellers’ Representative:

Crestview DSW Investors, L.P.

c/o Crestview Partners II, L.P.

667 Madison Avenue, 10th Floor

New York, NY 10065

Attention: Jeff Marcus

                 Katherine Chung

Fax No.:   (212) 906-0793

Telephone No.: (212) 906-0700

with a copy to (which shall not constitute notice):	Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019-6064 Attention: Kenneth M. Schneider Neil Goldman Fax No.: (212) 757-3990 Telephone No.: (212) 373-3000

Section 5.04 Neutral Construction. In view of the fact that each party has been represented by its own counsel and this Agreement has been fully negotiated by all parties, the legal principle that ambiguities in a document are construed against the draftsperson of that document shall not apply to this Agreement.

Section 5.05 Counterparts. This Agreement may be executed in two or more counterparts (and may be delivered by facsimile transmission or in portable document format

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(.pdf)), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 5.06 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended and shall not be deemed to confer upon or give any Person except the parties and their respective successors and permitted assigns any remedy, claim, cause of action or other right under or by reason of this Agreement.

Section 5.07 Successors and Assigns. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 5.08 Amendment. This Agreement may only be amended by an instrument in writing signed by the Company and by Sellers’ Representative on behalf of the Initial Preferred Holders.

Section 5.09 Extension; Waiver. At any time prior to the Closing, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties, (b) waive any inaccuracies in the representations or warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

Section 5.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any party under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

Section 5.11 Governing Law; Consent to Jurisdiction; Venue; Waiver of Jury Trial; Legal Fees. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE FOR CONTRACTS ENTERED INTO AND TO BE PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE AND WITH FEDERAL

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LAW, TO THE EXTENT APPLICABLE. EACH PARTY HERETO HEREBY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF JURISDICTION IS NOT AVAILABLE IN SUCH COURT, THEN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN TORT, CONTRACT OR OTHERWISE). EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.12 Specific Performance. The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party’s obligations hereunder. Therefore, if any party shall institute any action to enforce the provisions hereof, any party against whom such action is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

Cott Corporation

By:
Name:
Title:

SELLERS’ REPRESENTATIVE:

Crestview DSW Investors, L.P.

By:	Crestview DSW GP, LLC,
its General Partner

By:
Name:
Title: